UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by the Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
GREEN BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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July 27, 2011
Dear Shareholder:
          We invite you to attend a Special Meeting of Shareholders (the “Special Meeting”) of Green Bankshares, Inc. (the “Company”) to be held at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee, on September 7, 2011, at 9:00 a.m., local time.
          On May 5, 2011, the Company, GreenBank, and North American Financial Holdings, Inc. (“NAFH”) entered into an investment agreement (the “Investment Agreement”), pursuant to which NAFH has agreed, subject to certain conditions more fully described in the enclosed proxy statement, to:
•	purchase for $217,019,000 in cash, 119,900,000 shares of Common Stock, at a purchase price of $1.81 per share; and

•	permit the Company to distribute to each Company shareholder as of a certain date fixed prior to the closing of the transactions contemplated by the Investment Agreement (the “Closing”), immediately prior to Closing, one contingent value right (“CVR”) per share that would entitle the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s existing loan portfolio.
          In connection with the transaction with NAFH, your shares of Company common stock that you own will remain outstanding immediately following closing of the transaction and are not being cashed out as part of the transaction. As a result, unless you buy or sell shares of Company common stock on the open market, you will continue to own the same number of shares of Company common stock that you own today. The CVRs that will be issued in connection with the transaction are in addition to your shares of Company common stock and are not being issued in exchange for these shares.
          In connection with the Investment Agreement, we have called a Special Meeting to obtain your approval of the following matters:
(1)	the original issuance and certain subsequent issuances of shares of the Company’s Common Stock to NAFH under the terms of the Investment Agreement;

(2)	an amendment to the Company’s Amended and Restated Charter (the “Charter”) to increase the number of authorized shares of the Company’s Common Stock from twenty million (20,000,000) to three hundred million (300,000,000);

(3)	an amendment to the Company’s Charter to decrease the par value of the Company’s Common Stock from $2.00 per share to $0.01 per share;

(4)	an amendment to the Company’s Charter to expressly exempt NAFH and its affiliates and associates from the provisions of Section 9 of the Company’s Charter;

(5)	an amendment to the Company’s Charter to remove Section 8(j) of the Charter so that the Tennessee Control Share Acquisition Act will not apply to the Company and its shareholders;

(6)	the merger of GreenBank with and into a subsidiary of NAFH;

(7)	on an advisory and non-binding basis, the compensation to be received by the Company’s named executive officers in connection with the issuance of the shares of Common Stock to NAFH under the terms of the Investment Agreement; and

(8)	the grant to the proxy holder of discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and voted on, at the Special Meeting.
          Enclosed is a proxy statement and a proxy card. Directors and officers of the Company will be present to respond to any appropriate questions shareholders may have.
          Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy as soon as possible, even if you currently plan to attend the Special Meeting. We also offer telephone and Internet voting, as more particularly described in the attached proxy statement. Voting by telephone, Internet or by returning a proxy in the mail will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend the Special Meeting.
          Thank you for your cooperation and your continuing support.
Sincerely,
/s/ Stephen M. Rownd
Chairman of the Board and
Chief Executive Officer

If you have any questions or need assistance voting
your shares, please call our proxy solicitor:
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GREEN BANKSHARES, INC.
Notice of Special Meeting of Shareholders
To Be Held on September 7, 2011
          Notice is hereby given that a Special Meeting of Shareholders (the “Special Meeting”) of Green Bankshares, Inc. (the “Company”) will be held on September 7, 2011 at 9:00 a.m., local time, at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee.
          A Proxy Card and a Proxy Statement for the Special Meeting are enclosed.
          The Special Meeting is for the purpose of considering and acting upon the following matters:
(1)	to approve the original issuance and certain subsequent issuances of shares of the Company’s Common Stock to North American Financial Holdings, Inc. under the terms of the Investment Agreement, dated May 5, 2011, among Green Bankshares, Inc., GreenBank and North American Financial Holdings, Inc. (the “Investment Agreement”);

(2)	to vote on an amendment to the Company’s Amended and Restated Charter (the “Charter”) to increase the number of authorized shares of the Company’s Common Stock from twenty million (20,000,000) to three hundred million (300,000,000);

(3)	to vote on an amendment to the Company’s Charter to decrease the par value of the Company’s Common Stock from $2.00 per share to $0.01 per share;

(4)	to vote on an amendment to the Company’s Charter to expressly exempt North American Financial Holdings, Inc. and its affiliates and associates from the provisions of Section 9 of the Company’s Charter;

(5)	to vote on an amendment to the Company’s Charter to remove Section 8(j) of the Charter so that the Tennessee Control Share Acquisition Act will not apply to the Company and its shareholders;

(6)	to approve the merger of GreenBank with and into a subsidiary of North American Financial Holdings, Inc.;

(7)	to approve, on an advisory and non-binding basis, the compensation to be received by the Company’s named executive officers in connection with the issuance of the shares of the Company’s Common Stock to North American Financial Holdings, Inc. under the terms of the Investment Agreement; and

(8)	to grant the proxy holder discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and voted on, at the Special Meeting.
          NOTE: As of the date hereof, the Board of Directors is not aware of any other business to come before the Special Meeting.
          Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Special Meeting may be adjourned. Shareholders of record at the close of business on July 6, 2011 will be entitled to vote at the Special Meeting and any adjournments thereof.
          You are requested to fill in and sign the enclosed proxy card which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope or, alternatively, vote by telephone or over the Internet as described in the attached Proxy Statement. The proxy will not be used if you attend the Special Meeting and choose to vote in person.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Michael J. Fowler
Secretary
Greeneville, Tennessee
July 27, 2011
It is important that proxies be returned promptly. Therefore, whether or not you plan to be present in person at the Special Meeting, please sign, date, and complete the enclosed proxy card and return it in the enclosed envelope. No postage is required if mailed in the United States. Alternatively, you can vote over the telephone or on the Internet, as more particularly described in the attached Proxy Statement. Should you subsequently desire to revoke your proxy, you may do so as provided in the attached Proxy Statement before it is voted at the Special Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Shareholders to be Held on September 7, 2011
          This Proxy Statement and a proxy card are available at https://www.proxyvotenow.com/grnb.
          The Special Meeting of Shareholders will be held September 7, 2011 at 9:00 a.m. local time at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee. In order to obtain directions to attend the Special Meeting of Shareholders, please call Michael J. Fowler, our Corporate Secretary, at (423) 278-3050.

PROXY STATEMENT
PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE INVESTMENT AGREEMENT
PROPOSAL 2 — AMENDMENT TO THE COMPANY’S CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL 3 — AMENDMENT TO THE COMPANY’S CHARTER TO DECREASE THE PAR VALUE OF COMMON STOCK
PROPOSAL 4 — AMENDMENT TO THE COMPANY’S CHARTER TO EXEMPT NORTH AMERICAN FINANCIAL HOLDINGS, INC. AND ITS AFFILIATES AND ASSOCIATES FROM THE PROVISIONS OF SECTION 9
PROPOSAL 5 — AMENDMENT TO THE COMPANY’S CHARTER TO REMOVE SECTION 8(J) SO THAT THE TENNESSEE CONTROL SHARE ACQUISITION ACT WILL NOT APPLY TO THE COMPANY AND ITS SHAREHOLDERS
PROPOSAL 6 — APPROVAL OF THE MERGER OF GREENBANK WITH AND INTO A SUBSIDIARY OF NORTH AMERICAN FINANCIAL HOLDINGS, INC
PROPOSAL 7 — APPROVAL OF EXECUTIVE COMPENSATION
PROPOSAL 8 — APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
FUTURE SHAREHOLDER PROPOSALS
OTHER MATTERS

PROXY STATEMENT
of
GREEN BANKSHARES, INC.
100 North Main Street
P.O. Box 1120
Greeneville, Tennessee 37743
(423) 639-5111

SPECIAL MEETING OF SHAREHOLDERS
September 7, 2011
General
          This Proxy Statement is being furnished to Green Bankshares, Inc. (the “Company”) shareholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) to be used at the Special Meeting of Shareholders of the Company (the “Special Meeting”), to be held on September 7, 2011, at 9:00 a.m., local time, at General Morgan Inn, 111 North Main Street, Greeneville, Tennessee. The accompanying Notice of Special Meeting and form of proxy and this Proxy Statement are first being mailed to shareholders on or about July 27, 2011.
          The Board of Directors has fixed the close of business on July 6, 2011 as the record date (the “Record Date”) for determining the shareholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of shares of the Company’s common stock (“Common Stock”) at the close of business on that date will be entitled to vote at the Special Meeting and at any adjournment or postponement of that meeting. At the close of business on the Record Date, there were 13,239,090 shares of the Company’s Common Stock outstanding, held by approximately 2,500 holders of record. Each Company shareholder as of the Record Date will be entitled to one vote for each share of Common Stock held of record upon each matter properly submitted at the Special Meeting and at any adjournment or postponement of that meeting.
Overview
          On May 5, 2011, the Company, GreenBank (“GreenBank” or the “Bank”), and North American Financial Holdings, Inc. (“NAFH”) entered into an investment agreement (the “Investment Agreement”), pursuant to which NAFH has agreed to purchase, subject to certain conditions, for $217,019,000 in cash, 119,900,000 shares of Common Stock, at a purchase price of $1.81 per share (the “Initial Investment”), and under which each Company shareholder as of a certain date fixed prior to the closing of the Initial Investment (the “Closing”) shall receive, immediately prior to Closing, one contingent value right (“CVR”) per share that would entitle the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s existing loan portfolio. The CVRs that each shareholder will receive are in addition to the shares of Company Common Stock that the Company’s shareholders own, which shares will continue to be owned by the shareholders following the Closing. Following consummation of the transactions contemplated by the Investment Agreement, it is anticipated that NAFH will own approximately 90.1% of the Company’s outstanding Common Stock. It is also expected that in connection with the closing of the Initial Investment that GreenBank will be merged with and into NAFH’s bank subsidiary Capital Bank, National Association (formerly known as NAFH National Bank) (the “Bank Merger”). Throughout this Proxy Statement, we refer to Capital Bank, National Association as “NAFH Bank”. The approximately $217 million that NAFH is investing in the Company will be available for the primary purpose of providing capital support to GreenBank, and following the Bank Merger, NAFH Bank, including providing any capital necessary to allow GreenBank or, following the Bank Merger, NAFH Bank to meet any capital commitments made by those banks to their primary regulators. The Company believes that the operations of GreenBank will benefit from this additional capital support, which should allow management to return their principal focus to improving the profitability of GreenBank and growing the bank’s operations throughout its Tennessee markets. It is not expected that any of the $217 million investment will be distributed to the Company’s shareholders.
          The purpose of the Special Meeting is to obtain the shareholder approvals needed to complete the transactions contemplated by the Investment Agreement.
Conditions to the Completion of the Initial Investment
          The obligation of each of NAFH, the Company and GreenBank to complete the Initial Investment is subject to the satisfaction or waiver of the following conditions:
•	the absence of any law, order, injunction or decree by a governmental body prohibiting (or any lawsuit or formal proceeding by a governmental body seeking to prohibit) the Initial Investment or NAFH’s owning or voting the shares it intends to purchase in the Initial Investment;

•	receipt of all required regulatory approvals;

•	the approval of Proposals 1, 2, 3, 5 and 6 described in this Proxy Statement;

•	the accuracy of the other party’s representations and warranties (subject to the materiality standard described in the Investment Agreement) and the performance by the other party in all material respects of its obligations under the Investment Agreement; and

•	the entry by NAFH and the United States Department of the Treasury (“Treasury”) into a binding agreement, on terms previously disclosed to the Company by NAFH, regarding the NAFH’s repurchase of $72.3 million of shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and warrant to purchase shares of Common Stock issued to the Treasury in connection with the Company’s participation in the Capital Purchase Program (the “CPP”) of the Treasury’s Troubled Asset Relief Program (the “TARP”) (the “Repurchase”).
          In addition, the obligation of NAFH to complete the Initial Investment is subject to the satisfaction or waiver of the following conditions:
•	either (i) Proposal 4 described in this Proxy Statement is approved by the Company’s shareholders or (ii) the Bank Merger (as defined in Proposal 4) shall have received all required board and governmental approvals and is reasonably capable of being consummated within three business days following the Closing;

•	the absence, since December 31, 2010, of any “material adverse effect” (as defined in the Investment Agreement) on the Company or its subsidiaries;

•	the appointment of individuals designated by NAFH to the board of directors of the Company and GreenBank such that the NAFH designees constitute a majority of the board of directors of the Company and GreenBank;

•	the resignation of certain directors of the Company and GreenBank;

•	the waiver of rights to receive certain change in control and other payments from certain senior officers;

•	the absence of any requirement imposed by any required regulatory approvals that materially reduces the economic benefit of the transactions contemplated by the Investment Agreement for NAFH (a “Burdensome Condition”), as determined by NAFH in its good faith judgment;

•	certain limitations on reductions in deposit levels and the amount of charge-offs at GreenBank between the date of the Investment Agreement and Closing;

•	the declaration of the CVR distribution; and

•	other terms and conditions typical of similar transactions and described in the Investment Agreement.
Termination of the Investment Agreement
          The Investment Agreement may be terminated in a number of situations, including (i) by the Company or NAFH if (a) the Closing does not occur within 150 days after the Investment Agreement is signed or (b) notice from a governmental entity that it will not grant a required approval or if a governmental entity takes certain actions prohibiting, or imposing a Burdensome Condition upon, the transactions contemplated by the Investment Agreement, (ii) by the Company or NAFH in the event of a breach by the other of a representation or warranty or a covenant (that is not cured in the time allowed in the Investment Agreement) that causes the failure of a closing condition to be satisfied, (iii) by the Company or NAFH if Proposals 1, 2, 3, 5 and 6 described in this Proxy Statement are not approved, or (iv) by NAFH if, prior to the date of the Special Meeting, the Company breaches the Agreement’s exclusivity/non-solicitation provisions or the Board of Directors withdraws its recommendation to the Company’s shareholders with respect to the transactions contemplated by the Investment Agreement.
Termination Fees Payable by the Company
          If an Acquisition Proposal (as defined in the Investment Agreement) is made to the Company or its subsidiaries and thereafter the Investment Agreement is terminated because (i) the required approvals of the Company’s shareholders are not obtained; (ii) the Company breaches its obligations under the non-solicitation/exclusivity provisions; or (iii) the Company breaches a covenant of the Investment Agreement (and fails to cure such breach in the time allowed in the Investment Agreement) that causes the failure of a closing condition to be satisfied, then the Company will owe NAFH a $750,000 expense reimbursement immediately and, if an alternative transaction is entered into within twelve (12) months of the termination of the deal, an $8,000,000 termination fee at the time the agreement for the new transaction is entered into. If an Acquisition Proposal is made, and thereafter the Agreement is terminated by NAFH because the Board of Directors has withdrawn its recommendation that the shareholders approve the transactions or recommended a competing transaction, a $750,000 expense reimbursement would be payable immediately and $4,000,000 of the termination fee would be payable immediately, with the remaining $4,000,000 payable if the Company enters into an agreement for an alternative transaction within 12 months of the termination of the deal.
          In addition, on May 5, 2011, the Company also entered into a Stock Option Agreement (the “Option Agreement”) with NAFH, pursuant to which the Company granted an option (the “Option”) to purchase up to 2,628,183 shares of Common Stock (not to exceed 19.9% of the issued and outstanding shares of the Company) at a price equal to the closing price on the first trading day following the date of the Investment Agreement (the “Option Price”). Pursuant to the Option Agreement, the Option will be exercisable under certain circumstances in connection with certain third party acquisitions or acquisition proposals that occur prior to an “Exercise Termination Event.”
          An “Exercise Termination Event” means any of the following:
•	completion of the Initial Investment;

•	termination of the Investment Agreement in accordance with its terms, before certain third party acquisitions or acquisition proposals, except a termination of the Investment Agreement by NAFH based on a breach by the Company of a representation, warranty, covenant or other agreement contained in the Investment Agreement (unless the breach is non-volitional) or a termination based on the Company breaching its obligations under the non-solicitation/exclusivity provisions of the Investment Agreement or based on the Board of Directors having withdrawn its recommendation that the Company’s shareholders approve the transactions or recommended a competing transaction; or

•	the passage of 18 months, subject to certain limited extensions described in the Option Agreement, after termination of the Investment Agreement, if the termination follows the occurrence of certain third party acquisitions or acquisition proposals or is a termination of the Investment Agreement by NAFH based on a breach by the Company of a representation, warranty, covenant or other agreement contained in the Investment Agreement (unless the breach is non-volitional) or a termination based on the Company breaching its obligations under the non-solicitation/exclusivity provisions of the Investment Agreement or based on the Board of Directors having withdrawn its recommendation that the Company’s shareholders approve the transactions or recommended a competing transaction.
          In addition, upon the occurrence of certain events relating to third party acquisitions, NAFH may require the Company to repurchase the Option at a price equal to either (i) the number of shares for which the Option may be exercised multiplied by the amount by which the “Market/Offer Price” (as that term is defined in the Option Agreement), exceeds the Option Price or (ii) $2,500,000, adjusted in the case of clause (ii) for the aggregate purchase price previously paid by NAFH with respect to any option shares and gains on sales of stock purchased under the Option. In no event may NAFH’s total profit with respect to the Option exceed $8,000,000.
Termination Fee Payable by NAFH
          If the Investment Agreement is terminated because NAFH breaches a covenant of the Investment Agreement (and fails to cure such breach in the time allowed in the Investment Agreement) that causes the failure of a closing condition to be satisfied, then NAFH will owe the Company an amount equal to $8,000,000 in respect of the Company’s and the Bank’s out-of-pocket expenses incurred in connection with the Investment Agreement and the transactions contemplated thereby.
Contingent Value Rights
          Pursuant to the terms of the Investment Agreement, immediately prior to the closing date of the Investment, existing shareholders of the Company as of a certain date fixed prior to the closing date will be issued one CVR for each share of Common Stock owned by the shareholder. Based on the term sheet for the CVRs which is included as Exhibit A of the Investment Agreement which is attached as Appendix A to this Proxy Statement, the Company expects that each CVR will entitle the holder thereof to a cash payment of up to $0.75 per CVR based on the amount of net charge-offs (“Credit Losses”) incurred between May 5, 2011 and the five year anniversary of the Closing (the “CVR Measurement Period”) on account of any of GreenBank’s loans existing as of May 5, 2011. The CVRs will provide that if the amount of Credit Losses during the CVR Measurement Period is less than $178 million, then NAFH will pay to the Company’s shareholders within sixty (60) days following the five year anniversary of the Closing an amount equal to (1) if the difference between $178 million and the amount of Credit Losses incurred during the CVR Measurement Period, expressed on a per CVR basis, is less than or equal to $0.50, then 100% of such difference; and (2) if the difference between $178 million and the amount of Credit Losses incurred during the CVR Measurement Period, expressed on per CVR basis, is greater than $0.50, then $0.50 plus 50% of such amount in excess of $0.50, with an aggregate maximum of $0.75 per CVR. In the event that the amount of Credit Losses during the CVR Measurement Period equals or exceeds $178 million, then the CVRs will expire and the holders thereof will receive no payment on account of the CVRs.
          Except for modifications of the terms of the CVRs that are adverse to the holders of the CVRs, the holders of the CVRs will have no voting rights with respect to the CVRs, will have no right to receive dividends on account of the CVRs and will only be able to transfer the CVRs by will or the laws of descent or distribution. The Company may redeem the CVRs at any time at a price of $0.75 per share and in the event that the Company experiences a change in control (which means any transaction resulting in the holders of the equity interests of NAFH immediately prior to such transaction owning, directly or indirectly, less than 50% of the equity interests of NAFH) the CVRs shall be redeemed at a price of $0.75 per CVR upon closing of that change in control transaction.
          By way of example if the Credit Losses incurred during the CVR Measurement Period total $156 million, each holder of a CVR will receive a cash payment of $0.75 per CVR. Credit Losses during the CVR Measurement Period of $168 million would result in a cash payment of $0.63 per CVR, while Credit Losses during the CVR Measurement Period of $174 million would result in a cash payment of $0.30 per CVR. These payment scenarios are only examples of certain payout scenarios and should not be viewed as the Company’s expectations as to the likely payouts under the CVRs.
          The Company is unable to predict whether any amounts will be payable under the CVRs as the amount of Credit Losses that may be experienced over the CVR Measurement Period is subject to numerous risks and uncertainties, including, among others, the condition of the economy in the markets served by GreenBank. By way of example only, the total amount of the Company’s Credit Losses over the five year period ended December 31, 2010 was $156.1 million. For additional information regarding projected net charge-offs and estimated potential loan losses see “ Proposal 1 — Approval of the Issuance of Shares of Common Stock Under the Investment Agreement — Projected Financial Information.”
Matters to be Considered
          At this Special Meeting, holders of record of the Company’s Common Stock as of the Record Date will be asked to:
•	approve the original issuance and certain subsequent issuances of shares of Common Stock to NAFH under the terms of the Investment Agreement;

•	vote on an amendment to the Company’s Charter to increase the number of authorized shares of Common Stock from twenty million (20,000,000) to three hundred million (300,000,000);

•	vote on an amendment to the Charter to decrease the par value of the Common Stock from $2.00 per share to $0.01 per share;

•	vote on an amendment to the Charter to expressly exempt NAFH and its affiliates and associates from the provisions of Section 9 of the Charter;

•	vote on an amendment to the Charter to remove Section 8(j) of the Charter so that the Tennessee Control Share Acquisition Act will not apply to the Company and its shareholders;

•	approve the merger of GreenBank with and into a subsidiary of NAFH;

•	approve, on an advisory and non-binding basis, the compensation to be received by the Company’s named executive officers in connection with the issuance of the shares of Common Stock to NAFH under the terms of the Investment Agreement; and

•	grant the proxy holder discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and voted on, at the Special Meeting.
Proxies
          Each copy of this Proxy Statement mailed to Company shareholders is accompanied by a proxy card with instructions for voting by mail, by telephone or on the Internet. If voting by mail, you should complete and return the proxy card accompanying this Proxy Statement in the enclosed, postage paid envelope to ensure that your vote is counted at the Special Meeting, or at any adjournment or postponement of the Special Meeting, regardless of whether you plan to attend the Special Meeting. You may also vote your shares by telephone or on the Internet. Instructions for voting by telephone or on the Internet are set forth in the enclosed proxy card.
          The presence of a shareholder at the Special Meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the meeting to Michael J. Fowler, Corporate Secretary, Green Bankshares, Inc., 100 North Main Street, Greeneville, Tennessee 37743-4992;

•	submitting another proxy by mail, Internet or telephone on a later date than the original proxy; or

•	attending the Special Meeting and voting in person.
          If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.
          The shares represented by any proxy card that is properly executed and received by the Company in time to be voted at the Special Meeting will be voted in accordance with the instructions that are marked on the proxy card. If you execute your proxy card but do not provide the Company with any instructions, your shares will be voted “FOR” the issuance of Common Stock pursuant to the terms of the Investment Agreement; “FOR” the amendment to the Company’s Charter to increase the number of authorized shares of Common Stock; “FOR” the amendment to the Company’s Charter to decrease the par value of the Common Stock; “FOR” the amendment to the Company’s Charter to expressly exempt NAFH and its affiliates and associates from Section 9 of the Charter; “FOR” the amendment to the Company’s Charter removing Section 8(j) of the Charter; “FOR” the approval of the merger of GreenBank with and into a subsidiary of NAFH; “FOR” the approval of the compensation to be received by the Company’s named executive officers in connection with the issuance of the Company’s Common Stock to NAFH under the Investment Agreement; and “FOR” the grant of discretionary authority to adjourn the Special Meeting, if necessary, in order to solicit additional proxies.
          Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.
Vote Required
          In order to have a lawful meeting, a quorum of shareholders must be present at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s Common Stock outstanding as of the Record Date will constitute a quorum at the Special Meeting. A shareholder will be deemed to be present if the shareholder either attends the Special Meeting or submits a properly executed proxy card by mail, on the Internet or by telephone that is received at or prior to the Special Meeting (and not revoked). Under the laws of the State of Tennessee, the Company’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, but not on non-routine matters, such as approval of the issuance of Common Stock to NAFH pursuant to the terms of the Investment Agreement; approval of the merger of GreenBank with and into a subsidiary of NAFH; and approval of the compensation to be received by the Company’s named executive officers in connection with the issuance of the Company’s Common Stock under the Investment Agreement. As such, unless you instruct your broker how to vote shares of yours held in a broker’s name, those shares will not be voted on the approval of the issuance of Common Stock to NAFH pursuant to the terms of the Investment Agreement; approval of the merger of GreenBank with and into a subsidiary of NAFH; and approval of the compensation to be received by the Company’s named executive officers in connection with the issuance of the Company’s Common Stock to NAFH under the Investment Agreement, but will be counted in determining whether there is a quorum.
          If a quorum exists, approval of the amendments to the Company’s Charter, other than the approval of the amendment to expressly exempt NAFH and its affiliates and associates from Section 9 of the Charter; approval of the issuance of Common Stock to NAFH under the terms of the Investment Agreement; approval of the compensation to be received by the Company’s named executive officers in connection with the issuance of the Company’s Common Stock to NAFH under the Investment Agreement; and approval of the proposal to adjourn the Special Meeting, if necessary, require that the number of votes cast, in person or by proxy, in favor of such proposals at the Special Meeting exceed the number of votes cast, in person or by proxy, against the proposals. Approval of the amendment to the Company’s Charter to expressly exempt NAFH and its affiliates and associates from Section 9 of the Charter requires the affirmative vote of 80% of the outstanding shares of Common Stock entitled to vote on the matter. Approval of the merger of GreenBank with and into a subsidiary of NAFH requires the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date entitled to vote at the Special Meeting.
          Abstentions and broker non-votes will have no effect on the approval of the amendments to the Company’s Charter (other than the approval of the amendment to expressly exempt NAFH and its affiliates and associates from Section 9 of the Charter), the approval of the issuance of Common Stock to NAFH under the terms of the Investment Agreement, the approval of the compensation to be received by the Company’s named executive officers in connection with the issuance of the Company’s Common Stock to NAFH under the Investment Agreement and the approval of the proposal to adjourn the Special Meeting and will have the effect of a vote against approval of the amendment to the Charter to expressly exempt NAFH and its affiliates and associates from Section 9 of the Charter and approval of the merger of GreenBank with and into a subsidiary of NAFH.
Solicitation of Proxies
          The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy materials to beneficial owners. Additionally, the Company has engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of proxies by mail, telephone, facsimile, or personal meetings. The Company has agreed to pay Innisfree a solicitation fee not to exceed $20,000 plus expenses. In addition to solicitation by mail, certain of the Company’s officers, directors and regular employees, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding proxy soliciting materials to the beneficial owners.
PROPOSAL 1 — APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THE
INVESTMENT AGREEMENT
Subject to the terms of the Investment Agreement, the investment by NAFH in the Company is conditioned upon shareholder approval of this Proposal No. 1 as well as approval of Proposals No. 2, 3, 5 and 6 and, in certain circumstances, approval of Proposal No. 4. Shareholders who wish to approve NAFH’s investment in the Company should vote to approve this Proposal No. 1 as well as Proposals No. 2 — 6. As described below, the Company’s Board of Directors also recommends that shareholders vote to approve Proposals No. 7 and 8.
          On May 5, 2011, the Company’s Board of Directors approved a resolution to issue shares of Common Stock under the Investment Agreement, pursuant to which NAFH has agreed to purchase, subject to certain conditions, for $217,019,000 in cash, 119,900,000 shares of Common Stock at a purchase price of $1.81 per share, and under which each Company shareholder as of a certain date fixed prior to the Closing will receive one CVR per share that would entitle the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s existing loan portfolio. In addition, pursuant to the Investment Agreement, following the closing of the Initial Investment and until such time as the Bank is merged with and into a subsidiary of NAFH, NAFH has the right to purchase, at a price equal to the lesser of (a) $1.81 per share and (b) the Company’s tangible book value per share at the end of the then most recently completed fiscal quarter, such additional shares of Common Stock necessary to ensure that the Bank’s tier 1 leverage ratio is at least 10% (the “Top-Up Investment” and, collectively with the Initial Investment, the “Investment”). A copy of the Investment Agreement is attached as Appendix A to this Proxy Statement.

          Because the Company’s Common Stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”), it is subject to NASDAQ’s rules and regulations. NASDAQ Listing Rule 5635(d) requires shareholder approval prior to the issuance of Common Stock, or securities convertible into or exercisable for Common Stock, equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book value or market value of the stock.
          Under NASDAQ Listing Rule 5635(b), companies are required to obtain shareholder approval prior to the issuance of securities when the issuance or potential issuance would result in a “change of control” as defined by NASDAQ. NASDAQ generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% or more of the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 5635(b).
          Assuming the existence of a quorum, this proposal will be approved if the number of shares voted in favor of the proposal to approve the issuance of shares of Common Stock under the Investment Agreement exceeds the number of shares voted against the proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.
Reasons for this Proposal
          As part of its ongoing evaluation of the Company’s business, the Company’s Board of Directors and the Company’s senior management regularly evaluate the Company’s long-term strategic alternatives and prospects for continued operations. These strategic discussions have included, among other things, the possibility of business combinations with other entities, continuing the Company’s on-going operation as an independent institution, securities offerings, both public and private, and the potential sale or recapitalization of the Company.
          Beginning in late 2007, the Company, like many financial institutions across the United States, began to experience financial stress which was primarily attributable to the significant weaknesses in the U.S. economy that began to surface during the fourth quarter of 2007 which continued to escalate throughout 2008 and 2009. These deteriorating economic conditions, which manifested themselves primarily in the Company’s residential real estate construction and development portfolio, continued into 2010 when economic conditions briefly exhibited signs of improvement in the first half of 2010, and continued to deteriorate again in the second half of the year. As a result of these weakened economic conditions, the Company’s results of operations were significantly and negatively affected in the fourth quarter of 2007 and throughout each of the 2008, 2009 and 2010 fiscal years.
          Beginning in 2008, the Company sought to proactively address its asset quality problems by seeking to quickly dispose of troubled assets (which were principally in its residential real estate construction and development portfolio in its Nashville and Knoxville, Tennessee markets) taking losses on the disposition of those assets as necessary. As a result, the Company’s provision for loan losses in 2008, 2009 and 2010 totaled $52.8 million, $50.2 million and $71.1 million. The Company incurred net charge-offs of $38.1 million, $48.9 million and $54.4 million in each of those three years. During the first quarter of 2011, the Company continued to experience increased levels of provision expense and net charge-offs as its asset quality problems continued. For the first quarter of 2011, the Company’s provision for losses totaled $13.9 million and its net charge-offs totaled $15.6 million.
          The impact of the increase in nonperforming assets and the associated increase in credit expense and other real estate owned expenses has resulted in significant losses over the past three fiscal years and the first quarter of 2011, which has eroded the Company’s shareholders’ equity and regulatory capital ratios. The Company reported a net loss available to common shareholders of $85.7 million in 2010. This compared to a net loss available to common shareholders of $155.7 million in 2009 that included a $143.4 million non-recurring charge for goodwill impairment and a net loss available to common shareholders of $5.5 million in 2008. For the first quarter of 2011, the Company recorded a net loss available to common shareholders of $11.6 million.
          In December of 2008, the Company’s Board of Directors authorized the Company to participate in the CPP established by the Treasury under the TARP of the Emergency Economic Stabilization Act of 2008 (the “EESA”). In connection with its participation in the CPP, the Company issued to Treasury (i) 72,278 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), and (ii) a ten-year warrant to purchase up to 635,504 shares of the Company’s

Common Stock, at an initial exercise price of $17.06 per share (the “Warrant”), for an aggregate purchase price of approximately $72.3 million in cash. This $72.3 million investment qualified as Tier 1 capital and significantly improved the regulatory capital ratios of the Company and GreenBank. Although the capital contributed to GreenBank as a result of the Company’s participation in the CPP significantly improved GreenBank’s regulatory capital ratios, which also benefited from the approximately $88.7 million of capital contributed by the Company’s trust preferred issuances, the investment did not strengthen the Company’s common shareholders equity, which continued to erode as the Company’s credit quality issues continued into 2009 and 2010.
          In November 2010, the Company informally committed to the Federal Reserve Bank of Atlanta that it would not incur additional indebtedness, pay cash dividends, make payments on the Series A Preferred Stock or the Company’s trust preferred securities or repurchase outstanding stock without prior regulatory approval. Since that date, the Company has not been given permission to pay interest on the Company’s trust preferred securities or dividends on the Series A Preferred Stock. As a result of such deferrals, the Company may not pay dividends on any of its common or preferred stock or trust preferred securities until all accrued and deferred amounts have been paid.
          GreenBank has also informally committed to the Federal Deposit Insurance Corporation (“FDIC”) and the Tennessee Department of Financial Institutions (“TDFI”) that it will maintain a Tier 1 leverage ratio of not less than 10% and a Total risk-based capital ratio of not less than 14%. Because of the significant losses that the Bank incurred in the second half of 2010 and first quarter of 2011, GreenBank’s capital levels fell below these required minimum levels at December 31, 2010 and remain below these levels at March 31, 2011.
          Beginning in the third quarter of 2010, the Company’s Board of Directors began to work closely with management and the Company’s financial advisor to explore the Company’s reasonably available strategic alternatives to address the Company’s credit, financial and regulatory challenges, including maintaining the status quo, selling common or preferred stock in a public or private offering, disposing of a significant amount of problem assets, a balance sheet restructuring transaction in which the Series A Preferred Stock was converted to common stock, and merging with a larger financial institution in a strategic transaction.
          In September 2010, the Company formally engaged its financial advisor in connection with its exploration of these strategic alternatives. Pursuant to the terms of its engagement, the Company’s financial advisor will receive a fee upon the successful consummation of the NAFH recapitalization transaction. During the two years prior to its engagement on September 16, 2010, the Company’s financial advisor had no formal engagements with either the Company or NAFH.
          Following their engagement in September 2010, representatives of the Company’s financial advisor met with various members of the Company’s senior management to discuss the Company’s near and longer-term prospects assuming various scenarios.
          Throughout the third and fourth quarters of 2010 and into the first quarter of 2011 the Company’s Board of Directors, with the assistance of the Company’s financial advisor, engaged in extensive discussions regarding the Company’s strategic alternatives and the Company’s Board of Directors authorized the Company’s financial advisor and members of senior management to pursue all alternatives available to the Company to strengthen the Company’s capital position, including pursuing discussions with Treasury regarding converting the Series A Preferred Stock into Common Stock and any discount that Treasury might be willing to accept in connection with such a conversion. The Company’s Board of Directors also authorized management to provide financial information to companies that might be interested in pursuing a transaction with the Company, subject to those companies executing confidentiality agreements with the Company.
          Beginning late in the third quarter of 2010, on behalf of the Company, the Company’s financial advisor began contacting both potential private equity investors and possible strategic partners and inquiring as to whether these companies would have interest in pursuing a transaction with the Company. Over the next six months, on behalf of the Company, the Company’s financial advisor contacted fifty potential private equity investors and sixteen potential strategic partners. The private equity investors contacted were chosen because they had generally expressed interest to the Company’s financial advisor in pursuing capital investment transactions like those being considered by the Company. The strategic partners contacted were chosen because they had generally expressed to the Company’s financial advisor a willingness to consider acquiring financial institutions of a similar size to the Company or with operations in the Company’s market areas. Of these potential private equity investors and strategic partners contacted, twenty-one potential private equity investors and seven potential strategic partners, including both platform companies, like NAFH, and large, regional financial institutions, entered into a confidentiality agreement with the Company. Subsequent to these companies executing confidentiality agreements, the Company provided these interested companies with access to an online data room containing financial information about the Company and provided these interested companies with information regarding the Company’s loan portfolio. Members of the Company’s senior management also held in-person meetings with seventeen of the private equity sponsors and three of the strategic partners.
          During the time that the Company’s senior managers were having discussions with these private equity firms and potential strategic partners, the Company’s results of operations continued to be negatively impacted by credit quality issues and related elevated provision expense and net charge-offs, and the Company’s stock price continued to decline. During the third and fourth quarters of 2010, equity capital market conditions continued to worsen and it became increasingly more difficult for bank holding companies, particularly those experiencing significant asset quality problems like the Company, to successfully consummate public offerings. As a result, the Company’s Board of Directors directed management and the Company’s financial advisor to focus their efforts on raising capital through the sale of common or preferred stock in a private offering rather than a public offering and in a transaction between the Company and a strategic partner.
          Throughout October 2010 and November 2010, management and the Company’s financial advisor continued to have discussions with companies that were interested in making an investment in the Company or in merging with the Company, and on a regular basis the Company’s Board of Directors was apprised of the results of those discussions. In November 2010, the Company received oral indications of interest from two potential private equity investors and preliminary written indications of interest from three potential strategic partners. Each of the indications from the private equity investors was conditioned on further due diligence, particularly involving the Company’s loan portfolio and potential losses embedded in the portfolio. Under each proposal, additional investors would have been required to supplement these lead investors’ investment to raise an amount of capital that the investors thought was sufficient to capitalize the Company and GreenBank in light of the amount of losses these investors believed remained in the Company’s loan portfolio. Neither of these private equity investors ever made a written offer to the Company. The three indications that the Company received from strategic partners were also conditioned on further due diligence, particularly involving the Company’s loan portfolio and the potential losses embedded in the portfolio. Following their due diligence review, none of these strategic partners ever made a definitive offer to acquire the Company.
          In December 2010, the Company’s senior managers and its financial advisor engaged in discussions with a private equity investor (“PE Firm A”) that owned a portion of a community bank based in the Southeast (“PE Firm A’s Bank”) about a transaction that would combine the Company’s bank subsidiary with PE Firm A’s Bank coupled with a recapitalization of the resulting entity led by PE Firm A. Over the next four months, the Company’s representatives and PE Firm A’s representatives had intermittent discussions about a potential transaction and PE Firm A completed a significant amount of due diligence on the Company, with particular emphasis on the Company’s loan portfolio, and the Company’s senior managers completed limited due diligence on PE Firm A’s Bank.
          During the period from December 2010 to April 2011, the Company’s senior management and its financial advisor continued to engage in discussions with PE Firm A, met with a number of other private equity investors and explored other alternatives for the Company. On or about April 14, 2011, NAFH submitted a written offer to invest $202 million into the Company at a per share price of $1.00 per share and requested that the Company negotiate exclusively with NAFH for a period of thirty days to reach a definitive agreement. This offer was conditioned on, among other things, NAFH being able to secure a discount of 40% from the Treasury on the repurchase of the Series A Preferred Stock. The Company’s Board of Directors met on April 15, 2011 to consider this written offer and after discussing the offer, instructed the Company’s financial advisor and the Company’s senior managers to notify NAFH that it was rejecting this offer because, among other things, the Board of Directors believed the per share investment price was inadequate. The Company’s Board of Directors did not convey to NAFH a minimum per share investment price that would be acceptable to the Board of Directors and did not discuss as a group any such minimum price.

          Around the time that the Company received NAFH’s initial written offer, the Company also received an oral indication from PE Firm A indicating that it was interested in leading a $170 million investment in the Company at a price of up to $2.00 per share, conditioned upon, among other things, the Company acquiring PE Firm A’s Bank at 1.5x book value and on Treasury converting its Series A Preferred Stock to Common Stock at a 70% discount. The Company’s Board of Directors met on April 15, 2011 to consider this oral indication of interest and instructed the Company’s financial advisor to have PE Firm A reduce its offer to writing, which PE Firm A did, delivering a written offer to the Company on April 18, 2011. PE Firm A’s written offer confirmed its oral indication of interest, although it reflected a reduction in the size of the capital investment from $170 million to $163 million. The written offer continued to be conditioned upon (1) the Company’s agreeing to acquire PE Firm A’s Bank’s common stock at 1.5x book value, (2) the Treasury’s willingness to convert the Series A Preferred Stock to Common Stock at a 70% discount and (3) PE Firm A’s satisfactory completion of further financial, legal, and operational due diligence, including accounting and tax-related due diligence. In addition, PE Firm A’s written offer was conditioned upon the Company implementing protections designed to ensure that the Company would be able to utilize its net operating losses and deferred tax assets following closing of the investment without limitation.
          On April 18, 2011, the Company’s Board of Directors met to consider PE Firm A’s written offer. At that meeting, the Board of Directors authorized the Company’s senior management and its financial advisor to pursue further discussions with PE Firm A. Over the next ten days, members of the Company’s senior management and its financial advisor had numerous discussions with representatives of PE Firm A and representatives of PE Firm A’s Bank regarding the structure of the proposed transaction and other transaction-related matters. The Company’s senior managers and financial advisor also engaged in discussions with representatives of PE Firm A and PE Firm A’s Bank regarding PE Firm A’s Bank’s prospects for growth and preliminary views on the opportunity for the combined banks. The Company’s senior managers performed a limited amount of due diligence on PE Firm A’s Bank, including a review of publicly available financial information regarding PE Firm’s A’s Bank’s historical financial performance. Throughout their discussions, the Company’s senior management and its financial advisor stressed to PE Firm A’s representatives that the current transaction proposal had significant execution risk, particularly the requirement that Treasury convert the Series A Preferred Stock to common stock at at least a 70% discount. Based on conversations that the Company’s senior management had with Treasury’s representatives, the Company’s senior management did not believe Treasury would agree to a discount of that magnitude.
          On April 22, 2011, representatives of NAFH asked members of the Company’s senior management if they could make a presentation to the Company’s Board of Directors. On April 26, 2011, representatives of NAFH attended a meeting of the Company’s Board of Directors and described the terms of a revised offer that NAFH was prepared to make to the Company. Pursuant to the terms of this revised offer, NAFH would acquire 100% of the Company’s outstanding Common Stock in a merger transaction. The consideration paid to the Company’s shareholders would be based on the closing price for the Company’s common stock on that date, which was $2.09 per share, and could be paid in all cash, or in a combination of cash and equity securities of NAFH, or its subsidiary Capital Bank Corporation, although no more than 20% of the total consideration would be in the form of equity and only shareholders of the Company that qualified as accredited investors under the SEC’s rules and regulations would be entitled to receive NAFH stock. Unlike its earlier offer, this offer was not conditioned on the Treasury agreeing to sell the $72.3 million of Series A Preferred Stock to NAFH at a discount although NAFH orally indicated that they continued to seek a discount from Treasury. This revised offer also included the issuance of contingent value rights to the Company’s shareholders which would entitle the Company’s shareholders to cash proceeds of up to $0.75 per share, based on the credit performance of GreenBank’s legacy loan portfolio over the five years following closing. NAFH’s representatives communicated to the Company’s Board of Directors that NAFH had substantially completed its due diligence and that it had a sufficient amount of cash on hand to effect the transaction and would not require any type of financing contingency or condition. NAFH’s representatives communicated to the Company’s Board of Directors that NAFH needed to move quickly on this transaction and was prepared to devote the resources necessary to finalizing definitive deal documentation by April 30, 2011. At this meeting, NAFH was asked, and confirmed, that the recapitalization transaction structure it has proposed on or about April 14, 2011 was still a transaction structure that it would consider, but that the investment price under that structure would not be as high as the $2.09 price it had offered for the merger transaction.
          Following NAFH’s representatives’ presentation at the April 26, 2011 board meeting, the Company’s Board of Directors and senior management discussed with the Company’s legal and financial advisors the revised NAFH proposal and the current status of the discussions with PE Firm A. The Company’s Board of Directors authorized management and the Company’s financial advisor to pursue further discussions with NAFH and with PE Firm A.
          Between April 26, 2011 and April 29, 2011, NAFH revised its proposals and offered the Company’s Board of Directors the option of a recapitalization transaction, in which NAFH would acquire approximately $217 million of the Company’s Common Stock at a per share purchase price of $1.81 per share, or alternatively, a transaction in which NAFH would acquire 100% of the Company’s outstanding common stock in a merger transaction at a per share purchase price of $2.15, with the option of up to 20% of the merger consideration being in the form of Capital Bank Corporation stock. Each transaction structure included the same offer of contingent value rights. Each transaction included roughly the same closing conditions, and neither transaction was expressly conditioned on the Treasury agreeing to sell the $72.3 million of Series A Preferred Stock to NAFH at a discount. The Company’s Board of Directors directed the Company’s senior management and its financial advisor to continue to have discussions with NAFH regarding its proposal, including requesting that NAFH allow the Company’s existing shareholders a chance to invest in the Company’s common stock in a rights offering if the recapitalization transaction was consummated.
          On April 29, 2011, the Company’s Board of Directors met to consider the three alternatives then available to the Board of Directors — the recapitalization transaction with NAFH; the merger transaction with NAFH with a per share price now at $2.15 per share; and the recapitalization transaction with PE Firm A at a per share price of up to $2.00. The Company’s Board of Directors also considered the alternative of continuing to operate the Company on a stand-alone basis with an injection of new capital. In comparing the three transaction alternatives, the Company’s Board of Directors considered numerous factors, including but not limited to, price, availability of financing, deal certainty, timing, the amount of capital infusion, likelihood of and timing for securing regulatory approval, its estimate of the Treasury’s willingness to agree to a repurchase of the Series A Preferred Stock, and the potential investors’ different visions for the Company going forward. In evaluating the investment price being offered in each of the recapitalization transactions and the value of the merger consideration being offered in the NAFH merger transaction, the Board of Directors considered that each of those prices was at a discount to the Company’s book value per common share (shareholders’ equity less preferred stock and common stock warrants) and the trading price of the Company’s common stock. While the per share consideration being offered in each of the proposed structures was below the Company’s book value per common share of $4.88 as of March 31, 2011, the Company’s Board of Directors considered that the Company’s book value per common share did not reflect NAFH’s or PE Firm A’s views on the potential losses embedded in the Company’s loan portfolio or the impact of the purchase accounting adjustments, including the adjustments resulting from marking the loan portfolio to fair value, that would likely accompany either alternative. When evaluating the discount each alternative reflected to the current trading price of the Company’s common stock, the Company’s Board of Directors also considered that the trading price of the Company’s common stock did not reflect NAFH’s or PE Firm A’s views on the potential losses embedded in the Company’s loan portfolio or the impact of the purchase accounting adjustments, including the adjustments resulting from marking the loan portfolio to fair value, that would likely accompany either alternative, and did not reflect the fact that the announcement by the Company that it had consented to the issuance of a cease and desist order by the FDIC and entered into a written agreement with the TDFI, the possibility of which is discussed in more detail below, both of which would likely have negatively impacted the trading price of the Company’s Common Stock.
          In evaluating the various alternatives, the Company’s Board of Directors considered that while PE Firm A offered the possibility of a higher nominal price per share than the NAFH recapitalization transaction, its offer was conditioned on further due diligence, Treasury agreeing to convert the Series A Preferred Stock to common stock on acceptable terms, and preservation of the Company’s net operating losses and deferred tax asset. The Company’s Board of Directors also believed that while the merger transaction alternative proposed by NAFH offered a higher nominal price per share than NAFH’s recapitalization transaction, the Company’s common stock price would likely trade higher than the value of the consideration being offered in the NAFH merger transaction, based on the trading history of certain companies that had recently announced similar recapitalization transactions whose stock prices were trading, on April 28, 2011, at premiums ranging from 115% of pro forma tangible book value per share to 270% of pro forma tangible book value per share. In addition, the Company’s Board of Directors believed that the recapitalization transaction could be consummated on a more accelerated timeline than the merger transaction because the shares of Capital Bank Corporation common stock to be issued in the merger transaction would have needed to be registered with the SEC, which would have likely added additional time to the process. The

Company’s Board of Directors also believed that the NAFH recapitalization transaction, which offered the Company’s shareholders an opportunity to remain shareholders of the Company and ultimately shareholders of NAFH, which has now filed a registration statement with the SEC related to its proposed initial public offering and which the Board of Directors at that time believed would be filing for its initial public offering before the end of 2011, offered the potential for further improved returns over the NAFH merger transaction in which only a portion of the consideration that the Company’s shareholders would have received would have been in equity securities. The Company’s Board of Directors also believed that the potential cash value to the CVRs provided a positive benefit over the recapitalization transaction involving PE Firm A, and that accordingly the NAFH recapitalization transaction offered a higher value to shareholders than the recapitalization transaction involving PE Firm A. For these reasons, the Company’s Board of Directors instructed the Company’s financial advisor and the senior management to focus their efforts on negotiating a recapitalization transaction with NAFH.
          In instructing the Company’s senior management and its financial advisor to focus their efforts on the NAFH recapitalization transaction, the Company’s Board of Directors viewed the NAFH recapitalization transaction as more certain to close over PE Firm A’s recapitalization transaction and to provide greater future growth opportunities for the Company and the Company’s shareholders than either of the other two alternative transactions. The financing for the transaction with PE Firm A was not as secure as NAFH’s readily available cash, and regulatory approval for the transaction with PE Firm A was less certain as to both timing and likelihood of approval because PE Firm A would require additional co-investors to fund the full investment. In addition to being more certain to close, the NAFH recapitalization transaction also entails a much larger capital infusion than the alternative transaction with PE Firm A, does not require that Treasury accept a discount on its Series A Preferred Stock (although NAFH indicated that it was still seeking a discount from Treasury), and is not conditioned on the Company preserving its net operating losses and deferred tax asset. Also, when considering the recapitalization transaction, the Company’s Board of Directors also considered the contingent nature of the financial advisor’s fee.
          Beginning on April 29, 2011 and continuing through May 5, 2011, the Company’s senior management and its legal and financial advisors negotiated the terms of the Investment Agreement and the ancillary documents thereto with NAFH and its advisors. The Company’s legal and financial advisors sought numerous changes to the draft of the Investment Agreement submitted by NAFH, including, among others, changes to the non-solicitation provisions, elimination of the Option, and modifications to the closing conditions. The Company’s legal advisor also attempted to negotiate a reduction in the size of the termination fees and a reduction in the number of situations in which those fees would be payable as well as an increase in the size of the reverse termination fee. The Company’s advisors also reiterated the desire of the Company’s Board of Directors that NAFH permit the Company to conduct a rights offering following consummation of the recapitalization transaction to its existing shareholders at the same per share price that NAFH was paying. NAFH was unwilling to agree to most of the changes suggested by the Company’s advisors, including the request for a rights offering to be included in the transaction or for the Company being entitled to require NAFH to specifically perform its obligations under the Investment Agreement, and insisted that the agreement be signed promptly.
          On May 2, 2011, GreenBank received notice from the FDIC and TDFI that, as a result of those agencies’ findings in their most recently completed joint safety and soundness examination, the agencies would be seeking a formal enforcement action against GreenBank aimed at strengthening GreenBank’s operations and its financial condition. Accordingly, the FDIC informed the Company that it was pursuing the issuance of a consent order against GreenBank and the TDFI was pursuing the issuance of a written agreement against GreenBank and that these formal enforcement actions would likely require GreenBank to maintain capital levels at or above those minimum levels that GreenBank had informally committed to maintain (as described above), which were above those levels that GreenBank currently met. The Board of Directors believed that the issuance of this formal enforcement action would negatively impact the Company’s operations and that the prompt consummation of a capital raising transaction would significantly reduce this negative impact.
          On May 5, 2011, the Company’s Board of Directors met for the primary purpose of considering the NAFH recapitalization transaction. Representatives of the Company’s legal and financial advisors attended this meeting, as did certain members of the Company’s senior management. At this meeting, the Company’s financial advisor advised the Board of Directors that the financial advisor currently anticipated that it would act as a managing underwriter in connection with NAFH’s potential public offering and that the financial advisor may provide investment banking services to the Company and NAFH in the future, for which the financial advisor may receive a fee.

The Board of Directors did not believe that this potential conflict of interest impaired the financial advisor’s ability to advise the Board of Directors impartially.
          Following a discussion of the financial terms of the NAFH recapitalization transaction, a representative of the Company’s legal advisor reviewed with the Company’s Board of Directors their applicable fiduciary duties and responsibilities and described for the Board of Directors in detail the terms of the Investment Agreement and the ancillary agreements. The Company’s Board of Directors considered the $1.81 per share purchase price proposed by NAFH, together with the CVR, compared to the per share prices offered in the other two alternatives as well as the potential stock price performance for the Company’s Common Stock on a stand-alone basis (based on management’s assumptions as to future financial performance).
          In considering the $1.81 per share purchase price proposed by NAFH, the Company’s Board of Directors discussed that the price was below the current trading price for the Company’s common stock and current book value per share of Common Stock as well as the per share price offered by NAFH in the merger transaction alternative. Despite the fact that this price was nominally below these other per share prices, the Board of Directors believed that it was likely that the trading price of the Company’s common stock would trade higher following announcement of the proposed transaction and that the trading price would likely trade higher than the $2.15 per share price offered in the merger transaction. The Board of Directors reached this conclusion based on its review of the stock price performance of the following companies that had entered into recapitalization transactions similar to the transaction proposed by NAFH since September 30, 2009: (i) Capital Bank Corporation; (ii) TIB Financial Corp.; (iii) Palmetto Bancshares, Inc.; (iv) Hampton Roads Bankshares, Inc.; (v) Pacific Capital Bancorp; (vi) Sterling Financial Corporation; and (vii) West Coast Bancorp. In the case of each of these companies, the price at which the company’s stock was trading at the close of the market on May 4, 2011 ranged from 115% of the company’s pro forma tangible book value per share to 213% of pro forma tangible book value per share. Applying these trading multiples to the $1.55 pro forma tangible book value per share implied by the $1.81 per share purchase price, the Board of Directors believed that it was likely that the Company’s Common Stock would trade at a price higher than the price offered by NAFH in the merger transaction. The Board of Directors gave particular attention to the trading price of Capital Bank Corporation, which on May 4, 2011, was trading at 201.8% of pro forma tangible book value per share. The Board of Directors believed that the Capital Bank Corporation trading price was particularly relevant to the Company’s situation given the similarities between NAFH’s investment in Capital Bank Corporation and its proposed investment in the Company.
          At the May 5, 2011 Board of Directors meeting, Mr. Rownd also presented the views of management regarding the proposed recapitalization transaction with NAFH, concluding with management’s recommendation that the transaction be approved. After discussion, the Company’s Board of Directors adopted and approved the Investment Agreement and the transactions contemplated by the Investment Agreement, including the Bank Merger described in Proposal 6, and determined that the Investment Agreement and the transactions contemplated by the Investment Agreement, including the Bank Merger, are advisable and in the best interests of the Company and its shareholders.
          On May 5, 2011, the Company announced the execution of the Investment Agreement with NAFH. The Company is seeking approval to issue shares of Common Stock under the Investment Agreement to support the Company’s strategic growth opportunities in the future. If the issuance of shares under the Investment Agreement is approved and the proposed transactions are consummated, the Company will receive approximately $217 million in gross proceeds from the Investment by NAFH. If the Company is unable to complete the Investment, it would materially and adversely affect the Company’s business, financial results and prospects.
Projected Financial Information
          The Company’s senior management does not as a matter of course make public projections as to future performance or earnings and, especially during this period of economic uncertainty, cautions against relying on any such projections, including those summarized below. However, the Company’s senior management did provide the Company’s 2011 financial plan to NAFH, PE Firm A, and other potential private equity investors and strategic partners in connection with their consideration of a possible transaction with the Company. The projections included in the Company’s 2011 financial plan, as well as other projections, were also provided to the Company’s Board of Directors. The Company has included in this Proxy Statement the projections included in the Company’s 2011 financial plan that were deemed material by the Company’s Board of Directors for purposes of considering and evaluating the recapitalization transaction proposed by NAFH. The inclusion of these projections should not be regarded as an indication that the Company’s management or Board of Directors or any other recipient of these or other financial projections considered, or now consider, these projections, or any other projections provided in connection with the proposed NAFH recapitalization transaction, to be a reliable prediction of future results and they should not be relied on as such.
          The Company believes that the assumptions the Company’s management used as a basis for preparing projections were reasonable at the time the projections were prepared, given information the Company’s management had at the time. However, the projections do not take into account any circumstances or events occurring after the date they were prepared and you should not assume that the projections remain accurate as of the date of this Proxy Statement or that the projections will continue to be accurate or reflective of the Company’s management’s view at the time you consider whether to vote for approval of the proposals included in this Proxy Statement. The internal financial forecasts upon which these projections were based are subjective in many respects and are thus susceptible to various interpretations. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company’s control. The projections are also subject to significant uncertainties in connection with changes to the Company’s business and its financial condition and results of operations, and include numerous estimates and assumptions related to the Company’s business that are inherently subject to significant economic, political and competitive uncertainties, including those factors described below under “Forward Looking Statements” beginning on page 38, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.
          Since the date of the management-prepared projections set out below, the Company has made publicly available its actual results of operations for the fiscal year ended December 31, 2010 and the three months ended March 31, 2011. You should review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, together with the information set forth in Appendix F attached hereto. Readers of this Proxy Statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to you regarding the information included in these projections or the future financial results of the Company.
          For the foregoing reasons, as well as the bases and assumptions on which the financial projections presented below were compiled, the inclusion of these specific portions of the financial projections in this Proxy Statement should not be regarded as an indication that such projections will be an accurate prediction of future results or events, and they should not be relied on as such. Except as required by applicable securities laws, the Company has not updated and does not intend to update or otherwise revise the financial projections or the specific portions presented below to reflect circumstances existing after the date when such projections were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

          A summary of the above-described financial projections is set forth below:

Projected
as of and for the fiscal year
ending December 31,
2011
(dollars in thousands)
Balance Sheet Data:
Investments and cash	$510,865
Loans	1,590,818
Loan loss reserve	(61,662)
Other real estate owned	74,246
Deposits	1,875,876
Borrowings	163,944
Capital	205,848

Income Statement Data:
Net interest income	75,637
Loan loss provision	(41,860)
Non-interest income	30,414
Non-interest expense	(89,556)
Loss before income taxes	(25,365)
Net loss — GreenBank	(25,365)
Green Bankshares expenses	(7,100)
Consolidated net loss	(32,465)

Other Financial Data:
Net charge -offs	$45,100

Capital Ratios:
Tier 1 leverage ratio	8.20%
Total risk-based capital ratio	12.88%
Tangible common equity as a percentage of tangible assets	1.66%
          In addition to the 2011 financial plan, the Company also provided NAFH, PE Firm A and other potential private equity investors and strategic partners with a loan portfolio analysis (the “Analysis”) prepared by Situs Real, LLC (“Situs”), an experienced independent loan valuation firm that has reviewed numerous loan portfolios throughout the United States, including portfolios of companies like the Company that were seeking to raise capital. The Company engaged Situs in the first quarter of 2011 after interviewing other similar firms, choosing Situs because of its reputation for providing portfolio reviews and Situs’s independent approach. The Company paid Situs a fee of approximately $250,000 to perform the valuation analysis, which fee was not contingent on Situs agreeing on certain Company-mandated procedures or reaching any particular analytical results. The Company did not impose any limitations on the scope of Situs’s review.
          Situs’s review was based on a review of the Company’s loan portfolio as of December 31, 2010 and was based upon Situs’s views of the prevailing economic conditions and real estate conditions as of August 2010. The Analysis included Situs’s estimates of potential future losses embedded in the Company’s loan portfolio over a three year time horizon. The Analysis estimated that the future cumulative losses embedded within the Company’s loan portfolio at December 31, 2010 ranged between $75.3 million, in its upside case scenario, to approximately $98.7 million in its base case scenario and $173.3 million in its downside case scenario.
          Because payments under the CVRs are based on Credit Losses incurred between May 5, 2011 and the five year anniversary of the Closing, the portion of any of Situs’s estimated potential future losses that the Company charged off between December 31, 2010 and May 4, 2011 would be excluded from the amount of Credit Losses that the Company incurred for purposes of determining the amount of any payment due under the CVRs and Situs did not estimate effects during the period from December 31, 2013 through May 5, 2016. For the quarter ended March 31, 2011, the Company incurred net charge-offs totaling approximately $15.6 million.
          In preparing its Analysis, Situs reviewed approximately 5,000 loans, including commercial real estate, construction and land loans (“CRE Loans”), commercial and industrial loans (“C&I Loans”) and residential real estate loans, and conducted several distinct, but related procedures, to derive collateral values and to estimate possible losses (reflecting the product of probability of default and collateral deficiencies) in the Company’s loan portfolio. For GreenBank’s consumer loan portfolio, Situs applied the industry loss rate calculated by the Federal Reserve. With respect to GreenBank’s CRE Loans, Situs reviewed approximately 210 loans with balances totaling approximately $533.6 million, representing approximately 65.1% of the dollar value of GreenBank’s loans within this segment of the portfolio at December 31, 2010. Situs’s review of GreenBank’s commercial and industrial loans covered approximately 70 loans with balances totaling approximately $207.0 million, representing approximately 35.7% of the dollar value of GreenBank’s loans within this segment of the portfolio at December 31, 2010. The residential real estate loans reviewed by Situs covered approximately 4,700 loans totaling approximately $352.9 million, representing approximately 82.0% of the dollar value of GreenBank’s loans within this segment of the loan portfolio at December 31, 2010, with the results of its review of those loans extrapolated to the remaining balance of the residential real estate portfolio.
          When reviewing the selected CRE Loans, Situs categorized the loans based on two levels of review. Situs’s Level 1 analysis involved an in-depth loan file review of approximately 50 loans representing approximately 37.3% of the dollar value of CRE Loans at December 31, 2010. In reviewing these loans for the possibility of default under the base case scenario, Situs’s representatives reviewed a summary description of the loan history, current status and terms, collateral, financial condition of the borrower and/or guarantor, local real estate market, including market participant comments as well as sales and rent comparables, as appropriate, any collateral property’s tenancy, occupancy and cash flow projections and probability of default. Level 2 analysis for those CRE Loans sampled involved calculating a possible loss estimate based on a limited file review of approximately 161 loans representing approximately 27.8% of the dollar value of CRE Loans at December 31, 2010 based on property type, geographic region and property operating information, where available, combined with the results of Situs’s Level 1 analysis. Based on its review of the CRE Loans within the selected sample, Situs estimated the possible loan losses within the sampled loans within the segment of the portfolio by multiplying Situs’s subjective view on the probability (expressed as a percentage) that the borrower would default on the obligation by the difference between the current amount committed on the loan and estimates of the current value of the collateral supporting the borrower’s obligation. Situs then extrapolated losses across the remainder of GreenBank’s portfolio of CRE Loans based on its analysis of the sampled loans. To arrive at its upside case and downside case scenarios, Situs adjusted its assumptions with respect to collateral values and probability of default downward and upward, as applicable
          For its base case review of the selected sample of C&I Loans, Situs completed a Level 2 analysis of approximately 70 loans representing approximately 35.7% of the dollar value of C&I Loans at December 31, 2010. The Level 2 analysis consisted of analyzing the loan’s risk rating, repayment sources, accrual status, collateral coverage, covenant structure and obligor support to help determine a probability of default, loss given default, expected exposure at default and timing of projected default. Situs’s conclusions with respect to the possible losses in the sample of C&I Loans were then extrapolated across the remainder of GreenBank’s portfolio of C&I Loans. To arrive at its upside case scenario, Situs increased the underlying collateral value by 10%. The downside case scenario was the result of migrating the sampled C&I Loans down one risk rating.
          For its base case review of the selected sample of residential real estate loans, including mortgage and home equity loans, Situs utilized a location-correlated housing price index model, estimating mark-to-market loan to value ratios at the property level for residential loan portfolios based on relative price movements from the date of a loan’s origination and/or the latest appraisal. Situs’s review consisted of a residential index value assessment on approximately 4,700 loans, representing approximately 82% of the dollar value of these types of loans at December 31, 2010 Situs arrived at its estimated possible loss conclusions based on estimated loan to value ratios resulting from its review of observed historical, industry peak loss rates and forward-looking loss rate conclusions with respect to first and second mortgages and home equity lines of credit. Then, Situs calculated an estimated probability (expressed as a percentage) that the borrower would default on the obligation based on the resulting loan to value ratios, further enhancing the probability of default by taking into account the then current loan performance, including loan status, days past due and credit score. To arrive at its upside case and downside case scenarios, Situs increased and decreased the estimated collateral values by 10%, respectively.
          For its base case review of GreenBank’s consumer loan portfolio, Situs applied the Federal Reserve’s charge-off rate for consumer loans at commercial banks (excluding the top 100 banks) of 2.09% to GreenBank’s consumer portfolio. To arrive at its upside case and downside case scenarios, Situs decreased and increased the loss rate by 50 basis points, respectively.
          In performing its Analysis of GreenBank’s CRE Loans and C&I Loans, Situs followed agreed upon procedures which included reviewing information provided by GreenBank for each of the loans reviewed utilizing a Level 1 analysis and completing market research on each piece of collateral for loans reviewed utilizing a Level 1 analysis. To estimate the probability that a borrower might default on a loan reviewed utilizing a Level 1 analysis, Situs considered a variety of factors, including loan to value ratios, debt service coverage ratios, maturity date, remaining interest reserve, additional loan support and practical sources of repayment. For each of the loans reviewed utilizing a Level 2 analysis, Situs completed a file review and limited market research, reviewing, among other things, loan approvals, property operating statements, watch list reports, criticized asset reports, appraisals and borrower/guarantor financial statements.
          In performing the Analysis, Situs relied on information provided by GreenBank, including data tapes, as well as market statistics and other information provided by both public and private sources as well as interviews with market participants, including appraisers, brokers, realtors, investors and local governmental agencies. Situs’ representatives also engaged in discussions with members of GreenBank’s senior management regarding certain individual loans. Situs did not conduct site inspections as part of the scope of its assignment and made certain assumptions about compliance with zoning restrictions and other applicable government regulations affecting properties securing collateral-dependent loans. While Situs reviewed certain financial information of guarantors of CRE Loans provided by GreenBank, it did not complete a full analysis of the guarantors’ financial statements and was not able to make any statement regarding a guarantor’s financial condition. Accordingly, Situs’s scope included subjective quantification of the recourse support available from guarantors.
          The Analysis was prepared by Situs’s representatives, and not by the Company or its management, and accordingly, the Analysis reflects Situs’s views, including views as to the broader economic outlook for the United States and the Company’s market areas, including for the housing industry, and not necessarily those of the Company’s management. Further, the conclusions reached in the Analysis are based on a significant number of assumptions, including, but not limited to, assumptions related to then current and projected economic conditions in the United States and in the Company’s market areas and collateral values, particularly those related to residential real estate, in the Company’s market areas. The Company believes that Situs’s assumptions with respect to the economic conditions for the 2011 fiscal year were not materially different than the Company’s management’s assumptions in preparing the management-prepared 2011 financial projections. Situs noted in the Analysis that its review should not be used for valuation purposes under generally accepted accounting principles.
          Just as the Company has cautioned that the inclusion in this Proxy Statement of the management-prepared financial projections described above should not be regarded as an indication that those projections will be an accurate prediction of future results or events, and should not be relied upon as such, the Company similarly cautions it shareholders and other investors that the potential estimated loss levels described in the Analysis similarly should not be regarded as an indication that these potential estimated losses will be an accurate prediction of future losses that will be experienced in the Company’s loan portfolio and should not be relied upon as such. Like the management-prepared financial projections, the estimated losses described in the Analysis do not take into account any circumstances or events occurring after the date it was prepared and you should not assume that these estimates remain accurate as of the date of this Proxy Statement or that these estimates will continue to be accurate at the time you consider whether to vote for approval for the proposals included in this Proxy Statement. Further, except as required by applicable securities laws, the Company undertakes no obligation to update or revise these estimates.

Effect of this Proposal
          The issuance of shares of Common Stock under the Investment Agreement will not affect the rights of the holders of currently outstanding Common Stock, but the shares issued pursuant to the Investment will cause substantial dilution to existing shareholders’ voting power and in the future earnings per share of their Common Stock. When the additional shares of Common Stock are issued under the Investment Agreement and assuming approval of the other proposals set forth in this Proxy Statement, such new shares will have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock, including the right to cast one vote per share on all matters and to participate in dividends when and to the extent declared and paid.
           If this proposal is approved and other closing conditions (including the approval of Proposals 2, 3, 5 and 6) are satisfied, the Company will issue 119,900,000 shares of Common Stock to NAFH, which will result in NAFH owning approximately 90.1% of the Company’s outstanding Common Stock. In addition, if requested by NAFH, the Company will issue such additional shares following the closing of the Initial Investment but prior to such time as GreenBank is merged with and into a subsidiary of NAFH as are necessary to maintain GreenBank’s tier l leverage ratio at or above 10%.
           If the Closing occurs, no further vote of the Company’s shareholders will be required to effect the merger of the Company with and into NAFH (the “Holding Company Merger”), as NAFH will be a controlling majority shareholder and will be able to accomplish that transaction under the provisions of the Tennessee Business Corporation Act that allows a parent corporation that owns at least 90% of the outstanding capital stock of a subsidiary to merge that subsidiary corporation into the parent without requiring a vote of the minority shareholders. If the Holding Company Merger is completed, the Company’s Common Stock would be exchanged for shares of Class A common stock of NAFH, with the Company’s shareholders becoming shareholders of NAFH.
           Pursuant to the terms of the Investment Agreement and as approved by the Company’s Board of Directors, the exchange ratio that would be used for determining the number of shares of NAFH Class A common stock into which the Company’s Common Stock would be converted in the Holding Company Merger will be based on the relative pro forma tangible book value per share of NAFH’s common stock and the Company’s Common Stock. In setting the exchange ratio to be used in the Holding Company Merger, the purchase accounting adjustments made in accordance with generally accepted accounting principles that will be made to the Company’s and GreenBank’s financial statements, including the adjustments resulting from marking GreenBank’s loan portfolio to market value, would impact the Company’s tangible book value per share. NAFH’s board of directors has financial interests that are adverse to those of the Company’s shareholders in making these adjustments as any reduction in the Company’s tangible book value per common share relative to the tangible book value per share of NAFH would reduce the number of shares of NAFH Class A common stock that the Company’s shareholders would receive in the Holding Company Merger.
          The pro forma relative tangible book value per share of the Company’s and NAFH’s common stock approved by the Company’s Board of Directors to be utilized in calculating the exchange ratio applicable to the Holding Company Merger is not currently known and will be impacted by the purchase accounting adjustments that will be made to the Company’s financial statements in connection with the Holding Company Merger, including the adjustments resulting from marking GreenBank’s loan portfolio to market value. At March 31, 2011, the Company’s and NAFH’s tangible book value per share of common stock was $4.41 and $17.76, respectively. The Company’s tangible book value per share as of March 31, 2011 does not reflect the purchase accounting adjustments, which are expected to reduce the Company’s tangible book value per share relative to the tangible book value per share of NAFH.
Interests of the Company’s Directors and Executive Officers in the Proposal
          Certain of the Company’s directors and executive officers have an interest in this Proposal No. 1 as a result of their ownership of shares of Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. In addition to their interests in this Proposal No. 1 as a result of their ownership of shares of Common Stock, certain of the Company’s directors and executive officers also have interests in this Proposal No. 1 that differ from, or are in addition to, those of the Company shareholders generally, because the Initial Investment and the consummation of the related transactions contemplated by the Investment Agreement will constitute a “change in control” under certain employment agreements, equity plans and other benefits plans and programs in which the Company’s directors and executive officers participate. The employment agreements and benefit plans and programs provide the Company’s directors and officers certain additional benefits upon a change in control, subject to any applicable legal or regulatory restrictions.
          In addition to the interests and benefits applicable to the Company’s named executive officers as described in “Proposal 7 — Approval of Executive Compensation” the Company’s directors and executive officers have the following additional interests in the transaction with NAFH:
          Treatment of Outstanding Equity Awards. Under the terms of the Company’s Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”), the vesting of the restricted stock and unvested stock options accelerate immediately prior to a change in control of the Company, including the Investment, and become fully vested. However, because of the Company’s participation in the CPP any such vesting is prohibited for the Company’s SEOs and next five most highly compensated employees. While the vesting of the unvested equity awards will not accelerate prior to consummation of the Investment for these individuals, it is anticipated that these unvested equity awards will accelerate following consummation of the Repurchase. Each of the named executive officers, except R. Stan Puckett, currently hold unvested equity awards which are anticipated to vest following the consummation of the Repurchase.
          As of July 27, 2011, Messrs. Vaught, W. Adams and Ottinger hold 2,000, 476 and 392 unvested stock options, respectively, that are anticipated to vest following consummation of the Repurchase. None of the unvested stock options have an exercise price that is less than $1.81 and, therefore, such stock options currently have no intrinsic value.
          As of July 27, 2011, Messrs. Rownd, Fowler, W. Adams and Ottinger hold 42,537, 30,865, 624 and 1,716 shares of unvested restricted stock, respectively, that are anticipated to vest following the consummation of the Repurchase.
          Potential Payments with Respect to Executive Officers. In addition to those benefits for the named executive officers described in “Proposal 7 — Approval of Executive Compensation,” Steve D. Ottinger, the Company’s only executive officer who is not a named executive officer, is party to a Change in Control Protection Plan Participation Agreement, dated October 22, 2004, under the Company’s Change in Control Protection Plan (the “CIC Plan”) which provides that if Mr. Ottinger is terminated without cause or resigns with good reason (both as defined in the CIC Plan) within two years following a change in control, Mr. Ottinger would be entitled to an amount equal to 1.99 times Mr. Ottinger’s “base amount” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), payable in lump sum. If this payment is triggered, Mr. Ottinger would be entitled to receive a payment equal to $296,898.
          The independent members of the Company’s Board of Directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Investment Agreement and in recommending the approval of this Proposal No. 1. For an additional discussion of the additional interests of certain officers of the Company in this Proposal No. 1, please see “Proposal 7 — Approval of Executive Compensation.”
No Preemptive Rights
          The holders of Common Stock have no preemptive rights to any future issuances of Common Stock.
Regulatory Approval
          Board of Governors of the Federal Reserve System. The acquisition of control of a bank holding company through acquisition of its securities requires the prior approval of the Board of Governors of the Federal Reserve (the “Federal Reserve”) pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (“Section 3”). Prior approval under Section 3 also is needed for NAFH to exercise the Option and acquire the underlying shares. The Federal Reserve generally will not approve an application under Section 3:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•	That could substantially lessen competition in any in any banking market, that would tend to create a monopoly in any banking market, or that would be in restraint of trade, unless the Federal Reserve finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.
          The Federal Reserve is also required to consider: (a) the financial condition and future prospects of NAFH, NAFH Bank, Green Bankshares, and GreenBank, (b) the managerial condition of the NAFH, NAFH Bank, Green Bankshares and GreenBank, (c) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, and (d) the effectiveness of NAFH, NAFH Bank, Green Bankshares and GreenBank in combating money laundering.
          The statutory criteria for an interstate acquisition also must be satisfied to receive Federal Reserve approval. Such standards include that (i) NAFH is at least well capitalized and well managed under criteria determined by the Federal Reserve, unless the transaction is approved before July 21, 2011, in which case the statutory standard is that NAFH must be at least adequately capitalized and adequately managed, (ii) GreenBank has been in existence for the minimum amount of time required under state law or five years, whichever period is less, (iii) NAFH will not control deposits that exceed 10% of all deposits controlled by insured depository institutions in the United States or 30% of deposits controlled by insured depository institutions in North Carolina and (iv) certain other requirements. The parties expect to satisfy these standards.
          Applicable regulations require publication of notice of a Section 3 application and an opportunity for the public to comment on the application in writing and to request a hearing. Any acquisition of the securities of the Company approved by the Federal Reserve may not be completed until 30 calendar days after such approval, during which time the U.S. Department of Justice may challenge such acquisition on anti-trust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve and the U.S. Department of Justice, the waiting period may be reduced to 15 days.
          Application. NAFH is preparing, and expects to file soon, the necessary Section 3 application requesting approval of the Federal Reserve. The application will describe the terms of the transaction whereby NAFH would acquire the Company’s securities, the parties involved, and the plan to engage in the Bank Merger immediately after the consummation of that transaction.
Recommendation of the Company’s Board of Directors
          In reaching its decision to adopt and approve the Investment Agreement and the transactions contemplated thereby, including the Bank Merger, and to recommend that the Company’s shareholders approve the proposals included in this Proxy Statement, the Company’s Board of Directors considered a number of factors, including, without limitation, the following potentially positive factors in support of the recapitalization transaction with NAFH:
•	its belief that the recapitalization transaction with NAFH was more favorable to the Company’s shareholders than any other alternative reasonably available to the Company. The Board of Directors considered possible alternatives to the recapitalization transaction with NAFH, including continuing to operate the Company on a stand-alone basis, entering into the merger transaction with NAFH, or pursuing a recapitalization transaction with PE Firm A, and the risks and uncertain returns associated with each of these alternatives, each of which the Board of Directors determined not to pursue when compared to the recapitalization transaction, which the Company’s Board of Directors believed offered the possibility of the highest value to the Company’s shareholders because of the Board of Directors’ belief that (1) based on the trading prices of certain comparable recapitalization transactions, the Company’s stock price would trade higher than the value of the merger consideration being offered by NAFH and (2) unlike in the NAFH merger transaction in which the Company’s shareholders would receive primarily cash in exchange for their shares of Company Common Stock, the Company’s shareholders would remain shareholders of the Company and as a result they would have the opportunity to participate in the Company’s future earnings or growth, which the Company’s Board of Directors believed would be improved over a stand-alone basis on account of the significant capital investment by NAFH;

•	the Board of Directors’ belief that if the Company’s stock price traded higher than the per share price offered in the merger transaction the Company’s shareholders could immediately sell their shares of Common Stock at a price higher than the price they would receive in the merger transaction without having to wait for the transaction to close before doing so;

•	the results of the extensive review of strategic alternatives conducted by the Company, with the assistance of its financial and legal advisors over a period of nine months, which involved the Company’s management engaging in discussions with approximately twenty parties to determine their potential interest in a business combination or recapitalization transaction with the Company;

•	the conclusion of the Company’s Board of Directors that the termination fees, expense reimbursements and payments potentially owning to NAFH under the Investment Agreement and the Option (and the circumstances when each such fee or payment is payable) were reasonable in light of the potential benefits to the Company and its shareholders of the recapitalization transaction with NAFH and the extensive sale process conducted by the Company;

•	the significant amount of cash on hand at NAFH, and the absence of a financing condition to NAFH’s obligation to consummate the Investment, together with NAFH’s obligation under the Investment Agreement to pay the Company a reverse termination fee in an amount equal to $8,000,000 if the Investment Agreement is terminated because NAFH breaches a covenant of the Investment Agreement (and fails to cure such breach in the time allowed in the Investment Agreement) that causes the failure of a closing condition to be satisfied; and

•	the conclusion by the Company’s Board of Directors that consummation of the recapitalization transaction with NAFH, including the Bank Merger, would aid the Company and GreenBank in dealing with the formal regulatory enforcement action being pursued by the FDIC and the TDFI, which the Board of Directors believed would negatively impact the Company’s and GreenBank’s operations on a stand-alone basis.
          The Board of Directors also considered and balanced against the potentially positive factors the following potentially negative factors concerning the recapitalization transaction with NAFH:
•	the amount of dilution that the Company’s existing shareholders would incur as a result of consummation of the transactions contemplated by the Investment Agreement;

•	the fact that the per share purchase price being paid by NAFH was less than the trading price for the Company’s Common Stock and the book value per share of Common Stock;

•	the risk that the NAFH recapitalization transaction might not be completed, including the risk that the banking regulators or the Company’s shareholders might not approve the transaction;

•	the actual and potential interests of the Company’s executive officers and directors in the recapitalization transaction that may be different than or in addition to those of the Company’s shareholders generally (see “ — Interests of the Company’s Directors and Executive Officers in the Proposal”);

•	the restrictions in the Investment Agreement on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding other proposals and the restrictions on the ability of the Company’s Board of Directors to withdraw its recommendation that the Company’s shareholders vote in favor of the proposals included in this Proxy Statement;

•	the requirements in the Investment Agreement and the Option that the Company pay NAFH termination fees and expense reimbursement payments of up to $16,750,000 in certain circumstances (see “Overview — Termination Fees Payable by the Company” ); and

•	the possibility of employee and customer disruption associated with the recapitalization transaction.
          After taking into account all of the factors set forth above, as well as others, the Board of Directors determined that the potentially positive factors outweighed the potentially negative factors and that the Investment Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and in the best interests of the Company and its shareholders. For the additional factors considered by the Company’s Board of Directors in determining whether to recommend that the Company’s shareholders approve the Bank Merger, see “PROPOSAL 6 — APPROVAL OF THE MERGER OF GREENBANK WITH AND INTO A SUBSIDIARY OF NORTH AMERICAN FINANCIAL HOLDINGS, INC. — Reasons for the Bank Merger”.
          This discussion of the information and factors considered by the Company’s Board of Directors is not intended to be exhaustive, but is believed to address the material information and factors considered by the Company’s Board of Directors. In view of the number and variety of these factors, the Company’s Board of Directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific factors and analyses considered in reaching its determination. The determination to adopt and approve the Investment Agreement and the transactions contemplated thereby, including the Bank Merger, was made after consideration of all of the factors and analyses as a whole. In deciding to adopt and approve the Investment Agreement and the transactions contemplated thereby, including the Bank Merger, individual members of the Company’s Board of Directors may have given different weights to the different factors considered by the Board of Directors.
          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK TO NAFH UNDER THE INVESTMENT AGREEMENT.
PROPOSAL 2 — AMENDMENT TO THE COMPANY’S CHARTER TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK
Subject to the terms of the Investment Agreement, the investment by NAFH in the Company is conditioned upon shareholder approval of this Proposal No. 2 as well as approval of Proposals No. 1, 3, 5 and 6 and, in certain circumstances, approval of Proposal No. 4. Shareholders who wish to approve NAFH’s investment in the Company should vote to approve this Proposal No. 2 as well as Proposals No. 1, 3, 4, 5 and 6.
          On May 5, 2011, the Board of Directors approved and adopted, subject to shareholder approval, a proposed amendment to the Company’s Charter, providing for an increase in the authorized number of shares of Common Stock from twenty million (20,000,000) to three hundred million (300,000,000). In order for this amendment to the Company’s Charter to be approved, the number of shares voted in favor of the amendment must exceed the number of shares voted against the amendment.
          If this proposal is approved by the Company’s shareholders at the Special Meeting, the amendment to the Charter will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing is expected to take place shortly after the Special Meeting. The Board of Directors believes that it is in the best interests of the Company and all of its shareholders to amend the Charter to increase the authorized number of shares of Common Stock from twenty million (20,000,000) to three hundred million (300,000,000).
          Except as set forth below and elsewhere in this Proxy Statement, the relative rights of the holders of Common Stock under the Charter would remain unchanged. The text of this proposed amendment to Company’s Charter is set forth in Appendix B to this proxy statement.

Reasons for this Proposal
          The reasons for the increase in the authorized shares of Common Stock are (i) to facilitate the Company’s ability to issue shares to NAFH in connection with the Investment Agreement and (ii) for other corporate purposes. As part of the Company’s efforts to increase the resources of GreenBank, the Company has executed the Investment Agreement, pursuant to which 119,900,000 shares of the Company’s Common Stock will be issued to NAFH at a purchase price of $1.81 per share. The proposed amendment would increase the number of authorized shares of Common Stock by two hundred eighty million (280,000,000) shares. Other than with respect to the Initial Investment and the Top-Up Investment, the Board of Directors has no present agreement, arrangement or commitment to issue any of the remaining shares for which approval is sought.
          The Board of Directors has determined that this proposal to increase the number of authorized shares of Common Stock is desirable and in the best interest of shareholders because it would provide the Company with the ability to support its present capital needs and future anticipated growth. Additionally, an increase in the amount of authorized shares is necessary to ensure that the Company has an adequate amount of authorized and unissued shares to complete the issuance of shares of Common Stock to NAFH in connection with the Investment.
Effect of this Proposal
          Adoption of this proposal would not affect the rights of current holders of outstanding Common Stock. If additional authorized shares of Common Stock, or securities that are convertible into or exchangeable or exercisable for shares of Common Stock, are issued, our existing shareholders could, depending upon the price realized, experience dilution of book value per share, earnings per share and percentage ownership. When, and if, additional shares of our Common Stock are issued, including under the Investment Agreement, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid.
          The following table illustrates the effect the proposed amendment would have on the number of shares of Common Stock available for issuance, if approved by the shareholders:

		Upon Effectiveness of
	As of June 30, 2011	Amendment

Shares of Common Stock Authorized	20,000,000	300,000,000
Shares of Common Stock Outstanding	13,239,090	13,239,090
Shares of Common Stock Reserved for Issuance*	1,050,937	1,050,937

Shares of Common Stock Available for Future Issuance	5,709,973	285,709,973
Shares of Common Stock to be Issued in Connection with Investment Agreement	119,900,000	119,900,000

*	The number of shares of Common Stock reserved for issuance includes 979,874 shares of Common Stock subject to outstanding options at June 30, 2011 and 72,278 shares of Common Stock subject to the Treasury Warrant.
          This proposed amendment is required to effect the Investment and is not intended as an anti-takeover provision. However, an increase in the authorized number of shares of Common Stock could make it more difficult, and thereby discourage, attempts to acquire control of the Company in the future.
No Preemptive Rights
          The holders of Common Stock have no preemptive rights to any future issuances of Common Stock.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CHARTER TO AUTHORIZE ADDITIONAL SHARES OF COMMON STOCK.

PROPOSAL 3 — AMENDMENT TO THE COMPANY’S CHARTER TO DECREASE THE PAR VALUE
OF COMMON STOCK
Subject to the terms of the Investment Agreement, the investment by NAFH in the Company is conditioned upon shareholder approval of this Proposal No. 3 as well as Proposals No. 1, 2, 5 and 6 and, in certain circumstances, approval of Proposal No. 4. Shareholders who wish to approve NAFH’s investment in the Company should vote to approve this Proposal No. 3 as well as Proposals No. 1, 2, 4, 5 and 6.
          On May 5, 2011, the Board of Directors approved and adopted, subject to shareholder approval a proposed amendment to the Company’s Charter, providing for a reduction to the par value of Common Stock from $2.00 per share to $0.01 per share. In order for the amendment to the Company’s Charter to be approved, the number of shares voted in favor of the amendment must exceed the number of shares voted against the amendment.
          If the proposal is approved by the Company’s shareholders at the Special Meeting, the amendment to the Charter and the reduction in par value will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing is expected to take place shortly after the Special Meeting. The Board believes it is in the best interest of the Company and all of its shareholders to amend the Charter to decrease the par value.
          Historically, the concept of par value served to protect creditors and senior security holders by ensuring that a company received at least the par value as consideration for issuance of stock. Over time, the concept of par value has lost much of its significance. Many companies that incorporate today use a nominal par value or have no par value. The reduction in the par value of Company’s Common Stock will have no effect on the rights of holders of Company Common Stock except for the minimum amount per share the Company may receive upon the issuance of authorized but unissued shares. The reduction in par value, on its own, will not change the number of authorized shares of Company Common Stock or the value of Common Stock currently issued and outstanding.
          Furthermore, under Tennessee law, the setting of a par value for shares does not create a requirement for a minimum consideration for the issuance of such shares or impose any other restriction on their issuance. The Board of Directors considers the proposed amendment to be in the best interests of the Company and its shareholders because it is a condition to the completion of the Investment and because the it will eliminate any possible confusion over whether the Investment is permissible since the per share purchase price ($1.81) under the terms of the Investment Agreement is below the current stated par value per share of Company Common Stock ($2.00). Shareholder approval of this proposed amendment alone will not assure that the Company will be able to consummate the transaction with NAFH; however, the approval of this amendment is necessary under the Investment Agreement in order to proceed with the NAFH transaction.
          The text of this proposed amendment to the Company’s Charter is set forth in Appendix B to this proxy statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CHARTER TO REDUCE THE PAR VALUE OF SHARES OF COMMON STOCK.
PROPOSAL 4 — AMENDMENT TO THE COMPANY’S CHARTER TO EXEMPT NORTH AMERICAN
FINANCIAL HOLDINGS, INC. AND ITS AFFILIATES AND ASSOCIATES FROM THE PROVISIONS
OF SECTION 9
Subject to the terms of the Investment Agreement, the investment by NAFH in the Company is, in certain circumstances, conditioned upon shareholder approval of this Proposal No. 4 as well as in all circumstances approval of Proposals No. 1, 2, 3, 5 and 6. Shareholders who wish to approve NAFH’s investment in the Company should vote to approve this Proposal No. 4 as well as Proposals No. 1, 2, 3, 5 and 6.

          On May 5, 2011, the Board of Directors approved and adopted, subject to shareholder approval, a proposed amendment to the Company’s Charter, expressly exempting NAFH and its affiliates and associates from the business combination provisions found in Section 9 of the Charter. In order for the amendment to the Company’s Charter to be approved, the proposal must be approved by the affirmative vote of at least 80% of the outstanding shares of voting stock entitled to vote on the matter.
          If this proposal is approved by the Company’s shareholders at the Special Meeting, the amendment to the Charter will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing is expected to take place shortly after the Special Meeting. The Board of Directors believes that it is in the best interests of the Company and its shareholders to amend the Charter to expressly exempt NAFH and its affiliates and associates from the provisions of Section 9 of the Charter. Shareholder approval of this proposed amendment alone will not ensure that the Company will be able to consummate the transaction with NAFH.
          The text of this proposed amendment to Company’s Charter is set forth in Appendix C to this Proxy Statement.
Reasons for this Proposal
          Section 9 of the Charter currently provides that a business combination (such as a merger, consolidation, sale of over $1 million of the Company’s stock or assets or similar transactions) with an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting stock of the Company) must be approved by (i) the affirmative vote of at least 80% of the outstanding shares of voting stock and (ii) the affirmative vote of a majority of the outstanding shares of voting stock not including the voting stock beneficially owned by an interested shareholder. This increased vote, however, is not required if the business combination is approved by a majority of the disinterested directors or if the business combination meets certain conditions specified in the Charter. The Charter also provides that this provision may not be amended or repealed unless approved by both the affirmative vote of at least 80% of the outstanding shares of voting stock and the affirmative vote of a majority of the outstanding shares of voting stock not including shares beneficially owned by the interested shareholder.
          The Board of Directors has determined that this proposal to expressly exempt NAFH and its affiliates and associates from the business combination requirements found in Section 9 of the Charter is desirable and in the best interest of the Company’s shareholders because it may facilitate the consummation of the transactions contemplated by the Investment Agreement. As described in the Investment Agreement, following the Closing, NAFH intends to merge GreenBank with and into a subsidiary of NAFH (the “Bank Merger”). In addition, following the Closing and as described in the Investment Agreement, NAFH intends to consummate the Holding Company Merger. A majority of disinterested directors on the Board of Directors has already approved the Company’s entering into the Investment Agreement, pursuant to which 119,900,000 shares of Common Stock will be issued to NAFH at a purchase price of $1.81 per share as well as the Bank Merger and the Holding Company Merger on the terms described in the Investment Agreement. The proposed amendment to expressly exempt NAFH and its affiliates and associates from the provisions of Section 9 of the Charter is being sought to facilitate the Bank Merger and the Holding Company Merger and avoid the potential delay and expense of NAFH possibly having to comply with the supermajority voting requirements of Section 9 of the Charter in connection with the Bank Merger and the Holding Company Merger or future transactions with NAFH, which following the Closing will own approximately 90.1% of the Company’s Common Stock. For more information on the Holding Company Merger, including NAFH’s ability to consummate the Holding Company Merger without the need for the affirmative vote of any of the Company’s other shareholders approving the Holding Company Merger see “Proposal 1 - Approval of the Issuance of Shares of Common Stock Under the Investment Agreement - Effect of this Proposal.”
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CHARTER TO EXPRESSLY EXEMPT NORTH AMERICAN FINANCIAL HOLDINGS, INC. AND ITS AFFILIATES AND ASSOCIATES FROM SECTION 9 OF THE CHARTER.

PROPOSAL 5 — AMENDMENT TO THE COMPANY’S CHARTER TO REMOVE SECTION 8(J) SO
THAT THE TENNESSEE CONTROL SHARE ACQUISITION ACT WILL NOT APPLY TO THE
COMPANY AND ITS SHAREHOLDERS
Subject to the terms of the Investment Agreement, the investment by NAFH in the Company is conditioned upon shareholder approval of this Proposal No. 5 as well as approval of Proposals No. 1, 2, 3 and 6 and, in certain circumstances, approval of Proposal No. 4. Shareholders who wish to approve NAFH’s investment in the Company should vote to approve this Proposal No. 5 as well as Proposals No. 1, 2, 3, 4 and 6.
          On May 5, 2011, the Board of Directors approved and adopted, subject to shareholder approval, a proposed amendment to the Company’s Charter to remove a provision in the Company’s Charter whereby the Company elected to have the Tennessee Control Share Acquisition Act, Section 48-103-301, et seq. of the Tennessee Business Corporation Act, apply to the Company. In order for this amendment to the Company’s Charter to be approved, the number of shares voted in favor of the amendment must exceed the number of shares voted against the amendment.
          If the proposal is approved by the Company’s shareholders at the Special Meeting, this amendment to the Charter will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing is expected to take place shortly after the Special Meeting. The Board of Directors believes it is in the best interest of the Company and all of its shareholders to amend the Charter to remove the provision by which the Company has elected to be governed by the Tennessee Control Share Acquisition Act.
          The Tennessee Control Share Acquisition Act generally takes away certain voting rights of a purchaser any time the purchaser acquires shares of certain Tennessee corporations equal to 20%, 33-1/3%, or more than 50% of all voting power in such corporation. The purchaser’s voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the purchaser and the officers and inside directors of the corporation.
          The Company’s Board of Directors considers the proposed amendment to be in the best interests of the Company and its shareholders because it will allow for the issuance and sale of shares of Common Stock to NAFH pursuant to the terms of the Investment Agreement. The Investment will result in NAFH owning approximately 90.1% of the Company’s outstanding Common Stock. An amendment to the Company’s Charter to eliminate the applicability of the Tennessee Control Share Acquisition Act is necessary in order for NAFH to maintain voting rights with respect to the shares being purchased. Shareholder approval of this amendment alone will not ensure that the Company will be able to consummate the transaction with NAFH; however, the approval of this amendment is necessary in order to proceed with the NAFH transaction.
          The text of this proposed amendment to the Company’s Charter is set forth in Appendix D to this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CHARTER TO REMOVE SECTION 8(J) FROM THE CHARTER SO THAT THE TENNESSEE CONTROL SHARE ACQUISITION ACT WILL NOT APPLY TO THE COMPANY AND ITS SHAREHOLDERS.
PROPOSAL 6 — APPROVAL OF THE MERGER OF GREENBANK WITH AND INTO A SUBSIDIARY
OF NORTH AMERICAN FINANCIAL HOLDINGS, INC.
Subject to the terms of the Investment Agreement, the investment by NAFH in the Company is conditioned upon shareholder approval of this Proposal No. 6 as well as Proposals No. 1, 2, 3 and 5 and, in certain circumstances, Proposal No. 4. Shareholders who wish to approve NAFH’s investment in the Company should vote to approve this Proposal No. 6 as well as Proposals No. 1, 2, 3, 4 and 5.
           On May 5, 2011, the Board of Directors approved and adopted, subject to shareholder approval, the merger of GreenBank with and into a subsidiary of NAFH, or the Bank Merger. In order for the Bank Merger to be approved, this proposal must receive the affirmative vote of a majority of shares of Common Stock outstanding as of the Record Date and entitled to vote thereon.
          If the proposal is approved by the Company’s shareholders at the Special Meeting, the Bank Merger will become effective upon the filing of Articles of Merger with the Secretary of State of Tennessee and the Office of the Comptroller of the Currency, which filing is expected to take place shortly after the Closing. The Board of Directors believes it is in the best interest of the Company and all of its shareholders to approve the Bank Merger.
Terms of the Bank Merger
           Pursuant to the terms of the Investment Agreement, the Board of Directors of the Company is requesting that the Company’s shareholders approve the merger of GreenBank with and into NAFH Bank, a national banking association organized under the laws of the United States and subsidiary of NAFH pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), that was previously approved by the Board of Directors of the Company, GreenBank, NAFH and NAFH Bank. Pursuant to the Merger Agreement and at the effective time of the Bank Merger, each share of common stock of GreenBank currently held by the Company will be exchanged for a number of shares common stock of NAFH Bank equal to the ratio of the tangible book value of GreenBank to the tangible book value of NAFH Bank, in each case as of the end of the then most recently completed fiscal quarter and all issued and outstanding shares of GreenBank will be cancelled. At the effective time of the Bank Merger, NAFH Bank will assume all liabilities of GreenBank and the separate corporate existence of GreenBank will cease. The Company’s shareholders will not receive any consideration in connection with the Bank Merger and all rights of the Company’s shareholders will remain the same with respect to shares of the Company’s common stock owned by the shareholders. If the Bank Merger is approved and thereafter consummated the Company will own approximately 36% of the resulting bank, rather than 100% of GreenBank. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix E.
          In connection with the Bank Merger, no shareholder of the Company will have dissenter’s rights or any other appraisal rights with respect to the shares of Common Stock owned by them.
Business of GreenBank
               GreenBank is a Tennessee-chartered commercial bank established in 1890 which has its principal executive offices located at 111 North Main Street, Greeneville, Tennessee 37743 and its telephone number is (423) 639-5111. As of March 31, 2011, GreenBank had assets of approximately $2.39 billion, $1.61 billion in loans and $1.98 billion in deposits. The principal business of GreenBank consists of attracting deposits from the general public and investing those funds, together with funds generated from operations and from principal and interest payments on loans, primarily in commercial and residential real estate loans, commercial loans and installment consumer loans. At March 31, 2011, GreenBank had 63 Tennessee-based full-service banking offices located in Greene, Blount, Cocke, Hamblen, Hawkins, Knox, Loudon, McMinn, Monroe, Sullivan, and Washington Counties in East Tennessee and in Davidson, Lawrence, Macon, Montgomery, Rutherford, Smith, Sumner and Williamson Counties in Middle Tennessee. GreenBank also operates two other full service branches—one located in nearby Madison County, North Carolina and the other in nearby Bristol, Virginia. Further, GreenBank operates a mortgage banking operation in Knox County, Tennessee.
               Deposits of GreenBank are insured by the Deposit Insurance Fund (“DIF”) of the FDIC. GreenBank is subject to comprehensive regulation, examination and supervision by the TDFI, the FRB and the FDIC.
               For additional information relating to GreenBank and the Company, including the financial condition and results of the Company’s operations, please see Appendix F.
Business of NAFH
          NAFH is a bank holding company incorporated in late 2009 with the goal of creating a regional banking franchise in the southeastern region of the United States through organic growth and acquisitions of other banks, including failed, underperforming and undercapitalized banks. NAFH was founded by a group of experienced bankers with a record of leading, operating, acquiring and integrating financial institutions. In December 2009 and

January 2010, NAFH raised approximately $900 million to make acquisitions through a series of private placements of its common stock. On June 24, 2011, NAFH filed a registration statement with the SEC related to its proposed initial public offering of up to $300 million of its Class A common stock.
          Since its founding, NAFH has acquired five depository institutions, including the assets and certain deposits of three failed banks from the FDIC, and operates branches located in North Carolina, South Carolina and Florida. In 2010 and 2011, NAFH deployed some of the proceeds from its private offerings in the following transactions:
•	On July 16, 2010, NAFH commenced banking operations when it purchased approximately $1.2 billion of assets and assumed approximately $960 million of deposits of three failed banks from the FDIC: First National Bank of the South of Spartanburg, South Carolina, Metro Bank of Dade County of Miami, Florida and Turnberry Bank of Aventura, Florida (collectively, the “Failed Banks”). The transactions included 13 branches located in South Carolina and 10 branches located in Florida. NAFH purchased assets of approximately $1.4 billion and assumed deposits of approximately $1.2 billion from the Failed Banks. In connection with the acquisition, NAFH entered into loss-sharing arrangements with the FDIC covering approximately $796 million of loans and real estate owned of the Failed Banks that NAFH acquired.

•	On September 30, 2010, NAFH invested approximately $175 million in TIB Financial, a bank holding company headquartered in Naples, Florida with approximately $1.7 billion in assets and 28 branches in southwest Florida at the acquisition date, and acquired approximately 94% of that company’s common stock after giving effect to a subsequent rights offering to legacy TIB Financial Corp. shareholders. On April 27, 2011, NAFH combined TIB Financial Corp.’s banking subsidiary, TIB Bank, with NAFH Bank in an all stock transaction.

•	On January 28, 2011, NAFH invested approximately $181 million in Capital Bank Corporation, a bank holding company headquartered in Raleigh, North Carolina with approximately $1.7 billion in assets and 32 branches in central and western North Carolina at the acquisition date, and acquired approximately 83% of that company’s common stock after giving effect to a subsequent rights offering to legacy Capital Bank Corporation shareholders.
          NAFH’s primary business is to offer a wide range of commercial and consumer loans and deposits, as well as ancillary financial services. NAFH’s strategy is to build a mid-size regional bank by operating, integrating and growing its existing operations as well as to acquire other banks, including failed, underperforming and undercapitalized banks. NAFH seeks to create a mid-sized regional bank that will be able to realize greater economies of scale compared to smaller community banks while still providing more personalized, local service than large-sized banks.
          NAFH currently leases office space in Miami, Florida for its principal executive offices. As of March 31, 2011, NAFH operated 37 branches in Florida, 32 in North Carolina and 13 in South Carolina.
Litigation Matters
          From time to time NAFH is a party to various litigation matters incidental to the conduct of its business. NAFH is not presently party to any such legal proceeding the resolution of which we believe would have a material adverse effect on its business, operating results, financial condition or cash flow.
          On May 12, 2011, a shareholder of the Company filed a putative class action lawsuit (styled Betty Smith v. Green Bankshares, Inc. et al., Case No. 11-625-III, Davidson County, Tennessee, Chancery Court) against the Company, the Bank, the Company’s Board of Directors (Steven M. Rownd, Robert K. Leonard, Martha M. Bachman, Bruce Campbell, W.T. Daniels, Samuel E. Lynch, Bill Mooningham, John Tolsma, Kenneth R. Vaught, and Charles E. Whitfield, Jr.) and NAFH on behalf of all persons holding common stock of the Company. This complaint, which has been subsequently amended, was filed following the Company’s public announcement on May 5, 2011 of its entering into the Investment Agreement with NAFH and relates to the proposed investment in the Company by NAFH. The amended complaint alleges that the individual defendants breached their fiduciary duties by accepting a sale price for the shares to be sold to NAFH that was unfair to the Company’s shareholders and by issuing a proxy statement that contained material omissions. The complaint also alleges that the Company, the Bank and NAFH aided and abetted these breaches of fiduciary duty. It seeks injunctive relief and/or rescission of the proposed investment by NAFH and fees and expenses in an unspecified amount.
          On May 25, 2011, another shareholder of the Company filed a similar putative class action lawsuit (styled Mark McClinton v. Green Bankshares, Inc. et al., Case No. 11-CV-284ktl, Greene County Circuit Court, Greeneville, Tennessee) against the Company, the Company’s Board of Directors and NAFH on behalf of all persons holding the Company’s common stock. The complaint similarly alleges that the individual defendants breached their fiduciary duties to the Company by agreeing to sell shares to NAFH at a price unfair to the Company’s shareholders. The complaint also alleges that the Company and NAFH aided and abetted these breaches of fiduciary duty. It seeks and injunction and/or rescission of NAFH’s investment in the Company and fees and expenses in an unspecified amount.
          On June 16, 2011, another shareholder of the Company filed a putative class action lawsuit (styled Thomas W. Cook Jr. v. Green Bankshares, Inc. et al., Civil Action No. 2:11-cv-00176, United States District Court for the Eastern District of Tennessee, Greeneville) against the Company, the Company’s Board of Directors and NAFH on behalf of all persons holding the Company’s common stock. The complaint alleges that the individual defendants breached their fiduciary duties to the Company by failing to maximize shareholder value in the proposed transaction with NAFH. The complaint also alleges that the Company and the individual defendants violated the securities laws by issuing a Preliminary Proxy Statement that contains alleged material misstatements and omissions. The complaint also alleges that the Company and NAFH aided and abetted the breaches of fiduciary duty. It seeks an injunction and/or rescission of NAFH’s investment in the Company, monetary damages and fees and expenses in an unspecified amount.
          On July 6, 2011, another shareholder of the Company filed a lawsuit (styled Barbara N. Ballard v. Stephen M. Rownd, et al., Civil Action No. 2:11-cv-00201, United States District Court for the Eastern District of Tennessee, Greeneville) against the Company, the Company’s Board of Directors and NAFH asserting an individual claim that alleges that the individual defendants violated the securities laws by issuing a Preliminary Proxy Statement that contains alleged material misstatements and omissions. The complaint also alleges a class action claim on behalf of all persons holding the Company’s common stock against the individual defendants for breach of fiduciary duty based on these same alleged material misstatements and omissions. The complaint also alleges that the Company and NAFH aided and abetted the breaches of fiduciary duty. It seeks an injunction and/or rescission of NAFH’s investment in the Company and fees and expenses in an unspecified amount.
          On July 26, 2011, the parties to the above-referenced class action lawsuits reached an agreement in principle to resolve these lawsuits on the basis of the inclusion of certain additional disclosures regarding the NAFH transaction in this Proxy Statement. The proposed settlement is subject to, among other things, court approval.
          NAFH intends to defend these matters vigorously and cannot predict their outcome.
Reasons for the Bank Merger
           A condition to the Closing is the approval by the shareholders of the Company of the Bank Merger. The Company is seeking your approval of the Bank Merger because the Company’s results of operations and financial condition are principally made up of GreenBank’s results of operations and financial condition. The Board of Directors of the Company believes that the Investment and the Bank Merger are in the best interests of the Company’s shareholders and in connection with the Investment recommends that the Company’s shareholders approve the Bank Merger. Each of the Board of Directors of the Company, GreenBank, NAFH and NAFH Bank believes that the Bank Merger is in the best interest of their respective entities and shareholders. In arriving at their determination, each of the respective boards considered a number of factors, including the following:
•	The Bank Merger is expected to create significant operating efficiencies by consolidating the loan operations, deposit operations, ALCO and risk management, budgeting, marketing, financial reporting and compliance functions of the two banks;

•	The Bank Merger will result in a bank with increased size and scale;

•	The Bank Merger will expand NAFH Bank’s and GreenBank’s overall geographic coverage;

•	The Bank Merger is expected to be a tax free transaction; and

•	The Bank Merger is expected to mitigate the regulatory burden of operating two stand alone banks regulated by two different federal regulators.
          In addition to the above factors, the Board of Directors of the Company, in determining whether to recommend approval of the Bank Merger to the Company’s shareholders, also considered publicly available historical financial information related to NAFH’s five completed acquisitions and the March 31, 2011 financial condition and capital position of NAFH Bank and NAFH’s Capital Bank subsidiary. The Company’s Board of Directors also considered, when considering whether to recommend approval of the Bank Merger to the Company’s shareholders, the Company’s and GreenBank’s tangible book value and the Company’s shareholders’ tangible common equity ownership in the Company as of March 31, 2011 and on an estimated pro forma basis after giving effect to NAFH’s investment in the Company, both before and after giving effect to the Bank Merger, and in each case after giving effect to the estimated purchase accounting adjustments to be made in connection with the transaction, including as a result of the marking to market of GreenBank’s loan portfolio. The Company’s Board of Directors, when considering whether to recommend approval of the Bank Merger to the Company’s shareholders, also considered the fact that the exchange ratio to be utilized in calculating the number of NAFH Bank common shares to be issued to the Company in connection with the Bank Merger would be calculated on the basis of GreenBank’s and NAFH Bank’s tangible book value per share, after giving effect to any purchase accounting adjustments to be made in connection with the transaction, including as a result of the marking to market of GreenBank’s loan portfolio.
          The Company did not receive a fairness opinion from its financial advisor regarding whether the consideration offered by NAFH in the Bank Merger was fair, from a financial point of view, to GreenBank’s shareholder or the Company’s shareholders.
           The Company’s Board of Directors believed that the critical aspect of the transaction was to raise capital. Given the Company’s regulatory posture and diminished capital resources, and after having canvassed the market for merger partners and significant investors, the Company’s Board determined that the NAFH recapitalization presented the best course of action for the Company and its shareholders. The Company’s Board of Directors understood that a capital raising transaction such as the Investment by NAFH, which does not involve a sale of control by existing shareholders to a third party, is not the type of transaction that would typically lend itself to a fairness analysis on the part of a financial advisor. As to the Bank Merger, which is an ancillary component to the principal recapitalization transaction, the Company’s Board of Directors believed that it had sufficient information regarding GreenBank’s historical results and prospects and the historical results and prospective business plans of NAFH Bank, as well as sufficient understanding of the transaction structure, to reach an informed decision, without requiring a fairness opinion from its financial advisor, and that merging the two banks together on the basis of the pro forma tangible book value of each bank was advisable.
          The foregoing discussion of the information and factors considered by each of the respective board of directors is not exhaustive, but includes the material factors considered by such board of directors. In view of the wide variety of factors considered by each board of directors in connection with its evaluation of the Bank Merger and the complexity of such matters, each board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.
Background of the Bank Merger
           The Bank Merger is an ancillary step in the Investment and the other transactions with NAFH. For a background of the Investment and the Company’s reasons for seeking to consummate the Investment, please see “Proposal 1 — Approval of the Issuance of Shares of Common Stock Under the Investment Agreement — Reasons for this Proposal”.
Unaudited Historical and Pro Forma Comparative Per Share Data
          The following table shows comparative per share data about the Company’s and NAFH’s historical and pro forma net income, cash dividends and book value. The comparative per share data below provides the Company’s shareholders with information about the value of their shares of Common Stock prior to the Bank Merger as opposed to the value of their shares of Common Stock after the Bank Merger and once the two companies are combined.
          You should not rely on the pro forma information as necessarily indicative of historical results the Company would have experienced had GreenBank been combined with NAFH Bank or of future results the Company will have after the Bank Merger. In addition, you should not rely on the three-month information as indicative of results for the entire year.
          This information should be read in conjunction with the historical consolidated financial statements (and the related notes to these statements) of the Company and NAFH, which are attached hereto as Appendix F and G, respectively.
          The pro forma data in the table below assumes that the Initial Investment is accounted for using the acquisition method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The significant pro forma assumptions include estimates regarding fair value adjustments to the balance sheet as well as the amortization/accretion impact of those adjustments on results of operations.
          The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible cost savings, revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods. Upon completion of the Bank Merger, a portion of the operating results of the resulting bank will be reflected in the consolidated financial statements of the Company on a prospective basis.
Unaudited Historical and Pro Forma Per Share Data

	Company	NAFH	Company	NAFH
	Per Share	Per Share	Per Share	Per Share
	Data	Data	Data	Data
	(As Reported)	(As Reported)	(Pro Forma)	(Pro Forma)
Three months ended March 31, 2011
Net income (loss) per share, basic	$(0.88)	$0.01	$0.04	$0.11
Net income (loss) per share, diluted	(0.88)	0.01	0.04	0.11
Dividends	—	—	—	—
Common book value per share	$4.88	$19.56	$1.90	$19.53
Year ended December 31, 2010
Net income (loss) per share, basic	(6.54)	0.32	0.13	0.72
Net income (loss) per share, diluted	(6.54)	0.32	0.13	0.72
Dividends	—	—	—	—
Common book value per share	5.75	19.49	1.98	19.45
Regulatory Approval
          Office of the Comptroller of the Currency. The merger of two banks in which the surviving bank is a national bank requires the approval of the Office of the Comptroller of the Currency. The Office of the Comptroller of the Currency will review the Bank Merger. The Office of the Comptroller of the Currency generally will not approve any merger:
•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•	That could substantially lessen competition in any banking market, that would tend to create a monopoly in any banking market, or that would be in restraint of trade, unless the Office of the Comptroller of the

Currency finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.
          The Office of the Comptroller of the Currency is also required to consider the financial and managerial resources and future prospects of GreenBank and NAFH Bank and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency also must take into account the record of performance of GreenBank and NAFH Bank in meeting the credit needs of their communities, including low and moderate-income neighborhoods. The Office of the Comptroller of the Currency also must consider the effectiveness of GreenBank and NAFH Bank in combating money laundering.
          The statutory criteria for an interstate combination also must be satisfied to receive Office of the Comptroller of the Currency Approval. Such standards include that (i) NAFH Bank is at least well capitalized and well managed under criteria determined by the Office of the Comptroller of the Currency, unless the transaction is approved before July 21, 2011, in which case the statutory standard is that NAFH must be at least adequately capitalized and adequately managed, (ii) GreenBank has been in existence for the minimum amount of time required under state law or five years, whichever is less, (iii) NAFH will not control deposits that exceed 10% of all deposits controlled by insured depository institutions in the United States or 30% of deposits controlled by insured depository institutions in North Carolina and (iv) certain other requirements. The parties expect to satisfy these standards.
          Applicable regulations require publication of notice of an application for approval of the Bank Merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any merger approved by the Office of the Comptroller of the Currency generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Office of the Comptroller of the Currency and the U.S. Department of Justice, the waiting period may be reduced to 15 days.
          Application. GreenBank and NAFH Bank have filed the necessary application with the Office of the Comptroller of the Currency, requesting approval of the Bank Merger. The application describes the terms of the Bank Merger, the parties involved, and the activities to be conducted by the combined companies as a result of the Bank Merger, and contain certain related financial and managerial information. Copies of the application were provided to the U.S. Department of Justice and other governmental agencies.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BANK MERGER.
PROPOSAL 7 — APPROVAL OF EXECUTIVE COMPENSATION
          Rules recently adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act require the Company to submit to a vote of its shareholders, on a non-binding and advisory basis, the compensation that may be payable to its named executive officers that is based on or otherwise relates to the Investment. As discussed in more detail below, because of the Company’s participation in the CPP, the Company is currently unable to pay its named executive officers any such payments. A condition to the Closing, however, is the Repurchase. The following discussion sets forth the compensation that may be payable to our named executive officers, or NEOs, that is based on or otherwise relates to the Investment and should be read in conjunction with the table “Golden Parachute Payments” below.
Background
          On October 14, 2008, the Treasury announced the creation of the CPP, pursuant to which the Company issued to the Treasury the Series A Preferred Stock and Common Stock warrants of the Company. As a result of the Company’s participation in the CPP, the Company became subject to certain executive compensation requirements under EESA, Treasury regulations, and the contract pursuant to which the Company sold such preferred stock. The compensation requirements were modified and strengthened in February 2009 with the passage of the American Recovery and Reinvestment Act of 2009 (“ARRA”) and again in June 2009 when Treasury issued regulations implementing various provisions of EESA, as modified by ARRA (the “June 2009 IFR”). As described more specifically below, these requirements are applicable to our NEOs. Throughout this proxy statement, we refer to EESA to mean EESA as amended by ARRA and as implemented by the June 2009 IFR.
          In connection with the Company’s sale of the Series A Preferred Stock our employees that were our senior executive officers, or SEOs, as defined under EESA, executed letter agreements with the Company in 2008 in which, among other things, each employee agreed that the Company is prohibited from paying any “golden parachute” payment (as originally defined in Section 111(b)(2)(c) of the EESA) to the individual during any period that the executive is a senior executive officer of the Company and the Treasury holds any equity or debt securities of the Company issued in the CPP. As mentioned above, the ARRA and the June 2009 IFR imposed additional restrictions and limits concerning executive compensation of companies that participated in the CPP, including a provision prohibiting any payment to any SEO or any of the Company’s next five most highly compensated employees, including the Company’s named executive officers, for departure from a company for any reason, except for payments for services performed or benefits accrued. Under EESA, a payment, or a right to payment, generally will be treated as a payment for services performed or benefits accrued only if the payment would be made regardless of whether the employee departs or the change in control event occurs, or if payment is due upon departure of the employee, regardless of whether the departure is voluntary or involuntary. EESA also provides exceptions for certain payments made under benefits plans or deferred compensation plans. In December 2009, the Compensation Committee of the Board of Directors requested, and subsequently received, additional letter agreements from each of our SEOs acknowledging the additional limitations on the individual’s compensation imposed under EESA, as modified by the ARRA and the June 2009 IFR during the TARP Period.
          In connection with the Closing, NAFH will purchase from the Treasury all of the issued and outstanding shares of Series A Preferred Stock and Common Stock owned by the Treasury. As such, the prohibitions on executive compensation under EESA set forth above will no longer apply.
Treatment of Outstanding Equity Awards
           As described above in “Proposal 1 — Approval of the Issuance of Shares of Common Stock Under the Investment Agreement — Interest of the Company’s Directors and Executive Officers in the Proposal” it is anticipated that any unvested stock options and unvested shares of restricted stock owned by the NEOs will vest following the Repurchase.
Potential Payments with Respect to the Named Executive Officers
           The following discussion sets forth the potential payments that could become due to each individual NEO that is based on or otherwise relates to the Investment and taking into consideration applicable restrictions under EESA as modified by ARRA and the June 2009 IFR, as well as the closing condition set forth in the Investment Agreement that requires that Kenneth R. Vaught and Steven L. Droke (as well as two other current employees of the Company who are not named executive officers) waive all compensation and benefits that would be payable following the Investment and the Repurchase that is not payable due to restrictions under EESA, as modified by ARRA and the June 2009 IFR. Mr. Droke resigned effective June 17, 2011, which resignation eliminated the need to obtain the waiver from Mr. Droke contemplated by the closing condition set forth in the Investment Agreement.
          Steven L. Droke resigned on June 17, 2011, and James E. Adams and Stan R. Puckett retired on May 16, 2011 and March 31, 2010, respectively, and as such are not included in the following discussion as none of the individuals is entitled to any payments solely as a result of consummation of the Investment. In addition, neither Stephen M. Rownd nor Michael J. Fowler are entitled to change in control or severance payments or benefits so they are also excluded from the discussion below. Under all of the agreements and arrangements discussed below, the Investment would qualify as a change in control.
          A. Kenneth R. Vaught
          Mr. Vaught is a party to an Employment Agreement, dated December 31, 2007 (the “Vaught Employment Agreement”), with respect to his employment by the Company. Under the terms of the Vaught Employment Agreement, if within 18 months following a change in control the Company or its successor terminates Mr. Vaught without cause or Mr. Vaught voluntarily resigns following a change in position, a reduction in title or a significant reduction in the duties which he is to perform for the Company or its successor, then the Company or its successor shall pay to Mr. Vaught a lump sum payment equal to 2.99 times Mr. Vaught’s annual base salary and bonus for the year immediately preceding termination. This payment shall be made no earlier than six months’ following the date of termination. If payments to Mr. Vaught following a change in control would create an excise tax for the employee under the excess parachute rules of Section 4999 of the Code, the Company is required to pay to the employee the amount of such excise tax and all federal and state income or other taxes with respect to any such additional amounts (the “Gross-Up Amount”) and such additional amount as is necessary to offset any tax liability of the employee as a result of the Gross-Up Amount.
     As discussed above, the change in control payment would be due to Mr. Vaught under the terms of the Vaught Employment Agreement if a change in control occurs and subsequently Mr. Vaught is terminated. Because the Company’s participation in the CPP will terminate at Closing in connection with the Repurchase resulting in the restrictions of EESA as modified by ARRA and the June 2009 IFR not applying to the Company after Closing, Mr. Vaught could potentially be eligible to receive the change in control payment discussed above. However, in order to enter into the Investment Agreement, NAFH required that its obligation to consummate the Investment be conditioned on Mr. Vaught entering into a waiver agreement with NAFH waiving any right to the change in control payment pursuant to any benefit plan in which Mr. Vaught participates, including the Vaught Employment Agreement. If Mr. Vaught does not execute the requested waiver, or the Company otherwise fails to effect Mr. Vaught not being entitled to any change in control payments under any benefit plan in which he participates, NAFH is not obligated to consummate the Investment.
     Mr. Vaught has also entered into a Non-Competition Agreement with the Company. In consideration for entering into this agreement, the Company provided certain deferred compensation benefits which have been funded by individual insurance policies. The benefits payable range from 7 to 10 years based upon certain events occurring such as age, retirement, disability or death and are described in more detail below. The benefits payable under the agreement, other than benefits relating to a change in control, are not prohibited by EESA, as modified by ARRA and the June 2009 IFR, and Mr. Vaught is not required to waive his right to receive the benefits that are not related to a change in control in order for NAFH’s closing condition to be satisfied.
     B. William C. Adams, Jr.
     Mr. W. Adams is a party to a Change in Control Protection Plan Participation Agreement, dated October 22, 2004 (the “Adams CIC Agreement”). The terms of the Adams CIC Agreement are subject to the provisions of the CIC Plan. Pursuant to the terms of the Adams CIC Agreement, if Mr. W. Adams is terminated without cause or resigns with good reason (both as defined in the CIC Plan) within two years following a change in control, Mr. W. Adams would be entitled to an amount equal to 1.99 times Mr. W. Adams’s “base amount” within the meaning of Section 280G(b)(3) of the Code, payable in lump sum.
     As discussed above, the change in control payment would be due to Mr. W. Adams under the terms of the Adams CIC Agreement if a change in control occurs and subsequently Mr. W. Adams is terminated. Because the Company’s participation in the CPP will terminate at Closing in connection with the Repurchase and the restrictions of EESA will not apply to the Company after Closing, Mr. W. Adams could still potentially receive the change in control payment discussed above.
Golden Parachute Compensation
          The following table should be read in conjunction with the narrative above and sets forth additional information required by Item 402(t) of Regulation S-K regarding compensation for each NEO that is based on or otherwise relates to the Investment, assuming the following:
•	The closing price per share at the time of consummation of the Investment is $2.58, which is equal to average closing market price of the Company’s common stock over the first five business days following the first public announcement of the Investment (or May 5, 2011);

•	The Investment closed on July 26, 2011, the last practicable date prior to the filing of this Proxy Statement;

•	The named executive officers of the Company were terminated without cause immediately following a change in control on July 26, 2011, which is the last practicable date prior to the filing of this Proxy Statement; and

•	Mr. Vaught waived his right to receive any change in control payments based on or otherwise related to the Investment.

	Cash	Equity	Pension/
Name	($)	($)(1)	NQDC ($)	Total ($)
Stephen M. Rownd	—	109,745	—	109,745
Michael J. Fowler	—	79,632	—	79,632
Kenneth R. Vaught	(2)	2,655	(3)	2,655
James E. Adams(4)	—	—	—	—
Steve L. Droke(5)	—	—	—	—
William C. Adams, Jr.	321,266	1,604	—	322,870
R. Stan Puckett (4)	—	—	—	—

(1)	Pursuant to EESA, the accelerated vesting of equity awards upon a change in control is prohibited. However, it is anticipated that following consummation of the Repurchase the unvested equity awards of the NEOs will be accelerated. None of the stock options held by the NEOs have exercise prices that are less than $2.58. Accordingly, no value is ascribed to these stock options and the value reported is related solely to unvested shares of restricted stock.

(2)	If the Company fails to obtain waivers with respect to payments based on or otherwise related to the Investment from Mr. Vaught and NAFH waives such condition to the Closing, Mr. Vaught may be entitled to additional payments in the amount of approximately $798,000.

(3)	Under the Non-Competition Agreement and in connection with his termination (without regard for any change in control enhancement), Mr. Vaught would be entitled to receive payments of $84,924 per year for a period of ten years. Mr. Vaught would not be entitled to receive payments until he reaches age 50.

(4)	Messrs. J. Adams and Puckett retired on May 16, 2011 and March 31, 2010, respectively, and neither is entitled to any payments solely as a result of consummation of the Investment.

(5)	Mr. Droke resigned effective June 17, 2011 and is not entitled to any payments solely as a result of consummation of the Investment.
     The Company is requesting shareholder approval, on a non-binding and advisory basis, of the compensation that may be payable to the Company’s named executive officers that is based on or otherwise relates to the Investment and therefore is asking stockholders to adopt the following resolution:
     “RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Investment, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”
     The vote on this Proposal 7 is a vote separate and apart from the vote on the other proposals. Accordingly, you may vote to approve this Proposal 7 on executive compensation and vote not to approve the other proposals and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or NAFH regardless of whether the Investment is approved and subsequently consummated. Accordingly, as the compensation to be paid in connection with the Investment is contractual with the executives, regardless of the outcome of this advisory vote, such compensation may be payable, subject only to the conditions and restrictions applicable thereto, if the Investment is approved.
          Assuming the existence of a quorum, this proposal will be approved if the number of shares voted in favor of the proposal to approve the compensation of the Company’s named executive officers in connection with the Investment exceeds the number of shares voted against such proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” PROPOSAL 7 AS TO THE APPROVAL, ON A NON-BINDING AND ADVISORY BASIS, OF THE COMPENSATION TO BE RECEIVED BY THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE INVESTMENT.

PROPOSAL 8 — APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING
          This proposal would give the proxy holders discretionary authority to vote to adjourn the Special Meeting if there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and acted upon. Any adjournment of the Special Meeting may be made without notice, other than by an announcement made at the Special Meeting. Approval of this proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Special Meeting, to solicit additional proxies to determine whether sufficient shares will be voted in favor of or against the proposals. If the Company is unable to adjourn the Special Meeting to solicit additional proxies, the proposals may fail, not because shareholders voted against the proposals, but rather because there were not sufficient shares represented at the Special Meeting to approve the proposals. The Company has no reason to believe that an adjournment of the Special Meeting will be necessary at this time.
          Assuming the existence of a quorum, this proposal will be approved if the number of shares voted in favor of this proposal exceeds the number of shares voted against the proposal. As such, abstentions and broker non-votes will not affect the outcome of the vote.
          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF A POTENTIAL ADJOURNMENT OF THE SPECIAL MEETING.
FORWARD LOOKING STATEMENTS
          Certain matters discussed in this Proxy Statement are not historical facts but are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report in Form 10-Q for the three months ended March 31, 2011, and include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Investment Agreement, pursuant to which the Investment is to be consummated; (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Investment Agreement; (3) the inability to complete the transactions contemplated by the Investment Agreement due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the receipt of regulatory approval; (4) risks that the proposed transactions contemplated by the Investment Agreement disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction, including the expense reimbursement and termination fees that may be payable in the event that the Investment Agreement is terminated under certain scenarios; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) increased levels of non-performing and repossessed assets and the ability to resolve these may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) rapid fluctuations or unanticipated changes in interest rates; (12) the impact of governmental restrictions on entities participating in the CPP of the Treasury; (13) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy, (14) the results of regulatory examinations including requirements contained in any enforcement action against the Company or the Bank as a result of such examinations; (15) the remediation efforts related to the Company’s material weakness in its internal control over financial reporting; (16) increased competition with other financial institutions in the markets that GreenBank serves; (17) the Company recording a further valuation allowance related to its deferred tax asset; (18) exploring alternatives available for the future repayment or conversion of the preferred stock issued in the CPP, including in the transaction contemplated in the Investment Agreement; (19) further deterioration in the valuation of other real estate owned; (20) inability to comply with regulatory capital requirements and to secure any required regulatory approvals for capital actions to raise capital if necessary to comply with any regulatory capital requirements; and (21) the loss of key personnel. The Company undertakes no obligation to update forward-looking statements.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          Persons and groups beneficially owning more than 5% of the Common Stock are required under federal securities laws to file certain reports with the SEC detailing their ownership. The following table sets forth the amount and percentage of the Common Stock beneficially owned by any person or group of persons known to the Company to be a beneficial owner of more than 5% of the common stock as of the Record Date.

Name and Address of	Amount and Nature of		Percent of Common
Beneficial Owner	Beneficial Ownership (a)		Stock Outstanding
Scott M. Niswonger	827,711	(b)	6.25%
P.O. Box 938 Greeneville, TN 37744

Columbia Wagner Assets Management, L.P.	1,183,912	(c)	8.94%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

Phil M. Bachman	893,280	(d)	6.75%
Martha Bachman 100 N. Main Street, P.O. Box 1120 Greeneville, Tennessee 37743

Dimensional Fund Advisors LP	780,663	(e)	5.90%
6300 Bee Cave Road, Building One Austin, TX 78746

(a)	For purposes of this table, an individual or entity is considered to “beneficially own” any share of Common Stock which he, she or it directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual or entity is deemed to be the beneficial owner of any share of Common Stock of which he, she or it has the right to acquire voting or investment power within 60 days of the Record Date.

(b)	Based upon information set forth in a Schedule 13D/A, filed with the SEC on October 22, 2010 by Mr. Niswonger, who has sole voting and dispositive power with respect to 827,711 shares.

(c)	Based solely on the information contained in a Schedule 13G filed by Columbia Wagner Asset Management, L.P. with the SEC on February 10, 2011, as of December 31, 2010.

(d)	Martha Bachman is a director and the wife of retired director Phil Bachman. Includes 201,417 shares of common stock held directly or indirectly by Martha Bachman, 673,697 shares owned by Phil Bachman individually and 18,166 shares owned by Mr. and Mrs. Bachman jointly.

(e)	Based solely on the information contained in a Schedule 13G filed by Dimensional Fund Advisors, L.P. with the SEC on February 11, 2011, as of December 31, 2010.
          The following table sets forth, as of the Record Date, certain information known to the Company as to Common Stock beneficially owned by each director and named executive officer of the Company and by all directors and executive officers of the Company as a group. The address for each of our directors and executive officers listed below is c/o Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743. As of the Record Date, there were 13,239,090 shares of the Company’s Common Stock outstanding.

	Number of Shares Beneficially Owned
	Common
	Shares		Shares		Percent of
	Beneficially		Acquirable in		Common Stock
Name and Position	Owned(a)(b)		60 Days (c)	Total	Outstanding

Stephen M. Rownd, Chairman of the Board and Chief Executive Officer	47,114		—	47,114	*
Martha Bachman, Director	893,280	(d)(e)	—	893,280	6.75%
Bruce Campbell, Director	10,189		—	10,189	*
W.T. Daniels, Director	14,215		—	14,215	*
Robert K. Leonard, Director	94,153	(f)(e)	—	94,153	*
Samuel Lynch, Director	3,850		—	3,850	*
Bill Mooningham, Director	2,396		—	2,396	*
John Tolsma, Director	11,985		—	11,985	*
Charles H. Whitfield, Jr., Director	14,817		—	14,817	*
Kenneth R. Vaught, Director, President and Chief Operating Officer	38,834		26,800	65,634	*
William C. Adams, Senior Vice President and Chief Information Officer	25,870	(e)	16,391	42,261	*
Steve L. Droke, Former Senior Vice President and Chief Credit Officer	18,802		7,219	26,021	*
R. Stan Puckett, Retired Chairman of the Board and Chief Executive Officer	45,772		44,640 (g)	90,412	*
James E. Adams, Retired Executive Vice President, Former Chief Financial Officer and Secretary	25,823		4,200	30,023	*
Michael J. Fowler, Senior Vice President and Chief Financial Officer	30,865		—	30,865	*
All directors and executive officers as a group (16 persons)(h)	1,299,825		119,737	1,419,562	10.63%

*	Less than 1% of the outstanding Common Stock.

(a)	For the definition of “beneficially owned,” see Note (a) to the preceding table.

(b)	Includes shares owned directly by directors and executive officers of the Company as well as shares held by their spouses and children, trust of which certain directors are trustees and corporations in which certain directors own a controlling interest.

(c)	Represents options to purchase Common Stock which are exercisable within 60 days of the Record Date.

(d)	Martha Bachman is a director and the wife of retired director Phil Bachman. Includes 201,417 shares of common stock held directly or indirectly by Martha Bachman, 673,697 shares owned by Phil Bachman individually and 18,166 shares owned by Mr. and Mrs. Bachman jointly.

(e)	As of July 6, 2011, the following individuals have pledged the following amounts of their common shares beneficially owned to secure lines of credits or other indebtedness: Martha Bachman and retired director Phil Bachman — 312,899 shares; Robert Leonard — 15,000 shares held in a limited liability partnership; and William C. Adams — 5,000 shares.

(f)	Includes 41,197 shares of common stock in a limited partnership of which Mr. Leonard is a limited partner. Mr. Leonard disclaims beneficial ownership of 32,216 of these shares. Also includes 504 shares of common stock in a limited liability company in which Mr. Leonard has an interest. Mr. Leonard disclaims beneficial ownership of 363 of these shares.

(g)	Includes options to acquire 36,000 shares of Common Stock currently exercisable (or exercisable within 60 days of the Record Date) by Mr. Puckett at an exercise price equal to 150% of the book value of the Common Stock at the date of grant (a weighted average price of approximately $16.27 per share) and options to acquire 19,800 shares of Common Stock currently exercisable (or exercisable within 60 days of the Record Date) by Mr. Puckett at an exercise price equal to the fair market value at the date of grant (a weighted average price of approximately $29.03 per share).

(h)	Includes shares held by Mr. Puckett, who served as the Company’s Chairman and Chief Executive Officer until March 31, 2010, shares held by Mr. J. Adams, who served as the Company’s Executive Vice President, Chief Financial Officer and Secretary until May 16, 2011 and shares held by Mr. Droke, who served as the Company’s Senior Vice President and Chief Credit Officer until June 17, 2011.
FUTURE SHAREHOLDER PROPOSALS
          If a shareholder wishes to have a proposal included in the Company’s proxy statement for the Company’s 2012 Annual Meeting of Shareholders, that proposal must be received by the Company at its executive offices in Greeneville, Tennessee by December 10, 2011. If a shareholder wishes to present a proposal at the Company’s 2012 annual meeting of shareholders and the proposal is not intended to be included in the Company’s proxy statement relating to that meeting, the shareholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Company’s Charter (the “Charter Deadline”). Under the Company’s Charter, in order to be deemed properly presented, notice must be delivered to the Company’s Secretary at the Company’s principal executive offices no less than forty (40) nor more than sixty (60) days prior to the scheduled date of the meeting at which such matter is to be acted upon; provided, however, that if notice or public disclosure of such meeting is given fewer than fifty (50) days before the meeting, notice by the shareholder must be delivered to the Company not later than the close of business on the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders. If a shareholder gives notice of such a proposal after the Charter Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.
          The SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Voting Deadline”). This deadline for the 2012 annual meeting of shareholders is February 23, 2012. If a shareholder gives notice of a proposal after this deadline, the persons named as proxies in the proxy statement for the 2012 annual meeting will be allowed to use their discretionary voting authority to vote against the shareholder proposal when, and if, the proposal is raised at the 2012 annual meeting. Because the Charter Deadline is not capable of being determined until the Company gives notice of, or publicly announces, the date for the 2012 annual meeting of shareholders, it is possible that the Charter Deadline may occur after the Discretionary Voting Deadline, in which case a proposal received after the Discretionary Voting Deadline but before the Charter Deadline would be eligible to be presented at the 2012 annual meeting of shareholders and the Company believes that the persons named as proxies in the proxy statement would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosures of the proposal in the proxy statement relating to the meeting.
          Shareholder proposals should be addressed to Secretary, Green Bankshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743 and must comply with the provisions of the Company’s Charter. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy relating to the Company’s 2012 Annual Meeting of Shareholders any shareholder proposal that does not satisfy the requirements for inclusion as established by the SEC at the time of receipt.

OTHER MATTERS
          Discretionary Authority to Vote. As of the date of this document, the Company’s Board of Directors is not aware of any matters that will be presented for consideration at the Company’s Special Meeting. If any other matters come before either of the meetings or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.
          Directions to Our Special Meeting at the General Morgan Inn. Requests for directions to General Morgan Inn should be directed to Michael J. Fowler, 100 North Main Street, Greeneville, Tennessee 37743 (telephone number (423) 278-3050).
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Michael J. Fowler
Secretary
Greeneville, Tennessee
July 27, 2011

Appendix A
INVESTMENT AGREEMENT

INVESTMENT AGREEMENT
dated as of May 5, 2011
among
GREEN BANKSHARES, INC.,
GREENBANK
and
NORTH AMERICAN FINANCIAL HOLDINGS, INC.

A-i

ARTICLE I PURCHASE; CLOSING

1.1 Purchase	A-1
1.2 Closing	A-1

ARTICLE II REPRESENTATIONS AND WARRANTIES

2.1 Disclosure	A-6
2.2 Representations and Warranties of the Company and the Bank	A-7
2.3 Representations and Warranties of Purchaser	A-25

ARTICLE III COVENANTS

3.1 Filings; Other Actions	A-28
3.2 Access, Information and Confidentiality	A-29
3.3 Conduct of the Business	A-30
3.4 Acquisition Proposals	A-34
3.5 Repurchase	A-36
3.6 D&O Indemnification	A-37
3.7 Notice of Developments	A-37

ARTICLE IV ADDITIONAL AGREEMENTS

4.1 Governance Matters	A-37
4.2 Legend	A-38
4.3 Exchange Listing	A-38
4.4 Registration Rights	A-38
4.5 Employees	A-38
4.6 Reservation for Issuance	A-38
4.7 Additional Investment	A-38

ARTICLE V TERMINATION

5.1 Termination	A-39
5.2 Effects of Termination	A-40
5.3 Fees	A-40

ARTICLE VI MISCELLANEOUS
6.1 No Survival	A-41

A-ii

6.2 Expenses	A-41
6.3 Amendment; Waiver	A-42
6.4 Counterparts and Facsimile	A-42
6.5 Governing Law	A-42
6.6 Notices	A-42
6.7 Entire Agreement, Assignment	A-43
6.8 Interpretation; Other Definitions	A-43
6.9 Captions	A-44
6.10 Severability	A-44
6.11 No Third Party Beneficiaries	A-44
6.12 Time of Essence	A-44
6.13 Certain Adjustments	A-44
6.14 Public Announcements	A-44
6.15 Specific Performance; Limitation on Damages	A-45

A-iii

INDEX OF DEFINED TERMS

Term	Location of Definition
409A Plan	2.2(s)(8)
Acquisition Agreement	3.4(b)
Acquisition Proposal	3.4(c)
Adverse Recommendation Change	3.4(b)
Affiliate	6.8(a)
Agency	2.2(w)(5)(D)
Agreement	Preamble
Authorizations	2.2(a)(1)
Bank	Preamble
Bank Charter	2.2(a)(2)
beneficial owner	6.8(g)
beneficially own	6.8(g)
Benefit Plan	2.2(s)(1)
Burdensome Condition	1.2(c)(2)(F)
business day	6.8(e)
Capitalization Date	2.2(b)
CERCLA	2.2(v)
Charge-Offs	1.2(c)(2)(L)
Charter	2.2(a)(1)
Closing	1.2(a)
Closing Date	1.2(a)
Closing Expense Reimbursement	6.2
Code	2.2(j)
Common Stock	Recitals
Company	Preamble
Company 10-K	2.1(c)(2)(A)
Company Insurance Policies	2.2(x)
Company Preferred Stock	2.2(b)
Company Recommendation	3.1(b)
Company Reports	2.2(h)(1)
Company Representatives	3.2(a)
Company Significant Agreement	2.2(m)(i)
Company’s knowledge	2.1(d)
Confidentiality Agreement	3.2(b)
control	6.8(a)
controlled by	6.8(a)
CVRs	Recitals
Disclosure Schedule	2.1(a)
EESA	2.2(s)(10)
ERISA	2.2(s)(1)
ERISA Affiliate	2.2(s)(1)
Exchange Act	2.2(h)(1)
Existing D&O Policies	1.2(c)(2)(H)(i)
Expense Reimbursement	5.3(c)
FDIC	2.2(a)(2)
Federal Reserve	1.2(c)(1)(B)
GAAP	2.2(g)
Governmental Entity	1.2(c)(1)(A)
herein	6.8(d)
hereof	6.8(d)
hereunder	6.8(d)
include	6.8(c)

A-iv

Term	Location of Definition
included	6.8(c)
includes	6.8(c)
including	6.8(c)
knowledge of the Company	2.1(d)
Laws	2.1(b)
Liens	1.2(b)(1)
Loan Portfolio Committee	4.1(c)
Loans	2.2(w)(1)
Loan Tape	2.2(w)(9)
Material Adverse Effect	2.1(b)
NASDAQ	1.2(c)(2)(I)
Nominees	4.1(b)
Notice of Recommendation Change	3.4(b)
or	6.8(b)
Option	Recitals
Organizational Common Stock	2.2(b)
Permits	2.2(q)
Permitted Liens	2.2(i)
Per Share Purchase Price	1.2(b)(2)
person	6.8(f)
Pool	2.2(w)(8)
Previously Disclosed	2.1(c)
Proprietary Rights	2.2(y)
Purchased Shares	1.1
Purchaser	Preamble
Purchaser Designees	1.2(c)(2)(G)
Registration Rights Agreement	4.4
Regulatory Agreement	2.2(u)
Resigning Directors	1.2(c)(2)(G)
Representatives	3.4(a)
Repurchase	Recitals
Required Approvals	2.2(f)
Sarbanes-Oxley Act	2.2(h)(2)
SEC	2.1(c)(2)(A)
Securities Act	2.2(h)(1)
Series A Preferred	Recitals
Shareholder Meeting	3.1(b)
Shareholder Proposal	3.1(b)
SRO	2.2(h)(1)
Subsidiaries	2.2(a)(1)
Subsidiary	2.2(a)(1)
Superior Proposal	3.4(c)
Tax Return	2.2(j)
Taxes	2.2(j)
Tennessee DFI	1.2(c)(1)(B)
Termination Fee	5.3(c)
Treasury	Recitals
Treasury Warrants	Recitals
Trust Preferred Securities	2.2(d)(2)
under common control with	6.8(a)
VA	2.2(w)(5)
Voting Debt	2.2(b)

A-v

LIST OF SCHEDULES AND EXHIBITS

Schedule A	List of Subsidiaries

Exhibit A	Terms of Contingent Value Rights
Exhibit B	Terms of Repurchase
Exhibit C	Form of Registration Rights Agreement
A-vi

     INVESTMENT AGREEMENT, dated as of May 5, 2011 (this “Agreement”), among Green Bankshares, Inc., a corporation organized under the laws of the State of Tennessee (the “Company”), GreenBank, a Tennessee state-chartered banking corporation and a banking subsidiary of the Company (the “Bank”), and North American Financial Holdings, Inc., a Delaware corporation (“Purchaser”).
RECITALS:
     WHEREAS, the Company intends to issue and sell to Purchaser, and Purchaser intends to purchase from the Company, as an investment in the Company, 119,900,000 shares of common stock, $2.00 par value per share, of the Company (the “Common Stock”) at a purchase price of $1.81 per share on the terms and conditions described herein;
     WHEREAS, on the date hereof, the Company has granted to the Purchaser an option to acquire up to 2,628,183 shares of Common Stock (but not to exceed 19.9% of the Company’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to such option) at a price per share equal to the closing price on the Nasdaq Global Select Market for shares of Common Stock on the first trading day following the date hereof (the “Option”);
     WHEREAS, in addition to the purchase price described above, the Company shall, immediately prior to the issuance of shares of Common Stock to Purchaser, issue to the holders of its Common Stock (excluding the Purchaser) contingent value rights (the “CVRs”) on substantially the terms set forth in Exhibit A;
     WHEREAS, in connection with the investment by Purchaser, the Purchaser shall enter into a binding definitive agreement with the United States Department of the Treasury (“Treasury”), pursuant to which, among other things and subject to the terms and conditions set forth therein, contemporaneous with the Closing, the Purchaser will purchase from Treasury all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred”) (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and related warrants to purchase shares of Company Common Stock (the “Treasury Warrants”) (the “Repurchase”) (the terms of the Repurchase being set forth in Exhibit B); and
     WHEREAS, the Company intends to amend its Charter and its bylaws, in form and substance reasonably satisfactory to Purchaser, to permit the transactions contemplated by this Agreement.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
PURCHASE; CLOSING
     1.1 Purchase. On the terms and subject to the conditions set forth herein, at the Closing, Purchaser will purchase from the Company, and the Company will issue and sell to Purchaser, 119,900,000 shares of Common Stock (the “Purchased Shares”).
     1.2 Closing.
     (a) The Closing. The closing of the purchase and sale of the Purchased Shares referred to in Section 1.1 (the “Closing”) shall occur at 10:00 a.m., New York City time, on the third business day after the satisfaction or, if permissible, waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), at the offices of Wachtell, Lipton, Rosen

& Katz, 51 West 52nd Street, New York, New York 10019 or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”
     (b) Closing Deliveries. Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing set forth in Section 1.2(c), at the Closing:
     (1) the Company will deliver to Purchaser (A) the Closing Expense Reimbursement in accordance with Section 6.2 hereof, by wire transfer of immediately available funds to an account or accounts designated by Purchaser, and (B) the Purchased Shares, as evidenced by one or more certificates dated the Closing Date and bearing the appropriate legends as set forth herein and free and clear of all liens, charges, encumbrances and security interests of any kind or nature whatsoever (other than restrictions on transfer imposed by applicable securities Laws) (collectively, “Liens”); and
     (2) Purchaser will deliver to the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company, an amount equal to the product of $1.81 per share (the “Per Share Purchase Price”) multiplied by the number of Purchased Shares.
     (c) Closing Conditions. (1) The obligation of Purchaser, on the one hand, and the Company and the Bank, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by Purchaser, the Company and the Bank prior to the Closing of the following conditions:
     (A) no provision of any applicable Law and no judgment, injunction, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign (each, a “Governmental Entity”) shall prohibit the Closing or shall prohibit or restrict Purchaser or its Affiliates from owning or voting any Purchased Shares, and no lawsuit or formal administrative proceeding shall have been commenced by any Governmental Entity seeking to effect any of the foregoing;
     (B) any Required Approvals of the Tennessee Department of Financial Institutions (the “Tennessee DFI”), Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (the “Federal Reserve”) required to consummate the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect as of the Closing Date; and
     (C) the holders of shares of Common Stock of the Company shall have approved the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”) by the requisite vote of such holders and the corresponding amendments to the Charter shall have become effective.
     (2) The obligation of Purchaser to purchase the Purchased Shares at the Closing is also subject to the fulfillment or written waiver by Purchaser prior to the Closing of each of the following conditions:

     (A) all representations and warranties of the Company and the Bank contained in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein), both individually and in the aggregate, except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect (other than the representations and warranties set forth in Sections 2.2(b), (d)(1), (o), (z), and (bb), which shall be true and correct in all material respects (subject to materiality or Material Adverse Effect qualifiers contained therein)) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to a specified date, in which case such representation and warranty need only be true and correct as of such specified date);
     (B) each of the Company and the Bank shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing;
     (C) Purchaser shall have received a certificate signed on behalf of each of the Company and the Bank by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(2)(A) and 1.2(c)(2)(B) have been satisfied;
     (D) since December 31, 2010, except as set forth in any section of the Company Disclosure Schedule corresponding to Section 2.2 of this Agreement, no fact, event, change, condition, development, circumstance or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
     (E) (i) The Treasury shall have entered into a binding definitive agreement with Purchaser providing for, contemporaneous with the Closing, the sale to Purchaser of all of the issued and outstanding shares of the Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Treasury Warrants in accordance with the terms set forth in Exhibit B and such agreement shall remain in full force and effect; and (ii) the Company shall have received from each employee of the Company listed on Schedule 1.2(c)(2)(E) who has waived any compensation or benefits in connection with the Company’s issuance of the Series A Preferred and Treasury Warrants pursuant to the interim final rule issued by Treasury or who would be prohibited from receiving compensation or benefits under the interim final rule issued by Treasury, a binding waiver (in a form acceptable to Purchaser) stipulating that such compensation and benefits that are not payable as of the date of this Agreement will not become payable at or following the Closing;
     (F) no Required Approval issued by any Governmental Entity shall impose or contain any restraint, condition or requirement, that, individually or in the aggregate, is adverse to Purchaser or any of its Affiliates in any material respect (in the case this clause, “adverse” shall mean reducing the economic benefit or increasing the economic burden of the transactions contemplated hereby), as determined by Purchaser in its reasonable good faith judgment (any restraint, condition, or requirement of the type described in this clause (F), a “Burdensome Condition”);

     (G) each of the individuals designated by the Purchaser in its sole discretion prior to the Closing (the “Purchaser Designees”) shall have been appointed to the Board of Directors of the Company and of the Bank, and an equal number of individuals shall have resigned from the Board of Directors of the Company and of the Bank (the “Resigning Directors”), in each case effective as of the Closing, such that immediately after the Closing, the Purchaser Designees constitute a majority of the Board of Directors of each of the Company and the Bank; provided, however, in no event shall the Board of Directors of the Company contain fewer than two of the members of the Company’s Board of Directors as of the date hereof, which members shall also be appointed to the board of directors of Purchaser immediately following the Closing;
     (H) either (i) the existing directors and officers liability and errors and omissions insurance policies of the Company, the Bank and any Subsidiary (the “Existing D&O Policies”) shall remain in full force and effect as of the date of this Agreement and shall continue in full force and effect until they expire upon the expiration dates set forth in Section 2.2(x) of the Company Disclosure Schedule and the insurers thereunder shall have provided to the Company an endorsement in writing to the effect that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall result in a termination of such policies, or a reduction in coverage of any such policies; or (ii) the Company shall have obtained a policy (or policies) of directors and officers liability and errors and omissions insurance coverage with insurance carriers believed to be financially sound and reputable with coverage substantially identical to the coverage provided by the Existing D&O Policies;
     (I) the shares of Common Stock included in the Purchased Shares shall have been authorized for listing on the NASDAQ Stock Market (“NASDAQ”) or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance;
     (J) the Company shall have entered into the Registration Rights Agreement pursuant to Section 4.4, having the terms set forth in Exhibit C;
     (K) as measured immediately prior to the Closing and excluding any deposits withdrawn by Purchaser or its controlled Affiliates, core deposits (i.e., money market, demand, checking, savings and transactional accounts for retail customers) of the Bank shall not have decreased by more than twenty percent (20%) from the amount thereof as of March 31, 2011;
     (L) excluding Charge-Offs made at the written direction of Purchaser or any controlled Affiliate of Purchaser, (i) the Charge-Offs in any completed calendar fiscal quarter commencing after March 31, 2011 shall not exceed $40,000,000 and (ii) the Charge-Offs in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date shall not exceed an amount equal to $40,000,000 pro-rated by the number of days in such interim quarterly period; for the purposes of this Section 1.2(c)(2)(L), “Charge-Offs” shall mean the loans charged-off as reflected in the Company Reports, if then publicly filed, and otherwise derived from the books and records of the Bank in a manner consistent with past practice, with the preparation of the financial statements in the Company Reports and with the Company’s or Bank’s written policies in effect as of the date of this Agreement; and three calendar days prior to the Closing Date, the Company shall provide Purchaser with a schedule reporting Charge-Offs for the periods referred to in clauses (i) and (ii);
     (M) The Board of Directors of the Company shall have declared a distribution of the CVRs, effective immediately prior to the Closing, pursuant to a contingent value right agreement substantially on the terms set forth on Exhibit A and in form and substance reasonably acceptable to the Purchaser;
     (N) Either (i) the holders of shares of Common Stock of the Company shall have approved the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal” by the requisite vote of such holders and the corresponding amendment to the Charter shall have become effective or (ii) the merger of the Bank with and into a Subsidiary of the Purchaser on terms reasonably satisfactory to Purchaser and consistent with Exhibit D shall have been approved by the Boards of Directors of the Company and the Bank and by any Governmental Entity the approval of which is required, and such merger is reasonably capable of being consummated not later than three (3) business days following the Closing; and
     (3) The obligations of the Company and the Bank to effect the Closing are subject to the fulfillment or written waiver by both of the Company and the Bank prior to the Closing of the following additional conditions:
     (A) all representations and warranties of Purchaser contained in this Agreement shall be true and correct (without regard to materiality or material adverse effect qualifiers contained therein) in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date, and except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, impair in any material respect the ability of Purchaser to consummate the transactions contemplated by this Agreement;
     (B) Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing;
     (C) the Company and the Bank each shall have received a certificate signed on behalf of Purchaser by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(3)(A) and (B) have been satisfied; and
     (D) Purchaser and the Treasury shall have entered into a binding definitive agreement reflecting Purchaser’s agreement to repurchase all of the issued and outstanding Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Treasury Warrants in accordance with the terms set forth in Exhibit B and such agreement shall remain in full force and effect.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1 Disclosure. (a) On or prior to the date hereof, the Company and the Bank delivered to Purchaser and Purchaser delivered to the Company and the Bank a schedule (a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company or the Bank, or in Section 2.3 with respect to Purchaser, or to one or more covenants contained in Article III.
     (b) “Material Adverse Effect” means any fact, event, change, development, circumstance or effect that, individually or in the aggregate, (1) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, the Bank and the Subsidiaries, taken as a whole (provided, however, that with respect to this clause (1), a “Material Adverse Effect” shall not be deemed to include any fact, event, change, condition, development, circumstance or effect to the extent resulting from actions or omissions by the Company taken or not taken with the prior written consent or at the written direction of Purchaser or as expressly required by this Agreement), or (2) materially impairs or would be reasonably likely to materially impair the ability of the Company or the Bank to perform its obligations under this Agreement or to consummate the Closing. Notwithstanding the foregoing, any adverse change, event or effect to the extent arising from: (i) conditions generally affecting the United States economy or generally affecting the banking industry except to the extent the Company and the Bank, taken as a whole, are affected in a materially disproportionate manner as compared to other community banks in the southeastern United States; (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war except to the extent the Company and the Bank, taken as a whole, are affected in a materially disproportionate manner as compared to other community banks in the southeastern United States; (iii) changes in any federal, state, local or foreign Laws, any rule or regulation of any SRO, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions (collectively, “Laws”) issued by any Governmental Entity; (iv) any action taken by Purchaser prior to or at the Closing; (v) any failure, in and of itself, by the Company or the Bank to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (provided that any underlying causes of such failure shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (vi) any natural disaster except to the extent the Company and the Bank, taken as a whole, are affected in a materially disproportionate manner as compared to other community banks in the southeastern United States (vii) any compliance by the Company or the Bank with any express written request made by Purchaser; (viii) a decline in the price, or a change in the trading volume, of the Common Stock on the NASDAQ (provided that any underlying causes of such decline or change shall not be excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement, including any action taken in response thereto by any person with which the Company or the Bank does business shall not, in any such case, be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur.
     (c) “Previously Disclosed” with regard to (1) a party means information set forth in its Disclosure Schedule, and (2) the Company or the Bank means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the Securities and Exchange Commission (“SEC”) on March 15, 2010 (including all exhibits included or incorporated by reference therein) (the “Company 10-K”), or (B) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2011 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

     (d) “To the knowledge of the Company,” “to the knowledge of the Bank,” or any similar phrase means, (i) with respect to any fact or matter, the actual knowledge of Stephen M. Rownd or James E. Adams, and (ii) with respect to facts or matters relating to representations and warranties set forth in Section 2.2(w), Stephen M. Rownd, James E. Adams or Steve Droke, in the case of each of clauses (i) and (ii) without any duty to investigate.
     2.2 Representations and Warranties of the Company and the Bank. The Company and the Bank, jointly and severally, represent and warrant to Purchaser, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date in which case as of such date), that, except as Previously Disclosed:
     (a) Organization and Authority. (1) The Company is, and at the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. The Company has, and at the Closing Date will have, the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary approvals, orders, licenses, certificates, permits and other governmental authorizations (collectively, the “Authorizations”) to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect. The Company is, and at the Closing Date will be, duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions in which the nature of the activities conducted by the Company requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Material Adverse Effect. The Charter, as amended, of the Company (the “Charter”) complies in all material respects with applicable Law. A complete and correct copy of the Charter and bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Purchaser. The Company’s direct and indirect subsidiaries (other than the Bank) (each a “Subsidiary” and collectively the “Subsidiaries”) are listed on Schedule A to this Agreement.
     (2) The Bank is a wholly owned subsidiary of the Company and is a corporation and state chartered bank duly organized, validly existing and in good standing under the Laws of the State of Tennessee. The deposit accounts of the Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”); all premiums and assessments required to be paid in connection therewith have been paid when due; and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened. The Bank has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects in the manner Previously Disclosed, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect. The Bank is duly licensed or qualified to do business and in good standing in all jurisdictions in which the nature of the activities conducted by the Bank requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Material Adverse Effect. The charter (“Bank Charter”) of the Bank complies in all material respects with applicable Law. A complete and correct copy of the Bank Charter and the bylaws of the Bank, as amended and as currently in effect, has been delivered or made available to Purchaser.
     (3) Each of the Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each such Subsidiary has the power and authority (corporate, governmental, regulatory and otherwise) and has or will have all necessary Authorizations to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as Previously Disclosed, except where the failure to have such power and authority or such Authorizations has not had, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions in which the nature of the activities conducted by such Subsidiary requires such qualification except for jurisdictions in which the failure to be so qualified or authorized has not had, individually or in the aggregate, a Material Adverse Effect. The charter, articles or certificate of incorporation, certificate of trust or other organizational document of each Subsidiary comply in all material respects with applicable Law. A complete and correct copy of the charter, articles or certificate of incorporation or certificate of trust and bylaws of each Subsidiary (or similar governing documents), as amended and as currently in effect, has been delivered or made available to Purchaser.
     (b) Capitalization. The authorized capital stock of the Company consists of 130 shares of organizational common stock, par value $10.00 per share, of the Company (the “Organizational Common Stock”), 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, no par value, of the Company (the “Company Preferred Stock”). As of the close of business on May 2, 2011 (the “Capitalization Date”), there were no shares of Organizational Common Stock and no more than 13,206,952 shares of Common Stock outstanding (which includes restricted shares) and 72,278 shares of Series A Preferred and no other shares of Company Preferred Stock outstanding. Since the Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, and as set forth in Section 2.2(b) of the Company Disclosure Schedule, the Company has not (1) issued or authorized the issuance of any shares of Organizational Common Stock, Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Organizational Common Stock, Common Stock or Company Preferred Stock, (2) reserved for issuance any shares of Organizational Common Stock, Common Stock or Company Preferred Stock or (3) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Organizational Common Stock, Common Stock or Company Preferred Stock. As of the close of business on the Capitalization Date, other than in respect of shares of Common Stock reserved for issuance in connection with the Treasury Warrants, any stock option or other equity incentive plan in respect of which an aggregate of no more than 146,169 shares of Common Stock have been reserved for issuance and under the Company’s Dividend Reinvestment Plan, no shares of Organizational Common Stock, Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Organizational Common Stock, Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. All shares of Organizational Common Stock are callable by the Company at any time at a price of $10.00 per share by the Company. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (A) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, (B) the warrant to purchase up to 635,504 shares of Common Stock sold by the Company to the Treasury pursuant to that certain Letter Agreement and Securities Purchase Agreement dated as of December 23, 2008 or (C) as set forth elsewhere in this Section 2.2(b) or on the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Organizational Common Stock, Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). Section 2.2(b) of the Company Disclosure Schedule sets forth a table listing the outstanding series of trust preferred and subordinated debt securities of the Company and the Bank and certain information with respect thereto, including the holders of such securities as of the date of this Agreement if known to the Company, and all such information is accurate and complete to the knowledge of the Company and the Bank.

     (c) Subsidiaries. With respect to the Bank and each of the Subsidiaries, (1) all the issued and outstanding shares of such entity’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (2) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, shares of such entity’s capital stock, any other equity security or any Voting Debt, or any such options, rights, convertible securities or obligations. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Bank and the Subsidiaries, free and clear of all Liens. Except as set forth in Section 2.2(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person that is not a Subsidiary or the Bank.
     (d) Authorization. (1) Each of the Company and the Bank has the full legal right, corporate power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which each of the Company and the Bank will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of each of the Company and the Bank. This Agreement has been, and the other agreements referenced herein to which they will be a party, when executed, will be, duly and validly executed and delivered by the Company and the Bank and, assuming due authorization, execution and delivery by Purchaser, is and will be a valid and binding obligation of each of the Company and the Bank enforceable against each of the Company and the Bank in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company or the Bank of this Agreement and the other agreements referenced herein to which it will be a party, the performance by them of their obligations hereunder and thereunder or the consummation by them of the transactions contemplated hereby, subject to receipt of the approval by the Company’s shareholders of the Shareholder Proposal. Except as set forth in Section 2.2(d) of the Company Disclosure Schedule, the only vote of the shareholders of the Company required in connection with the approval of the Shareholder Proposal is the affirmative vote of the holders of not less than a majority of the outstanding Common Stock entitled to vote at the meeting at which such a vote is taken. All shares of Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Shareholder Proposal shall be eligible to vote on such proposal.
     (2) Neither the execution and delivery by the Company or the Bank of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company or the Bank with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Liens upon any of the material properties or assets of the Company, the Bank or any Subsidiary under any of the terms, conditions or provisions of (i) its charter or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Subsidiary or (ii) except as set forth in Section 2.2(d) of the Company Disclosure Schedule, and except for defaults that would not have nor reasonably be expected to have a Material Adverse Effect, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Bank or any Subsidiary is a party or by which it may be bound, including without limitation the trust preferred securities issued by Greene County Capital Trust I, Greene County Capital Trust II, GreenBank Capital Trust I, Civitas Statutory Trust I, Cumberland Capital Statutory Trust II or the related indentures (collectively, the “Trust Preferred Securities”), or to which the Company, the Bank or any Subsidiary or any of the properties or assets of the Company, the Bank or any Subsidiary may be subject, or (B) except for violations that would not have nor reasonably be expected to have a Material Adverse Effect, assuming the consents referred to in Section 2.2(f) are duly obtained, violate any Law applicable to the Company, the Bank or any Subsidiary or any of their respective properties or assets.
     (e) Accountants. Dixon Hughes PLLC, who has expressed its opinion with respect to the consolidated financial statements contained in the Company 10-K, is as of the date of such opinion a registered independent public accountant, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.
     (f) Consents. Schedule 2.2(f) of the Company Disclosure Schedule lists all governmental and any other material consents, approvals, authorizations, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement (the “Required Approvals”). Other than the securities or blue sky laws of the various states and the Required Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity or SRO, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company or the Bank of the transactions contemplated by this Agreement.
     (g) Financial Statements. The Company has previously made available to Purchaser copies of the consolidated statements of financial condition of the Company, the Bank and the Subsidiaries as of December 31 for the fiscal years 2008, 2009 and 2010, and the related consolidated statements of operations, of comprehensive income, of changes in shareholders’ equity, and of cash flows for the fiscal years 2008 through 2010, inclusive, as reported in the Company 10-K, in each case accompanied by the audit report of Dixon Hughes PLLC. The December 31, 2010 consolidated statement of financial condition of the Company (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of the Company, the Bank and the Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 2.2(g) (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations, comprehensive income, changes in shareholders’ equity, cash flows and the consolidated financial position of the Company, the Bank and the Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) in all material respects complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. There is no transaction, arrangement or other relationship between the Company, the Bank or any Subsidiary and an unconsolidated or other Affiliated entity that is not reflected on the financial statements specified in this Section 2.2(g). The books and records of the Company, the Bank and the Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable Law and GAAP accounting requirements and reflect only actual transactions. Dixon Hughes PLLC has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     (h) Reports. (1) Since December 31, 2008, the Company, the Bank and each Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity or self-regulatory organization having jurisdiction over the Company (“SRO”) (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities or SROs. Except as set forth in Section 2.2(h)(1) of the Company Disclosure Schedule, to the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity or any SRO with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. No executive officer of the Company, the Bank or any Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Copies of all Company Reports not otherwise publicly filed have, to the extent allowed by applicable Law, been made available to Purchaser by the Company. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of the Company, the Bank and the Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company, the Bank or any Subsidiary since December 31, 2008. Except as set forth in Section 2.2(h)(1) of the Company Disclosure Schedule, to the knowledge of the Company and the Bank, there is no unresolved violation, criticism or exception by any Governmental Entity or SRO with respect to any report or statement relating to any examinations of the Company, the Bank or any of the Subsidiaries.
     (2) The Company (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, the Bank and the Subsidiaries, and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the Bank and the Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2008, (A) none of the Company, the Bank or any Subsidiary or, to the knowledge of the Company or the Bank, any director, officer, employee, auditor, accountant or representative of the Company, the Bank or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, the Bank or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company, the Bank or any Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, the Bank or any Subsidiary, whether or not employed by the Company, the Bank or any Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as amended and the rules and regulations promulgated thereunder and as of the date of this Agreement, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
     (i) Properties and Leases. The Company, the Bank and the Subsidiaries have good and marketable title to all real properties and transferable title to all other properties and assets, tangible or intangible, owned by them (other than any assets or properties classified as other real estate owned) that are material to the operation of their businesses, in each case free from Liens (other than (i) Liens for current taxes and assessments not yet past due or being contested in good faith, (ii) inchoate Liens for construction in progress, (iii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company, the Bank or such Subsidiary consistent with past practice for sums not yet delinquent or being contested in good faith by appropriate proceedings and (iv) Liens with respect to tenant personal property, fixtures and/or leasehold improvements at the subject premises arising under state statutes and/or principles of common law (collectively, “Permitted Liens”)) that would impair in any material respect the value thereof or interfere with the use made or to be made thereof by them in any material respect. The Company, the Bank and the Subsidiaries own, lease or otherwise have valid easement rights to use all properties as are necessary to their operations as now conducted. To the knowledge of the Company, the Company, the Bank and the Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them in any material respect. None of the Company, the Bank or any Subsidiary or, to the knowledge of the Company, any other party thereto is in default in any material respect under any lease described in the immediately preceding sentence. There are no condemnation or eminent domain proceedings pending or, to the knowledge of the Company, threatened in writing, with respect to any of the real properties owned, or to the Company’s knowledge, any of the real properties leased, by the Company, the Bank or any of the Subsidiaries. None of the Company, the Bank or any of the Subsidiaries has, within the last two (2) years, made any material title claims, or has outstanding any material title claims, under any policy of title insurance respecting any parcel of real property.
     (j) Taxes. Except as set forth in Section 2.2(j) of the Company Disclosure Schedule, (1) each of the Company, the Bank and the Subsidiaries has duly and timely filed (including, pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects. Each of the Company, the Bank and the Subsidiaries have paid in full, or made adequate provision in the financial statements of the Company (in accordance with GAAP) for, all Taxes shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by, or Tax Returns of, the Company, the Bank or any of the Subsidiaries which deficiencies have not since been resolved; and (3) there are no material Liens for Taxes upon the assets of either the Company, the Bank or the Subsidiaries except for statutory Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been provided. None of the Company, the Bank or any of the Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”) is applicable. None of the Company, the Bank or any Subsidiary has engaged in any transaction that is the same as or substantially similar to a “listed transaction” for United States federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4. None of the Company, the Bank or any of the Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local Law. None of the Company, the Bank or any of the Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax. The Company, the Bank and each of the Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9. No claim has been made by a Tax Authority in writing to the Company, the Bank or any of the Subsidiaries in a jurisdiction where the Company, the Bank or any of the Subsidiaries, as the case may be, does not file Tax Returns that the Company, the Bank or any of such Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction. None of the Company, the Bank or any of the Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made. None of the Company, the Bank or any of the Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign Law). Each of the Company, the Bank and its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all periods under all applicable Laws. No audits or material investigations by any taxing authority relating to any Tax Returns of any of the Company, the Bank or any of the Subsidiaries is in progress, nor has the Company, the Bank or any of the Subsidiaries received notice from any taxing authority of the commencement of any audit not yet in progress. There are no outstanding powers of attorney enabling any person or entity not a party to this Agreement to represent the Company, the Bank or any Subsidiary with respect to Tax matters. None of the Company, the Bank or any of the Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 or any similar provision. There are no material elections regarding Taxes affecting the Company, the Bank or any of the Subsidiaries. None of the Company, the Bank or any of the Subsidiaries has undergone an “ownership change” within the meaning of Code Section 382(g) provided that the Company makes no representations as to whether the execution of this Agreement or the consummation of the transactions contemplated hereby will constitute an “ownership change” under Code Section 382(g). For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest, penalties or additions to tax attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.
     (k) Absence of Certain Changes. Since December 31, 2010, except as Previously Disclosed, (1) the Company, the Bank and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business and consistent with prior practice, (2) none of the Company, the Bank or any Subsidiary has issued any securities or incurred any liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock or as contemplated by Section 2.2(b) of this Agreement, the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests, (4) no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have a Material Adverse Effect and (5) no material default (or event that, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company, the Bank or any Subsidiary or, to their knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Company Significant Agreement that would, individually or in the aggregate, constitute a Material Adverse Effect.
     (l) No Undisclosed Liabilities. Except as set forth in Section 2.2(l) of the Company Disclosure Schedule, none of the Company, the Bank or any of the Subsidiaries has any liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar agreement (absolute, accrued, contingent or otherwise) except for (1) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of December 31, 2010, (2) current liabilities that have arisen since December 31, 2010 in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary and (3) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements made in the ordinary and usual course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary.
     (m) Commitments and Contracts. (i) The Company has Previously Disclosed or made available to Purchaser or its representatives true, correct and complete copies of, each of the following written contracts to which the Company, the Bank or any Subsidiary is a party (each, a “Company Significant Agreement”):
     (1) any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;
     (2) any contract or agreement with respect to the employment or service of any current or former directors, officers, or consultants of the Company, the Bank or any of the Subsidiaries;
     (3) any contract or agreement with any director, officer, or Affiliate of the Company, the Bank or any of the Subsidiaries;
     (4) any contract or agreement materially limiting the freedom of the Company, the Bank or any Subsidiary to engage in any line of business or to compete with any other person or prohibiting the Company, the Bank or any Subsidiary from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;
     (5) any contract or agreement with a labor union or guild (including any collective bargaining agreement);
     (6) any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company, the Bank or the Subsidiaries other than other real estate owned;

     (7) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company, the Bank or any Subsidiary is a lender, borrower or guarantor other than those entered into in the ordinary course of business;
     (8) any contract or agreement entered into since January 1, 2005 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof) relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company, the Bank or any of the Subsidiaries;
     (9) any agreement of guarantee, support or indemnification by the Company, the Bank or any Subsidiary, assumption or endorsement by the Company, the Bank or any Subsidiary of, or any similar commitment by the Company, the Bank or any Subsidiary with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;
     (10) any alliance, cooperation, joint venture, stockholders’ partnership or similar agreement involving a sharing of profits or losses relating to the Company, the Bank or any Subsidiary;
     (11) any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company, the Bank or any Subsidiary; and
     (12) any material contract or agreement that would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement.
(ii) (A) Each of the Company Significant Agreements has been duly and validly authorized, executed and delivered by the Company, the Bank or any Subsidiary and is binding on the Company, the Bank and the Subsidiaries, as applicable, and to the Company’s knowledge, is in full force and effect; (B) the Company, the Bank and each of the Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; (C) as of the date hereof, none of the Company, the Bank or any of the Subsidiaries has received notice of any material violation or default (or any condition that with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement; and (D) no other party to any Company Significant Agreement is, to the knowledge of the Company, in default in any material respect thereunder.
     (n) Offering of Purchased Shares. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company) under circumstances that would require the integration of such offering with the offering of any of the Purchased Shares, the shares underlying the Option or CVRs to be issued pursuant to this Agreement, in each case under the Securities Act, and the rules and regulations of the SEC promulgated thereunder, which might subject the offering, issuance or sale of any of the Purchased Shares or the shares underlying the Option to Purchaser or the CVRs to the Company’s shareholders (excluding the Purchaser) pursuant to this Agreement to the registration requirements of the Securities Act.
     (o) Status of Purchased Shares. The Purchased Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action, in each case subject to the approval of the Shareholder Proposal. When issued, delivered and sold against receipt of the consideration therefor as provided in this Agreement, the Purchased Shares will be validly issued, fully paid and nonassessable, will not be issued in violation of or subject to preemptive rights of any other shareholder of the Company and will not result in the violation or triggering of any price-based antidilution adjustments under any agreement to which the Company, the Bank or any Subsidiary is a party. The voting rights of the holders of the Purchased Shares will be enforceable in accordance with the terms of the Charter, the bylaws of the Company and applicable Law.
     (p) Litigation and Other Proceedings. Except as set forth in Section 2.2(p) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (1) against the Company, the Bank or any Subsidiary (excluding those of the type contemplated by the following clause (2)) that, if adversely determined, would reasonably be expected to result in damages, costs or any other liability owed by the Company, the Bank or such Subsidiary, as applicable, in excess of $1,000,000 individually or $5,000,000 in the aggregate or (2) as of the date hereof, challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, the Bank, any Subsidiary or the assets of the Company, the Bank or any Subsidiary. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company, the Bank or any Subsidiary.
     (q) Compliance with Laws. (1) The Company, the Bank and each Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of (“Permits”), and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, except where the failure to have, or the suspension or cancellation of, any Permit has not had a Material Adverse Effect. Except as has not had a Material Adverse Effect, each of the Company, the Bank and each Subsidiary is and has been in compliance with and is not in default or violation of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign Law or order, demand, writ, injunction, decree or judgment of any Governmental Entity or SRO. Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction on the business or properties of the Company, the Bank or any Subsidiary. Except as set forth in Section 2.2(q) of the Company Disclosure Schedule, since December 31, 2009, none of the Company, the Bank or any Subsidiary has received any written notification or communication from any Governmental Entity or SRO (A) asserting that the Company, the Bank or any Subsidiary is not in material compliance with any applicable Law, (B) threatening to revoke any permit, license, franchise, authorization, order or approval, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.
     (2) Except as would not be material to the Company, the Bank and the Subsidiaries, taken as a whole, the Bank and each Subsidiary have properly administered all accounts for which the Bank or any Subsidiary acts as a fiduciary, including accounts for which the Bank or any

Subsidiary serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law in all material respects. None of the Bank or any Subsidiary, or any director, officer or employee of the Bank or any Subsidiary, has committed any breach of trust with respect to any such fiduciary account that would be material to the Bank and the Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.
     (r) Labor. Employees of the Company, the Bank and the Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company, the Bank or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities (to the Company’s knowledge), strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or to the Company’s knowledge threatened against or involving the Company, the Bank or any Subsidiary. The Company, the Bank and each Subsidiary believe that their relations with their employees are good. As of the date hereof, no executive officer of the Company, the Bank or any Subsidiary has notified the Company, the Bank or any Subsidiary that such officer intends to leave the employ of the Company, the Bank or any Subsidiary or otherwise terminate such executive officer’s employment with the Company, the Bank or any Subsidiary. To the knowledge of the Company, no executive officer of the Company, the Bank or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and to the knowledge of Company the continued employment of each such executive officer does not subject the Company, the Bank or any Subsidiary to any liability with respect to any of the foregoing matters. The Company, the Bank and the Subsidiaries are in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs.
     (s) Company Benefit Plans.
     (1) (A) Section 2.2(s)(1)(A) of the Company Disclosure Schedule sets forth a complete list of the Company’s Benefit Plans. With respect to each Benefit Plan, except as set forth in Section 2.2(s)(1)(A) of the Company Disclosure Schedule, the Company, the Bank and the Subsidiaries have complied, and are now in compliance, in both instances in all material respects, with all provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all Laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, fringe benefit, or other compensation or employee benefit plan, program, agreement, arrangement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company, the Bank, any Subsidiary or any of their respective ERISA Affiliates is party, whether written or oral, for the benefit of any director, former director, consultant, former consultant, employee or former employee of the Company, the Bank or any Subsidiary.

     (2) With respect to each Benefit Plan, the Company has heretofore delivered or made available to Purchaser or Previously Disclosed true and complete copies of each of the following documents, to the extent applicable: (A) a copy of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written Benefit Plan, a description thereof); (B) a copy of the two most recent annual reports and actuarial reports, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (C) a copy of the most recent summary plan description required under ERISA with respect thereto; (D) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (E) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.
     (3) Except as set forth in Section 2.2(s)(3) of the Company Disclosure Schedule, no claim has been made, or to the knowledge of the Company threatened, against the Company, the Bank or any of the Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan other than ordinary course claims for benefits.
     (4) No Benefit Plans are subject to Title IV or described in Section 3(37) of ERISA, and none of the Company, the Bank or its Subsidiaries has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA. Except as set forth in Section 2.2(s)(4) of the Company Disclosure Schedule, neither the Company, the Bank, nor any Subsidiary has incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for Company Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws.
     (5) Each Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, and, to the knowledge of the Company, no condition exists that could reasonably be expected to jeopardize any such qualification or exemption.
     (6) None of the Company, the Bank or any Subsidiary, any Benefit Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, the Bank or any Subsidiary, any Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.
     (7) There has been no material failure of a Benefit Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).
     (8) Except as set forth in Section 2.2(s)(8) of the Company Disclosure Schedule, each Benefit Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “409A Plan”) complies in all material respects with the requirements of Section 409A of the Code and the guidance promulgated thereunder. From January 1, 2005 through December 31, 2008, each 409A Plan and any award thereunder was maintained in good faith operational compliance with the requirements of (i) Section 409A of the Code and (ii) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1. From and after January 1, 2009, each 409A Plan and any award thereunder has been maintained in operational compliance with the requirements of Section 409A of the Code the final regulations issued thereunder. Except as set forth in Section 2.2(s)(8) of the Company Disclosure Schedule, as of and since December 31, 2008, each 409A Plan and any award thereunder has been in documentary compliance with the requirements of Section 409A of the Code and the final regulations issued thereunder. Except as set forth in Section 2.2(s)(8) of the Company Disclosure Schedule, no payment to be made under any 409A Plan is or will be subject to the interest and additional tax payable pursuant to Section 409A(a)(1)(B) of the Code. None of the Company, the Bank or any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.
     (9) (A) Except as set forth in Section 2.2(s)(9) of the Company Disclosure Schedule or as required by applicable Law, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company, the Bank or any Subsidiary from the Company, the Bank or any Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) except as set forth in Section 2.2(s)(9) of the Company Disclosure Schedule or as required by applicable Law, none of the Company, the Bank or any Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company, the Bank or any Subsidiary to amend, merge, terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust. Except as set forth in Section 2.2(s)(9) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of excise taxes imposed by Section 4999 of the Code.
     (10) The Company, the Bank and the Subsidiaries will be in compliance, as of the Closing Date, with Sections 111 and 302 of the Emergency Economic Stabilization Act of 2008, as amended by the U.S. American Recovery and Reinvestment Act of 2009, including all guidance issued thereunder by a Governmental Entity (collectively “EESA”). Except as set forth in Section 2.2(s)(10) of the Company Disclosure Schedule, without limiting the generality of the foregoing, each employee of the Company, the Bank, and the Subsidiaries who is subject to the limitations imposed under EESA has executed a waiver of claims against the Company, the Bank and the Subsidiaries with respect to limiting or reducing rights to compensation for so long as the EESA limitations are required to be imposed.
     (t) Risk Management Instruments. All material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of the Bank or one or more of the Subsidiaries, were entered into (1) only in the ordinary and usual course of business and consistent with past practice, (2) in accordance with commercially reasonable banking practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company, the Bank or one of the Subsidiaries, enforceable in accordance with its terms. None of the Company, the Bank or the Subsidiaries, or, to the

knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
     (u) Agreements with Regulatory Agencies. Except as set forth in Section 2.2(u) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity or SRO (each item in this sentence, a “Regulatory Agreement”), nor has the Company, the Bank or any Subsidiary been advised since December 31, 2008 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Except as set forth in Section 2.2(u) of the Company Disclosure Schedule, the Company, the Bank and each Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of the Company, the Bank or any Subsidiary has received any notice from any Governmental Entity or SRO indicating that either the Company, the Bank or any Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.
     (v) Environmental Liability. The Company, the Bank and the Subsidiaries have, and at the Closing Date will have, complied in all material respects with all laws, regulations, ordinances and orders relating to public health, safety or the environment (including without limitation all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances, pollutants or contaminants, or to exposure to toxic, hazardous or other controlled, prohibited or regulated substances), the violation of which would or might have a material impact on the Company, the Bank or any Subsidiary or the consummation of the transactions contemplated by this Agreement. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company, the Bank or any Subsidiary, any liability or obligation of the Company, the Bank or any Subsidiary with respect to any environmental health or safety matter or any private or governmental, environmental health or safety investigation or remediation activity of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company, the Bank or any Subsidiary or any property in which the Company, the Bank or any Subsidiary has taken a security interest the result of which has had or would reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that could reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, none of the Company, the Bank or any Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party that could impose any such environmental obligation or liability.
     (w) Loan Portfolio.
     (1) Except as set forth in Section 2.2(w)(1) of the Company Disclosure Schedule, as of April 29, 2011, none of the Company, the Bank or any Subsidiary is a party to (A) any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor was, as of March 31, 2011, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (B) Loan in excess of $100,000 with any director, executive officer or five percent or greater shareholder of the Company, the Bank or any

Subsidiary, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 2.2(w) of the Company Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $100,000 of the Company, the Bank or any of the Subsidiaries that as of March 31, 2011 were classified by the Company or the Bank or any regulatory examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of March 31, 2011 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company, the Bank and the Subsidiaries that as of March 31, 2011 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of March 31, 2011 and (z) each asset of the Company or the Bank that as of March 31, 2011 was classified as “Other Real Estate Owned” and the book value thereof.
     (2) Each Loan of the Company, the Bank or any of the Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (3) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company, the Bank or any Subsidiary), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the Company’s and the Bank’s underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and in material compliance with all applicable requirements of federal, state and local Laws, regulations and rules.
     (4) Except as set forth in Section 2.2(w)(4) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company, the Bank or any of the Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein.
     (5) Each of the Company, the Bank and the Subsidiaries, as applicable, is approved by and is in good standing: (A) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (B) as a GNMA I and II Issuer by the Government National Mortgage Association; (C) by the Department of Veterans Affairs (“VA”) to originate and service VA loans; and (D) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency”).
     (6) Except as set forth in Section 2.2(w)(6) of the Company Disclosure Schedule, none of the Company, the Bank or any of the Subsidiaries is now nor has it ever been since December 31, 2008 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. None of the Company, the Bank or any of the Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company, the Bank or any of the Subsidiaries or to increase the guarantee fees payable to any such Agency.
     (7) Each of the Company, the Bank and the Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.
     (8) To the knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company, the Bank or any of the Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.
     (9) The information with respect to each Loan set forth in the Loan Tape, and, to the knowledge of the Company, any third party information set forth in the Loan Tape is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of December 31, 2010. As used herein, “Loan Tape” means a data storage disk produced by the Company from its management information systems regarding the Loans.
     (x) Insurance. The Company, the Bank and each of the Subsidiaries maintain, and have maintained for the two years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company, the Bank and the Subsidiaries reasonably believe are adequate for their respective businesses and as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations, including, but not limited to, insurance covering all real and personal property owned or leased by the Company, the Bank and any Subsidiary against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company, the Bank and the Subsidiaries, excluding such policies pursuant to which the Company, the Bank, any Subsidiary or an Affiliate of any them acts as the insurer and that are identified with respective expiration dates on Section 2.2(x) of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all correspondence relating to any material claims under the Company Insurance Policies, have been previously made available to Purchaser. All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been timely paid, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company, the Bank or any of the Subsidiaries under any of the Company Insurance Policies or, to the knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company, the Bank or any Subsidiary. None of the Company, the Bank or any of the Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the knowledge of the Company, is the termination of any such policies threatened, and, except as set forth in Section 2.2(x) of the Company Disclosure Schedule, there is no claim for coverage by the Company, the Bank or any of the Subsidiaries, pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.
     (y) Intellectual Property. The Company, the Bank and the Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) used in the conduct of the business of the Company, the Bank and the Subsidiaries as now conducted, except where the failure to own such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary. The Company, the Bank and the Subsidiaries have the right to use all Proprietary Rights used in or necessary for the conduct of their respective businesses without infringing the rights of any person or violating the terms of any licensing or other agreement to which the Company, the Bank or any Subsidiary is a party, except for such infringements or violations that have not had a Material Adverse Effect, and, to the Company’s knowledge, no person is infringing upon any of the Proprietary Rights, except where the infringement of or lack of a right to use such Proprietary Rights would not have any material impact on the Company, the Bank or any Subsidiary. Except as Previously Disclosed, no charges, claims or litigation have been asserted or, to the Company’s knowledge, threatened against the Company, the Bank or any Subsidiary contesting the right of the Company, the Bank or any Subsidiary to use, or the validity of, any of the Proprietary Rights or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to the Company’s knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. All licenses and other agreements to which the Company, the Bank or any Subsidiary is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company, the Bank or such Subsidiary, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event that, with notice or lapse of time, or both, would constitute a default) by the Company, the Bank or any Subsidiary under any license or other agreement affecting Proprietary Rights used in or necessary for the conduct of the business of the Company, the Bank or any Subsidiary, except for defaults, if any, which would not have any material impact on the Company, the Bank or any Subsidiary. The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights and the current terms thereof will not be affected by the transactions contemplated by this Agreement.
     (z) Anti-takeover Provisions Not Applicable. The Company has taken all action required to be taken by it in order to exempt this Agreement, the purchase of the Purchased Shares, the merger of the Bank into a depository subsidiary of the Purchaser and the other transactions to be consummated pursuant to the express terms of this Agreement from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the Charter, and its bylaws and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws and regulations of any state, including the Tennessee Business Corporation Act.
     (aa) Knowledge as to Conditions. As of the date of this Agreement, each of the Company and the Bank knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained or that any Required Approval will not be granted without the imposition of a Burdensome Condition, provided, however, that neither the Company nor the Bank makes any representation or warranty with respect to the management, capital or ownership structure of Purchaser or any of its Affiliates.

     (bb) Brokers and Finders. Except as set forth in Section 2.2(bb) of the Company Disclosure Schedule, none of the Company, the Bank or any Subsidiary or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company, the Bank or any Subsidiary, in connection with this Agreement or the transactions contemplated hereby.
     (cc) Related Party Transactions.
     (1) Except as set forth in Section 2.2(cc) of the Company Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, none of the Company, the Bank or any of the Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other agreement with any (A) affiliate, (B) insider or related interest of an insider, (C) shareholder owning 5% or more of the outstanding Common Stock or related interest of such a shareholder, or (D) to the knowledge of the Company, and other than credit and consumer banking transactions in the ordinary course of business, employee who is not an executive officer. For purposes of the preceding sentence, the term “affiliate” shall have the meaning assigned in Regulation W issued by the Federal Reserve, as amended, and the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O, as amended.
     (2) Except as set forth in Section 2.2(cc) of the Company Disclosure Schedule, the Bank is in compliance with, and has since December 31, 2008, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.
     (dd) Foreign Corrupt Practices. None of the Company, the Bank or any Subsidiary, or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company, the Bank or any Subsidiary has, in the course of its actions for, or on behalf of, the Company, the Bank or any Subsidiary (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (D) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
     (ee) Customer Relationships.
     (1) Each trust or wealth management customer of the Company, the Bank or any Subsidiary has been in all material respects originated and serviced (A) in conformity with the applicable policies of the Company, the Bank and the Subsidiaries, (B) in accordance with the terms of any applicable instrument or agreement governing the relationship with such customer, (C) in accordance with any instructions received from such customers, (D) consistent with each customer’s risk profile and (E) in compliance with all applicable laws and the Company’s, the Bank’s and the Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary has been duly and validly executed and delivered by the Company, the Bank and each Subsidiary and, to the knowledge of the Company, the other contracting parties, each such instrument of agreement constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity, and the Company, the Bank and the Subsidiaries and the other parties thereto have duly performed in all material respects their obligations thereunder and the Company, the Bank and the Subsidiaries and such other person is in compliance with each of the terms thereof.
     (2) No instrument or agreement governing a relationship with a trust or wealth management customer of the Company, the Bank or any Subsidiary provides for any material reduction of fees charged (or in other compensation payable to the Company, the Bank or any Subsidiary thereunder) at any time subsequent to the date of this Agreement.
     (3) None of the Company, the Bank or any Subsidiary or any of their respective directors or senior officers (A) is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company, the Bank or any Subsidiary or (B) is a party to any contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company, the Bank or any Subsidiary after the Closing Date.
     (4) Each account opening document, margin account agreement, investment advisory agreement and customer disclosure statement with respect to any trust or wealth management customer of the Company, the Bank or any Subsidiary conforms in all material respects to the forms provided to Purchaser prior to the Closing Date.
     (5) Except as would not have any material impact on the Company, the Bank or any Subsidiary, all other books and records primarily related to the trust and wealth management businesses of the Company, the Bank and each Subsidiary include documented risk profiles signed by each such customer.
     (ff) Investment Company; Investment Adviser. Neither the Company, the Bank nor any Subsidiary is required to be registered as, and is not an affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Company, the Bank nor any Subsidiary is required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act of 1940, as amended, or in another capacity thereunder with the SEC or any other Governmental Entity.
     2.3 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company and the Bank, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that, except as Previously Disclosed:
     (a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and Purchaser has the power and authority and governmental authorizations to own its properties and assets and to carry on its business in all material respects as it is now being conducted.

     (b) Authorization. (1) Purchaser has the power and authority to enter into this Agreement and the other agreements referenced herein to which it will be a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other agreements referenced herein to which it will be a party by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Purchaser’s board of directors, and no further approval or authorization by any of its shareholders or other equity owners, as the case may be, is required. This Agreement has been, and the other agreements referenced herein to which it will be a party, when executed, will be, duly and validly executed and delivered by Purchaser and assuming due authorization, execution and delivery by both the Company and the Bank, is and will be a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     (2) Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of (i) its certificate of incorporation or similar governing documents or (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party or by which it may be bound, or to which Purchaser or any of the properties or assets of Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.3(b)(3), violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.
     (3) Assuming the Company’s and the Bank’s representations contained in Section 2.2(f) are true and correct and other than the securities or blue sky Laws of the various states or as set forth in Section 2.3(b)(3) of the Purchaser Disclosure Schedule, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.
     (c) Restricted Securities; Limitation on Resale. Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act or under any state securities Laws and Purchaser understands that the Purchased Shares are “restricted securities” under applicable federal and state securities Laws and that, pursuant to these Laws, the Purchaser must hold the Purchased Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.
     (d) Purchase for Investment. Purchaser (1) is acquiring the Purchased Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to resell or distribute any of the Purchased Shares to any person, (2) will not sell or otherwise dispose of any of the Purchased Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (3) has such knowledge, sophistication and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Shares, of making an informed investment decision and of bearing the economic risk of such investment for an indefinite period of time, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act ). Purchaser has not been formed for the specific purpose of acquiring the Purchased Shares. Purchaser has had an opportunity to discuss the business, management, financial affairs of the Company and of the Bank and the terms and conditions of the offering of the Purchased Shares with management of the Company and of the Bank and has had an opportunity to review the facilities of the Company and the Bank. The foregoing, however, does not limit or modify the representations and warranties of the Company or of the Bank in Section 2.2 of this Agreement or the right of Purchaser to rely thereon.
     (e) Financial Capability. Purchaser currently has, and at the Closing will have, available funds necessary to pay the funds described in Section 1.2(b)(2) and to consummate the Closing on the terms and conditions contemplated by this Agreement.
     (f) No General Solicitation. Neither Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Purchased Shares.
     (g) Brokers and Finders. Neither Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby, in each case, whose fees the Company, the Bank or any Subsidiary would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 6.2).
     (h) Litigation and Other Proceedings. Neither Purchaser nor any Affiliate of Purchaser is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against Purchaser or any Affiliate of Purchaser (excluding those of the type contemplated by the following clause (ii)) that, if adversely determined, would reasonably be expected to have a material adverse effect on Purchaser or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Purchaser or any of its Affiliates or their respective assets. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of Purchaser or any of its Affiliates.
     (i) Compliance with Laws. Each of Purchaser and its Affiliates is and has been in compliance in all material respects with and is not in default or violation in any material respect of, and none of them is, to the knowledge of Purchaser, under investigation with respect to or, to the knowledge of Purchaser, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign Law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, except for such noncompliance that has not had nor reasonably would be expected to have a material adverse effect on Purchaser.

     (j) Agreements with Regulatory Agencies. None of Purchaser or any of its Affiliates is subject to any Regulatory Agreement, nor has Purchaser or any of its Affiliates been advised since December 31, 2009 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Purchaser and its Affiliates are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and none of Purchaser and its Affiliates has received any notice from any Governmental Entity or SRO indicating that either Purchaser or its Affiliates is not in compliance in all material respects with any such Regulatory Agreement.
     (k) Information in the Proxy Statement. The information supplied in writing by Purchaser expressly for inclusion in the Proxy Statement will not contain at the time it is first mailed to the shareholders of the Company or at the time of the Shareholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (l) Knowledge as to Conditions. As of the date of this Agreement, Purchaser knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required for the consummation of the transactions contemplated by this Agreement will not be obtained.
ARTICLE III

COVENANTS
     3.1 Filings; Other Actions.
     (a) Subject to the conditions set forth in this Agreement and the last sentence of this Section 3.1(a), Purchaser, on the one hand, and the Company and the Bank, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, including, without limitation, the Required Approvals, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, at the earliest practicable date, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. In furtherance (but not in limitation) of the foregoing, Purchaser shall use reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board and the Tennessee DFI within twenty (20) calendar days of the date hereof. Purchaser, the Company and the Bank will have the right to review in advance, and to the extent practicable, each will consult with the others with respect to, in each case subject to applicable Laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a). Purchaser shall promptly furnish the Company and the Bank, and the Company and the Bank shall promptly furnish Purchaser, to the extent permitted by applicable Law, with copies of written communications received by it or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be required to furnish the Company with any (1) personal biographical or financial information of any of the directors, officers, employees, managers or partners of Purchaser or any of its present of former Affiliates (other than the personal biographical information of any of the directors, officers, employees, managers, investors or partners of Purchaser or any of its present of former Affiliates required to be disclosed by the Company by reason of the fact that such person will be appointed or elected to the Company’s Board of Directors) or (2) proprietary and non-public information related to the organizational terms of, or investors in, Purchaser or any of its present or former Affiliates. Notwithstanding anything to the contrary herein, nothing contained in this Agreement shall require Purchaser or any of its present or former Affiliates to take or refrain from taking or agree to take or refrain from taking any action or suffer to exist any condition, limitation, restriction or requirement that individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements would or would be reasonably likely to result in a Burdensome Condition.
     (b) The Company shall call and hold a special meeting of its shareholders (the “Shareholder Meeting”), as promptly as practicable following the date hereof to vote on a proposal (the “Shareholder Proposal”) to (1) amend the Charter to (i) increase the number of authorized shares of Common Stock to at least 300,000,000 shares, (ii) reduce the par value per share of Common Stock to an amount equal to or less than $0.01 and (iii) expressly exempt Purchaser, its Affiliates and associates and their respective successors and assigns from the provisions Section 9 of the Charter (the form of such amendment being acceptable to the Purchaser in its sole discretion), (2) approve the issuance and sale of the Purchased Shares and any shares purchased pursuant to Section 4.7, (3) approve the merger of the Bank with and into a subsidiary of Purchaser on terms consistent with Exhibit D and (4) remove Section 8(j) from the Charter. The Board of Directors of the Company shall recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposal (subject to any legally required abstentions and subject to Section 3.4(b)) (such recommendation, the “Company Recommendation”) and Purchaser shall, to the extent permitted by applicable Law, vote all shares owned by it in favor of the Shareholder Proposal. In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Shareholder Meeting there shall occur any event that should, upon the advice of the Company’s outside legal counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. Each of Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall, as promptly as practicable, prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable Laws and regulations. The Company shall consult with Purchaser prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchaser with a reasonable opportunity to comment thereon. For the avoidance of doubt, the obligations of the Company to call and hold the Shareholder Meeting and to file, finalize and mail the proxy statement related thereto shall not be affected by the receipt of any Acquisition Proposal or by any Adverse Recommendation Change.
     3.2 Access, Information and Confidentiality.

     (a) From the date hereof until the Closing Date, the Company and the Bank will permit Purchaser and Purchaser’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives to visit and inspect, at Purchaser’s expense (subject to Section 6.2), the properties of the Company, the Bank and the Subsidiaries, to examine the corporate books and records and to discuss the affairs, finances and accounts of the Company, the Bank and the Subsidiaries with the officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives of the Company (the “Company Representatives”), all upon reasonable advance notice and at such reasonable times and as often as Purchaser may reasonably request. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, the Bank or any Subsidiary, and nothing herein shall require any Company Representative to disclose any information to the extent (1) prohibited by applicable Law or regulation, or (2) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company, the Bank or such Company Representative is a party as of the date of this Agreement or would cause a material risk of a loss of privilege to the Company, the Bank or any Subsidiary (provided that the Company and the Bank shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements that would not cause such a violation under circumstances where such restrictions apply).
     (b) All information furnished by the Company, the Bank or any Subsidiary to Purchaser or any of its representatives pursuant hereto shall be subject to, and Purchaser shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement between North American Financial Holdings, Inc. and the Company dated September 28, 2010 (the “Confidentiality Agreement”).
     3.3 Conduct of the Business. Each of the Company and the Bank agree that, prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1, except as Previously Disclosed in Section 3.3 of the Company Disclosure Schedule or as otherwise expressly permitted or required by this Agreement, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), it will not, and will cause each of the Subsidiaries not to:
     (1) Ordinary Course. Fail to carry on its business in the ordinary and usual course of business and in all material respects consistent with past practice or fail to use reasonable best efforts to maintain and preserve its business (including its organization, assets, properties, goodwill and insurance coverage) and to preserve its current business relationships with customers, strategic partners, suppliers, distributors and others with whom it has significant business dealings.
     (2) Operations. Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies in effect as of December 31, 2010, except as required by applicable Law or policies imposed by any Governmental Entity.
     (3) Deposits. Alter materially its interest rate or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto, in each case except as required by applicable Law or policies imposed by any Governmental Entity.
     (4) Capital Expenditures. Make any capital expenditures on information technology or systems or in excess of $100,000 individually or $1,000,000 in the aggregate in any fiscal quarter, other than as required pursuant to Previously Disclosed commitments already entered into.

     (5) Material Contracts. Except as permitted by Section 4.5(a), terminate, enter into, amend, modify (including by way of interpretation) or renew any contract that would be a Company Significant Agreement if entered into prior to the date hereof, other than in the ordinary course of business and consistent with past practice.
     (6) Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional options or other rights, grants or awards with respect to the Common Stock, and any shares of Common Stock issued pursuant to the exercise of stock options, warrants or vesting of restricted stock, in each case only to the extent outstanding as of the date of this Agreement and set forth in Section 2.2(b) of the Company Disclosure Schedule.
     (7) Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or any options or other rights, grants or awards with respect to the Common Stock or other securities other than (i) the repurchase or cancellation of restricted stock or other shares of Common Stock in accordance with the terms of the applicable award agreements or similar arrangements to satisfy withholding obligations upon the vesting of restricted stock, stock appreciation rights or the exercise of options or (ii) the acceptance of shares of Common Stock as payment of the exercise price of options or for withholding taxes incurred in connection with the exercise of options provided that nothing herein shall prohibit the making, declaration, payment, or setting aside for payment of dividends or distributions with respect to the Series A Preferred or the Trust Preferred Securities in accordance with the terms thereof.
     (8) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances (including without limitation dispositions of problem assets or mortgage loans held for sale which are sold at or above the value reflected for such assets or loans on the Company’s books as of the date hereof) in the ordinary and usual course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and the Subsidiaries, taken as a whole.
     (9) Incurrence of Indebtedness. Incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other person, except in the ordinary and usual course of business and consistent with past practice.
     (10) Extensions of Credit and Interest Rate Instruments. Make, renew or amend (except in the ordinary and usual course of business and consistent with past practice where there has been no material change in the relationship with the borrower or in an attempt to mitigate loss with respect to the borrower) any extension of credit in excess of $2,500,000 for any new extension of credit and $7,500,000 for any renewal of an existing extension of credit in accordance with the Bank’s policies (except for commitments in writing made prior to the date of this Agreement and disclosed to Purchaser prior to the execution of this Agreement) or enter into, renew or amend any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it or one of the Subsidiaries, except in the ordinary and usual course of business and consistent with past practice.
     (11) Acquisitions. Acquire (other than by way of foreclosures, deeds in lieu of foreclosure, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person.
     (12) Banking Offices. File any application to establish, or to relocate or terminate the operations of, any banking office.
     (13) Constituent Documents. Except for such amendments as have been proposed in the Company’s proxy statement on Form DEF14A filed with the SEC on April 8, 2011, amend its certificate of incorporation or bylaws or similar organizational documents.
     (14) Accounting Practices. Implement or adopt any change in its accounting principles, practices or methodologies, other than as may be required by GAAP (or any interpretation thereof), or applicable accounting requirements of a Governmental Entity or by Law.
     (15) Tax Matters. Make, change or revoke any Tax accounting method or Tax election, prepare any Tax Returns inconsistent in any material respect with past practice, file any amended Tax Return, consent to any extension or waiver of any statute of limitations with respect to Tax, enter into any closing agreement, settle any material Tax claim or assessment, or surrender any right to claim a refund of Taxes.
     (16) Claims. Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary and usual course of business and consistent with past practice in an amount or for consideration not in excess of $150,000 individually or $1,500,000 in the aggregate and that would not impose any material restriction on the business of the Company, the Bank or the Subsidiaries or, after the Closing, Purchaser or any of its Affiliates.
     (17) Compensation. Terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, officer, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) or pay to any such individual any amount or benefit not due, except to make changes that are required by applicable Law or by the terms of a Benefit Plan existing as of the date hereof and disclosed on Section 2.2(s)(1)(A) of the Company Disclosure Schedule.
     (18) Benefit Arrangements. Terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any Benefit Plan (or any arrangement that would following the applicable action be a Benefit Plan), amend the terms of any outstanding equity-based award, take any action to accelerate the vesting, exercisability or payment (or fund or secure the payment) of stock options, restricted stock or other compensation or benefits payable thereunder or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except as required by applicable Law or by the terms of a Benefit Plan existing as of the date hereof and disclosed on Section 2.2(s)(1)(A) of the Company Disclosure Schedule.
     (19) Labor Matters. Effectuate (1) a plant closing (as defined in the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local Laws relating to plant closings and layoffs)affecting any site of employment or one or more facilities or operating units within any site of employment of the Company, the Bank or any of the Subsidiaries; (2) a mass layoff as defined in such Laws affecting any site of employment of the Company, the Bank or any of the Subsidiaries; or (3) any similar action under such Laws requiring notice to employees in the event of an employment loss or layoff.
     (20) Intellectual Property. (1) Grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for the Company, the Bank and the Subsidiaries), waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (2) fail to exercise a right of renewal or extension under any material agreement under which the Company, the Bank or any of the Subsidiaries is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses).
     (21) Communication. Make any written or oral communications to the officers or employees of the Company, the Bank or any of the Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Purchaser with a copy or written description of the intended communication and a reasonable period of time to review and comment on such communication; provided, however, that the foregoing shall not prevent senior management or human resources personnel of the Company, the Bank or any Subsidiary from orally answering questions of individual employees pertaining to compensation or benefit matters with respect to such individual employee that are affected by the transactions contemplated by this Agreement on an individual basis with such employee.
     (22) Related Party Transactions. Engage in (or modify in a manner adverse to the Company, the Bank or the Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable Law) with any Affiliate of the Company or any director or officer (senior vice president or above) of the Company, the Bank or the Subsidiaries (or any Affiliate of any such person).
     (23) Receivership or Liquidation. Commence a voluntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding, or consent to the entry of an order for relief in an involuntary procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or bankruptcy, receivership or a similar proceeding or consent to the appointment of a receiver, liquidator, custodian or trustee, in each case, with respect to the Company, the Bank or any of the Subsidiaries, or any other liquidation or dissolution of the Company, the Bank or any of the Subsidiaries.

     (24) Credit Policy; Underwriting. Make or permit any material exceptions or changes to the Company’s or the Bank’s credit, underwriting, lending, investment, risk and asset-liability management and other material banking or operating policies in effect as of the date hereof except as to update these policies to conform to recent regulatory or accounting guidance or to update these policies to address recently identified internal audit or regulatory examination deficiencies, in each case to reduce the Bank’s risk exposure.
     (25) Adverse Actions. Notwithstanding any other provision hereof, knowingly take any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law or this Agreement.
     (26) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
     3.4 Acquisition Proposals.
     (a) No Solicitation or Negotiation. The Company and the Bank agree that none of the Company, the Bank or any of the Subsidiaries or any of the officers or directors of the Company, the Bank or any of the Subsidiaries shall, and that they shall instruct and use their reasonable best efforts to cause their and the Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to (it being understood and agreed that any violation of the restrictions set forth in this Section 3.4 by a Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company, the Bank or any Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by the Company and the Bank), directly or indirectly:
     (1) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;
     (2) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal;
     (3) engage in, continue or otherwise participate in any discussions or negotiations or enter into an agreement regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal; or
     (4) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.
Notwithstanding the foregoing, at any time prior to obtaining the approval of the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”), in response to a bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was not solicited after the date of this Agreement and was made after the date of this Agreement and prior to the Shareholder Meeting and did not otherwise result from a breach of this Section 3.4(a), the Company and the Bank may, subject to compliance with Section 3.4(f), (x) furnish information with respect to the Company and the Bank to the person making such Acquisition Proposal (provided that all such information has previously been provided to the Purchaser or is provided to the Purchaser prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (other than with respect to standstill provisions), and (y) participate in discussions regarding the terms of such Acquisition Proposal and the negotiation of such terms with, and only with, the person making such Acquisition Proposal.
     (b) Change in Recommendation. Except as set forth below, neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to the Purchaser), or propose publicly to withdraw (or modify in any manner adverse to the Purchaser), the Company Recommendation or any other approval, recommendation or declaration of advisability by the Board of Directors of the Company or any such committee thereof with respect to this Agreement or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action in this clause (i) being referred to as a “Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company, the Bank, or any of their Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Company or the Bank to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, the Company or the Bank to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 3.4(a)). Notwithstanding the foregoing, at any time prior to obtaining the approval of the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”), the Board of Directors of the Company may make an Adverse Recommendation Change in favor of a Superior Proposal if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be a breach of its fiduciary duties under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make an Adverse Recommendation Change until after the second Business Day following the Purchaser’s receipt of written notice (a “Notice of Recommendation Change”) from the Company advising the Purchaser that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors of the Company (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new two business-day period). In determining whether to make an Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by the Purchaser in response to a Notice of Recommendation Change or otherwise.
     (c) Definitions. For purposes of this Agreement, the term “Acquisition Proposal” means (1) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, rights offering, share exchange, business combination or similar transaction involving the Company, the Bank or any of the Subsidiaries and (2) any acquisition by any person resulting in, or proposal or offer, that, if consummated, would result in any person becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of ten percent (10%) or more of the total voting power of any class of equity securities of the Company or the Bank or those of any of the Subsidiaries, or ten percent (10%) or more of the consolidated total assets (including, without limitation, equity securities of any subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal or offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly more than 50% of the Common Stock or assets of the Company, the Bank, or their Subsidiaries (i) on terms which the Board of Directors of the Company determines in good faith (after consultation with the Company’s outside legal counsel and its financial advisor) to be superior from a financial point of view to the holders of Common Stock than the transactions contemplated by this Agreement (including any changes proposed by the Purchaser to the terms of this Agreement) and (ii) that is reasonably likely to be completed, on a timely basis, taking into account all material financial, regulatory, legal and other aspects of such proposal on or before the date that the transactions contemplated by this Agreement are reasonably likely to be completed.
     (d) Federal Securities Laws. Nothing contained in this Section 3.4 shall prohibit the Company from (i) taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Board of Directors of the Company has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided, that the Board of Directors of the Company may not effect an Adverse Recommendation Change unless permitted to do so by Section 3.4(b); provided, however, that compliance with such Rule 14e-2(a) or Rule 14d-9 shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including under Article V hereof.
     (e) Existing Discussions. The Company and the Bank each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and, between the date hereof and the Closing, take such action as is necessary to enforce any “standstill” provisions or provisions of similar effect to which the Company is a party or of which the Company is a beneficiary. The Company and the Bank each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 3.4. The Company and the Bank each also agrees that it will promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company, the Bank or any of the Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of the Subsidiaries.
     (f) Notice; Specific Performance. The Company and the Bank each agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, the Bank or any Subsidiary or any of their respective Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s or the Bank’s intentions as previously notified. Notwithstanding anything contained herein to the contrary, each of the Company and the Bank agrees that a non-exclusive right and remedy for noncompliance with this Section 3.4 is to have such provision specifically enforced by any court having equity jurisdiction; it being acknowledged and agreed that any such breach will cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser.
     3.5 Repurchase. The Company and the Bank shall use reasonable best efforts to facilitate the entry into and maintenance in effect of a definitive agreement with the Treasury providing for the Repurchase on the terms set forth in Exhibit B prior to the Closing; provided that Purchaser from and after the date hereof shall be responsible for all communications and/or negotiations with the Treasury in respect of such definitive agreement and neither the Company nor the Bank shall, without the prior written consent of Purchaser, contact or communicate with the Treasury in respect of the Repurchase. Purchaser shall provide the Company and the Bank with the reasonable opportunity to participate in substantive telephone conversations and meetings that Purchaser or its representatives may have from time to time with the Treasury with respect to the Repurchase and shall advise the Company and the Bank of the material terms of any discussions between Purchaser and the Treasury. Subject to the foregoing, Purchaser will permit the Company to review in advance, and to the extent practicable, will consult with the Company with respect to, in each case subject to applicable Laws relating to the exchange of information, all the information and documentation relating to the Repurchase.
     3.6 D&O Indemnification.
     (a) On or before the Closing, the Company shall offer to enter into a Directors & Officers Indemnification Agreement, containing terms no less favorable than those set out in the Charter and the Company’s bylaws as of the date hereof, with each director serving on its Board of Directors, including each of the Purchaser Designees and any other directors or officers of the Company, the Bank or any of the Subsidiaries designated by or affiliated with Purchaser in form and substance reasonably satisfactory to such individuals.
     (b) From and after the Closing, to the extent permitted by applicable Law and in accordance with the Charter in effect as of the date hereof and the Company’s bylaws in effect as of the date hereof, the Company (and any successor or assign thereof) shall and from and after any merger of the Company into Purchaser, to the extent permitted by applicable Law and in accordance with the Amended and Restated Articles of Incorporation of Purchaser and Amended and Restated Bylaws of Purchaser (which shall provide for indemnification and advancement rights no less favorable than those contained in the Charter in effect as of the date hereof and the Company’s bylaws in effect as of the date hereof), the Purchaser (and any successor or assign thereof) shall, indemnify, defend and hold harmless, and provide advancement of defense costs and other expenses (including attorneys’ fees) to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company, the Bank or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Notwithstanding anything in this Agreement to the contrary, prior to the Closing, the Company may purchase tail insurance coverage under its current policies of directors’ and officers’ liability insurance or a comparable policy from another insurer for a term not to exceed six years from the Closing with respect to claims arising from facts or events which occurred prior to the Closing; provided, however, that the total premium payment for such insurance shall not exceed three times the amount of the last premium paid by the Company in respect of such insurance prior to the date hereof; provided further that if the Company is unable to maintain such policy (or any substitute policy) as a result of the preceding proviso, the Company shall obtain as much comparable insurance as is available for such annual premium amount.
     3.7 Notice of Developments. Each party to this Agreement will give prompt written notice to each of the other parties of any adverse development causing a breach of any of its own representations and warranties contained in Article II of this Agreement. No disclosure by any party pursuant to this Section 3.7 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.
ARTICLE IV
ADDITIONAL AGREEMENTS
     4.1 Governance Matters.

     (a) Prior to the Closing, the Company and the Bank shall use reasonable best efforts to cause the Resigning Directors to resign from their respective Boards of Directors and, if such Resigning Directors do not resign, the Company and the Bank shall take all requisite corporate action to remove such Resigning Directors or increase the size of their respective Boards of Directors to accommodate the appointment of each of the Purchaser Designees to their respective Boards of Directors effective as of the Closing, to elect or appoint each of the Purchaser Designees to their respective Boards of Directors effective as of the Closing, and to permit the Purchaser Designees to constitute a majority of each of their respective Boards of Directors immediately after the Closing.
     (b) Following the Closing, the Purchaser, the Company and the Bank shall take all requisite action to re-elect two members of the Company’s board as of the date hereof designated by the Purchaser (the “Nominees”) to the Company’s, the Bank’s and the Purchaser’s Boards of Directors until the consolidation of the Company and the Bank with the other bank holding companies and banks controlled by the Purchaser, at which time the Purchaser shall take all requisite action to elect the Nominees to such consolidated bank and bank holding company Boards of Directors.
     (c) Following the Closing, the Purchaser, the Company and the Bank shall take all requisite action to (i) establish a Loan Portfolio Committee (the “Loan Portfolio Committee”) as a committee of the Board of Directors of the Bank, which Loan Portfolio Committee shall monitor and review the status of the Bank’s loan portfolio and any the level of credit losses, payments, collections and savings realized in such portfolio and (ii) elect or appoint Stephen M. Rownd as the chairman of the Loan Portfolio Committee.
     4.2 Legend. (a) Purchaser agrees that all certificates or other instruments representing the Purchased Shares will bear a legend substantially to the following effect:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
     (b) Upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws, the Company shall promptly cause the legend set forth above to be removed from any certificate for any securities purchased pursuant to this Agreement (or issued upon exercise thereof).
     4.3 Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the Purchased Shares to be approved for listing on the NASDAQ or such other nationally recognized securities exchange on which the Common Stock may be listed, if any, subject to official notice of issuance, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NASDAQ.
     4.4 Registration Rights. Prior to the Closing, the Company shall enter into the Registration Rights Agreement with Purchaser in substantially the form attached as Exhibit C (the “Registration Rights Agreement”).
     4.5 Employees. It is the intention of Purchaser to maintain in place the management team of the Bank, subject to the establishment of, and acceptance of, performance criteria in accordance with the Purchaser’s anticipated business plan. Notwithstanding the foregoing, nothing in this Agreement, including this Section 4.5, shall be construed to guarantee or extend any offer of employment to, or to prevent the termination of employment of any employee or the amendment or termination of any particular Benefit Plan to the extent permitted by its terms.
     4.6 Reservation for Issuance. The Company will reserve that number of shares of Common Stock sufficient for issuance of the Purchased Shares; provided that solely to the extent the Company is unable to reserve such number of shares under the Charter the Company will reserve such sufficient number of shares of Common Stock following the approval of the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”) pursuant to Section 3.1(b).
     4.7 Additional Investment. Following the Closing and until the Bank is combined with another bank controlled by the Purchaser, in the event that the tier 1 leverage ratio of either the Company or the Bank falls below 10% (or such other capital ratio as may be required to be maintained by applicable Governmental Entities), the Purchaser will be permitted to purchase a sufficient quantity of shares of Common Stock from the Company to cause the Company or the Bank (as applicable) to meet such capital ratio. The purchase price for any shares of Common Stock purchased pursuant to the preceding sentence shall be equal to the lesser of (i) $1.81 per share of Common Stock and (ii) the Company’s tangible book value per share of Common Stock as of end of the then most recently completed fiscal quarter.
ARTICLE V
TERMINATION
     5.1 Termination. This Agreement may be terminated prior to the Closing:
     (a) by mutual written agreement of the Company, the Bank and Purchaser;
     (b) by Purchaser, upon written notice to the Company and the Bank, or by the Company, upon written notice to Purchaser, in the event that the Closing Date does not occur on or before the date that is 150 calendar days from the date hereof; provided, however, that the respective rights to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure, in any material respect, (or, in the case of the Company, the failure of the Bank) to fulfill any obligation under this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;
     (c) by the Company or Purchaser, upon written notice to the other, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;
     (d) by Purchaser or the Company, if Purchaser or any of its Affiliates, or the Company, receives written notice from or is otherwise advised by a Governmental Entity that it will not grant (or intends to rescind or revoke if previously approved) any Required Approval or receives written notice from such Governmental Entity that it will not grant such Required Approval on the terms contemplated by this Agreement without imposing any Burdensome Condition, provided that, (A) prior to Purchaser terminating this Agreement, Purchaser shall have complied with its obligations under Section 3.1(a) in all material respects, and (B) prior to the Company terminating this Agreement, the Company shall have complied with its obligations under Section 3.1(a) in all material respects;

     (e) by the Company, if neither the Company nor the Bank is in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 1.2(c)(3)(A) or (B) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Purchaser;
     (f) by Purchaser, if Purchaser is not in material breach of any of the terms of this Agreement, and there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Bank in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 1.2(c)(2)(A) or (B) would not be satisfied and such breach is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Purchaser to the Company and the Bank;
     (g) by Purchaser on or prior to the day before the date of the Shareholder Meeting (as may be adjourned or postponed), if the Company or the Bank shall have breached the covenants contained in Section 3.4 hereof or if the Company’s Board of Directors shall have made any Adverse Recommendation Change; and
     (h) by Purchaser or the Company, if the approval of the Shareholder Proposal (other than the proposal set forth in clause (1)(iii) of the definition of “Shareholder Proposal”) is not obtained at the Shareholder Meeting.
     5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, subject to Section 5.3, this Agreement (other than Section 3.2(b) and Articles V and VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability (x) for fraud or (y) except to the extent set forth in the third sentence of Section 5.3(d) in the case an expense reimbursement is payable by Purchaser, for intentional breach of this Agreement.
     5.3 Fees.
     (a) If, after the date hereof, an Acquisition Proposal is made to the Company, the Bank, any Subsidiary, or the Company’s shareholders generally, or becomes public and thereafter this Agreement is terminated pursuant to Section 5.1(f) on the basis of a breach of a covenant or agreement made by the Company or the Bank in this Agreement, Section 5.1(g) or Section 5.1(h), the Company and the Bank shall be jointly and severally obligated to pay to Purchaser (1) an amount equal to the Expense Reimbursement and, in the case of such a termination pursuant to Section 5.1(g) because the Company’s Board of Directors shall have made any Adverse Recommendation Change, 50% of the Termination Fee, promptly, but in any event not later than two (2) business days, following such termination and (2), in the case of a termination referred to in this subsection, if within twelve months after such termination the Company and/or the Bank enters into a definitive agreement to effect, or consummates, an Acquisition Proposal, an amount equal to the Termination Fee minus the portion of the Termination Fee already paid by the Company to Purchaser pursuant to the preceding clause (1) promptly, but in any event not later than two (2) business days, following the consummation of such Acquisition Proposal.
     (b)

     (1) If this Agreement is terminated pursuant to Section 5.1(e) due to a breach of a covenant, Purchaser shall be obligated to pay to the Company an amount equal to eight million dollars ($8,000,000) in respect of the Company’s and the Bank’s out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby promptly, but in any event not later than two (2) business days, following such termination.
     (2) If this Agreement is terminated pursuant to Section 5.1(f) due to a breach of a covenant other than in circumstances where fees are payable pursuant to 5.3(a), the Company and the Bank shall be jointly and severally obligated to pay to Purchaser an amount equal to the Expense Reimbursement promptly, but in any event no later than two (2) business days, following such termination.
     (c) “Termination Fee” means an amount in cash equal to eight million dollars ($8,000,000), which Termination Fee shall be paid by wire transfer of immediately available funds to the account or accounts designated by Purchaser at the time specified in this Section 5.3. “Expense Reimbursement” means an amount in cash equal to seven hundred and fifty thousand dollars ($750,000) in respect of Purchaser’s out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement. To the extent not paid when due, any amount payable pursuant to this Section 5.3 shall accrue interest at a rate equal to eighteen percent (18%) per annum or, if lower, the maximum rate allowable by Law.
     (d) Each of the Company, the Bank and Purchaser acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement. The amounts payable pursuant to Section 5.3 hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Termination Fee or Expense Reimbursement paid in connection with a termination of this Agreement on the bases specified in Section 5.3 hereof. The amounts payable pursuant to Section 5.3 hereof constitute liquidated damages and not a penalty and shall be the sole remedy in the event an expense reimbursement by Purchaser is paid in connection with a termination of this Agreement on the bases specified in Section 5.3 hereof. In the event that the Company or the Bank shall fail to make any payment pursuant to this Section 5.3 when due, the Company and the Bank shall be jointly and severally obligated to reimburse Purchaser for all reasonable expenses actually incurred or accrued by Purchaser (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 5.3. In the event Purchaser fails to make any payment pursuant to this Section 5.3 when due, Purchaser shall be obligated to reimburse the Company and the Bank for all reasonable expenses actually incurred or accrued by the Company and the Bank (including reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 5.3.
ARTICLE VI
MISCELLANEOUS
     6.1 No Survival. None of the representations and warranties set forth in this Agreement shall survive the Closing. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.
     6.2 Expenses. Subject to Section 5.3, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that if the Closing occurs, the Company and the Bank shall jointly and severally be obligated to reimburse Purchaser, without duplication, for all of its reasonable out-of-pocket expenses incurred in connection with due diligence, the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement (including all stamp and other Taxes payable with respect to the issuance of the Purchased Stock, the Option and CVRs, filing fees, fees and expenses of attorneys, consultants and accounting and financial advisers incurred by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated pursuant to this Agreement) (the “Closing Expense Reimbursement”).
     6.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or pdf and such facsimiles or pdfs will be deemed as sufficient as if actual signature pages had been delivered.
     6.5 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware, or, if jurisdiction in such federal courts is not available, the courts of the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
     6.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the second business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
(a)	If to Purchaser:

North American Financial Holdings, Inc. 4725 Piedmont Row Drive Charlotte, North Carolina 28210 Attention: Christopher G. Marshall Telephone: (704) 554-5901 Fax: (704) 964-2442

with a copy to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: David E. Shapiro Telephone: (212) 403-1000 Fax: (212) 403-2000

(b)	If to the Company or the Bank:

Green Bankshares, Inc. 100 North Main Street Greeneville, Tennessee 37743 Attention: Stephen M. Rownd Telephone: (423) 278-3323 Fax: (866) 550-2336

with a copy to (which copy alone shall not constitute notice):

Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Attention: D. Scott Holley Telephone: (615) 742-7721 Fax: (615) 742-2813
     6.7 Entire Agreement, Assignment. (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and except for the Confidentiality Agreement, supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of Law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchaser may assign its rights and obligations under this Agreement to any person, but only if immediately after the Closing, North American Financial Holdings, Inc. and/or its Affiliates shall collectively own at least a majority of the pro forma outstanding Common Stock of the Company; provided further, that no such assignment shall relieve Purchaser of its obligations hereunder.
     6.8 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. The disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is a material exception to a representation, warranty, covenant or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Certain matters have been disclosed in the Company Disclosure Schedule for informational purposes only. In addition, the following terms are ascribed the following meanings:
     (a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;
     (b) the word “or” is not exclusive;

     (c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and
     (d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;
     (e) “business day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Tennessee generally are authorized or required by Law or other governmental action to close;
     (f) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and
     (g) a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act.
     6.9 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.
     6.10 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     6.11 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, including Section 4.5 hereof, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies, except that the provisions of Sections 3.6, 4.1(b) and 4.1(c) shall inure to the benefit of the persons referred to in such Sections.
     6.12 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.
     6.13 Certain Adjustments. Without limiting the generality of Purchaser’s rights and remedies under this Agreement, if the representations and warranties set forth in Section 2.2(b) shall not be true and correct as of the Closing Date, the number of shares of Common Stock to be purchased hereunder, and the number of shares of Common Stock for which the Option is exercisable, shall be, at Purchaser’s option, proportionately adjusted to provide Purchaser the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.
     6.14 Public Announcements. Subject to each party’s disclosure obligations imposed by Law or the rules of any stock exchange upon which its securities are listed, the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and none of the Company, the Bank or Purchaser will make any such news release or public disclosure without first consulting with the other two parties, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.
     6.15 Specific Performance; Limitation on Damages.
     (a) The Company and the Bank agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with their specific terms. It is accordingly agreed that Purchaser shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which Purchaser is entitled at law or equity. Notwithstanding anything to the contrary herein, in no event shall Purchaser be responsible to the Company or the Bank for any consequential, special or punitive damages or any fees or expenses other than pursuant to Section 5.3(b)(1).
     (b) Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that neither the Company nor the Bank shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or any remedy to enforce specifically the terms and provisions of this Agreement.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

GREEN BANKSHARES, INC.
By:	/s/ Stephen M. Rownd
	Name:	Stephen M. Rownd
	Title:	Chairman and CEO

GREENBANK
By:	/s/ Stephen M. Rownd
	Name:	Stephen M. Rownd
	Title:	Chairman and CEO

[Signature Page to Investment Agreement]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

NORTH AMERICAN FINANCIAL HOLDINGS, INC.
By:	/s/ Christopher G. Marshall
	Name:	Christopher G. Marshall
	Title:	EVP, CFO

[Signature Page to Investment Agreement]

Schedule A

State or Other Jurisdiction of
Name of Subsidiary	Incorporation/Organization
Company Subsidiaries
Greene County Capital Trust I	Delaware
Greene County Capital Trust II	Delaware
GreenBank Capital Trust I	Delaware
Civitas Statutory Trust I	Delaware
Cumberland Capital Statutory Trust II	Connecticut
Bank Subsidiaries
Superior Financial Services, Inc.	Tennessee
GCB Acceptance Corporation	Tennessee
Fairway Title Company	Tennessee
GB Holdings, LLC	Tennessee
Schedule A

Exhibit A
Form of Contingent Value Rights
Exhibit A
Term Sheet for Contingent Value Rights

Recipients	Immediately prior to the Closing, existing shareholders of the Company as of a predetermined record date mutually agreeable to the Purchaser and the Company will be issued one right (a “CVR”) for each share of Common Stock owned by such shareholder. Each CVR would entitle the holder to a cash payment based on the amount of Credit Losses (as defined below) prior to the Maturity Date up to a maximum of $0.75 per CVR in the aggregate.

Maturity Date	5 years from the Closing Date

Settlement Obligation at Maturity	If the amount of Credit Losses is less than the Stipulated Amount, the Issuer will pay to holders of the CVRs, within 60 days of the Maturity Date, an amount equal to:

(A) If the difference between the Stipulated Amount and the amount of Credit Losses expressed on a per CVR basis (such difference, the “Loss Shortfall”) is less than or equal to $0.50, then 100% of the Loss Shortfall; and

(B) If the Loss Shortfall is greater than $0.50, then $0.50 plus 50% of the excess of the Loss Shortfall over $0.50 with a maximum of $0.75 per CVR.

If the amount of Credit Losses equals or exceeds the Stipulated Amount (as defined below), the CVRs will expire and the Company shall not be required to make any payment with respect to them.

Credit Losses	“Credit Losses” means the Charge-Offs for any loans existing as of the date hereof for the period commencing on the date hereof and ending on the Maturity Date less any recoveries in respect of such Charge-Offs.

Stipulated Amount	$178,000,000.

Determinations	All determinations with respect to Credit Losses calculations for purposes of the CVRs and amounts payable in respect of the CVRs shall be made by the Loan Portfolio Committee of the Company’s Board of Directors in its sole discretion.

Early Redemption	The Company may redeem the CVRs at any time at a price of $0.75 per CVR.

Voting rights	Any modifications of the terms of the CVRs that are adverse to the holders will require the consent of the holders of a majority of the CVRs. Otherwise, no voting rights attach to the CVRs.

Dividend rights	None.

Merger, Acquisition or Change in Control	In the event that the Company experiences a Change in Control, all rights under the CVRs shall be redeemed upon closing at $0.75 per CVR.

Exhibit A-1

Change in Control	A “Change in Control” shall mean any transaction resulting in the holders of the equity interests of the Parent immediately prior to such transaction owning, directly or indirectly, less than 50% of the equity interests of the Parent immediately following such transaction. For purposes of the preceding sentence, the “Parent” shall mean the ultimate holder that directly or indirectly owns or controls, by share ownership, contract or otherwise, a majority of the equity interests of the Company.

Transferability; Attachment; Death	The rights of a holder of a CVR may not be assigned or transferred except by will or the laws of descent or distribution. The CVR shall not be subject, in whole or in part, to attachment, execution, or levy of any kind, and any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the CVR shall be void. If a holder of a CVR should die, the designee, legal representative, or legatee, the successor trustee of such holder’s inter vivos trust or the person who acquired the right to the CVR by reason of the death of such holder (individually, a “Successor”) shall succeed to such holder’s rights with respect to the CVR.

Exhibit A-2

Exhibit B
Terms of Repurchase
     Purchaser shall have entered into a binding definitive agreement with the Treasury to purchase substantially contemporaneous with the Closing, on terms and conditions consistent with those disclosed to the Company’s Board of Directors by Purchaser’s representatives on April 26, 2011, all of the outstanding shares of the Series A Preferred (including all obligations with respect to accrued but unpaid dividends on the Series A Preferred) and the Treasury Warrants. For the avoidance of doubt, at the Closing, such agreement shall remain in full force and effect.
Exhibit B

Exhibit C
Form of Registration Rights Agreement
Exhibit C

Exhibit D
Subsequent Transactions
Merger of the Bank
          The Bank and a Subsidiary of the Purchaser (the “Purchaser Entity”) propose to engage in a merger transaction pursuant to an agreement and plan of merger on terms and conditions reasonably satisfactory to Purchaser, the Company and the Bank in which merger transaction each share of capital stock of the Bank will be exchanged for shares of capital stock of the Purchaser Entity at an exchange ratio that is equal to the ratio of the tangible book value per share of the Bank to the tangible book value per share of the Purchaser Entity. In the event that the financial terms of such merger transaction are materially different than as set forth in the preceding sentence such that they are not within the approval of the Board of Directors of the Bank and the Company as of the date hereof, the Board of Directors of the Bank and the Board of Directors of the Company following the Closing shall approve the terms of such merger prior to its consummation.
Merger of the Company
          Subsequent to the merger of the Bank and the Purchaser Entity, the Purchaser intends to cause the Company to merge with and into Purchaser in a stock-for-stock transaction on terms and conditions reasonably satisfactory to Purchaser in which transaction the Purchaser expects the merger to be effected based on the ratio of the relative tangible book values per share of the Purchaser and the Company. In the event that the financial terms of such merger transaction are materially different than as set forth in the preceding sentence such that they are not within the approval of the Board of Directors of the Company as of the date hereof, the Board of Directors of the Company after the Closing shall approve the terms of such merger prior to its consummation.
Exhibit D

Appendix B
ARTICLES OF AMENDMENT
TO THE CHARTER
OF
GREEN BANKSHARES, INC.
          In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):
1. Name of Corporation. The name of the Corporation is Green Bankshares, Inc.
2. Section 6 of the Charter is hereby deleted in its entirety and replaced with the following:
     “6. The maximum number of shares which the Corporation shall have the authority to issue is:
          a) One Hundred Thirty (130) shares of Organizational Common Stock with a par value of Ten Dollars ($10.00) per share, which stock shall be callable by the Corporation at any time at the par value thereof by action of a majority of the Board of Directors.
          b) Three hundred million (300,000,000) shares of Common Stock, with a par value of $0.01 per share. Each share of Common Stock shall be entitled to one vote. No holder of any Common Stock of the Corporation, now or hereafter authorized, shall have any right, as such holder, to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation, or any securities or obligations convertible into, or exchangeable for, or any right, warrant or option to purchase, any shares of any class which the Corporation may at any time hereafter issue or sell, whether now or hereafter authorized, but any and all such stock, securities, obligations, rights, warrants or options may be issued and disposed of by the Board of Directors to such persons, firms or corporations, and for such lawful consideration and on such terms as the Board of Directors in its discretion may, from time to time, determine, without first offering the same to the shareholders of the Corporation.
          c) One million (1,000,000) shares of preferred stock, no par value per share. The preferred stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the preferred stock, and of each series thereof, shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of preferred stock.”
3. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.
4. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on May 5, 2011, and by the shareholders of the Corporation on ________, 2011.
5. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.
Date:                     , 2011

GREEN BANKSHARES, INC.
By:
Name:	Stephen M. Rownd
Title:	Chief Executive Officer

B-1

Appendix C
ARTICLES OF AMENDMENT
TO THE CHARTER
OF
GREEN BANKSHARES, INC.
          In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):
1. Name of Corporation. The name of the Corporation is Green Bankshares, Inc.
2. Article 9 of the Amended and Restated Charter is amended to replace Section 9(c)(4) with the following:
          “(4) “Interested Shareholder” means any Person (as defined herein) or member of a Group of Persons (as defined herein) who or which, together with any Affiliate or Associate (as defined herein) of such Person or member, Beneficially Owns (within the meaning of Subsection c(3) above) ten percent or more of the outstanding Voting Stock of the Corporation; provided, that, neither North American Financial Holdings, Inc., its Subsidiaries, Affiliates, Associates nor any of their respective successors or assigns, shall at any time be deemed to be an Interested Shareholder for purposes of this Section 9.”
3. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.
4. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on May 5, 2011, and by the shareholders of the Corporation on ________, 2011.
5. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.
Date:                     , 2011

GREEN BANKSHARES, INC.
By:
Name:	Stephen M. Rownd
Title:	Chief Executive Officer

C-1

Appendix D
ARTICLES OF AMENDMENT
TO THE CHARTER
OF
GREEN BANKSHARES, INC.
          In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the “Articles of Amendment”) to its Charter (the “Charter”):
1. Name of Corporation. The name of the Corporation is Green Bankshares, Inc.
2. Section 8(j) of the Charter is hereby deleted in its entirety and replaced with the following:
     “(j). (Intentionally omitted)”
3. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.
4. Adoption. These Articles of Amendment were duly adopted by the Board of Directors on May 5, 2011, and by the shareholders of the Corporation on ________, 2011.
5. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.
Date:                     , 2011

GREEN BANKSHARES, INC.
By:
Name:	Stephen M. Rownd
Title:	Chief Executive Officer

D-1

Appendix E
MERGER AGREEMENT
AGREEMENT OF MERGER OF
GREENBANK
WITH AND INTO
NAFH NATIONAL BANK
          This Agreement of Merger (the “Agreement”) dated as of ________, 2011, adopted and made by and between NAFH NATIONAL BANK (“NAFH Bank”), a national banking association with its main office located in Miami, Florida, and GREENBANK (“GreenBank”), a Tennessee state chartered nonmember bank, each acting pursuant to resolutions adopted by the vote of a majority of its directors in accordance with 12 U.S.C. § 215a.
WITNESSETH:
          WHEREAS, GreenBank is a Tennessee state chartered nonmember bank, the authorized capital stock of which consists of 129,000 shares of common stock, with a par value of $10.00 each, and all of the issued and outstanding shares of which are owned as of the date hereof directly by Green Bankshares, Inc. (“Green”); and
          WHEREAS, NAFH is a national banking association organized and existing under the laws of the United States, the authorized capital stock of which consists of 1,000 shares of common stock, with a par value of $1.00 each, and all of the issued and outstanding shares of which are owned as of the date hereof by North American Financial Holdings, Inc. (“NAFH”) and its subsidiary, TIB Financial Corp.; and
          WHEREAS, NAFH and Green have entered into an Investment Agreement, dated as of May 5, 2011 (the “Investment Agreement”), pursuant to which NAFH will acquire approximately 90.09% of the outstanding common stock of Green (the “Acquisition”); and
          WHEREAS, the shareholders of each of NAFH Bank and GreenBank wish to merge GreenBank into NAFH Bank (the “Bank Merger”) subsequent to the Acquisition; and
          WHEREAS, the respective Boards of Directors of GreenBank and NAFH Bank deem the merger of GreenBank with and into NAFH Bank, which shall occur simultaneously with the Acquisition, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interest of the respective banks, and the Boards of Directors of GreenBank and NAFH Bank have authorized and approved the execution and delivery of this Agreement by their respective officers;
          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
I. BANK MERGER
          Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), following the Acquisition, on a date to be determined by NAFH Bank, GreenBank shall be merged with and into NAFH Bank pursuant to the provisions of, and with the effect provided in, 12 U.S.C. § 215a. On the Effective Date, the separate existence of GreenBank shall cease, and NAFH Bank, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all of the liabilities of GreenBank, including liabilities arising from the operation of a trust department, existing at the Effective Date (NAFH Bank being hereinafter sometimes referred to as the “Surviving Bank”). The business of the Surviving Bank shall be that of a national banking association and shall be conducted at its main office and legally established branches.

II. ARTICLES OF ASSOCIATION AND BY-LAWS
          The Articles of Association and the By-Laws of NAFH Bank in effect immediately prior to the Effective Date shall be the Articles of Association and the By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law. The Articles of Association of NAFH Bank as in effect immediately prior to the Effective Date are set forth as Exhibit A hereto and incorporated by reference.
III. BOARD OF DIRECTORS
          On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of NAFH Bank immediately prior to the Effective Date as well as two individuals who are currently directors of GreenBank will also join the board of NAFH Bank. These individuals have not yet been designated.
IV. CAPITAL
          The shares of capital stock of NAFH Bank issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.
          The shares of capital stock of GreenBank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, be converted into the right to receive [•] fully paid and nonassessable shares of capital stock of NAFH Bank (the “Merger Consideration”). As of the Effective Date, all such shares of GreenBank capital stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Promptly following the Effective Date, the Surviving Bank shall deliver certificates representing the Merger Consideration to the former holder(s) of outstanding shares of GreenBank capital stock.
V. EFFECTIVE DATE OF THE BANK MERGER
          The Bank Merger shall be effective at the time and on the date specified in the certificate issued by the Office of the Comptroller of the Currency with respect thereto or, if such certificate cannot theretofore be obtained, on the date of consummation determined by NAFH Bank (such date and time being herein referred to as the “Effective Date”).
VI. MAIN OFFICE
          The main office of the Surviving Bank shall be 9366 South Dixie Highway, Miami, Florida 33156.
VII. FURTHER ASSURANCES
          If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of GreenBank, or otherwise carry out the provisions hereof, the proper officers and directors of GreenBank, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of GreenBank shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof. This Agreement shall be ratified and confirmed by the shareholders of GreenBank and NAFH Bank.

VIII. TERMINATION
          Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Investment Agreement is terminated in accordance with its terms.
IX. COUNTERPARTS
          This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	NAFH NATIONAL BANK

Name:	Name:
Title:	Title:

ATTEST:	GREENBANK

Name:	Name:
Title:	Title:

Appendix F
CERTAIN INFORMATION REGARDING GREEN BANKSHARES, INC. AND GREENBANK
BUSINESS
Presentation of Amounts
          All dollar amounts set forth below, other than share and per-share amounts, are in thousands unless otherwise noted. Unless this Appendix F indicates otherwise or the context otherwise requires, the terms “we,” “our,” “us,” “the Company” or “Green Bankshares” as used herein refer to Green Bankshares, Inc. and its subsidiaries, including GreenBank, which we sometimes refer to as “GreenBank,” “the Bank” or “our Bank”.
Green Bankshares, Inc.
          We are the third-largest bank holding company headquartered in Tennessee, with $2.4 billion in assets as of December 31, 2010. Incorporated in 1985, Green Bankshares is the parent of GreenBank (the “Bank”) and owns 100% of the capital stock of the Bank. The primary business of the Company is operating the Bank.
          As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System, or the Federal Reserve Board (the “FRB”). We are required to file reports with the Federal Reserve Bank of Atlanta (the “FRB-Atlanta”) and are subject to regular examinations by that agency. Shares of our common stock are traded on the NASDAQ Global Select Market under the trading symbol “GRNB.”
          At December 31, 2010, the Company maintained a main office in Greeneville, Tennessee and 64 full-service bank branches (of which eleven are leased operating premises), a location for mortgage banking and nine separate locations operated by the Bank’s subsidiaries.
          The Company’s assets consist primarily of its investment in the Bank and liquid investments. Its primary activities are conducted through the Bank. At December 31, 2010, the Company’s consolidated total assets were $2,406,040, its consolidated net loans were $1,745,378, its total deposits were $1,976,854 and its total shareholders’ equity was $143,897.
          The Company’s net income, or net loss, is dependent primarily on the earnings, or loss, of its wholly-owned subsidiary, GreenBank and its level of net income, or net loss. GreenBank’s net income, or net loss, is dependent upon its level of net interest income, which is the difference between the interest income earned on its loans and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities plus the Bank’s non-interest income, the sum of which is either partially, or fully, offset by the amount of the Bank’s loan loss provision plus the Bank’s total operating expenses.
Lending Activities:
General: The Bank’s lending activities reflect its community banking philosophy, emphasizing secured loans to individuals and businesses in its primary market areas.
Commercial Real Estate Lending: Commercial real estate loans are loans originated by the Bank that are secured by commercial real estate and includes commercial real estate construction loans to developers, mainly to borrowers based in its primary markets.
Residential Real Estate Lending: The Bank originates traditional one-to-four family, owner occupied, residential mortgages secured by property located in its primary market area. Further detail on consumer residential real estate lending may be found on page F-5 of this Appendix F.
Commercial Business Lending: Commercial business loans are loans originated by the Bank that are generally secured by various types of business assets including inventory, receivables, equipment, financial instruments and commercial real estate. In limited cases, loans may be made on an unsecured basis. Commercial business loans are used for a variety of purposes including working capital and financing the purchase of equipment.
          The Bank concentrates on originating commercial business loans to middle-market companies with borrowing requirements of less than $25 million. Substantially all of the Bank’s commercial business loans outstanding at December 31, 2010, were to borrowers based in its primary markets.
Consumer Lending: The Bank makes consumer loans for personal, family or household purposes, such as debt consolidation, automobiles, vacations and education. Consumer lending loans are typically secured by personal property but may also be unsecured personal loans. They may also be made on a revolving line of credit or fixed-term basis.
Investment Activities:
          The Bank has authority to invest in various types of liquid assets, including U.S. Treasury obligations and securities of various federal agencies and U.S. Government sponsored enterprises, deposits of insured banks and federal funds. The Bank’s investments do not include commercial paper, asset-backed commercial paper, asset-backed securities secured by credit cards, or car loans. The Bank also does not participate in structured investment vehicles. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the returns on loans and leases. The Bank must also meet reserve requirements of the FRB, which are imposed based on amounts on deposit in various deposit categories.
Sources of Funds:
Deposits: Deposits are the primary source of the Bank’s funds for use in lending and for other general business purposes. Deposit inflows and outflows are significantly influenced by economic and competitive conditions, interest rates, money market conditions and other factors, including depositor confidence. Consumer, small business and commercial deposits are attracted principally from within the Bank’s primary market areas through the offering of a broad selection of deposit instruments including consumer, small business and commercial demand deposit accounts, interest-bearing checking accounts, money market accounts, regular savings accounts, certificates of deposit and retirement savings plans.
          The Bank’s marketing strategy emphasizes attracting core deposits held in checking, savings, money- market and certificate of deposit accounts. These accounts are a source of low-interest cost funds and in some cases, provide significant fee income. The composition of the Bank’s deposits has a significant impact on the overall cost of funds. At December 31, 2010, interest-bearing deposits comprised 92% of total deposits, as compared with 91% at December 31, 2009.
Borrowings: Borrowings may be used to compensate for reductions in deposit inflows or net deposit outflows, or to support expanded lending activities. These borrowings include Federal Home Loan Bank (“FHLB”) advances, repurchase agreements, federal funds and other borrowings.
          The Bank, as a member of the FHLB system, is required to own a minimum level of FHLB stock and is authorized to apply for advances on the security of such stock, mortgage-backed securities, loans secured by real estate and other assets (principally securities which are obligations of, or guaranteed by, the United States Government), provided certain standards related to creditworthiness have been met. FHLB advances are made pursuant to several different credit programs. Each credit program has its own interest rates and range of maturities. The FHLB prescribes the acceptable uses to which the advances pursuant to each program may be made as well as limitations on the size of advances. In addition to the program limitations, the amounts of advances for which an institution may be eligible are generally based on the FHLB’s assessment of the institution’s creditworthiness.
          As an additional source of funds, the Bank may sell securities subject to its obligation to repurchase these securities (repurchase agreements) with major customers utilizing government securities or mortgage-backed securities as collateral. Generally, securities with a value in excess of the amount borrowed are required to be maintained as collateral to a repurchase agreement.
          Information concerning the Bank’s FHLB advances, repurchase agreements, junior subordinated notes (trust preferred) and other borrowings is set forth in “Management’s Discussion and Analysis of Financial Condition and

Results of Operations — Liquidity and Capital Resources” and in Note 8 of Notes to Consolidated Financial Statements.
          We are significantly impacted by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the general credit needs of individuals and small and medium-sized businesses in the Company’s market areas, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily the rates paid on competing funding alternatives, account maturities and the levels of personal income and savings in the Company’s market areas.
          Our principal executive offices are located at 100 North Main Street, Greeneville, Tennessee 37743-4992 and our telephone number at these offices is (423) 639-5111. Our internet address is www.greenbankusa.com. Please note that our website is provided as an inactive textual reference and the information on our website is not incorporated by reference herein.
GreenBank and its Subsidiaries
          Our Bank is a Tennessee-chartered commercial bank established in 1890 which has its principal executive offices in Greeneville, Tennessee. The principal business of the Bank consists of attracting deposits from the general public and investing those funds, together with funds generated from operations and from principal and interest payments on loans, primarily in commercial and residential real estate loans, commercial loans and installment consumer loans. At December 31, 2010, the Bank had 63 Tennessee-based full-service banking offices located in Greene, Blount, Cocke, Hamblen, Hawkins, Knox, Loudon, McMinn, Monroe, Sullivan, and Washington Counties in East Tennessee and in Davidson, Lawrence, Macon, Montgomery, Rutherford, Smith, Sumner and Williamson Counties in Middle Tennessee. The Bank also operates two other full service branches—one located in nearby Madison County, North Carolina and the other in nearby Bristol, Virginia. Further, the Bank operates a mortgage banking operation in Knox County, Tennessee.
          Our Bank also offers other financial services through three wholly-owned subsidiaries. Through Superior Financial Services, Inc. (“Superior Financial”), the Bank operates eight consumer finance company offices located in Greene, Blount, Hamblen, Washington, Sullivan, Sevier, Knox and Bradley Counties, Tennessee. Through GCB Acceptance Corporation (“GCB Acceptance”), the Bank operates a sub-prime automobile lending company with a sole office in Johnson City, Tennessee. Through Fairway Title Co., the Bank operates a title company headquartered in Knox County, Tennessee. At December 31, 2010, these three subsidiaries had total combined assets of $42,995 and total combined loans, net of unearned interest and loan loss reserve, of $40,671.
          As described in more detail below, deposits of our Bank are insured by the Deposit Insurance Fund (“DIF”) of the Federal Deposit Insurance Corporation (“FDIC”). Our Bank is subject to comprehensive regulation, examination and supervision by the Tennessee Department of Financial Institutions (the “TDFI”), the FRB and the FDIC.
Business Strategy
          In 2011, the Company expects that its primary business strategy will be on managing through the current asset quality issues affecting the Company’s performance and strengthening the Company’s capital position, including, if necessary, through the issuance of additional equity securities. Accordingly, the Company expects that over the short term, given the current economic environment and high levels of nonperforming assets, there will be little to no loan growth until the current economic environment in the Company’s markets stabilizes and the economy begins to improve.
          The Company’s intermediate term prospects depend principally on the Company’s ability to deal with the asset quality issues currently facing the Company and the Company’s ability to raise capital in amounts sufficient to allow the Company and the Bank to achieve capital levels in excess of those required by federal banking regulations and the informal commitments that the Bank has made to the TDFI and FDIC described in more detail below.

          The Bank had historically operated under a single bank charter while conducting business under 18 bank brands with a distinct community-based brand in almost every market. On March 31, 2007 the Bank announced that it had changed all brand names to GreenBank throughout all the communities it serves to better enhance recognition and customer convenience. The Bank continues to offer local decision making through the presence of its regional executives in each of its markets, while maintaining a cost effective organizational structure in its back office and support areas.
          The Bank focuses its lending efforts predominately on individuals and small to medium-sized businesses while it generates deposits primarily from individuals in its local communities. To aid in deposit generation efforts, the Bank offers its customers extended hours of operation during the week as well as Saturday and Sunday banking in many of its markets. The Bank also offers free online banking along with its High Performance Checking Program which since its inception has generated a significant number of core transaction accounts.
          In addition to the Company’s business model, which is described herein, the Company is continuously investigating and analyzing other lines and areas of business. Conversely, the Company frequently evaluates and analyzes the profitability, risk factors and viability of its various business lines and segments and, depending upon the results of these evaluations and analyses, may conclude to exit certain segments and/or business lines. Further, in conjunction with these ongoing evaluations and analyses, the Company may decide to sell, merge or close certain branch facilities.
Lending Activities
          General. The loan portfolio of the Company is comprised of commercial real estate, residential real estate, commercial and consumer loans. Such loans are primarily originated within the Company’s market areas of East and Middle Tennessee and are generally secured by residential or commercial real estate or business or personal property located in its market footprint.
          Loan Composition. Given the on-going challenging economic environment which began during the second half of 2007 as the recession emerged and the resulting precipitous decline in residential real estate construction values through 2010, the Company significantly reduced its commercial real estate concentration levels, as noted in the table below for each of the periods presented at December 31:

	2010	2009	2008	2007	2006
Commercial real estate	$1,080,805	$1,306,398	$1,430,225	$1,549,457	$921,190
Residential real estate	378,783	392,365	397,922	398,779	281,629
Commercial	222,927	274,346	315,099	320,264	258,998
Consumer	75,498	83,382	89,733	97,635	87,111
Other	1,913	2,117	4,656	3,871	2,203
Unearned interest	(14,548)	(14,801)	(14,245)	(13,630)	(11,502)

Loans, net of unearned interest	$1,745,378	$2,043,807	$2,223,390	$2,356,376	$1,539,629

Allowance for loan losses	$(66,830)	$(50,161)	$(48,811)	$(34,111)	$(22,302)

          In addition to the segment information listed above, the Company monitors commercial real estate speculative and construction by purpose code as noted in the loan migration table below for each of the periods presented:
Higher Risk Loan Migration Table:

	2010	2009	2008	2007	2006
Speculative 1-4 family residential real estate
Acquisition and development	$131,669	$185,087	$242,343	$285,592	$159,760
Lot warehouse	42,796	66,104	79,555	104,201	64,429
Commercial 1-4 family residential	31,511	70,434	160,786	279,680	134,390

Sub-total	205,976	321,625	482,684	669,473	358,579

Construction
Commercial vacant land	77,081	101,679	103,160	69,298	37,461
Commercial construction — non-owner occupied	63,881	164,887	144,344	157,374	80,032
Commercial construction — owner occupied	5,407	28,213	55,305	58,814	37,515

	2010	2009	2008	2007	2006
Consumer residential construction	14,161	19,073	27,632	38,231	25,279

Sub-total	160,530	313,852	330,441	323,717	180,287

Total speculative and construction	$366,506	$635,477	$813,125	$993,190	$538,866

          Loan Maturities. The following table reflects at December 31, 2010 the dollar amount of loans maturing based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and loans having no stated maturity are reported as due in one year or less.

	Due in One	Due After One Year	Due After
	Year or Less	Through Five Years	Five Years	Total
Commercial real estate	$437,374	$613,259	$30,172	$1,080,805
Residential real estate (1)	42,826	93,735	235,732	372,293
Commercial	148,500	68,752	5,675	222,927
Consumer (1)	19,110	45,815	2,515	67,440
Other	1,629	236	48	1,913

Total	$649,439	$821,797	$274,142	$1,745,378

(1)	Net of unearned interest
          The following table sets forth the dollar amount of the loans maturing subsequent to the year ended December 31, 2011 distinguished between those with predetermined interest rates and those with floating, or variable, interest rates.

	Fixed Rate	Variable Rate	Total
Commercial real estate	$432,141	$211,290	$643,431
Residential real estate	111,198	218,269	329,467
Commercial	46,740	27,687	74,427
Consumer	47,696	634	48,330
Other	236	48	284

Total	$638,011	$457,928	$1,095,939

          Commercial Real Estate Loans. The Company has significantly curtailed the origination of residential real estate construction and development loans over the past three years as noted in the higher risk loan migration table above. The Company had historically originated commercial real estate loans, including residential real estate construction and development loans, generally to existing business customers, secured by real estate located in the Company’s market area. At December 31, 2010, commercial real estate loans totaled $1,080,805, or 62%, of the Company’s net loan portfolio. Commercial real estate loans were generally underwritten by addressing cash flow (debt service coverage), primary and secondary source of repayment, financial strength of any guarantor, and strength of the tenant (if any), liquidity, leverage, management experience, ownership structure, economic conditions and collateral. Generally, the Company would loan up to 80-85% of the value of improved property, 65% of the value of raw land and 75% of the value of land to be acquired and developed. A first lien on the property and assignment of lease is required if the collateral is rental property, with second lien positions considered on a case-by-case basis.
          Residential Real Estate. The Company also originates one-to-four family, owner-occupied residential mortgage loans secured by property located in the Company’s primary market areas. The majority of the Company’s residential mortgage loans consists of loans secured by owner-occupied, single-family residences. At December 31, 2010, the Company had $378,783, or 21%, of its net loan portfolio in residential real estate loans, net of unearned income. Residential real estate loans generally have a loan-to-value ratio of 85% or less. These loans are underwritten by giving consideration to the ability to pay, stability of employment, source of income, credit history and loan-to-value ratio. Home equity loans make up approximately 52% of residential real estate loans. Home equity loans may have higher loan-to-value ratios when the borrower’s repayment capacity and credit history conform to underwriting standards. Superior Financial extends sub-prime mortgages to borrowers who generally have a higher risk of default than mortgages extended by the Bank. Sub-prime mortgages totaled $11,742, or 3%, of the Company’s residential real estate loans, net of unearned income, at December 31, 2010.
          The Company sells most of its one-to-four family mortgage loans in the secondary market to Freddie Mac and other mortgage investors through the Bank’s mortgage banking operation. Sales of such loans to Freddie Mac and other mortgage investors totaled $47,881 and $43,050 during 2010 and 2009, respectively, and the related mortgage servicing rights were sold together with the loans. All mortgage loans sales are without recourse and all notes are endorsed to the investor stating without recourse. Certain contingencies do come into play for early prepayment or early payment defaults and would involve a refund of the yield spread premium earned on the transaction given certain events of default. During 2010, no refunds or events of default occurred.
          Commercial Loans. Commercial loans are made for a variety of business purposes, including working capital, inventory and equipment and capital expansion. At December 31, 2010, commercial loans outstanding totaled $222,927, or 13%, of the Company’s net loan portfolio. Such loans are usually amortized over one to seven years and generally mature within five years. Commercial loan applications must be supported by current financial information on the borrower and, where appropriate, by adequate collateral. Commercial loans are generally underwritten by addressing cash flow (debt service coverage), primary and secondary sources of repayment, financial strength of any guarantor, liquidity, leverage, management experience, ownership structure, economic conditions and industry-specific trends and collateral. The loan to value ratio depends on the type of collateral. Generally speaking, accounts receivable are financed between 70% and 80% of accounts receivable less than 90 days past due. If other collateral is taken to support the loan, the loan to value of accounts receivable may approach 85%. Inventory financing will range between 50% and 60% depending on the borrower and nature of the inventory. The Company requires a first lien position for such loans. These types of loans are generally considered to be a higher credit risk than other loans originated by the Company.
          Consumer Loans. At December 31, 2010, the Company’s consumer loan portfolio, net of unearned income, totaled $67,440, or 4%, of the Company’s total net loan portfolio. The Company’s consumer loan portfolio is composed of secured and unsecured loans originated by the Bank, Superior Financial and GCB Acceptance. The consumer loans of the Bank generally have a higher risk of default than other loans originated by the Bank. Further, consumer loans originated by Superior Financial and GCB Acceptance, which are finance companies rather than banks, generally have a greater risk of default than such loans originated by commercial banks and, accordingly, carry a higher interest rate. Superior Financial and GCB Acceptance consumer loans totaled approximately $32,194, or 48%, of the Company’s installment consumer loans, net of unearned income, at December 31, 2010. The performance of consumer loans will be affected by the local and regional economy as well as the rates of personal bankruptcies, job loss, divorce and other individual-specific characteristics.
          Past Due, Special Mention, Classified and Nonaccrual Loans. The Company classifies its loans of concern into three categories: past due loans, special mention loans and classified loans (both accruing and non-accruing interest).
          When management determines that a loan is no longer performing and that collection of interest appears doubtful, the loan is placed on nonaccrual status. All loans that are 90 days past due are considered nonaccrual unless they are adequately secured and there is reasonable assurance of full collection of principal and interest. Management closely monitors all loans that are contractually 90 days past due, treated as “special mention” or otherwise classified or on nonaccrual status. Nonaccrual loans that are 120 days past due without assurance of repayment are charged off against the allowance for loan losses.
          The Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At December 31, 2010 and 2009, the Company had $49,537 and $16,061 of restructured loans of which $9,597 and $4,429 were classified as non-accrual and the remaining were performing.
          The following table sets forth information with respect to the Company’s nonperforming assets at the dates indicated.

	At December 31,
	2010	2009	2008	2007	2006
Loans accounted for on a non-accrual basis	$143,707	$75,411	$30,926	$32,060	$3,479
Accruing loans which are contractually past due 90 days or more as to interest or principal payments	2,112	147	509	18	28

Total non-performing loans	145,819	75,558	31,435	32,078	3,507
Real estate owned:
Foreclosures	59,965	56,952	44,964	4,401	1,445
Other real estate held and repossessed assets	130	216	407	458	243

Total non-performing assets	$205,914	$132,726	$76,806	$36,937	$5,195

Restructured loans not included above	$39,940	$11,632	$—	$—	$—

          Total non-performing assets increased by $73,188 from December 31, 2009 to December 31, 2010. This increase was principally driven by deterioration in the economy during 2010 which was reflected principally in the Company’s residential real estate construction and development portfolio. In 2010, the Company devoted significant attention to our asset quality issues, including having segregated these assets within our Special Assets Group so that we may diligently work through the resolution of each on an asset-by-asset basis. The Special Assets Group meets monthly to discuss the performance of the portfolio and specific relationships with emphasis on the underperforming assets. The Special Assets Group is responsible for the resolution of problem credits by creating action plans, which could include foreclosure, restructuring the loan, issuing demand letters or other actions. If nonaccrual loans at December 31, 2010 had been current according to their original terms and had been outstanding throughout 2010, or since origination if originated during the year, interest income on these loans in 2010 would have been approximately $5,948. Interest actually recognized on these loans during 2010 was $4,843. Interest income not recognized on restructured loans was not significant for 2010.
          OREO increased by $2,927 from December 31, 2009 to December 31, 2010. The real estate consists of 122 properties, of which 49 are 1-4 family residential properties with a carrying value of $3,966; 38 are construction development of 1-4 residential properties with a carrying value of $37,481; two are multi-family residential properties with a carrying value of $648; four are parcels of commercial vacant land with a carrying value of $3,192; 23 are vacant 1-4 family residential lots with a carrying value of $7,038; five are commercial buildings with a carrying value of $5,321; and one is a commercial construction project with a carrying value of $2,318. Management has recorded these properties at estimated fair market value, based on current appraisals, less estimated selling costs. Other repossessed assets decreased from $216 at December 31, 2009 to $130 at December 31, 2010. The decrease is due primarily to the disposition of repossessed automobiles at one of the Company’s subsidiaries.
          The recorded investment of impaired loans, defined under Accounting Standards Codification (“ASC”) Topic ASC 310 as loans which, based upon current information and events, it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement, increased by $70,753 from $115,238 at December 31, 2009 to $185,991 at December 31, 2010. The related allowance on the recorded investment of impaired loans also increased by $19,097 from $5,737 at December 31, 2009 to $24,834 at December 31, 2010. Under accounting guidance for impaired loans, the impairment is probable if the future events indicate that the Bank will not collect principal and interest in accordance with contractual terms. Impaired loans are included in non-performing loans. This increase is primarily attributable to the continued deterioration throughout 2010 in residential real estate construction loans located in the Company’s urban markets. The recorded investment of impaired loans of $185,991 at December 31, 2010 and $115,238 at December 31, 2009 are net of balances previously charged-off of $36,574 and $27,937 respectively.
          Allowance for Loan Losses. The allowance for loan losses is maintained at a level which management believes is adequate to absorb all probable losses on loans then present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge-offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; and (3) the provision for possible loan losses charged against income, which increases the allowance. In determining the provision for possible loan losses, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries, and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions, including residential real estate prices and transaction volume in the Company’s market areas, in an effort to evaluate portfolio risks. In evaluating residential real estate market conditions, the Company’s internal policies require new appraisals on adversely rated collateral dependent loans to be obtained at least annually. On a quarterly basis, the Company receives a written report from an independent nationally recognized organization which provides updated valuation trends, by price point and by zip code, for each of the major markets in which the Company is conducting business. The information is then used in the Company’s impairment analysis of collateral dependent loans. If actual losses exceed the amount of the allowance for loan losses, earnings of the Company could be adversely affected. The amount of the provision is based on management’s judgment of those risks. During the year ended December 31, 2010, the Company’s provision for loan losses increased by $20,861 to $71,107 from $50,246 for the year ended December 31, 2009 and the allowance for loan losses increased by $16,669 to $66,830 at December 31, 2010 from $50,161 at December 31, 2009.
          The elevated allowance for loan losses was attributable primarily to continuing weakened economic conditions experienced in the Company’s urban markets, principally the Nashville and Knoxville markets, beginning in the fourth quarter of 2007 and continuing through 2010, accompanied by deteriorating credit quality associated primarily with residential real estate construction and development loans in these markets. The allowance for loan losses as a percentage of total loans was 3.83% at the end of 2010 versus 2.45% at December 31, 2009. The loan loss reserves reflected the higher level of non-performing banking assets, and losses inherent in this segment of the Company’s business, as noted in Notes 3 and 17 of Notes to Consolidated Financial Statements. Although Management believes that the allowance for loan losses is adequate to cover estimated losses inherent in the portfolio, there can be no assurances that additional reserves may not be required in the future.
          The following is a summary of activity in the allowance for loan losses for the periods indicated:

	Year Ended December 31,
	2010	2009	2008	2007	2006
Balance at beginning of year	$50,161	$48,811	$34,111	$22,302	$19,739
Reserve acquired in acquisition	—	—	—	9,022	—

Subtotal	50,161	48,811	34,111	31,324	19,739
Charge-offs:
Commercial real estate	(48,617)	(40,893)	(28,759)	(7,516)	(494)
Commercial	(3,210)	(6,941)	(6,177)	(2,065)	(879)

Subtotal	(51,827)	(47,834)	(34,936)	(9,581)	(1,373)
Residential real estate	(3,102)	(3,176)	(2,275)	(840)	(947)
Consumer	(2,889)	(3,880)	(4,058)	(3,050)	(2,009)
Other	—	—	—	—	(28)

Total charge-offs	(57,818)	(54,890)	(41,269)	(13,471)	(4,357)

Recoveries:
Commercial real estate	1,301	3,066	1,691	289	17
Commercial	909	1,669	221	227	171

Subtotal	2,210	4,735	1,912	516	188

Residential real estate	287	402	138	213	284
Consumer	882	853	1,106	1,038	936
Other	1	4	3	8	5

Total recoveries	3,380	5,994	3,159	1,775	1,413

Net charge-offs	(54,438)	(48,896)	(38,110)	(11,696)	(2,944)

Provision for loan losses	71,107	50,246	52,810	14,483	5,507

Balance at end of year	$66,830	$50,161	$48,811	$34,111	$22,302

Ratio of net charge-offs to average loans outstanding, net of unearned discount, during the period	2.84%	2.25%	1.63%	.57%	.20%

Ratio of allowance for loan losses to non-performing loans	45.83%	66.39%	155.28%	106.34%	635.93%

Ratio of allowance for loan losses to total loans, net of unearned income	3.83%	2.45%	2.20%	1.45%	1.45%

          Breakdown of allowance for loan losses by portfolio segment. The following table presents an allocation among the listed loan categories of the Company’s allowance for loan losses at the dates indicated and the percentage of loans in each category to the total amount of loans at the respective year-ends:

	At December 31,
	2010		2009		2008		2007		2006
		Percent		Percent of		Percent of		Percent		Percent
		of loans		loans in		loans in		of loans		of loans
		in each		each		each		in each		in each
		category		category		category		category		category
Balance at end of period		to total		to total		to total		to total		to total
applicable to:	Amount	loans	Amount	loans	Amount	loans	Amount	loans	Amount	loans
Commercial real estate	$54,203	61.93%	$36,527	63.93%	$35,714	64.33%	$20,489	65.38%	$10,619	59.38%
Residential real estate	4,431	21.33%	4,350	18.88%	3,669	17.63%	2,395	16.83%	1,639	18.16%
Commercial	5,080	12.78%	5,840	13.42%	6,479	14.17%	7,575	13.51%	6,645	16.70%
Consumer	3,108	3.86%	3,437	3.67%	2,927	3.66%	3,635	4.12%	3,384	5.62%
Other	8	0.11%	7	0.10%	22	0.21%	17	0.16%	15	0.14%

Totals	$66,830	100.00%	$50,161	100.00%	$48,811	100.00%	$34,111	100.00%	$22,302	100.00%

Investment Activities
          General. The Company maintains a portfolio of investments for general liquidity purposes and to cover minimum pledging requirements for municipal deposits and borrowings.
          Securities by Category. The following table sets forth the carrying value of the securities, by major categories, held by the Company at December 31, 2010, 2009 and 2008:

	At December 31,
	2010	2009	2008
Securities Held to Maturity:
State and political subdivisions	$215	$251	$404
Other securities	250	375	253

Total	$465	$626	$657

Securities Available for Sale:
U.S. government agencies	$83,299	$52,048	$98,806
State and political subdivisions	31,501	32,192	31,804
Collateralized mortgage obligations	67,575	44,677	68,373
Mortgage-backed securities	17,964	16,892	2,086
Trust preferred securities	1,663	1,915	2,493

Total	$202,002	$147,724	$203,562

          Maturity Distributions of Securities. The following table sets forth the distributions of maturities of securities at amortized cost as of December 31, 2010:

		Due After One
	Due in One	Year through	Due After Five Years	Due
	Year or Less	Five Years	through 10 Years	After 10 Years	Total
Securities Held to Maturity:
State and political subdivisions	$215	$—	$—	$—	$215
Other securities	250	—	—	—	250

Securities Available for Sale:
U.S. government agencies	—	—	39,004	45,102	84,106
State and political subdivisions	1,005	4,067	21,986	4,133	31,191
Collateralized mortgage obligations	—	651	1,584	63,809	66,044
Mortgage-backed securities	—	5,989	4,012	7,167	17,168
Trust preferred securities	—	—	—	1,850	1,850

Subtotal	$1,470	$10,707	$66,586	$122,061	$200,824

Market value adjustment on available for sale securities	3	535	554	553	1,645

Total	$1,473	$11,242	$67,140	$122,614	$202,469

Weighted average yield (a)	7.08%	4.83%	3.94%	3.44%	3.75%

(a)	Weighted average yields on tax-exempt obligations have been computed on a fully taxable-equivalent basis using a tax rate of 35%.
          Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
Deposits
          Deposits are the primary source of funds for the Company. Such deposits consist of noninterest bearing and interest-bearing demand deposit accounts, regular savings deposits, Money Market accounts and market rate certificates of deposit. Deposits are attracted from individuals, partnerships and corporations in the Company’s market areas. In addition, the Company obtains deposits from state and local entities and, to a lesser extent, U.S. Government and other depository institutions. The Company’s Asset/Liability Management Policy permits the acceptance of limited amounts of brokered deposits. At December 31, 2010 the percentage of the Company’s brokered deposits to total deposits was 0.07%, which was within the limits of the Asset/Liability Management Policy. The Company’s brokered deposits were also within the limits of the Asset/Liability Management Policy at December 31, 2009 and 2008, respectively.
          The following table sets forth the average balances and average interest rates based on daily balances for deposits for the periods indicated:

	Year Ended December 31,
	2010		2009		2008
	Average	Average	Average	Average	Average	Average
	Balance	Rate Paid	Balance	Rate Paid	Balance	Rate Paid
Types of deposits (all in domestic offices):
Noninterest bearing demand deposits	$166,814	—	$162,765	—	$187,058	—
Interest-bearing demand deposits	881,978	1.01%	700,586	1.30%	577,024	1.57%
Savings deposits	98,900	1.02%	83,549	1.13%	68,612	.77%
Time deposits	841,458	2.20%	1,166,640	3.06%	1,317,362	3.68%

Total deposits	$1,989,150		$2,113,540		$2,150,056

          The following table indicates the amount of the Company’s certificates of deposit and brokered certificates of deposit of $100 or more by time remaining until maturity as of December 31, 2010:

Maturity Period	Certificates of Deposits
Three months or less	$41,190
Over three through six months	43,741
Over six through twelve months	112,097
Over twelve months	112,673

Total	$309,701

Competition
          The Company seeks to compete effectively through its reliance on local commercial activity; personal contacts by its directors, officers, other employees and shareholders; personalized services; and its reputation in the communities it serves.
          According to data as of June 30, 2010 published by SNL Financial LC and using information from the FDIC, the Bank ranked as the largest independent commercial bank headquartered in East Tennessee, and its major market areas include Greene, Blount, Davidson, Hamblen, Hawkins, Knox, Lawrence, Loudon, Macon, McMinn, Montgomery, Rutherford, Smith, Sullivan, Sumner, Washington and Williamson Counties, Tennessee and portions of Cocke and Monroe Counties, Tennessee. In Greene County, in which the Company enjoyed its largest deposit share as of June 30, 2010, there were seven commercial banks and one savings bank, operating 26 branches and holding an aggregate of approximately $1.0 billion in deposits as of June 30, 2010. The following table sets forth the Bank’s deposit share, excluding credit unions, in each county in which it has a full-service branch(s) as of June 30, 2010, according to data published by the FDIC:

County	Deposit Share
Greene, TN	28.72%
Hawkins, TN	19.36%
Lawrence, TN	17.53%
Smith, TN	10.58%
Sumner, TN	10.12%
Hamblen, TN	8.78%
Blount, TN	8.15%
Cocke, TN	8.15%
Macon, TN	7.10%
Madison, NC	6.66%
Montgomery, TN	6.36%
Loudon, TN	6.00%
Washington, TN	5.91%
McMinn, TN	5.63%
Bristol, VA1	4.39%
Sullivan, TN	2.82%
Williamson, TN	2.80%
Rutherford, TN	2.62%
Monroe, TN	1.49%
Knox, TN	0.82%
Davidson, TN	0.79%

[1]	Bristol, VA is deemed a city.

Employees
          As of December 31, 2010 the Company employed 730 full-time equivalent employees. None of the Company’s employees are presently represented by a union or covered under a collective bargaining agreement. Management considers relations with employees to be good.
Regulation, Supervision and Governmental Policy
          The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. A number of other statutes and regulations have an impact on their operations. These laws and regulations are generally intended to protect depositors and borrowers, not shareholders. The following discussion describes the material elements of the regulatory framework that currently apply. In July 2010, the Dodd-Frank Act was signed into law, incorporating numerous financial institution regulatory reforms. Many of these reforms will be implemented over the course of 2011 through regulations to be adopted by various federal banking and securities regulations. The following summary of applicable statutes and regulations does not purport to be complete and is qualified in its entirety by reference to such statutes and regulations.
The Dodd-Frank Wall Street Reform and Consumer Protection Act
          On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act implements far-reaching reforms of major elements of the financial landscape, particularly for larger financial institutions. Many of its most far-reaching provisions do not directly impact community-based institutions like the Company. For instance, provisions that regulate derivative transactions and limit derivatives trading activity of federally-insured institutions, enhance supervision of “systemically significant” institutions, impose new regulatory authority over hedge funds, limit proprietary trading by banks, and phase-out the eligibility of trust preferred securities for Tier 1 capital are among the provisions that do not directly impact the Company either because of exemptions for institutions below a certain asset size or because of the nature of the Company’s operations. Those provisions that will impact the Company include the following:
•	Changing the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminating the ceiling and increasing the size of the floor of the DIF, and offsetting the impact of the increase in the minimum floor on institutions with less than $10 billion in assets;

•	Making permanent the $250,000 limit for federal deposit insurance, increasing the cash limit of Securities Investor Protection Corporation protection to $250,000 and providing unlimited federal deposit insurance until December 31, 2012 for non-interest bearing demand transaction accounts at all insured depository institutions;

•	Repealing the federal prohibition on payment of interest on demand deposits, thereby permitting depositing institutions to pay interest on business transaction and other accounts;

•	Centralizing responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau, responsible for implementing federal consumer protection laws, although banks below $10 billion in assets will continue to be examined and supervised for compliance with these laws by their federal banking regulator;

•	Restricting the preemption of state law by federal law and disallowing national bank subsidiaries from availing themselves of such preemption;

•	Imposing new requirements for mortgage lending, including new minimum underwriting standards, prohibitions on certain yield-spread compensation to mortgage originators, special consumer protections for mortgage loans that do not meet certain provision qualifications, prohibitions and limitations on certain mortgage terms and various new mandated disclosures to mortgage borrowers;

•	Applying the same leverage and risk based capital requirements that apply to insured depository institutions to holding companies, although the Company’s currently outstanding subordinated debentures (but not new issuances) will continue to qualify as Tier 1 capital, subject to existing limitations on the amount that may so qualify;

•	Permitting national and state banks to establish de novo interstate branches at any location where a bank based in that state could establish a branch, and requiring that bank holding companies and banks be well capitalized and well managed in order to acquire banks located outside their home state;

•	Imposing new limits on affiliated transactions and causing derivative transactions to be subject to lending limits; and

•	Implementing corporate governance revisions, including with regard to executive compensation and proxy access to shareholders, that apply to all public companies not just financial institutions.
          Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, and their impact on the Company or the financial industry is difficult to predict before such regulations are adopted.
          Bank Holding Company Regulation. The Company is registered as a bank holding company under the Bank Holding Company Act (the “Holding Company Act”) and, as such, is subject to supervision, regulation and examination by the Board of Governors of the FRB.
          Acquisitions and Mergers. Under the Holding Company Act, a bank holding company must obtain the prior approval of the FRB before (1) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (2) acquiring all or substantially all of the assets of another bank or bank holding company; or (3) merging or consolidating with another bank holding company. Also, any company must obtain approval of the FRB prior to acquiring control of the Company or the Bank. For purposes of the Holding Company Act, “control” is defined as ownership of more than 25% of any class of voting securities of a bank holding company or bank, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of the a bank holding company or bank. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:
•	The bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934; or

•	No other person owns a greater percentage of that class of voting securities immediately after the transaction.
     Our common stock is registered under Section 12 of the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.
     The Change in Bank Control Act and the related regulations of the FRB require any person or persons acting in concert (except for companies required to make application under the Holding Company Act), to file a written notice with the FRB before such person or persons may acquire control of a bank holding company or bank. The Change in Bank Control Act defines “control” as the power, directly or indirectly, to vote 25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank.
     Bank holding companies like the Company are currently prohibited from engaging in activities other than banking and activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. The FRB’s regulations contain a list of permissible nonbanking activities that are closely related to banking or managing or controlling banks. A bank holding company must file an application or notice with the FRB prior to acquiring more than 5% of the voting shares of a company engaged in such activities. The Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), however, greatly broadened the scope of activities permissible for bank holding companies. The GLB Act permits bank holding companies, upon election and classification as financial holding companies, to engage in a broad variety of activities “financial” in nature. The Company has not filed an election with the FRB to be a financial holding company, but may choose to do so in the future.
     Capital Requirements. The Company is also subject to FRB guidelines that require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. The Dodd-Frank Act extended additional capital requirements to bank holding companies on a consolidated basis. See “Capital Requirements.”

     Dividends. The FRB has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The FRB has issued a policy statement expressing its view that a bank holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality, and overall financial condition.
          The Company is a legal entity separate and distinct from the Bank. Over time, the principal source of the Company’s cash flow, including cash flow to pay interest to its holders of trust preferred securities and dividends to holders of the Series A preferred stock the Company issued to the U.S. Treasury in connection with the Capital Purchase Program (“CPP”) and to the Company’s common stock shareholders, will be dividends that the Bank pays to the Company as its sole shareholder. Under Tennessee law, the Company is not permitted to pay dividends if, after giving effect to such payment, the Company would not be able to pay its debts as they become due in the normal course of business or the Company’s total assets would be less than the sum of its total liabilities plus any amounts needed to satisfy any preferential rights if the Company were dissolving. In addition, in deciding whether or not to declare a dividend of any particular size, the Company’s board of directors must consider the Company’s current and prospective capital, liquidity, and other needs.
          In addition to the limitations on the Company’s ability to pay dividends under Tennessee law, the Company’s ability to pay dividends on its common stock is also limited by the Company’s participation in the CPP, by certain statutory or regulatory limitations and by an informal commitment the Company has made to the FRB-Atlanta that it will not pay dividends on its common or preferred stock (or interest on its subordinated debentures) without the prior approval of the FRB-Atlanta. The Company also informally committed to the FRB-Atlanta that it will not incur any indebtedness or repurchase any shares of its capital stock without the prior approval of the FRB-Atlanta. Prior to December 23, 2011, unless the Company has redeemed the Series A preferred stock issued to the U.S. Treasury in the CPP or the U.S. Treasury has transferred the Series A preferred stock to a third party, the consent of the U.S. Treasury must be received before the Company can declare or pay any dividend or make any distribution on the Company’s common stock in excess of $0.13 per quarter. Furthermore, if the Company is not current in the payment of quarterly dividends on the Series A preferred stock, it cannot pay dividends on its common stock. These dividend restrictions resulting from the Company’s participation in the CPP are in addition to those resulting from the Company’s informal commitment to the FRB-Atlanta.
          Statutory and regulatory limitations also apply to the Bank’s payment of dividends to the Company. Under Tennessee law, the Bank can only pay dividends to the Company in an amount equal to or less than the total amount of its net income for that year combined with retained net income for the preceding two years. Payment of dividends in excess of this amount requires the consent of the Commissioner of the TDFI (the “Commissioner”). Because the Bank incurred a loss in both 2010 and 2009, dividends from the Bank to the Company, including, if necessary, dividends to support the Company’s payment of interest on its subordinated debt and dividends on the Series A preferred stock it sold to the U.S. Treasury will require prior approval by the Commissioner.
          The payment of dividends by the Bank and the Company may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. Recent supervisory guidance from the FRB indicates that bank holding companies that are participants in the CPP that are experiencing financial difficulty generally should eliminate, reduce or defer dividends on Tier 1 capital instruments including trust preferred securities, preferred stock or common stock, if the holding company needs to conserve capital for safe and sound operation and to serve as a source of strength to its subsidiaries.
          On November 9, 2010, following consultation with the FRB-Atlanta, the Company notified the U.S. Treasury that the Company was suspending the payment of regular quarterly cash dividends on the Series A preferred stock issued to the U.S. Treasury The dividends, which are cumulative, will continue to be reported as a preferred dividend requirement that is deducted from net income for financial statement purposes. Additionally, following consultation with the FRB-Atlanta, the Company has exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated notes having an outstanding principal amount of $88.6 million, relating to outstanding trust preferred securities (“TRUPs”). Under the terms of the trust documents, the Company may defer payments of interest for up to 20 consecutive quarterly periods without triggering an event of default. During a deferral period, the Company may not pay dividends on its common or preferred stock or interest on indebtedness that ranks pari passu or junior to the subordinated debentures. The regular scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes. Together, the deferral of interest payments on TRUPs and suspension of dividend payments to the U.S. Treasury will preserve about $5.1 million per year in cash flow.
          Support of Banking Subsidiaries. Under the Dodd-Frank Act, and previously under FRB policy, the Company is expected to act as a source of financial strength to the Bank and, where required, to commit resources to support the Bank. This support can be required at times when it would not be in the best interest of the Company’s shareholders or creditors to provide it. Further, if the Bank’s capital levels were to fall below minimum regulatory guidelines, the Bank would need to develop a capital plan to increase its capital levels and the Company would be required to guarantee the Bank’s compliance with the capital plan in order for such plan to be accepted by the federal regulatory authority. In the event of the Company’s bankruptcy, any commitment by the Company to a federal bank regulatory agency to maintain the capital of the Bank would be assumed by the bankruptcy trustee and entitled to a priority of payment.
          Under the “cross guarantee” provisions of the Federal Deposit Insurance Act (the “FDI Act”), any FDIC-insured subsidiary of the Company such as the Bank could be liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of any other FDIC-insured subsidiary also controlled by the Company or (ii) any assistance provided by the FDIC to any FDIC-insured subsidiary of the Company in danger of default.
          Transactions with Affiliates. The Federal Reserve Act, as amended by Regulation W, imposes legal restrictions on the quality and amount of credit that a bank holding company or its non-bank subsidiaries (“affiliates”) may obtain from bank subsidiaries of the holding company. For instance, these restrictions generally require that any such extensions of credit by a bank to its affiliates be on non-preferential terms and be secured by designated amounts of specified collateral. Further, a bank’s ability to lend to its affiliates is limited to 10% per affiliate (20% in the aggregate to all affiliates) of the bank’s capital and surplus.
          Bank Regulation. As a federally-insured, Tennessee banking institution, the Bank is subject to regulation, supervision and regular examination by the TDFI and the FDIC. Tennessee and federal banking laws and regulations control, among other things, required reserves, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, and establishment of branches and other aspects of the Bank’s operations. Supervision, regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than for the Company’s security holders.
          Extensions of Credit. Under joint regulations of the federal banking agencies, including the FDIC, banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. A bank’s real estate lending policy must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Interagency Guidelines”) that have been adopted by the federal banking regulators. The Interagency Guidelines, among other things, call upon depository institutions to establish internal loan-to-value limits for real estate loans that are not in excess of the loan-to-value limits specified in the Interagency Guidelines for the various types of real estate loans. The Interagency Guidelines state that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits. The aggregate amount of loans in excess of the supervisory loan-to-value limits, however, should not exceed 100% of total capital, and the total of such loans secured by commercial, agricultural, multifamily and other non-one-to-four family residential properties should not exceed 30% of total capital.
          Federal Deposit Insurance. The deposits of the Bank are insured by the FDIC to the maximum extent provided by law, and the Bank is subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. In early 2006, Congress passed the Federal Deposit Insurance Reform Act of 2005, which made certain changes to the Federal deposit insurance program. These changes included merging the Bank Insurance Fund and the Savings Association Insurance Fund, increasing retirement account coverage to $250,000 and providing for inflationary adjustments to general coverage beginning in 2010, providing the FDIC with authority to set the fund’s reserve ratio within a specified range, and requiring dividends to banks if the reserve ratio exceeds certain levels. The statute grants banks an assessment credit based on their share of the assessment base on December 31, 1996, and the amount of the credit can be used to reduce assessments in any year subject to certain limitations.
          Under the Dodd-Frank Act, the FDIC was required to adopt regulations that would base deposit insurance assessments on total assets less capital rather than deposit liabilities and to include off-balance sheet liabilities of institutions and their affiliates in risk-based assessments.
          The Emergency Economic Stabilization Act of 2008 (“EESA”) provided for a temporary increase in the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor. This increased level of basic deposit insurance was made permanent by the Dodd-Frank Act. In addition, on October 14, 2008, the FDIC instituted temporary unlimited FDIC coverage of non-interest bearing deposit transaction accounts. Following passage of the Dodd-Frank Act, an institution can provide full coverage on non-interest bearing transaction accounts until December 31, 2012. The Dodd-Frank Act also repealed the prohibition on paying interest on demand transaction accounts, but did not extend unlimited insurance protection for these accounts.
          The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.
          Safety and Soundness Standards. The FDICIA required the federal bank regulatory agencies to prescribe, by regulation, non-capital safety and soundness standards for all insured depository institutions and depository institution holding companies. The FDIC and the other federal banking agencies have adopted guidelines prescribing safety and soundness standards pursuant to FDICIA. The safety and soundness guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. Among other things, the guidelines require banks to maintain appropriate systems and practices to identify and manage risks and exposures identified in the guidelines.
          Participation in the Capital Purchase Program of the Troubled Asset Relief Program. On October 3, 2008, the EESA became law. Under the Troubled Asset Relief Program (“TARP”) authorized by EESA, the U.S. Treasury established the CPP providing for the purchase of senior preferred shares of qualifying U.S. controlled banks, savings associations and certain bank and savings and loan holding companies. On December 23, 2008, the Company sold 72,278 shares of Series A preferred stock and warrants to acquire 635,504 shares of common stock to the U.S. Treasury pursuant to the CPP for aggregate consideration of $83 million. As a result of the Company’s participation in the CPP, the Company agreed to certain limitations on executive compensation. On February 17, 2009, President Obama signed into law The American Recovery and Reinvestment Act of 2009 (“ARRA”), more commonly known as the economic stimulus or economic recovery package. ARRA, which amends EESA, includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. Under ARRA, the Company is subject to additional and more extensive executive compensation limitations and corporate governance requirements. ARRA also permits the Company to redeem the preferred shares it sold to the U.S. Treasury without penalty and without the need to raise new capital, subject to the U.S. Treasury’s consultation with the Company’s and the Bank’s appropriate regulatory agency.
          For as long as the U.S. Treasury owns any debt or equity securities of the Company issued in connection with the CPP, the Company will be required to take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply in all respects with Section 111(b) of the EESA, as amended by the ARRA, and the regulations issued and in effect thereunder, including the interim final rule related to executive compensation and corporate governance issued by the U.S. Treasury on June 15, 2009 (the “IFR”). This means that, among other things, while the U.S. Treasury owns debt or equity securities issued by the Company in connection with the CPP, the Company must:
•	Ensure that the incentive compensation programs for its senior executive officers do not encourage unnecessary and excessive risks that threaten the value of the Company;

•	Implement a required clawback of any bonus or incentive compensation paid to the Company’s senior executive officers and the next twenty most highly compensated employees based on materially inaccurate financial statements or any other materially inaccurate performance metric;

•	Not make any bonus, incentive or retention payment to any of the Company’s five most highly compensated employees, except as permitted under the IFR;

•	Not make any “golden parachute payment” (as defined in the IFR) to any of the Company’s senior executive officers or next five most highly compensated employees; and

•	Agree not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each of the Company’s senior executive officers.
          Capital Requirements. Both the Company and the Bank are required to comply with the capital adequacy standards established by the FRB, in the Company’s case, and the FDIC, in the case of the Bank. The FRB has established a risk-based and a leverage measure of capital adequacy for bank holding companies, like the Company. The Bank is also subject to risk-based and leverage capital requirements adopted by the FDIC, which are substantially similar to those adopted by the FRB for bank holding companies. In addition, the FDIC and TDFI may require state banks that are not members of the FRB, like the Bank, to maintain capital at levels higher than those required by general regulatory requirements.
          The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.
          The minimum statutory guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 capital and Tier 2 capital. Tier 1 capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other specified intangible assets. The Series A preferred stock that the Company sold to the U.S. Treasury in connection with the CPP and the TRUPs each qualifies as Tier 1 capital, and as described below will continue to qualify as Tier 1 capital following passage of the Dodd-Frank Act. Under statutory guidelines, Tier 1 capital must equal at least 4% of risk-weighted assets. Tier 2 capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 capital is limited to 100% of Tier 1 capital.
          In addition, the FRB has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to average assets, less goodwill and other specified intangible assets, of 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating and implementing the FRB’s risk-based capital measure for market risk. All other bank holding companies generally are required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing high internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the FRB has indicated that it will consider a bank holding company’s Tier 1 capital leverage, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.
          In late 2010, the Basel Committee on Banking Supervision issued Basel III, a new capital framework for banks and bank holding companies. If implemented in the United States, Basel III will impose a stricter definition of capital, with more focus on common equity. At this time, the Company does not know whether Basel III will be implemented in the United States, and if so implemented whether it will be applicable to the Company and the Bank, because by its terms it is applicable only to internationally active banks. But, if Basel III is implemented in the United States and becomes applicable to the Company, the Company and the Bank would likely be subject to higher minimum capital ratios than those to which the Company and the Bank are currently subject.
          Failure to meet statutorily mandated capital guidelines or more restrictive ratios separately established for a financial institution (like those that the Bank has informally agreed with the TDFI and FDIC that it will maintain) could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting or renewing brokered deposits, limitations on the rates of interest that the institution may pay on its deposits and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements.
          Additionally, the Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) into one of which all institutions are placed. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.
          An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution and a lower capital category based on supervisory factors other than capital. As of December 31, 2010, the Bank would be considered “well capitalized” under the FDIC’s prompt corrective action provisions; however, the Bank has informally committed to the TDFI and the FDIC that it will maintain a Tier 1 leverage ratio of not less than 10% and a Total risk-based capital ratio of not less than 14%. Because of the significant losses that the Bank incurred in the second half of 2010, the Bank’s capital levels fell below these required minimum levels at December 31, 2010. At December 31, 2010, the Bank’s Tier 1 leverage ratio was 8.88% and its ratio of Total capital to risk-weighted assets was 13.22%.
          Because the Bank’s capital levels at December 31, 2010 were below those that the Bank had informally committed to its primary regulators that it would maintain, the Bank was required to submit a Capital Action Plan to its primary regulators.
          The Dodd-Frank Act contains a number of provisions dealing with capital adequacy of insured depository institutions and their holding companies, and for the most part will result in insured depository institutions and their holding companies being subject to more stringent capital requirements. Under the so-called Collins Amendment to the Dodd-Frank Act, federal regulators were directed to establish minimum leverage and risk-based capital requirements for, among other entities, banks and bank holding companies on a consolidated basis. These minimum requirements can’t be less than the generally applicable leverage and risk-based capital requirements established for insured depository institutions nor quantitatively lower than the leverage and risk-based capital requirements established for insured depository institutions that were in effect as of the date that the Dodd-Frank Act was enacted. These requirements in effect create capital level floors for bank holding companies similar to those in place currently for insured depository institutions. The Collins Amendment also excludes trust preferred securities issued after May 19, 2010 from being included in Tier 1 capital unless the issuing company is a bank holding company with less than $500 million in total assets. Trust preferred securities issued prior to that date will continue to count as Tier 1 capital for bank holding companies with less than $15 billion in total assets, and such securities will be phased out of Tier 1 capital treatment for bank holding companies with over $15 billion in total assets over a three-year period beginning in 2013. The Collins Amendment did not exclude preferred stock issued to the U.S. Treasury through the CPP from Tier 1 capital treatment. Accordingly, the Company’s TRUPs and Series A preferred stock issued to the U.S. Treasury through the CPP will continue to qualify as Tier 1 capital.
          More information concerning the Company’s, and the Bank’s, regulatory capital ratios at December 31, 2010 is included in Note 12 to the “Notes to Consolidated Financial Statements” included elsewhere in this Appendix F.
          Legislative, Legal and Regulatory Developments. The banking industry is generally subject to extensive regulatory oversight. The Company, as a publicly held bank holding company, and the Bank, as a state-chartered bank with deposits insured by the FDIC, are subject to a number of laws and regulations. Many of these laws and regulations have undergone significant change in recent years. In July 2010, the U.S. Congress passed, and President Obama signed into law, the Dodd-Frank Act, which includes significant consumer protection provisions related to residential mortgage loans that is likely to increase our regulatory compliance costs. These laws and regulations impose restrictions on activities, minimum capital requirements, lending and deposit restrictions and numerous other requirements. Future changes to these laws and regulations, and other new financial services laws and regulations, are likely and cannot be predicted with certainty. With the enactments of EESA, AARA and the Dodd-Frank Act and the significant amount of regulations that are to come from the passage of that legislation, the nature and extent of the future legislative and regulatory changes affecting financial institutions and the resulting impact on those institutions is very unpredictable at this time. The Dodd-Frank Act, in particular, will require that a significant number of new regulations be adopted by various financial regulatory agencies over 2011 and 2012.
          USA Patriot Act. The President of the United States signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “Patriot Act”), into law on October 26, 2001. The Patriot Act establishes a wide variety of new and enhanced ways of combating international terrorism. The provisions that affect banks (and other financial institutions) most directly are contained in Title III of the act. In general, Title III amended existing law — primarily the Bank Secrecy Act — to provide the Secretary of U.S. Treasury and other departments and agencies of the federal government with enhanced authority to identify, deter, and punish international money laundering and other crimes.
          Among other things, the Patriot Act prohibits financial institutions from doing business with foreign “shell” banks and requires increased due diligence for private banking transactions and correspondent accounts for foreign banks. In addition, financial institutions will have to follow new minimum verification of identity standards for all new accounts and will be permitted to share information with law enforcement authorities under circumstances that were not previously permitted. These and other provisions of the Patriot Act became effective at varying times and the Treasury and various federal banking agencies are responsible for issuing regulations to implement the new law.
Additional Information
          The Company maintains a website at www.greenbankusa.com and is not including the information contained on this website as a part of, or incorporating it by reference into, this Appendix F. The Company makes available free of charge (other than an investor’s own internet access charges) through its website its Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after the Company electronically files such material with, or furnishes such material to, the SEC.
PROPERTIES
          At December 31, 2010, the Company maintained a main office in Greeneville, Tennessee in a building it owns, 65 full-service bank branches (of which 54 are owned premises and 11 are leased premises) and a building for mortgage lending operations which it owns. In addition, the Bank’s subsidiaries operate from nine separate locations, all of which are leased.
LEGAL PROCEEDINGS.
          Securities Class Action. On November 18, 2010, a shareholder of the Company filed a putative class action lawsuit (styled Bill Burgraff v. Green Bankshares, Inc., et al., U.S. District Court, Eastern District of Tennessee, Northeastern Division, Case No. 2:10-cv-00253) against the Company and certain of its current and former officers in the United States District Court for the Eastern District of Tennessee in Greeneville, Tennessee on behalf of all persons that acquired shares of the Company’s common stock between January 19, 2010 and November 9, 2010. On January 18, 2011, a separate shareholder of the Company filed a putative class action lawsuit (styled Brian Molnar v. Green Bankshares, Inc., et al., U.S. District Court, Eastern District of Tennessee, Northeastern Division, Case No. 2:11-cv-00014) against the Company and certain of its current and former officers in the same court on behalf of all persons that acquired shares of the Company’s common stock between January 19, 2010 and October 20, 2010. These lawsuits were filed following, and relate to the drop in value of the Company’s common stock price after, the Company announced its third quarter performance results on October 20, 2010. The Burgraff case also complains of the Company’s decision on November 9, 2010, to suspend payment of certain quarterly cash dividends.

          The plaintiffs allege that defendants made false and/or misleading statements or failed to disclose that the Company was purportedly overvaluing collateral of certain loans; failing to timely take impairment charges of these certain loans; failing to properly account for loan charge-offs; lacking adequate internal and financial controls; and providing false and misleading financial results. The plaintiffs have asserted federal securities laws claims against all defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 promulgated thereunder. The plaintiffs have also asserted control person liability claims against the individual defendants named in the complaints pursuant to Section 20(a) of the Exchange Act.
          The two cases were consolidated on February 4, 2011. On February 11, 2011, the Court appointed movant Jeffrey Blomgren as lead plaintiff. On May 3, 2011, Plaintiff filed an amended and consolidated complaint alleging a class period of January 19, 2010 to November 9, 2010. On July 11, 2011, Defendants filed a motion to dismiss the consolidated amended complaint. Plaintiff has until August 29, 2011 to file an opposition to that motion.
          The Company and the individual named defendants collectively intend to vigorously defend themselves against these allegations.
          North American Transaction. On May 12, 2011, a shareholder of the Company filed a putative class action lawsuit (styled Betty Smith v. Green Bankshares, Inc. et al., Case No. 11-625-III, Davidson County, Tennessee, Chancery Court) against the Company, the Bank, the Company’s Board of Directors (Steven M. Rownd, Robert K. Leonard, Martha M. Bachman, Bruce Campbell, W.T. Daniels, Samuel E. Lynch, Bill Mooningham, John Tolsma, Kenneth R. Vaught, and Charles E. Whitfield, Jr.) and North American on behalf of all persons holding common stock of the Company. This complaint, which has been subsequently amended, was filed following the Company’s public announcement on May 5, 2011 of its entering into the Investment Agreement with North American and relates to the proposed investment in the Company by North American.
          The amended complaint alleges that the individual defendants breached their fiduciary duties by accepting a sale price for the shares to be sold to North American that was unfair to the Company’s shareholders and by issuing a proxy statement that contained material omissions. The complaint also alleges that the Company, the Bank and North American aided and abetted these breaches of fiduciary duty. It seeks injunctive relief and/or rescission of the proposed investment by North American and fees and expenses in an unspecified amount.
          On May 25, 2011, another shareholder of the Company filed a similar putative class action lawsuit (styled Mark McClinton v. Green Bankshares, Inc. et al., Case No. 11-CV-284ktl, Greene County Circuit Court, Greeneville, Tennessee) against the Company, the Company’s Board of Directors and North American on behalf of all persons holding the Company’s common stock. The complaint similarly alleges that the individual defendants breached their fiduciary duties to the Company by agreeing to sell shares to North American at a price unfair to the Company’s shareholders. The complaint also alleges that the Company and North American aided and abetted these breaches of fiduciary duty. It seeks and injunction and/or rescission of North American’s investment in the Company and fees and expenses in an unspecified amount.
          On June 16, 2011, another shareholder of the Company filed a putative class action lawsuit (styled Thomas W. Cook Jr. v. Green Bankshares, Inc. et al., Civil Action No. 2:11-cv-00176, United States District Court for the Eastern District of Tennessee, Greeneville) against the Company, the Company’s Board of Directors and North American on behalf of all persons holding the Company’s common stock. The complaint alleges that the individual defendants breached their fiduciary duties to the Company by failing to maximize shareholder value in the proposed transaction with North American. The complaint also alleges that the Company and the individual defendants violated the securities laws by issuing a Preliminary Proxy Statement that contains alleged material misstatements and omissions. The complaint also alleges that the Company and North American aided and abetted the breaches of fiduciary duty. It seeks an injunction and/or rescission of North American’s investment in the Company, monetary damages and fees and expenses in an unspecified amount.
           On July 6, 2011, another shareholder of the Company filed a lawsuit (styled Barbara N. Ballard v. Stephen M. Rownd, et al., Civil Action No. 2:11-cv-00201, United States District Court for the Eastern District of Tennessee, Greeneville) against the Company, the Company’s Board of Directors and North American asserting an individual claim that alleges that the individual defendants violated the securities laws by issuing a Preliminary Proxy Statement that contains alleged material misstatements and omissions. The complaint also alleges a class action claim on behalf of all persons holding the Company’s common stock against the individual defendants for breach of fiduciary duty based on these same alleged material misstatements and omissions. The complaint also alleges that the Company and North American aided and abetted the breaches of fiduciary duty. It seeks an injunction and/or rescission of North American’s investment in the Company and fees and expenses in an unspecified amount.
          On July 26, 2011, the parties to the four North American transaction-related class action lawsuits reached an agreement in principle to resolve those four lawsuits on the basis of the inclusion of certain additional disclosures regarding the North American transaction in the proxy statement which this appendix accompanies. The proposed settlement is subject to, among other things, court approval.
          The Company and the individual defendants collectively intend to vigorously defend themselves against these class action allegations.
          General. The Company and its subsidiaries are subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these pending claims and legal proceedings will not have a material adverse effect on the Company’s results of operations.
MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.
          On February 28, 2011, Green Bankshares had 13,188,896 shares of common stock outstanding. The Company’s shares are traded on The Nasdaq Global Select Market, under the symbol “GRNB”. As of February 28, 2011, the Company estimates that it had approximately 5,200 shareholders, including approximately 2,600 shareholders of record and approximately 2,600 beneficial owners holding shares in nominee or “street” name.
          The following table shows the high and low sales price and closing price for the Company’s common stock as reported by The Nasdaq Global Select Market for 2010 and 2009. The table also sets forth the dividends per share paid each quarter during 2010 and 2009.

	High/Low Sales Price	Closing	Dividends Paid
	During Quarter	Price	Per Share
2010:
First quarter	$9.48 / 3.52	$8.16	$—
Second quarter	15.04 / 7.96	12.77	—
Third quarter	13.11 / 6.58	6.79	—
Fourth quarter	7.73 / 2.39	3.20	—
			$—

2009:
First quarter	$14.71 / 4.51	$8.80	$0.13
Second quarter	9.73 / 4.14	4.48	—
Third quarter	6.83 / 3.25	5.00	—
Fourth quarter	5.48 / 3.51	3.55	—
			$0.13

          Holders of the Company’s common stock are entitled to receive dividends when, as and if declared by the Company’s board of directors out of funds legally available for dividends. Historically, the Company has paid quarterly cash dividends on its common stock. On June 2, 2009 the Company announced that due to the uncertain nature of the current economic environment that it was suspending the payment of cash dividends to common shareholders in order to prudently preserve capital levels. In the fourth quarter of 2010, the Company informally committed to the FRB-Atlanta that it would not pay dividends on its common or preferred stock without the prior approval of the FRB-Atlanta. The Company’s ability to pay dividends to its shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, the Company’s ability to service any equity or debt obligations senior to its common stock, including its outstanding trust preferred securities and accompanying junior subordinated debentures, and other factors deemed relevant by the Company’s board of directors. In addition, in order to pay dividends to shareholders, the Company must receive cash dividends from the Bank. As a result, the Company’s ability to pay future dividends will depend upon the earnings of the Bank, its financial condition and its need for funds.
          Moreover, there are a number of federal and state banking policies and regulations that restrict the Bank’s ability to pay dividends to the Company and the Company’s ability to pay dividends to its shareholders. In particular, because the Bank is a depository institution and its deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. In addition, the Tennessee Banking

Act prohibits the Bank from declaring dividends in excess of net income for the calendar year in which the dividend is declared plus retained net income for the preceding two years without the approval of the Commissioner of the Tennessee Department of Financial Institutions. Because of the losses incurred by the Bank in 2010 and 2009, the Bank will need to receive the approval of the Commissioner of the TDFI before if pays dividends to the Company. Also, the Bank is subject to regulations which impose certain minimum regulatory capital and minimum state law earnings requirements that affect the amount of cash available for distribution to the Company.
          In addition, as long as shares of Series A preferred stock are outstanding, no dividends may be paid on our common stock unless all dividends on the Series A preferred stock have been paid in full and in no event may dividends on our common stock exceed $0.13 per quarter without the consent of the U.S. Treasury for the first three years following our sale of Series A preferred stock to the U.S. Treasury. Lastly, under Federal Reserve policy, the Company is required to maintain adequate regulatory capital, is expected to serve as a source of financial strength to the Bank and to commit resources to support the Bank. These policies and regulations may have the effect of reducing or eliminating the amount of dividends that the Company can declare and pay to its shareholders in the future. For information regarding restrictions on the payment of dividends by the Bank to the Company, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Business — Regulation, Supervision and Governmental Policy — Dividends” in this Appendix F. See also Note 12 of Notes of Consolidated Financial Statements.
          The Company made no repurchases of its common stock during the quarter ended December 31, 2010.

SELECTED FINANCIAL DATA

	2010	2009	2008	2007(1)	2006
	(in thousands, except per share data, ratios and percentages)
Total interest income	$120,864	$138,456	$170,516	$176,626	$117,357
Total interest expense	37,271	57,931	75,491	81,973	45,400

Net interest income	83,593	80,525	95,025	94,653	71,957
Provision for loan losses	(71,107)	(50,246)	(52,810)	(14,483)	(5,507)

Net interest income after provision for loan losses	12,486	30,279	42,215	80,170	66,450
Noninterest income	32,544	31,578	33,614	27,602	20,710
Noninterest expense	(110,815)	(229,587)	(85,837)	(69,252)	(52,708)

Income (loss) before income taxes	(65,785)	(167,730)	(10,008)	38,520	34,452
Income tax (expense) benefit	(14,910)	17,036	4,648	(14,146)	(13,190)

Net income (loss)	(80,695)	(150,694)	(5,360)	24,374	21,262
Preferred stock dividend and accretion of discount on warrants	(5,001)	(4,982)	(92)	—	—

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)	$24,374	$21,262

Per Share Data:
Net income (loss) available to common shareholders, basic	$(6.54)	$(11.91)	$(0.42)	$2.07	$2.17
Net income (loss) available to common shareholders, assuming dilution	$(6.54)	$(11.91)	$(0.42)	$2.07	$2.14
Net income (loss) available to common shareholders, assuming dilution adjusted for goodwill impairment charge(7)	$(6.54)	$(1.40)	$(0.42)	$2.07	$2.14
Dividends declared	$0.00	$0.13	$0.52	$0.68	$0.64
Common book value(2)(7)	$5.75	$12.15	$24.09	$24.94	$18.80
Tangible common book value(3)(7)	$5.23	$11.44	$12.23	$12.73	$14.87

Financial Condition Data:
Assets	$2,406,040	$2,619,139	$2,944,671	$2,947,741	$1,772,654
Loans, net of unearned interest	$1,745,378	$2,043,807	$2,223,390	$2,356,376	$1,539,629
Cash and investments	$504,559	$378,785	$410,344	$314,615	$91,997
Federal funds sold	$4,856	$3,793	$5,263	$—	$25,983
Deposits	$1,976,854	$2,084,096	$2,184,147	$1,986,793	$1,332,505
FHLB advances and notes payable	$158,653	$171,999	$229,349	$318,690	$177,571
Subordinated debentures	$88,662	$88,662	$88,662	$88,662	$13,403
Federal funds purchased and repurchase agreements	$19,413	$24,449	$35,302	$194,525	$42,165
Shareholders’ equity	$143,897	$226,769	$381,231	$322,477	$184,471
Common shareholders’ equity(2)(7)	$75,776	$160,034	$315,885	$322,477	$184,471
Tangible common shareholders’ equity(3)(7)	$69,025	$150,699	$160,411	$164,650	$145,931
Tangible shareholders’ equity(4)(7)	$137,146	$217,434	$225,757	$164,650	$145,931

Selected Ratios:
Interest rate spread	3.79%	3.19%	3.48%	3.83%	4.32%
Net interest margin(6)	3.86%	3.34%	3.70%	4.25%	4.77%
Total tangible equity to tangible assets(4)(5)(7)	5.72%	8.33%	8.09%	5.90%	8.42%
Tangible common equity to tangible assets(3)(5)(7)	2.88%	5.77%	5.75%	5.90%	8.42%
Return on average assets	(3.41)%	(5.59)%	(0.18)%	0.98%	1.28%
Return on average equity	(38.56)%	(50.44)%	(1.64)%	8.96%	11.91%
Return on average common equity(2)(7)	(55.35)%	(64.25)%	(1.65)%	8.96%	11.91%
Return on average common tangible equity(3)(7)	(58.32)%	(96.77)%	(3.14)%	15.41%	15.25%
Average equity to average assets	8.85%	11.09%	11.24%	10.91%	10.78%
Dividend payout ratio	N/M	N/M	N/M	32.85%	29.49%
Ratio of nonperforming assets to total assets assets	8.56%	5.07%	2.61%	1.25%	0.29%
Ratio of allowance for loan losses to nonperforming loans	45.83%	66.39%	155.28%	106.34%	635.93%
Ratio of allowance for loan losses to total loans, net of unearned income loans	3.83%	2.45%	2.20%	1.45%	1.45%

[1]	Information for the 2007 fiscal year includes the operations of CVBG, with which the Company merged on May 18, 2007.

[2]	Common shareholders’ equity is shareholders’ equity less preferred stock.

[3]	Tangible common shareholders’ equity is shareholders’ equity less goodwill, other intangible assets and preferred stock.

[4]	Tangible shareholders’ equity is shareholders’ equity less goodwill and other intangible assets.

[5]	Tangible assets is total assets less goodwill and other intangible assets.

[6]	Net interest margin is the net yield on interest earning assets and is the difference between the Fully Taxable Equivalent yield earned on interest-earning assets less the effective cost of supporting liabilities.

[7]	Please refer to the “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” section following “Selected Financial Data” for more information, including a reconciliation of this non-GAAP financial measure.
GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures
     Certain financial information included in the selected financial data is determined by methods other than in accordance with accounting principles generally accepted within the United States (“GAAP”). These non-GAAP financial measures are “net income (loss) per share assuming dilution adjusted for goodwill impairment charge,” “common shareholders’ equity,” “tangible assets,” “tangible shareholders’ equity,” “tangible common book value per share,” “tangible common shareholders’ equity,” “return on average common equity,” and “return on average common tangible equity.” The Company’s management, the entire financial services sector, bank stock analysts, and bank regulators use these non-GAAP measures in their analysis of the Company’s performance.
•	“Net income (loss) per share available to common shareholders assuming dilution adjusted for goodwill impairment charge” is defined as net income (loss) per share available to common shareholders reduced by goodwill impairment charge, net of tax.

•	“Common shareholders’ equity” is shareholders’ equity less preferred stock.

•	“Tangible assets” are total assets less goodwill and other intangible assets.

•	“Tangible shareholders’ equity” is shareholders’ equity less goodwill and other intangible assets.

•	“Tangible common book value per share” is defined as total equity reduced by recorded goodwill, other intangible assets and preferred stock divided by total common shares outstanding. This measure discloses changes from period-to-period in book value per share exclusive of changes in intangible assets and preferred stock. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of a company. Companies utilizing purchase accounting in a business combination, as required by GAAP, must record goodwill related to such transactions.

•	“Tangible common shareholders’ equity” is shareholders’ equity less goodwill, other intangible assets and preferred stock.

•	“Return on average common equity” is defined as net income (loss) available to common shareholders’ for the period divided by average equity reduced by average preferred stock.

•	“Return on average common tangible equity” is defined as net income (loss) available to common shareholders’ for the period divided by average equity reduced by average goodwill, other intangible assets and preferred stock.
          These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.
          The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures:

	At and for the Fiscal Years Ended December 31,
	2010	2009	2008	2007	2006
Total shareholders’ equity	$143,897	$226,769	$381,231	$322,477	$184,471
Less: Preferred stock	(68,121)	(66,735)	(65,346)	—	—

Common shareholders’ equity	$75,776	$160,034	$315,855	$322,477	$184,471

Total shareholders’ equity	$143,897	$226,769	$381,231	$322,477	$184,471
Less:
Goodwill	—	—	(143,389)	(143,140)	(31,327)
Core Deposit and other intangibles	(6,751)	(9,335)	(12,085)	(14,687)	(7,213)
Preferred stock	(68,121)	(66,735)	(65,346)	—	—

Tangible common shareholders’ equity	$69,025	$150,699	$160,411	$1 64,650	$145,931

Total shareholders’ equity	$143,897	$226,769	$381,231	$322,477	$184,471
Less:

Goodwill	—	—	(143,389)	(143,140)	(31,327)
Core Deposit and other intangibles	(6,751)	(9,335)	(12,085)	(14,687)	(7,213)

Tangible shareholders’ equity	$137,146	$217,434	$225,757	$164,650	$145,931

Total assets	$2,406,040	$2,619,139	$2,944,671	$2,947,741	$1,772,654
Less:

Goodwill	—	—	(143,389)	(143,140)	(31,327)
Core Deposit and other intangibles	(6,751)	(9,335)	(12,085)	(14,687)	(7,213)

Tangible assets	$2,399,289	$2,609,804	$2,789,197	$2,789,914	$1,734,114

Common book value per share	$5.75	$12.15	$24.09	$24.94	$18.80
Effect of intangible assets	$(0.52)	$(0.71)	$(11.86)	$(12.21)	$(3.93)
Tangible common book value per share	$5.23	$11.44	$12.23	$12.73	$14.87
Return on average common equity	(55.35)%	(64.25)%	(1.65)%	8.96%	11.91%
Effect of intangible assets	(2.97)%	(32.52)%	(1.49)%	6.45%	3.34%
Return on average common tangible equity	(58.32)%	(96.77)%	(3.14)%	15.41%	15.25%
          The table below presents computations and other financial information excluding the goodwill impairment charge that the Company incurred in 2009. The goodwill impairment charge is included in the financial results presented in accordance with GAAP. The Company believes that the exclusion of the goodwill impairment in expressing net operating income (loss), operating expenses and earnings (loss) per diluted share data provides a more meaningful base for period to period comparisons which will assist investors in analyzing the operating results of the Company. The Company utilizes these non-GAAP financial measures to compare the operating performance with comparable periods in prior years and with internally prepared projections. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Company has policies in place to address goodwill impairment from other normal operating expenses to ensure that the Company’s operating results are properly reflected for period to period comparisons.

	For the Fiscal Years Ended December 31,
	2010	2009	2008	2007	2006
Total non-interest expense	$110,815	$229,587	$85,837	$69,252	$52,708
Goodwill impairment charge	—	(143,389)	—	—	—

Operating expenses	$110,815	$86,198	$85,837	$69,252	$52,708

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)	$24,374	$21,262
Goodwill impairment charge, net of tax of $5,975	—	137,414	—	—	—

Net operating income (loss) available to common shareholders	$(85,696)	$(18,262)	$(5,452)	$24,374	$21,262

Per Diluted Share:
Net income (loss) available to common shareholders	$(6.54)	$(11.91)	$(0.42)	$2.07	$2.14
Goodwill impairment charge, net of tax of $5,975	—	10.51	—	—	—

Net operating income (loss)	$(6.54)	$(1.40)	$(0.42)	$2.07	$2.14

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
     The Company reported a net loss available to common shareholders of $85,696 for the full year 2010 compared with a net loss available to common shareholders of $155,676 for the full year 2009. The loss for the year 2010 was primarily attributable to an increase in credit costs, including both a higher loan loss provision and elevated costs associated with the disposition and revaluation of OREO related assets along with the effects of the continued weaknesses in the economy through 2010. This weakness was manifested primarily in the Company’s residential real estate construction and development portfolio. As a result, the Company’s provision for loan losses for the full year 2010 remained elevated at $71,107 compared to $50,246 in 2009 and $52,810 in 2008. Additionally, Other Real Estate Owned (“OREO”) charges totaled $29,895 in 2010 compared with $8,156 for 2009 and $7,028 in 2008. As the economy in the Company’s market areas continued to struggle to improve during 2010, net loan charge-offs rose to $54,438 in 2010 compared with net loan charge-offs of $48,896 in 2009 and $38,110 in 2008. On a diluted per share basis, the net operating loss available to common shareholders in 2010 was $6.54 compared with a net operating loss in 2009, excluding the goodwill impairment charge, of $1.40 (please see “GAAP Reconciliation and Management Explanations of Non-GAAP Financial Measures” above for more information) and a net operating loss available to common shareholders of $0.42 for 2008. The net loss available to common shareholders on a diluted per share basis for 2010 was $6.54 and including the goodwill impairment charge, on a diluted per share basis the net loss available to common shareholders for 2009 was $11.91 compared with a net loss available to common shareholders of $0.42 for 2008.
     Net interest income for 2010 was $83,593 compared with $80,525 in 2009 including the impact of interest reversals of $2,965 in 2010 and $2,606 in 2009. Despite the decline in average earning assets, the improvement in net interest income was due to the Company experiencing the benefit of interest rate floors built into loan agreements beginning in 2009 plus the re-pricing of interest bearing liabilities in a lower market interest rate environment in 2010. As a result, the Company experienced a widening in its net interest margin from 3.34% in 2009 to 3.86% in 2010. Noninterest income improved modestly from $31,578 in 2009 to $32,544 in 2010 principally as a result of higher fee income generated from the sales of annuity and investment products. Operating expenses for 2010 totaled $110,815 in 2010 compared with $229,587 in 2009, or $86,198, excluding the goodwill impairment charge of $143,389 (please see “GAAP Reconciliation and Management Explanations of Non-GAAP Financial Measures” above for more information). The increase in operating expenses of $24,617 (excluding the goodwill impairment charge taken in 2009 of $143,389) was principally driven by the increased costs associated with the losses incurred on the revaluations and dispositions of OREO related assets.
Critical Accounting Policies and Estimates
     The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods.
     Management continually evaluates the Company’s accounting policies and estimates it uses to prepare the consolidated financial statements. In general, management’s estimates are based on current and projected economic conditions, historical experience, information from regulators and third party professionals and various assumptions that are believed to be reasonable under the then existing set of facts and circumstances. Actual results could differ from those estimates made by management.
     The Company believes its critical accounting policies and estimates include the valuation of the allowance for loan losses and the fair value of financial instruments and other accounts, including OREO. Based on management’s calculation, an allowance of $66,830, or 3.83%, of total loans, net of unearned interest was an adequate estimate of losses inherent in the loan portfolio as of December 31, 2010. This estimate resulted in a provision for loan losses on the income statement of $71,107 during 2010. If the mix and amount of future charge-off percentages differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected. For further discussion of the allowance for loan losses and a detailed description of the methodology management uses in determining the adequacy of the allowance, see “Business — Lending Activities — Allowance for Loan Losses” located above, and “Changes in Results of Operations — Provision for Loan Losses” located below.
     The consolidated financial statements include certain accounting and disclosures that require management to make estimates about fair values. Estimates of fair value are used in the accounting for securities available for sale, loans held for sale, goodwill, other intangible assets, OREO and acquisition purchase accounting adjustments. Estimates of fair values are used in disclosures regarding securities held to maturity, stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.
     The Company believes its critical accounting policies and estimates also include the valuation of the allowance for the net DTA. A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the first quarter of 2009) as of December 31, 2010. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome.
     The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years, and tax planning strategies. Based on management’s calculation, a valuation allowance of $43,455, or 95.2% of the net DTA, was an adequate estimate as of December 31, 2010. This estimate resulted in a valuation allowance for the net DTA in the income statement of $43,455 for the period ended December 31, 2010. Once profitability has been restored for a reasonable time, generally considered four consecutive quarters, and such profitability is considered sustainable, the valuation allowance would be reversed. Reversal of the valuation allowance requires a great deal of judgment and will be based on the circumstances that exist as of that future date.
     The consolidated financial statements include certain accounting disclosures that require management to make estimates about fair values. Independent third party valuations are used for securities available for sale and securities held to maturity as well as acquisition purchase accounting adjustments. Third party valuations are inputs, but are not solely determinative of value. Estimates of fair value are used in the accounting for loans held for sale, goodwill and other intangible assets. Estimates of fair values are used in disclosures regarding stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.
Changes in Results of Operations
     Net loss. The net loss available to common shareholders was $85,696 in 2010 and $155,676 for 2009. The net loss for the year 2009 was primarily attributable to a non-cash charge taken for the impairment of goodwill of $137,414, net of tax of $5,975 and the continued weaknesses in the economy through 2009. Excluding the goodwill impairment charge, net of tax, of $137,414 the Company’s net operating loss was $18,262 for 2009 (please see “GAAP Reconciliation and Management Explanations of Non-GAAP Financial Measures” above for more information). When comparing the net operating loss of $85,696 in 2010 to the net operating loss of $18,262, excluding the goodwill impairment charge, for 2009 the principal reasons for the increased loss in 2010 were credit related costs that continued to escalate in 2010 driven by both a higher loan loss provision coupled with rising costs associated with the maintenance, disposition and revaluation of OREO along with continued deterioration in economic conditions in our markets. These costs were partially offset by improvements in both net interest income and non-interest income.
     The net loss available to common shareholders’ for 2009 was $155,676 compared to a net loss of $5,452 in 2008. The net loss for the year 2009 was primarily attributable to a non-cash charge taken for the impairment of goodwill of $137,414, net of tax of $5,975 and the continued weaknesses in the economy through 2009. Excluding the goodwill impairment charge, net of tax, of $137,414 the Company’s net operating loss was $18,262 for 2009

(please see “GAAP Reconciliation and Management Explanations of Non-GAAP Financial Measures” above for more information). The increase in the net operating loss between 2009 and 2008 was primarily attributable to a decline in net interest income of $14,500 from $95,025 in 2008 to $80,525 in 2009 due to narrowing interest rate spreads and deteriorating economic conditions throughout 2009 impacting residential real estate construction lending plus a decline in net securities gains of $2,222 between periods due to higher other-than-temporary impairment charges taken in 2009.
     Net Interest Income. The largest source of earnings for the Company is net interest income, which is the difference between interest income on earning assets and interest paid on deposits and other interest-bearing liabilities. The primary factors that affect net interest income are changes in volumes and rates on earning assets and interest-bearing liabilities, which are affected in part by management’s anticipatory responses to changes in interest rates through asset/liability management. Despite deleveraging average earning assets of the Company by $247,978 from 2009 to 2010, net interest income improved from $80,525 in 2009 to $83,593 in 2010 as interest rate floors were triggered in loan agreements and interest-bearing liabilities were re-priced in a lower interest rate market environment. As a result of the re-pricing characteristics of the balance sheet plus a modest increase of $4,049 in average non-interest bearing demand deposits, the Company’s net interest margin rose from 3.34% in 2009 to 3.86% in 2010. Average loan balances in 2010 were $1,833,865 compared with $2,096,181 in 2009 and this reduction was principally responsible for the decline in average earning assets, partially offset by an increase in short-term investments as liquidity levels increased. Simultaneously, the Company reduced its large certificates of deposit as average balances declined by $325,182 and further eliminated $55,764 in borrowed funds.
     During 2009, net interest income was $80,525 as compared to $95,025 in 2008. The Company experienced a decline in average balances of interest-earning assets, with average total interest-earning assets decreasing by $156,713, or 6%, to $2,433,476 in 2009 from $2,590,189 in 2008. Most of the decline occurred in loans, with average loan balances decreasing by $202,724, or 9%, to $2,096,181 in 2009 from $2,298,905 in 2008. The decrease was primarily due to the continued downturn in economic conditions throughout 2009 that resulted in lower loan demand and heightened levels of loan charge-offs. Average investment securities also decreased $83,966, or 31%, to $189,377 in 2009 from $273,343 in 2008 as the Company focused on de-levering the balance sheet and reducing excess liquidity. Average balances of total interest-bearing liabilities also decreased in 2009 from 2008, with average total interest-bearing deposit balances decreasing by $12,223, or 1%, to $1,950,775 in 2009 from $1,962,998 in 2008, and average securities sold under repurchase agreements and short-term borrowings, and subordinated debentures and FHLB advances and notes payable decreased by $111,132, or 25%, to $337,993 in 2009 from $449,125 in 2008. These decreases are primarily related to the reduction in securities sold under repurchase agreements and short-term borrowings along with the maturities and early payoffs of FHLB advances.
     Average Balances, Interest Rates and Yields. Net interest income is affected by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Company’s interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. When the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. An indication of the effectiveness of an institution’s net interest income management is its “net yield on interest-earning assets,” which is net interest income on a fully taxable equivalent basis divided by average interest-earning assets.

     The following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average fully taxable equivalent yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

	2010			2009			2008
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans(1)(4)
Real estate loans	$1,517,937	$86,904	5.73%	$1,719,026	$99,796	5.81%	$1,890,209	$121,168	6.41%
Commercial loans	250,126	14,358	5.74%	295,913	16,284	5.50%	319,131	20,020	6.27%
Consumer and other loans-net(2)	65,802	8,963	13.62%	81,242	9,660	11.89%	89,565	10,516	11.74%
Fees on loans	—	3,563		—	3,532		—	3,979

Total loans (including fees)	$1,833,865	$113,788	6.20%	$2,096,181	$129,272	6.17%	$2,298,905	$155,683	6.77%

Investment securities(3)
Taxable	$137,148	$4,937	3.60%	$144,881	$7,035	4.86%	$227,710	$12,770	5.61%
Tax-exempt(4)	30,799	1,909	6.20%	31,660	1,938	6.12%	32,743	1,995	6.09%
FHLB and other stock	12,734	530	4.16%	12,836	573	4.46%	12,890	647	5.02%

Total investment securities	$180,681	$7,376	4.08%	$189,377	$9,546	5.04%	$273,343	$15,412	5.64%

Other short-term investments	170,952	435	0.25%	147,918	376	0.25%	17,941	175	0.98%

Total interest- earning assets	$2,185,498	$121,599	5.56%	$2,433,476	$139,194	5.72%	$2,590,189	$171,270	6.61%

Noninterest-earning assets:
Cash and due from banks	$42,743			$45,870			$51,181
Premises and equipment	80,556			83,478			83,411
Other, less allowance for loan losses	202,649			219,831			231,499

Total noninterest- earning assets	$325,948			$349,179			$366,091

Total assets	$2,511,446			$2,782,655			$2,956,280

[1]	Average loan balances exclude nonaccrual loans.

[2]	Installment loans are stated net of unearned income.

[3]	The average balance of and the related yield associated with securities available for sale is based on the cost of such securities.

[4]	Fully Taxable Equivalent (“FTE”) at the rate of 35%. The FTE basis adjusts for the tax benefits of income on certain tax-exempt loans and investments using the federal statutory rate of 35% for each period presented. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

	2010			2009			2008
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest-bearing liabilities:
Deposits Savings, interest checking, and money market accounts	$980,878	$9,924	1.01%	$784,135	$10,078	1.29%	$645,636	$9,588	1.49%
Time deposits	841,458	18,510	2.20%	1,166,640	35,690	3.06%	1,317,362	48,502	3.68%

Total deposits	$1,822,336	$28,434	1.56%	$1,950,775	$45,768	2.35%	$1,962,998	$58,090	2.96%

Securities sold under repurchase agreements and short-term borrowings	22,338	22	0.10%	28,049	29	0.10%	106,309	2,111	1.99%
Subordinated debentures	88,662	1,980	2.23%	88,662	2,577	2.91%	88,662	4,555	5.14%
FHLB advances and notes payable	171,229	6,835	3.99%	221,282	9,557	4.32%	254,154	10,735	4.22%

Total interest-bearing liabilities	$2,104,565	$37,271	1.77%	$2,288,768	$57,931	2.53%	$2,412,123	$75,491	3.13%

Noninterest bearing liabilities:

Demand deposits	$166,814			$162,765			$187,058

Other liabilities	17,854			22,477			24,832

Total non-interest- bearing liabilities	$184,668			$185,242			$211,890

Shareholders’ equity	222,213			308,645			332,267

Total liabilities and shareholders’ equity	$2,511,446			$2,782,655			$2,956,280

Net interest income		$84,328			$81,263			$95,799

Margin analysis:
Interest rate spread			3.79%			3.19%			3.48%

Net yield on interest- earning assets (net interest margin)			3.86%			3.34%			3.70%

     Rate/Volume Analysis. The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been separately identified.

	2010 vs. 2009				2009 vs. 2008
			Rate/	Total			Rate/	Total
	Volume	Rate	Volume	Change	Volume	Rate	Volume	Change
Interest income:
Loans, net of unearned income	$(16,177)	$792	$(99)	$(15,484)	$(13,729)	$(13,909)	$1,227	$(26,411)
Investment securities:
Taxable	(376)	(1,826)	104	(2,098)	(4,645)	(1,713)	623	(5,735)
Tax-exempt	(53)	25	1	(27)	(66)	9	—	(57)
FHLB and other stock, at cost	(5)	(38)	—	(43)	13	(88)	1	(74)
Other short-term investments	59	—	—	59	1,272	(127)	(944)	201

Total interest income	(16,552)	(1,047)	6	(17,593)	(17,155)	(15,828)	907	(32,076)

Interest Expense:

Savings, interest checking, and money market accounts	2,529	(2,145)	(539)	(155)	2,128	(1,347)	(291)	490
Time deposits	(9,948)	(10,027)	2,795	(17,180)	(5,549)	(8,201)	938	(12,812)
Short-term borrowings	(6)	(1)	—	(7)	(1,671)	(1,379)	968	(2,082)
Subordinated debentures	—	(597)	—	(597)	—	(1,978)	—	(1,978)
Notes payable	(2,162)	(724)	164	(2,722)	(1,389)	242	(31)	(1,178)

Total interest expense	(9,587)	(13,494)	2,420	(20,661)	(6,481)	(12,663)	1,584	(17,560)

Net interest income	$(6,965)	$12,447	$(2,414)	$3,068	$(10,674)	$(3,165)	$(677)	$(14,516)

     At December 31, 2010, loans outstanding, net of unearned income, were $1,745,378 compared to $2,043,807 at 2009 year end. The decrease is primarily due to weak loan demand resulting from the continued economic pressures experienced within our markets throughout 2010, loan foreclosures resulting in loan balances being transferred to OREO and repossessed assets and increased loan charge-offs. Average outstanding loans, net of unearned interest, for 2010 were $1,833,865, a decrease of 13% from the 2009 average of $2,096,181. Average outstanding loans for 2008 were $2,298,905.
     Average investment securities for 2010 were $180,681 compared to $189,377 in 2009 and $273,343 in 2008. The decreases of $8,696 and $83,966, or 5% and 31%, from 2009 to 2010 and 2008 to 2009 primarily reflect the elimination of excess liquidity in the balance sheet through de-levering. In 2010, the average yield on investments was 4.08%, a decrease from the 5.04% yield in 2009 and from the 5.64% yield in 2008. The declining investment yields since 2008 represent the reinvestment of proceeds of maturing securities in a lower interest rate environment. Fully taxable equivalent income provided by the investment portfolio in 2010 was $7,376 as compared to $9,546 in 2009 and $15,412 in 2008.

     Provision for Loan Losses. Management assesses the adequacy of the allowance for loan losses by considering a combination of regulatory and credit risk criteria. The entire loan portfolio is graded and potential loss factors are assigned accordingly. The potential loss factors for impaired loans are assigned based on independent valuations of underlying collateral and management’s judgment. The potential loss factors associated with unimpaired loans are based on a combination of both internal and industry net loss experience, as well as management’s review of trends within the portfolio and related industries.
     Generally, commercial real estate, residential real estate and commercial loans are assigned a level of risk at inception. Thereafter, these loans are reviewed on an ongoing basis. The review includes loan payment and collateral status, borrowers’ financial data and borrowers’ internal operating factors such as cash flows, operating income, liquidity, leverage and loan documentation, and any significant change can result in an increase or decrease in the loan’s assigned risk grade. Aggregate dollar volume by risk grade is monitored on an ongoing basis. The establishment of and any changes to risk grades for consumer loans are generally based upon payment performance.
     The Bank’s loan loss allowance is increased or decreased based on management’s assessment of the overall risk of its loan portfolio. A portion of the allowance may be allocated to specific loans reflecting unusual circumstances.
     Management reviews certain key loan quality indicators on a monthly basis, including current economic conditions, historical charge-offs, delinquency trends and ratios, portfolio mix changes and other information management deems necessary. This review process provides a degree of objective measurement that is used in conjunction with periodic internal evaluations. To the extent that this process yields differences between estimated and actual observed losses, adjustments are made to provisions and/or the level of the allowance for loan losses.
     Increases and decreases in the allowance for loan losses due to changes in the measurement of impaired loans are reviewed monthly given the current economic environment. To the extent that impairment is deemed probable, an adjustment is reflected in the provision for loan losses, if necessary, to reflect the losses inherent in the loan portfolio. Loans continue to be classified as impaired unless payments are brought fully current and satisfactory performance is observed for a period of at least six months and management further considers the collection of scheduled interest and principal to be probable.
     The Company’s provision for loan losses increased for the year 2010 by $20,861 to $71,107 from $50,246 in 2009 while the total loan loss reserve increased from $50,161 at December 31, 2009 to $66,830 at December 31, 2010. The impact of the continuing challenging economic environment, elevated net charge-offs and increased non-performing assets were the primary reasons for the increase in provision expense in 2010. Net charge-offs were $54,438 in 2010 compared with net charge-offs of $48,896 in 2009 and $38,110 in 2008. Management continually evaluates the existing portfolio in light of loan concentrations, current general economic conditions and economic trends. On a monthly basis, the Company undertakes an extensive review of every loan in excess of $1 million that is adversely risk graded and every loan regardless of amount graded substandard.
     Appraisals received by the Company during the second half of 2010 on existing OREO and targeted loans reflected further significant deterioration in the value of the underlying properties from the prior year, which along with the deterioration of previously performing relationships, triggered increased charge-offs during this period of time. Management believes that the economic slowdown in the Company’s markets occurring throughout 2008, 2009 and 2010 will continue into at least the first half of 2011. Based on its evaluation of the allowance for loan loss calculation and review of the loan portfolio, management believes the allowance for loan losses is adequate at December 31, 2010. However, the provision for loan losses could further increase throughout 2011 if the general economic trends continue to weaken or the residential real estate markets in Nashville or Knoxville or the financial conditions of borrowers deteriorate beyond management’s current expectations.
     The ratio of nonperforming assets to total assets reached 8.56% at December 31, 2010 compared with 5.07% at December 31, 2009 and 2.61% at December 31, 2008 reflecting not only the challenging economic environment but also the rise in non-performing asset levels combined with a shrinking Balance Sheet. Total nonperforming assets increased to $205,914 in 2010 from $132,726 in 2009 from $76,806 at year-end 2008. Nonaccrual loans, included in non-performing assets, increased to $143,707 as of December 31, 2010 compared to $75,411 at December 31, 2009 and $30,926 at December 31, 2008. Further reflecting the economic downturn, OREO and repossessed assets increased from $45,371 at the end of 2008 to $57,168 at year-end 2009 and $60,095 at December 31, 2010. Management believes that, based upon recent appraisals, these assets have been appropriately written down based on current economic conditions. The recorded investment of impaired loans, which include substandard loans as well as nonaccrual loans, increased from $47,215 at December 31, 2008 to $115,238 at December 31, 2009 and $185,991 at December 31, 2010. The related allowance on the investment of impaired loans also increased from $2,651 at December 31, 2008 to $5,737 at December 31, 2009 and $24,834 at December 31, 2010. The Company records a risk allocation allowance for loan losses on impaired loans where the risk of loss is deemed to be probable and the amount can be reasonably estimated. Further, the Company specifically records additional allowance amounts for individual loans when the circumstances so warrant. For further discussion of nonperforming assets as it relates to foreclosed real estate and impaired loans, see “Business — Lending Activities — Past Due, Special Mention, Classified and Nonaccrual Loans” located above.
     To further manage its credit risk on loans, the Company maintains a “watch list” of loans that, although currently performing, have characteristics that require closer supervision by management. At December 31, 2010 “watch list” loans totaled $88,130 declining from $212,288 identified at year end 2009. At December 31, 2008 “watch list” loans totaled $182,984. If, and when, conditions are identified that would require additional loan loss reserves to be established due to potential losses inherent in these loans, action would then be taken.
     Non-interest Income. The generation of non-interest income, which is income that is not related to interest-earning assets and consists primarily of service charges, commissions and fees, has become more important as increases in levels of interest-bearing deposits and other liabilities continually challenge interest rate spreads.
     Total non-interest income for 2010 increased slightly to $32,544 compared to $31,578 in 2009 and declined modestly from $33,614 in 2008. The largest components of non-interest income are service charges on deposit accounts, which totaled $24,179 in 2010, $23,738 in 2009 and $23,176 in 2008. The increase in total non-interest income in 2010 primarily reflects higher service charges on deposit accounts, trust and investment services income and lower other-than-temporary impairment charges on investments. The decrease in total non-interest income from 2008 to 2009 reflected a reduction in net securities gains of $2,222 to $439 in 2009 from $2,661 in 2008. This decrease is a result of lower realized gains on the sale of securities of $1,415 in 2009 compared to $2,661 in 2008 coupled with additional charges taken in 2009 of $976 for other-than-temporary impairment on certain investment portfolio securities. Deposit service charges are fees generated from the higher volume of deposit-related products, specifically fees associated with the continued success of the Bank’s High Performance Checking Program. From the inception of this new product during the first quarter of 2005, the Company experienced “net” new checking account growth of 7,665 in 2005 to net new checking account growth of 14,269 during 2010.
     Non-interest Expense. Control of non-interest expense also is an important aspect in generating earnings. Non-interest expense includes, among other expenses, personnel, occupancy, goodwill impairment charges, write downs and net losses from the sales on OREO and expenses such as data processing, printing and supplies, legal and professional fees, postage and FDIC assessments. Total non-interest expense was $110,815 in 2010 compared to $229,587 in 2009 and $85,837 in 2008. The decline in 2010 of $118,772 from 2009 principally reflects the one-time non-cash charge taken for goodwill impairment of $143,389. During 2010, the Company incurred $29,895 in costs associated with losses and revaluations on OREO properties held for sale compared with $8,156 incurred in 2009 and $7,028 in 2008.
     Employee compensation and employee benefit costs are the primary element of the Company’s non-interest expenses, excluding the one-time, non-cash write-off of goodwill in 2009. For the years ended December 31, 2010 and 2009, compensation and benefits represented $35,368, or 32% and $34,446, or 40% (excluding the goodwill impairment charge of $143,389 — see “GAAP Reconciliation and Management Explanations of Non-GAAP Financial Measures” above for more information), respectively, of total non-interest expense. Including Bank branches and non-Bank office locations, the Company had 65 locations at December 31, 2010 and 2009, and the number of full-time equivalent employees totaled 730 at December 31, 2010 and 716 at December 31, 2009.
     Income Taxes. The Company’s effective income tax rate (benefit) was 22.7% in 2010 compared to (10.2%) in 2009 and (46.4%) in 2008. The effective tax rate for the year ended December 31, 2010 was significantly impacted by the DTA valuation allowance of $43,455. A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the second quarter of 2009) as of June 30, 2010. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome.
     The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years, and tax planning strategies.
Changes in Financial Condition
     Total assets at December 31, 2010 were $2,406,040 compared with $2,619,139 at December 31, 2009 a decrease of $213,099. Major changes in the balance sheet categories reflect a decline in loan balances of $298,429 from the prior year comprised of loan charge-offs of $54,438 and transfers to foreclosures of $54,613 accompanied with a decline in lending associated with the current challenging conditions in the economy. These decreases were offset by an increase of $83,720 in cash and cash equivalents and interest earning deposits in banks. Average assets for 2010 also decreased to $2,511,446, a reduction of $271,209, or 10%, from the average asset balance of $2,782,655 for 2009. This decrease in average assets was also due primarily to the items mentioned previously. The Company’s return on average assets was (3.41%) in 2010 and (5.59%) in 2009, principally as a result of significant provisioning expense and OREO expenses in 2010 and the goodwill impairment charge in 2009.
     Total assets at December 31, 2009 were $2,619,139, a decrease of $325,532 from total assets of $2,944,671 at December 31, 2008. Major changes in the balance sheet categories reflect a decline in loan balances of $179,583 from the prior year comprised of loan charge-offs of $48,896 and transfers to foreclosures of $75,545 accompanied with a decline in lending associated with recessionary conditions in the economy. An increase of $23,136 in cash and cash equivalents from year-end 2008 was driven principally by the deleveraging of the balance sheet through reducing investment portfolio holdings, partially offset by liquidating borrowed funds. Average assets for 2009 declined to $2,782,655 from $2,956,280 in 2008, a decrease of $173,625. This decrease in average assets was due primarily to the decline in average loan volume of $202,724.
     Earning assets consist of loans, investment securities and short-term investments that earn interest. Average earning assets during 2010 were $2,185,498 compared with $2,433,476 in 2009, a decrease of 10%. The decrease in average earnings assets was due primarily to the reduction of loan and investment securities balances throughout 2010 as the Company de-levered the Balance Sheet plus the general decline in demand for loans associated with challenging conditions in the economy.
     Nonperforming loans include nonaccrual loans and loans past due 90 days and still on accrual. The Company has a policy of placing loans 90 days delinquent in nonaccrual status and charging them off at 120 days past due. Other loans past due that are well secured and in the process of collection continue to be carried on the Company’s balance sheet. For further information, see Notes 1 and 3 of the Notes to Consolidated Financial Statements. The Company has aggressive collection practices in which senior management is significantly and directly involved.
     The Company maintains an investment portfolio to primarily cover pledging requirements for deposits and borrowings and secondarily as a source of liquidity while modestly adding to earnings. Investments at December 31, 2010 had an amortized cost of $200,824 and a market value of $202,469 compared with investments at December 31, 2009 which had an amortized cost of $148,040 and a market value of $148,362. As excess balance sheet liquidity continued to build throughout 2010, the Company increased its investment portfolio accordingly. The Company invests principally in callable federal agency securities. These callable federal agency securities will provide a higher yield than non-callable securities with similar maturities. The primary risk involved in callable securities is that they may be called prior to maturity and the call proceeds received would be re-invested at lower yields. In 2010, the Company purchased $137,297 of callable federal agency securities, which have a high likelihood of being called on the first call date, $31,538 of collateralized mortgage obligations, and $2,985 of mortgage-backed securities. Also in 2010, the Company received $9,095 from the pay down of collateralized mortgage obligations, $2,233 from the pay down of mortgage-backed securities, $105,890 on the maturity or call of various U.S. agency securities, and $1,025 from the maturity or call of municipal securities.
     The Company’s deposits totaled $1,976,854 at December 31, 2010, which represents a decrease of $107,242, or 5%, from $2,084,096 at December 31, 2009. Non-interest bearing demand deposit balances declined to $152,752 at December 31, 2010 from $177,602 at December 31, 2009. The decrease in total deposits was due primarily to the reduction of $83,155 in Certificates of Deposits in excess of $100,000. Average interest-bearing deposits decreased $128,439, or 7%, to $1,822,336 from $1,950,775 at December 31, 2009. In 2009, average interest-bearing deposits decreased $12,223, or 1%, to $1,950,775 from $1,962,998 at December 31, 2008.
     Interest paid on deposits in 2010 was $28,434 at an effective rate of 1.56% compared with $45,768 in 2009 at an average cost of 2.35% as market interest rates declined throughout 2010. In 2008, interest of $58,090 was paid at a cost of 2.96% on average deposits of $1,962,998.
Liquidity and Capital Resources
     Liquidity. Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations. Maintaining appropriate levels of liquidity allows the Company to have sufficient funds available for reserve requirements, customer demand for loans, withdrawal of deposit balances and maturities of deposits and other liabilities. The Company’s primary source of liquidity is dividends paid by the Bank. Applicable Tennessee statutes and regulations impose restrictions on the amount of dividends that may be declared by the Bank. Under Tennessee law, the Bank can only pay dividends to the Company in an amount equal to or less than the total amount of its net income for that year combined with retained net income for the preceding two years. Payment of dividends in excess of this amount requires the consent of the Commissioner of the Tennessee Department of Financial Institutions (“TDFI”), FDIC, and the Federal Reserve Bank of Atlanta (“FRB-Atlanta”). Further, any dividend payments are subject to the continuing ability of the Bank to maintain compliance with minimum federal regulatory capital requirements, or any higher requirements that the Bank may be subject to, (like those that the Bank has informally committed to the TDFI and FDIC that it will maintain), and to retain its characterization under federal regulations as a “well-capitalized” institution. Because of the Bank’s losses in 2009 and 2010, dividends from the Bank to the Company, including funds for payment of dividends on preferred stock and trust preferred, including the preferred stock issued to the U.S. Treasury, and interest on trust preferred securities to the extent that the Company does not have sufficient cash available at the holding company level, will require prior approval of the TDFI, FDIC and FRB.
     Supervisory guidance from the FRB indicates that bank holding companies that are experiencing financial difficulties generally should eliminate, reduce or defer dividends on Tier 1 capital instruments including trust preferred securities, preferred stock or common stock, if the holding company needs to conserve capital for safe and sound operation and to serve as a source of strength to its subsidiaries. The Company has informally committed to the FRB that it will not (1) declare or pay dividends on the Company’s common or preferred stock, including the preferred shares owned by the U.S. Treasury (2) make any distributions on subordinated debentures or trust preferred securities or (3) incur any additional indebtedness without in each case, the prior written approval of the FRB. On November 9, 2010, following consultation with the FRB-Atlanta, the Company notified the U.S. Treasury that the Company was suspending the payment of regular quarterly cash dividends on the Series A preferred stock issued to the U.S. Treasury. The dividends, which are cumulative, will continue to be accrued for payment in the future and reported as a preferred dividend requirement that is deducted from net income for financial statement purposes. Additionally, following consultation with the FRB-Atlanta, the Company has exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated notes having an outstanding principal amount of $88.6 million, relating to outstanding trust preferred securities (“TRUPs”). In addition, the Company maintains borrowing availability with the FHLB which was fully utilized at December 31, 2010. The Company also maintains federal funds lines of credit totaling $70,000 at four correspondent banks of which $70,000 was available at December 31, 2010, and $10,000 of the federal funds lines of credit is secured by cash on deposit. The Company believes it has sufficient liquidity to satisfy its current operating needs.
     In 2010, operating activities of the Company provided $44,842 of cash flows. Cash flows from operating activities were positively affected by various non-cash items, including (i) $71,107 in provision for loan losses, (ii) $7,152 of depreciation and amortization, (iii) $29,895 net loss on OREO and repossessed assets, and (iv) $26,739 in deferred tax expense. This was offset in part by (i) a net loss of $80,695, (ii) a decrease in other assets of $4,139 and (iii) a reduction in accrued interest payable and other liabilities of $5,505. In addition, cash flows from operating activities were increased by the proceeds from the sale of held-for-sale loans of $47,881, offset by cash used to originate held-for-sale loans of $46,994.
     Investing activities, including lending, provided $167,213 of the Company’s cash flows in 2010. Cash flows from investing activities increased from (i) the sale of OREO in the amount of $16,136, (ii) the net decrease in interest-bearing deposits with banks of $11,000 and (iii) the net decrease in loans of $195,847. Investments from the purchase of securities in excess of maturities from securities available for sale over in the amount of $53,414 and premises and equipment of $1,551 in 2010 reduced cash provided from investing activities.
     Net cash flows of $128,335 were used by financing activities. The financing cash flow activity in 2010 with respect to notes payable reflected a repayment of funds in the amount of $13,346 and a repayment of funds of $57,350 during 2009. The Company elected to repay FHLB advances by the overall contraction of the balance sheet. In addition, federal funds purchased and repurchase agreements were reduced by $5,036 during 2009. Cash flows used by the net change in total deposits reduced deposits by $107,242, as the continued to reduce the size of the balance sheet. The Company’s cash flow from financing activities was also decreased by the Company’s dividend payments during 2010 of $2,711 on preferred stock.
     Capital Resources. The Company’s regulatory capital position is reflected in its shareholders’ equity, subject to certain adjustments for regulatory purposes. Shareholders’ equity, or capital, is a measure of the Company’s net worth, soundness and viability. The Company’s capital continued to exceed the regulatory definition of a “well capitalized” financial institution at December 31, 2010, but fell below the levels that the Bank informally committed to the TDFI and FDIC that it would maintain. Management believes the capital base of the Company allows it to consider business opportunities while maintaining the level of resources deemed appropriate by management of the Company to address business risks inherent in the Company’s daily operations.
     On September 25, 2003, the Company issued $10,310 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2033, bear interest at a floating rate of 2.85% above the three-month LIBOR rate, reset quarterly, and are currently callable by the Company without penalty. The Company used the proceeds of the offering to support its acquisition of Independent Bankshares Corporation, and the capital raised from the offering qualified as Tier 1 capital for regulatory purposes.
     On June 28, 2005, the Company issued an additional $3,093 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2035, bear interest at a floating rate of 1.68% above the three-month LIBOR rate, reset quarterly, and are callable by the Company five years from the date of issuance without penalty. The Company used the proceeds to augment its capital position in connection with its significant asset growth, and the capital raised from the offering qualifies as Tier 1 capital for regulatory purposes.
     On May 16, 2007, the Company issued $57,732 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2037, bear interest at a floating rate of 1.65% above the three-month LIBOR rate, reset quarterly, and are callable by the Company five years from the date of issuance without penalty. The Company used the proceeds of the offering to support its acquisition of CVBG, and the capital raised from the offering qualified as Tier I capital for regulatory purposes.
     On May 18, 2007 the Company assumed the obligations of the following two trusts in the CVBG acquisition.
•	On December 28, 2005, CVBG issued $13,403 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2036, bear interest at a floating rate of 1.54% above the three-month LIBOR rate, reset quarterly, and are callable five years from the date of issuance without penalty.

•	On July 31, 2001, CVBG issued $4,124 of subordinated debentures, as part of a privately placed pool of trust preferred securities. The securities, due in 2031, bear interest at a floating rate of 3.58% above the three-month LIBOR rate, reset quarterly, and are currently callable without penalty.
     During 2007 the FRB issued regulations which allow continued inclusion of outstanding and prospective issuances of trust preferred securities as Tier 1 capital subject to stricter quantitative and qualitative limits than allowed under prior regulations. The new limits will phase in over a five-year transition period and would permit the Company’s trust preferred securities, including those obligations assumed in the CVBG acquisition, to continue to be treated as Tier 1 capital. Under the Dodd-Frank Act, the Company’s trust preferred securities should continue to qualify as Tier I capital.

     The Company’s ability to repurchase the trust preferred securities or pay dividends on the trust preferred securities, may be limited as a result of the Company’s participation in the CPP, as described above and is limited by the informal commitment the Company made to the FRB-Atlanta in 2010, also as described above.
     Shareholders’ equity on December 31, 2010 was $143,897, a decrease of $82,872, or 37%, from $226,769 on December 31, 2009. The decrease in shareholders’ equity was primarily driven by the net loss available to common shareholders of $85,696 in 2010.
     On December 23, 2008 the Company entered into a definitive agreement with the U.S. Treasury. Pursuant to the Agreement, we sold to the U.S. Treasury 72,280 shares of Series A preferred stock, having a liquidation amount equal to $1,000 per share, with an attached warrant (the “Warrant”) to purchase 635,504 shares of our common stock, par value $2.00 per share, for $17.06 per share.
     The preferred stock qualifies as Tier 1 capital and pays cumulative dividends at a rate of 5% per year, for the first five years, and 9% per year thereafter. The Warrant has a 10-year term and an exercise price, subject to anti-dilution adjustments, equal to $17.06 per share of common stock.
     The Company is permitted to redeem the Series A preferred stock at any time without penalty subject to the U.S. Treasury’s consultation with the Company’s and the Bank’s appropriate regulatory agency.
     Risk-based capital regulations adopted by the FRB and the FDIC require both bank holding companies and banks to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure “Tier 1” capital (consisting of stockholders’ equity and trust preferred securities, less goodwill) and total capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk weighting after conversion to balance sheet equivalent amounts. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1, capital. At December 31, 2010, the Company and the Bank each satisfied their respective minimum regulatory capital requirements, and the Bank was “well-capitalized” within the meaning of federal regulatory requirements. In light of declining asset quality and earnings in 2010, the Bank informally committed to the TDFI and the FDIC that, among other things, it would maintain a Tier 1 leverage ratio (Tier 1 Capital to Average Assets) of at least 10% and Total risk-based capital ratio (Total Capital to Risk Weighted Assets) of at least 14%.
     As reflected in the table below, the Bank did not satisfy these higher ratio requirements at December 31, 2010. Actual capital levels and minimum levels (in millions) were:

					Minimum Amounts
					to be Well
			Minimum Required		Capitalized Under
			for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Actual	Ratio (%)	Actual	Ratio (%)	Actual	Ratio (%)
2010
Total Capital (to Risk Weighted Assets)
Consolidated	$239.7	13.2	$145.2	8.0	$181.6	10.0
Bank	239.6	13.2	145.0	8.0	181.3	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$216.5	11.9	$72.6	4.0	$108.9	6.0
Bank	216.4	11.9	72.5	4.0	108.8	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$216.5	8.9	$97.6	4.0	$122.0	5.0
Bank	216.4	8.9	97.5	4.0	121.8	5.0

2009
Total Capital (to Risk Weighted Assets)
Consolidated	$318.5	14.9	$171.0	8.0	$213.8	10.0
Bank	317.4	14.9	170.7	8.0	213.4	10.0

					Minimum Amounts
					to be Well
			Minimum Required		Capitalized Under
			for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Actual	Ratio (%)	Actual	Ratio (%)	Actual	Ratio (%)
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$291.5	13.6	$85.5	4.0	$128.3	6.0
Bank	290.4	13.6	85.4	4.0	128.0	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$291.5	10.7	$108.6	4.0	$135.8	5.0
Bank	290.4	10.7	108.6	4.0	135.7	5.0
Off-Balance Sheet Arrangements
     At December 31, 2010, the Company had outstanding unused lines of credit and standby letters of credit totaling $227,647 and unfunded loan commitments outstanding of $6,291. Because these commitments generally have fixed expiration dates and many will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund these outstanding commitments, the Company has the ability to liquidate federal funds sold or securities available-for-sale or, on a short-term basis, to borrow or purchase federal funds from other financial institutions. At December 31, 2010, the Company had accommodations with upstream correspondent banks for unsecured federal funds lines. These accommodations have various covenants related to their term and availability, and in most cases must be repaid within less than a month. The following table presents additional information about the Company’s commitments as of December 31, 2010, which by their terms has contractual maturity dates subsequent to December 31, 2010:

	Less than 1			More than 5
	Year	1-3 Years	3-5 Years	Years	Total
Commitments to make loans — fixed	$3,827	$—	$—	$—	$3,827
Commitments to make loans — variable	2,464	—	—	—	2,464
Unused lines of credit	101,145	14,460	13,457	72,911	201,973
Letters of credit	17,632	8,042	—	—	25,674

Total	$125,068	$22,502	$13,457	$72,911	$233,938

Asset/Liability Management
     The Company’s Asset/Liability Committee (“ALCO”) actively measures and manages interest rate risk using a process developed by the Bank. The ALCO is also responsible for recommending the Company’s asset/liability management policies to the Board of Directors for approval, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing the Company’s interest rate sensitivity position.
     The primary tool that management uses to measure short-term interest rate risk is a net interest income simulation model prepared by an independent national consulting firm and reviewed by another separate and independent national consulting firm. These simulations estimate the impact that various changes in the overall level of interest rates over one- and two-year time horizons would have on net interest income. The results help the Company develop strategies for managing exposure to interest rate risk.
     Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions. In this case, the assumptions relate primarily to loan and deposit growth, asset and liability prepayments, interest rates and balance sheet management strategies. Management believes that both individually and in the aggregate the assumptions are reasonable. Nevertheless, the simulation modeling process produces only a sophisticated estimate, not a precise calculation of exposure.
     The Company’s current guidelines for interest rate risk management call for preventive measures if a gradual 200 basis point increase or decrease in short-term rates over the next 12 months would affect net interest income over the same period by more than 18.5%. The Company has been operating well within the guidelines. As of December 31, 2010 and 2009, based on the results of the independent consulting firm’s simulation model, the Company could expect net interest income to increase by approximately 6.31% and 12.75%, respectively, if short-term interest rates immediately increase by 200 basis points. Conversely, if short-term interest rates immediately decrease by 200 basis points, net interest income could be expected to decrease by approximately 5.40% and 14.20%, respectively.

     The scenario described above, in which net interest income increases when interest rates increase and decreases when interest rates decline, is typically referred to as being “asset sensitive” because interest-earning assets exceed interest-bearing liabilities. At December 31, 2010, approximately 43% of the Company’s gross loans had adjustable rates. While management believes, based on its asset/liability modeling, that the Company is liability sensitive as measured over the one year time horizon, it also believes that a rapid, significant and prolonged increase or decrease in rates could have a substantial adverse impact on the Company’s net interest margin.
     The Company’s net interest income simulation model incorporates certain assumptions with respect to interest rate floors on certain deposits and other liabilities. Further, given the relatively low interest rates on some deposit products, a 200 basis point downward shock could very well reduce the costs on some liabilities below zero. In these cases, the Company’s model incorporates constraints which prevent such a shock from simulating liability costs to zero.
     The Company also uses an economic value of equity model, prepared and reviewed by the same independent national consulting firm, to complement its short-term interest rate risk analysis. The benefit of this model is that it measures exposure to interest rate changes over time frames longer than the two-year net interest income simulation. The economic value of the Company’s equity is determined by calculating the net present value of projected future cash flows for current asset and liability positions based on the current yield curve.
     Economic value analysis has several limitations. For example, the economic values of asset and liability balance sheet positions do not represent the true fair values of the positions, since economic values reflect an analysis at one particular point in time and do not consider the value of the Company’s franchise. In addition, we must estimate cash flow for assets and liabilities with indeterminate maturities. Moreover, the model’s present value calculations do not take into consideration future changes in the balance sheet that will likely result from ongoing loan and deposit activities conducted by the Company’s core business. Finally, the analysis requires assumptions about events which span several years. Despite its limitations, the economic value of equity model is a relatively sophisticated tool for evaluating the long term effect of possible interest rate movements.
     The Company’s current guidelines for risk management call for preventive measures if an immediate 200 basis point increase or decrease in interest rates would reduce the economic value of equity by more than 23%. The Company operated well within the upper guideline but did not operate within the lower guideline for this ratio as of December 31, 2010. As of December 31, 2010 and 2009, based on the results of an independent national consulting firm’s simulation model and reviewed by a separate independent national consulting firm, the Company could expect its economic value of equity to increase by approximately 16.71% and 10.48%, respectively, if short-term interest rates immediately increased by 200 basis points. Conversely, if short-term interest rates immediately decrease by 200 basis points, economic value of equity could be expected to decrease by approximately 27.85% and 21.94%, at December 31, 2010 and 2009, respectively. The down 200 basis point scenario came in below the Company’s minimum operating guideline of 23% as a result of loan transfers to OREO and non-accrual status thus reducing the impact of the down 200 basis point scenario from the asset side of our balance sheet.
Disclosure of Contractual Obligations
     In the ordinary course of operations, the Company enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment. The following table summarizes the Company’s significant fixed and determinable contractual obligations as of December 31, 2010:

	Less than 1			More than 5
	Year	1-3 Years	3-5 Years	Years	Total
Certificate of deposits	$531,829	$192,743	$55,068	$3,446	$783,086
Repurchase agreements	19,413	—	—	—	19,413
FHLB advances and notes payable	15,288	65,566	30,605	47,194	158,653
Subordinated debentures	—	—	—	88,662	88,662
Operating lease obligations	1,243	2,294	1,226	734	5,497
Deferred compensation	1,543	—	256	475	2,274
Purchase obligations	1,611	—	—	—	1,611

Total	$570,927	$260,603	$87,155	$140,511	$1,059,196

     Additionally, the Company routinely enters into contracts for services. These contracts may require payment for services to be provided in the future and may also contain penalty clauses for early termination of the contract. Management is not aware of any additional commitments or contingent liabilities which may have a material adverse impact on the liquidity or capital resources of the Company.
Inflation
     The effect of inflation on financial institutions differs from its impact on other types of businesses. Since assets and liabilities of banks are primarily monetary in nature, they are more affected by changes in interest rates than by the rate of inflation.
     Inflation generates increased credit demand and fluctuation in interest rates. Although credit demand and interest rates are not directly tied to inflation, each can significantly impact net interest income. As in any business or industry, expenses such as salaries, equipment, occupancy, and other operating expenses also are subject to the upward pressures created by inflation.
     Since the rate of inflation has been stable during the last several years, the impact of inflation on the earnings of the Company has been insignificant.
Effect of New Accounting Standards
     FASB — ASU — 2010-06 — In January 2010, the FASB issued additional guidance on fair value disclosures. The new guidance clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 rollforward information which is not required to be adopted by the Company until January 1, 2011.
     FASB — ASC — 810 and amended by FASB ASU — 2010-10 became effective on January 1, 2010, and was amended to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC 810 was effective January 1, 2010 and did not have a significant impact on the Company’s financial statements.
     FASB — ASU — 2010-20 — “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” The new standard governing the disclosures associated with credit quality and the allowance for loan losses. This standard requires additional disclosures related to the allowance for loan loss with the objective of providing financial statement users with greater transparency about an entity’s loan loss reserves and overall credit quality. Additional disclosures include showing on a disaggregated basis the aging of receivables, credit quality indicators, and troubled debt restructures with its effect on the allowance for loan loss. The provisions of this standard were effective for interim and annual periods ending on or after December 15, 2010. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations, but did increase the amount and quality of the credit disclosures in the notes to the consolidated financial statements.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD OF DIRECTORS AND SHAREHOLDERS
GREEN BANKSHARES, INC.
We have audited Green Bankshares, Inc. and subsidiaries’ (the “Company”) internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. A combination of deficiencies noted as of December 31, 2010 give rise to the following material weakness which is included in management’s assessment. As of December 31, 2010, the Company did not have adequate internal controls surrounding the valuation, documentation and review of impaired loans and other real estate owned. This material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2010 consolidated financial statements, and this report does not affect our report dated March 15, 2011 on those consolidated financial statements.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Green Bankshares, Inc. and subsidiaries has not maintained effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Green Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and our report dated March 15, 2011, expressed an unqualified opinion on those consolidated financial statements. Our report on the consolidated financial statements referred to above refers to the adoption of a new accounting standard in relation to accounting for other-than-temporary impairments of debt securities in 2009.
/s/ Dixon Hughes PLLC
Atlanta, Georgia
March 15, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD OF DIRECTORS AND SHAREHOLDERS
GREEN BANKSHARES, INC.
We have audited the accompanying consolidated balance sheets of Green Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Green Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
Effective January 1, 2009, the Company changed its method of accounting for other-than-temporary impairments of debt securities in connection with the adoption of revised accounting guidance issued by the Financial Accounting Standards Board.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Green Bankshares, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 15, 2011 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Dixon Hughes PLLC
Atlanta, Georgia
March 15, 2011

GREEN BANKSHARES, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009
(Amounts in thousands, except share and per share data)

	2010	2009
ASSETS
Cash and due from banks	$289,358	$206,701
Federal funds sold	4,856	3,793

Cash and cash equivalents	294,214	210,494
Interest earning deposits in other banks	—	11,000
Securities available for sale	202,002	147,724
Securities held to maturity (with a market value of $467 and $638)	465	626
Loans held for sale	1,299	1,533
Loans, net of unearned interest	1,745,378	2,043,807
Allowance for loan losses	(66,830)	(50,161)
Other real estate owned and repossessed assets	60,095	57,168
Premises and equipment, net	78,794	81,818
FHLB and other stock, at cost	12,734	12,734
Cash surrender value of life insurance	31,479	30,277
Core deposit and other intangibles	6,751	9,335
Deferred tax asset (net of valuation allowance of $43,455 and $0)	2,177	13,600
Other assets	37,482	49,184

Total assets	$2,406,040	$2,619,139

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Non interest-bearing deposits	$152,752	$177,602
Interest-bearing deposits	1,822,703	1,899,910
Brokered deposits	1,399	6,584

Total deposits	1,976,854	2,084,096

Repurchase agreements	19,413	24,449
FHLB advances and notes payable	158,653	171,999
Subordinated debentures	88,662	88,662
Accrued interest payable and other liabilities	18,561	23,164

Total liabilities	$2,262,143	$2,392,370

Shareholders’ equity
Preferred stock: no par, 1,000,000 shares authorized, 72,278 shares outstanding	$68,121	$66,735
Common stock: $2 par, 20,000,000 shares authorized, 13,188,896 and 13,171,474 shares outstanding	26,378	26,343
Common stock warrants	6,934	6,934
Additional paid-in capital	188,901	188,310
Retained earnings (deficit)	(147,436)	(61,742)
Accumulated other comprehensive income (loss)	999	189

Total shareholders’ equity	143,897	226,769

Total liabilities and shareholders’ equity	$2,406,040	$2,619,139

See accompanying notes.

GREEN BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2010, 2009 and 2008
(Amounts in thousands, except share and per share data)

	2010	2009	2008
Interest income
Interest and fees on loans	$113,721	$129,212	$155,627
Taxable securities	4,938	7,035	12,770
Nontaxable securities	1,241	1,260	1,297
FHLB and other stock	530	573	647
Federal funds sold and other	434	376	175

Total interest income	120,864	138,456	170,516

Interest expense
Deposits	28,434	45,768	58,090
Federal funds purchased and repurchase agreements	22	29	2,111
FHLB advances and notes payable	6,835	9,557	10,735
Subordinated debentures	1,980	2,577	4,555

Total interest expense	37,271	57,931	75,491

Net interest income	83,593	80,525	95,025

Provision for loan losses	71,107	50,246	52,810

Net interest income after provision for loan losses	12,486	30,279	42,215

Non-interest income
Service charges on deposit accounts	24,179	23,738	23,176
Other charges and fees	1,791	1,999	2,192
Trust and investment services income	2,842	1,977	1,878
Mortgage banking income	703	383	804
Other income	3,122	3,042	2,903
Securities gains (losses), net
Realized gains	—	1,415	2,661
Other-than-temporary impairment	(553)	(1,678)	—
Less non-credit portion recognized in other comprehensive income	460	702	—

Total securities gains (loss), net	(93)	439	2,661

Total non-interest income	32,544	31,578	33,614

Non-interest expense
Employee compensation	31,990	30,611	33,615
Employee benefits	3,378	3,835	4,788
Occupancy expense	6,908	6,956	6,900
Equipment expense	2,846	3,092	3,555
Computer hardware/software expense	3,523	2,816	2,752
Professional services	2,777	2,108	2,069
Advertising	2,388	1,894	3,538
OREO maintenance expense	2,324	1,222	825
Collection and repossession expense	3,228	3,131	1,109
Loss on OREO and repossessed assets	29,895	8,156	7,028
FDIC insurance	4,155	4,960	1,631
Core deposit and other intangibles amortization	2,584	2,750	2,602
Goodwill impairment	—	143,389	—
Other expenses	14,819	14,667	15,425

Total non-interest expense	110,815	229,587	85,837

Income (loss) before income taxes	(65,785)	(167,730)	(10,008)

Provision (benefit) for income taxes	14,910	(17,036)	(4,648)

Net income (loss)	(80,695)	(150,694)	(5,360)

Preferred stock dividends and accretion of discount	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Earnings (loss) per common share:
Basic	$(6.54)	$(11.91)	$(0.42)
Diluted	(6.54)	(11.91)	(0.42)
See accompanying notes.

GREEN BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2010, 2009 and 2008
(Amounts in thousands, except share and per share data)

				Warrants			Accumulated
				For	Additional	Retained	Other	Total
	Preferred	Common Stock		Common	Paid-in	Earnings	Comprehensive	Shareholders’
	Stock	Shares	Amount	Stock	Capital	(Deficit)	Income (Loss)	Equity
Balance, January 1, 2008	—	12,931,015	25,862	—	185,170	109,938	1,507	322,477

Preferred stock transactions:
Issuance of 72,278 shares of preferred stock	72,278	—	—	—	—	—	—	72,278
Discount associated with 635,504 common stock warrants issued with preferred stock	(6,934)	—	—	6,934	—	—	—	—
Accretion of preferred stock discount	2	—	—	—	—	(2)	—	—
Preferred stock dividends accrued	—	—	—	—	—	(90)	—	(90)
Common stock transactions:
Exercise of shares under stock option plan	—	9,759	19	—	201	—	—	220
Common stock exchanged for exercised stock options	—	(7,991)	(16)	—	(93)	—	—	(109)
Issuance of restricted common shares		60,907	122		(122)	—	—	—
Stock dividend	—	118,997	238	—	1,822	(2,060) -	—	—
Compensation expense:
Stock options	—	—	—	—	456		—	456
Restricted stock	—	—	—	—	303		—	303
Stock option tax benefit	—	—	—	—	5	—	—	5
Dividends paid ($.52 per share)	—	—	—	—	—	(6,779)	—	(6,779)
Comprehensive loss:
Net loss	—	—	—	—	—	(5,360)	—	(5,360)
Change in unrealized losses, net of reclassification and taxes	—	—	—	—	—	—	(2,170)	(2,170)

Total comprehensive loss								(7,530)

Balance, December 31, 2008	65,346	13,112,687	26,225	6,934	187,742	95,647	(663)	381,231

Preferred stock transactions:
Accretion of preferred stock discount	1,389	—	—	—	—	(1,389)	—	—
Preferred stock dividends	—	—	—	—	—	(3,593)	—	(3,593)
Common stock transactions:
Issuance of restricted common shares	—	58,787	118	—	(118)	—	—	—
Compensation expense:
Stock options	—	—	—	—	387	—	—	387
Restricted stock	—	—	—	—	299	—	—	299
Dividends paid ($.13 per share)	—	—	—	—	—	(1,713)	—	(1,713)
Comprehensive loss:
Net loss	—	—	—	—	—	(150,694)	—	(150,694)
Change in unrealized gains, net of reclassification and taxes	—	—	—	—	—	—	852	852

Total comprehensive loss								(149,842)

Balance, December 31, 2009	$66,735	13,171,474	$26,343	$6,934	$188,310	$(61,742)	$189	$226,769

Preferred stock transactions:
Accretion of preferred stock discount	1,386	—	—	—	—	(1,386)	—	—
Preferred stock dividends	—	—	—	—	—	(3,613)	—	(3,613)
Common stock transactions:
Issuance of restricted common shares	—	17,422	35	—	(35)	—	—	—
Compensation expense:
Stock options	—	—	—	—	295	—	—	295
Restricted stock	—	—	—	—	331	—	—	331
Comprehensive loss:
Net loss	—	—	—	—	—	(80,695)	—	(80,695)
Change in unrealized gains, net of reclassification and taxes	—	—	—	—	—	—	810	810

Total comprehensive loss								(79,885)

Balance, December 31, 2010	$68,121	13,188,896	$26,378	$6,934	$188,901	$(147,436)	$999	$143,897

See accompanying notes.

GREEN BANKSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2010, 2009 and 2008
(Amounts in thousands)

	2010	2009	2008
Cash flows from operating activities
Net loss	$(80,695)	$(150,694)	$(5,360)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provision for loan losses	71,107	50,246	52,810
Impairment of goodwill	—	143,389	—
Depreciation and amortization	7,152	7,117	7,030
Security amortization and accretion, net	538	73	(983)
Write down of investments and other securities for impairment	93	1,272	174
(Gain) loss on sale of securities	—	(1,415)	(2,661)
FHLB stock dividends	—	—	(464)
Net gain on sale of mortgage loans	(653)	(264)	(573)
Originations of mortgage loans held for sale	(46,994)	(43,879)	(49,501)
Proceeds from sales of mortgage loans	47,881	43,050	51,962
Increase in cash surrender value of life insurance	(1,202)	(1,125)	(1,073)
Gain from settlement of life insurance	—	(305)	—
Net (gains) losses from sales of fixed assets	(1)	(85)	665
Stock-based compensation expense	626	686	759
Net loss on OREO and repossessed assets	29,895	8,156	7,028
Deferred tax (benefit)	26,739	(1,654)	(4,374)
Net changes:
Other assets	(4,139)	(21,375)	78
Accrued interest payable and other liabilities	(5,505)	(3,177)	(10,875)

Net cash provided by operating activities	44,842	30,016	44,642
Cash flows from investing activities
Net change in interest-earning deposits with banks	11,000	(11,000)	—
Purchase of securities available for sale	(171,820)	(92,100)	(180,626)
Proceeds from sale of securities available for sale	—	36,266	123,701
Proceeds from maturities of securities available for sale	118,246	113,440	88,711
Proceeds from maturities of securities held to maturity	160	30	645
Purchase of FHLB stock	—	—	(417)
Net change in loans	195,847	99,111	27,754
Proceeds from settlement of life insurance	—	691	—
Proceeds from sale of other real estate	16,136	11,930	20,654
Improvements to other real estate	(813)	(307)	(1,071)
Proceeds from sale of fixed assets	8	800	58
Premises and equipment expenditures	(1,551)	(3,542)	(5,814)

Net cash provided by investing activities	167,213	155,319	73,595
Cash flows from financing activities
Net change in core deposits	(102,057)	270,162	48,589
Net change in brokered deposits	(5,185)	(370,213)	148,765
Net change in federal funds purchased and repurchase agreements	(5,036)	(10,853)	(159,223)
Tax benefit resulting from stock options	—	—	5
Proceeds from FHLB advances and notes payable	—	—	20,916
Repayment of FHLB advances and notes payable	(13,346)	(57,350)	(110,258)
Preferred stock dividends paid	(2,711)	(3,232)	—
Common stock dividends paid	—	(1,713)	(6,779)
Proceeds from issuance of preferred stock and common stock warrants	—	—	72,278
Proceeds from issuance of common stock	—	—	111

Net cash provided by (used in) financing activities	(128,335)	(173,199)	14,404

Net change in cash and cash equivalents	83,720	12,136	132,641
Cash and cash equivalents, beginning of year	210,494	198,358	65,717

Cash and cash equivalents, end of year	$294,214	$210,494	$198,358

Supplemental disclosures — cash and noncash
Interest paid	$41,875	$62,198	$77,761
Income taxes paid net of refunds	(148)	1,675	5,674
Loans converted to other real estate	54,613	75,545	37,991
Unrealized gain (loss) on available for sale securities, net of tax	810	852	(2,170)
See accompanying notes.

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation: The consolidated financial statements include the accounts of Green Bankshares, Inc. (the “Company”) and its wholly owned subsidiary, GreenBank (the “Bank”), and the Bank’s wholly owned subsidiaries, Superior Financial Services, Inc., GCB Acceptance Corp., Inc., Fairway Title Company, Inc, and GB Holdings, LLC. All significant inter-company balances and transactions have been eliminated in consolidation.
Nature of Operations: The Company primarily provides financial services through its offices in Eastern, Middle and Southeastern Tennessee, Western North Carolina and Southwestern Virginia. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.
Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions impact the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, deferred tax asset valuation, OREO valuation and fair values of financial instruments are significant items based on estimates and assumptions.
Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan, deposit and other borrowing transactions.
Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income.
Interest income includes amortization of purchase premium or discount and is recognized based upon the level-yield method. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is other than temporary.
Investments in Equity Securities Carried at Cost: Investment in Federal Home Loan Bank (“FHLB”) stock, which is carried at cost because it can only be redeemed at par, is a required investment based on membership requirements. The Bank also carries certain other equity investments at cost, which approximates fair value.
Loans: Loans are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs.
Interest income is reported on the interest method over the loan term. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method. Interest income includes amortization of purchase premiums or discounts on loans purchased. Premiums and discounts are amortized on the level yield-method. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in process of collection. Most consumer loans are charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal and interest is doubtful. Interest accrued but not collected is reversed against interest income when a loan is placed on nonaccrual status.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Interest received is recognized on the cash basis or cost recovery method until qualifying for return to accrual status. Accrual is resumed when all contractually due payments are brought current, six months of payment performance can be measured, and future payments are reasonably assured.
Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan is confirmed.
The Bank uses several factors in determining if a loan is impaired. The internal asset classification procedures include a thorough review of significant loans and lending relationships and include the accumulation of related data. This data includes loan payment and collateral status, borrowers’ financial data and borrowers’ operating factors such as cash flows, operating income, liquidity, leverage and loan documentation, and any significant changes. A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Uncollateralized loans are measured for impairment based on the present value of expected future cash flows discounted at the historical effective interest rate, while all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Larger groups of smaller balance, homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.
Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less estimated cost to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.
Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over an asset’s useful life on a straight-line basis. Buildings and related components have useful lives ranging from 10 to 40 years, while furniture, fixtures and equipment have useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lesser of the life of the asset or lease term.
Mortgage Banking Activities: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The Company controls its interest rate risk with respect to mortgage loans held for sale and loan commitments expected to close by usually entering into agreements to sell loans. The Company records loan commitments related to the origination of mortgage loans held for sale as derivative instruments. The Company’s commitments for fixed rate mortgage loans, generally last 60 to 90 days and are at market rates when initiated. The Company had $4,813 in outstanding loan commitment derivatives at December 31, 2010. The aggregate market value of mortgage loans held for sale takes into account the sales prices of such agreements. The Company also provides currently for any losses on uncovered commitments to lend or sell. The Company sells mortgage loans servicing released.
Bank Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value or the amount that can be realized.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Goodwill, Core Deposit Intangibles and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified. During the second quarter of 2009 the Company identified impairment in its goodwill resulting from a prolonged decline in the market value of its stock price relative to book value, and took the appropriate actions. This is explained further in “Note 6 — Goodwill and Other Intangible Assets”.
Core deposit intangible assets arise from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on a straight line method over their estimated useful lives, which range from seven to 15 years and are determined by an independent consulting firm. Core deposit intangible assets are assessed at least annually for impairment and any such impairment is recognized in the period identified.
Other intangible assets consist of mortgage servicing rights (“MSR’s”). MSR’s represent the cost of acquiring the rights to service mortgage loans. MSR’s are amortized based on the principal reduction of the underlying loans. The Company is obligated to service the unpaid principal balances of these loans, which were approximately $33 million and $43 million as of December 31, 2010 and 2009, respectively. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. MSR’s are assessed at least annually for impairment. The Company does not intend to further pursue this line of business.
Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.
Repurchase Agreements: All repurchase agreement liabilities represent secured borrowings from existing Bank customers and are not covered by federal deposit insurance.
Benefit Plans: Retirement plan expense is the amount contributed to the plan as determined by Board decision. Deferred compensation expense is recognized during the year the benefit is earned.
Stock Compensation: Compensation cost for stock-based payments is measured based on the fair value of the award, which most commonly includes restricted stock (i.e., unvested common stock), stock options, and stock appreciation rights at the grant date and is recognized in the consolidated financial statements on a straight-line basis over the requisite service period for service-based awards. The fair value of restricted stock is determined based on the price of the Company’s common stock on the date of grant. The fair value of stock options is estimated at the date of grant using a Black-Scholes option pricing model and related assumptions.
Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance reduces deferred tax assets to the amount expected to be realized and as of December 31, 2010 the Company had recorded a deferred tax valuation allowance of $43,455.
Loan Commitments and Related Financial Instruments: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments such as standby letters of credit are considered financial guarantees in accordance with applicable accounting standards. The fair value of these financial guarantees is not material.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Earnings (loss) Per Common Share: Basic earnings (loss) per common share are net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings available to common shareholders per common share includes the dilutive impact of additional potential common shares issuable under stock options, unvested restricted stock awards and stock warrants issued to the U.S. Treasury in connection with the Capital Purchase Program.
Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity. Comprehensive income is presented in the consolidated statements of changes in shareholders’ equity.
Recent Accounting Pronouncements: FASB — ASU — 2010-06 — In January 2010, the FASB issued additional guidance on fair value disclosures. The new guidance clarifies two existing disclosure requirements and requires two new disclosures as follows: (1) a “gross” presentation of activities (purchases, sales, and settlements) within the Level 3 rollforward reconciliation, which will replace the “net” presentation format; and (2) detailed disclosures about the transfers in and out of Level 1 and 2 measurements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward information, which is required for annual reporting periods beginning after December 15, 2010, and for interim reporting periods within those years. The Company adopted the fair value disclosures guidance on January 1, 2010, except for the gross presentation of the Level 3 rollforward information which is not required to be adopted by the Company until January 1, 2011.
FASB — ASC — 810 and amended by FASB ASU — 2010-10 became effective on January 1, 2010, and was amended to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The new authoritative accounting guidance requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. The new authoritative accounting guidance under ASC 810 was effective January 1, 2010 and did not have a significant impact on the Company’s financial statements.
FASB — ASU — 2010-20 — “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The Company adopted the new standard governing the disclosures associated with credit quality and the allowance for loan losses. This standard requires additional disclosures related to the allowance for loan loss with the objective of providing financial statement users with greater transparency about an entity’s loan loss reserves and overall credit quality. Additional disclosures include showing on a disaggregated basis the aging of receivables, credit quality indicators, and troubled debt restructures with its effect on the allowance for loan loss. The provisions of this standard were effective for interim and annual periods ending on or after December 15, 2010. The adoption of this standard did not have a material impact on the Company’s financial position and results of operations, but did increase the amount and quality of the credit disclosures in the notes to the consolidated financial statements.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. In the third quarter of 2010, we recognized significant losses as a result of higher costs related to loan charge-offs, coupled with losses incurred on OREO resulting from sales completed and updated property appraisals received during that quarter. As a result, various plaintiffs filed class action lawsuits, which have subsequently been consolidated into one class action, alleging, among other things, disclosure violations regarding our collateral valuations, the timing of our impairment charges and our accounting for loan charge-offs. The defense of this matter has and will continue to entail considerable cost and will be time-consuming for our management. Unfavorable outcomes in this matter could have an adverse effect on our business, financial condition, results of operations and cash flows.
Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $14,457 and $19,245 was required to meet regulatory reserve and clearing requirements at year-end 2010 and 2009. These balances do not earn interest.
Segments: Internal financial reporting is primarily reported and aggregated in five lines of business: banking, mortgage banking, consumer finance, subprime automobile lending, and title insurance. Banking accounts for 93.6% of revenues for 2010.
Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Reclassifications: Certain items in prior year financial statements have been reclassified to conform to the 2010 presentation. These reclassifications had no effect on net income or shareholders’ equity as previously reported.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 2 — SECURITIES
Securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for Sale
2010
U.S. government agencies	$84,106	$115	$(922)	$83,299
States and political subdivisions	31,192	705	(396)	31,501
Collateralized mortgage obligations	66,043	1,901	(369)	67,575
Mortgage-backed securities	17,168	815	(19)	17,964
Trust preferred securities	1,850	—	(187)	1,663

	$200,359	$3,536	$(1,893)	$202,002

2009
U.S. government agencies	$52,937	$99	$(988)	$52,048
States and political subdivisions	31,764	877	(449)	32,192
Collateralized mortgage obligations	44,018	1,281	(622)	44,677
Mortgage-backed securities	16,607	291	(6)	16,892
Trust preferred securities	2,088	—	(173)	1,915

	$147,414	$2,548	$(2,238)	$147,724

Held to Maturity
2010
States and political subdivisions	$215	$1	$—	$216
Other securities	250	1	—	251

	$465	$2	$—	$467

2009
States and political subdivisions	$251	$4	$—	$255
Other securities	375	8	—	383

	$626	$12	$—	$638

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 2 — SECURITIES (Continued)
Contractual maturities of securities at year-end 2010 are shown below. Securities not due at a single maturity date, collateralized mortgage obligations and mortgage-backed securities are shown separately.

	Available for Sale	Held to Maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$979	$465	$467
Due after one year through five years	4,226	—	—
Due after five years through ten years	61,208	—	—
Due after ten years	50,050	—	—
Collateralized mortgage obligations	67,575	—	—
Mortgage-backed securities	17,964	—	—

Total maturities	$202,002	$465	$467

Gross gains of $0, $1,415 and $2,661 were recognized in 2010, 2009 and 2008, respectively, from proceeds of $0, $36,266, and $123,701, respectively, on the sale of securities available for sale.
Securities with a fair value of $135,692 and $125,005 at year-end 2010 and 2009 were pledged for public deposits and securities sold under agreements to repurchase and to the Federal Reserve Bank. The balance of pledged securities in excess of the pledging requirements was $7,983 and $9,135 at year-end 2010 and 2009, respectively.
The Company held 200 and 168 securities in its portfolio as of December 31, 2010 and 2009, respectively, and of these securities 53 and 35 had an unrealized loss. Unrealized losses on securities are due to changes in interest rates and not due to credit quality issues.
Securities with unrealized losses at year-end 2010 and 2009 not recognized in income are as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
2010
U. S. government agencies	$65,178	$(922)	$—	$—	$65,178	$(922)
States and political subdivisions	2,488	(114)	1,659	(282)	4,147	(396)
Collateralized mortgage obligations	14,666	(266)	2,699	(104)	17,365	(370)
Mortgage-backed securities	2,821	(17)	8	(2)	2,829	(19)
Trust preferred securities	—	—	1,663	(186)	1,663	(186)

Total temporarily impaired	$85,153	$(1,319)	$6,029	$(574)	$91,182	$(1,893)

2009
U. S. government agencies	$40,959	$(988)	$—	$—	$40,959	$(988)
States and political subdivisions	2,463	(24)	3,075	(425)	5,538	(449)
Collateralized mortgage obligations	4,997	(32)	3,222	(590)	8,219	(622)
Mortgage-backed securities	2,028	(5)	11	(1)	2,039	(6)
Trust preferred securities	1,783	(122)	132	(51)	1,915	(173)

Total temporarily impaired	$52,230	$(1,171)	$6,440	$(1,067)	$58,670	$(2,238)

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 2 — SECURITIES (Continued)
The Company reviews its investment portfolio on a quarterly basis judging each investment for other-than-temporary impairment (“OTTI”). Management does not have the intent to sell any of the temporarily impaired investments and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The OTTI analysis focuses on the duration and amount a security is below book value and assesses a calculation for both a credit loss and a non credit loss for each measured security considering the security’s type, performance, underlying collateral, and any current or potential debt rating changes. The OTTI calculation for credit loss is reflected in the income statement while the non credit loss is reflected in other comprehensive income (loss).
The Company holds a single issue trust preferred security issued by a privately held bank holding company. Based upon available but limited information we have estimated that the likelihood of collecting the security’s principal and interest payments is approximately 50%. In addition, the bank holding company deferred its interest payments beginning in the second quarter of 2009, and we have placed the security on non-accrual. The Federal Reserve Bank of St. Louis entered into an agreement with the bank holding company on October 22, 2009 which was made public on October 30, 2009. Among other provisions of the regulatory agreement, the bank holding company must strengthen its management of operations, strengthen its credit risk management practices, and submit a capital plan. As of December 31, 2010 no other communications between the bank holding company and the Federal Reserve Bank of St. Louis have been made public.
The Company valued the security by projecting estimated cash flows given the assumption of collecting approximately 50% of the security’s principal and interest and then discounting the amount back to the present value using a discount rate of 3.50% plus three month LIBOR. As of December 31, 2010, our best estimate for the three month LIBOR over the next twenty years (the remaining life of the security) is 3.17%. The difference in the present value and the carrying value of the security was the OTTI credit portion. Due to the illiquid trust preferred market for private issuers and the absence of a credible pricing source, we calculated a 15% illiquidity premium for the security to calculate the OTTI non credit portion. The security is currently booked at a fair value of $638 at December 31, 2010 and during the twelve months ended December 31, 2010 the Company recognized a write-down of $75 through non-interest income representing other-than-temporary impairment on the security.
The Company holds a private label class A21 collateralized mortgage obligation that was analyzed for the year ended December 31, 2010 with multiple stress scenarios using conservative assumptions for underlying collateral defaults, loss severity, and prepayments. The average principal at risk given the stress scenarios was calculated at 4.37%, and then analyzed using the present value of the future cash flows using the fixed rate of the security of 5.5% as the discount rate. The difference in the present value and the carrying value of the security was the OTTI credit portion. The security is currently booked at a fair value of $2,699 at December 31, 2010 and during the twelve months ended December 31, 2010 the Company recognized a write-down of $18 through non-interest income representing other-than-temporary impairment on the security.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 2 — SECURITIES (Continued)
The following table presents more detail on selective Company security holdings as of year-end 2010. These details are listed separately due to the inherent level of risk for OTTI on these securities.

						Present
		Current				Value
		Credit	Book	Fair	Unrealized	Discounted
Description	Cusip#	Rating	Value	Value	Loss	Cash Flow
Collateralized mortgage obligations
Wells Fargo — 2007 - 4 A21	94985RAW2	Caa2	$2,802	$2,699	(103)	$2,887

Trust preferred securities
West Tennessee Bancshares, Inc.	956192AA6	N/A	675	638	(37)	675
The following table presents a roll-forward of the cumulative amount of credit losses on the Company’s investment securities that have been recognized through earnings as of December 31, 2010 and 2009. Credit losses on the Company’s investment securities recognized in earnings were $93 for the year ended December 31, 2010 and $976 for the year ended December 31, 2009.

	December 31, 2010	December 31, 2009

Beginning balance of credit losses at January 1, 2010 and 2009	$976	$—
Other-than-temporary impairment credit losses	93	976

Ending balance of cumulative credit losses recognized in earnings	$1,069	$976

NOTE 3 — LOANS
Loans at year-end by segment, net of unearned interest, were as follows:

	2010	2009	2008
Commercial real estate	$1,080,805	$1,306,398	$1,430,225
Residential real estate	378,783	392,365	397,922
Commercial	222,927	274,346	315,099
Consumer	75,498	83,382	89,733
Other	1,913	2,117	4,656
Unearned interest	(14,548)	(14,801)	(14,245)

Loans, net of unearned interest	$1,745,378	$2,043,807	$2,223,390

Allowance for loan losses	$(66,830)	$(50,161)	$(48,811)

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS (Continued)
Activity in the allowance for loan losses is as follows:

	2010	2009	2008
Beginning balance	$50,161	$48,811	$34,111
Add (deduct):
Provision for loan losses	71,107	50,246	52,810
Loans charged off	(57,818)	(54,890)	(41,269)
Recoveries of loans charged off	3,380	5,994	3,159

Balance, end of year	$66,830	$50,161	$48,811

Activity in the allowance for loan losses and recorded investment in loans by segment:

	Commercial	Residential
	Real Estate	Real Estate	Commercial	Consumer	Other	Total

2010
Allowance for loan losses:
Beginning balance	$36,527	$4,350	$5,840	$3,437	$7	$50,161
Add (deduct):
Charge-offs	(48,617)	(3,102)	(3,210)	(2,889)	—	(57,818)
Recoveries	1,301	287	909	882	1	3,380
Provision	64,992	2,896	1,541	1,678	—	71,107

Ending balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

Allowance for loan losses:

Allocation for loans individually evaluated for impairment	$22,939	$1,027	$722	$146	$—	$24,834

Allocation for loans collectively evaluated for impairment	31,264	3,404	4,358	2,962	8	41,996

Ending Balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

Loans:

Ending balance:
individually evaluated for impairment	170,175	8,697	6,149	970	—	185,991

Ending balance:
collectively evaluated for impairment	910,630	363,506	216,778	66,470	1,913	1,559,387

Impaired loans were as follows:

	2010	2009	2008
Loans with no allowance allocated	$81,981	$89,292	$29,602
Loans with allowance allocated	$104,010	$25,946	$17,613
Amount of allowance allocated	24,834	5,737	2,651
Average impaired loan balance during the year	212,167	125,280	48,347
Interest income not recognized during impairment	1,105	558	619
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS (Continued)
Impaired loans of $185,991, $115,238 and $47,215, respectively, at 2010, 2009, 2008 are shown net of amounts previously charged off of $36,574, $27,937, and 11,995, respectively. Interest income actually recognized on these loans during 2010, 2009 and 2008 was $7,470, $2,842, and $2,135, respectively.
Impaired loans by class are presented below for 2010:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

Commercial Real Estate:
Speculative 1-4 Family	$72,138	$98,141	$11,830	$85,487	$2,292
Construction	56,758	69,355	8,366	63,710	2,565
Owner Occupied	13,590	14,513	851	14,119	644
Non-owner Occupied	25,824	27,561	1,823	28,786	1,375
Other	1,865	2,090	69	2,278	66

Residential Real Estate:
HELOC	2,807	2,894	346	2,603	88
Mortgage-Prime	4,539	4,722	590	4,661	209
Mortgage-Subprime	370	370	57	370	—
Other	981	1,285	34	2,419	47
Commercial	6,149	7,510	722	6,729	171

Consumer:
Prime	217	228	32	252	13
Subprime	228	228	35	228	—
Auto-Subprime	525	525	79	525	—
Other	—	—	—	—	—

Total	$185,991	$229,422	$24,834	$212,167	$7,470

The Bank manages the loan portfolio by assigning one of nine credit risk ratings based on an internal assessment of credit risk. The credit risk categories are prime, desirable, satisfactory I or pass, satisfactory II, acceptable with care, management watch, substandard, and loss.
Prime credit risk rating: Assets of this grade are the highest quality credits of the Bank. They exceed substantially all the Bank’s underwriting criteria, and provide superior protection for the Bank through the paying capacity of the borrower and value of the collateral. The Bank’s credit risk is considered to be negligible. Included in this section are well-established borrowers with significant, diversified sources of income and net worth, or borrowers with ready access to alternative financing and unquestioned ability to meet debt obligations as agreed. A loan secured by cash or other highly liquid collateral, where the Bank holds such collateral, may be assigned this grade.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS (Continued)
Desirable credit risk rating: Assets of this grade also exceed substantially all of the Bank’s underwriting criteria; however, they may lack the consistent long-term performance of a Prime rated credit. The credit risk to the Bank is considered minimal on these assets. Paying capacity of the borrower is still very strong with favorable trends and the value of the collateral is considered more than adequate to protect the Bank. Unsecured loans to borrowers with above-average earnings, liquidity and capital may be assigned this grade.
Satisfactory I credit risk rating or pass credit rating: Assets of this grade conform to all of the Bank’s underwriting criteria and evidence a below-average level of credit risk. Borrower’s paying capacity is strong, with stable trends. If the borrower is a company, its earnings, liquidity and capitalization compare favorably to typical companies in its industry. The credit is well structured and serviced. Secondary sources of repayment are considered to be good. Payment history is good, and borrower consistently complies with all major covenants.
Satisfactory II credit risk rating: Assets of this grade conform to substantially all of the Bank’s underwriting criteria and evidence an average level of credit risk. However, such assets display more susceptibility to economic, technological or political changes since they lack the above-average financial strength of credits rated Satisfactory Tier I. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.
Acceptable with care credit risk rating: Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk. However, these loans have certain risk characteristics that could adversely affect the borrower’s ability to repay, given material adverse trends. Therefore, loans in this category require an above-average level of servicing or show more reliance on collateral and guaranties to preclude a loss to the Bank, should material adverse trends develop. If the borrower is a company, it earnings, liquidity and capitalization are slightly below average, when compared to its peers.
Management watch credit risk rating: Assets included in this category are currently protected but are potentially weak. These assets constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. However, Management Watch assets do possess credit deficiencies deserving management’s close attention. If not corrected, such weaknesses or deficiencies may expose the Bank to an increased risk of loss in the future. Management Watch loans represent assets where the Bank’s ability to substantially affect the outcome has diminished to some degree, and thus it must closely monitor the situation to determine if and when a downgrade is warranted.
Substandard credit risk rating: Substandard assets are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as Substandard.
Loss credit rating: These assets are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they are identified as uncollectible.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS (Continued)
Credit quality indicators by class are presented below as of December 31, 2010:

	Speculative 1-4		Owner	Non-Owner
	Family	Construction	Occupied	Occupied	Other

Commercial Real Estate Credit Exposure
Prime	$—	$—	$—	$—	$—
Desirable	—	1,573	968	177	—
Satisfactory tier I	2,836	978	38,623	56,221	4,246
Satisfactory tier II	14,010	34,239	102,383	130,850	17,999
Acceptable with care	69,902	47,093	62,198	159,216	45,597
Management Watch	27,383	15,259	5,298	26,415	2,965
Substandard	91,845	61,388	16,289	38,037	6,817
Loss	—	—	—	—	—

Total	205,976	160,530	225,759	410,916	77,624

Commercial
Commercial Credit Exposure
Prime	$1,236
Desirable	7,951
Satisfactory tier I	33,859
Satisfactory tier II	91,505
Acceptable with care	72,286
Management Watch	8,511
Substandard	7,579
Loss	—

Total	222,927

			Mortgage –
	HELOC	Mortgage	Subprime	Other

Consumer Real Estate Credit Exposure
Pass	$188,086	$131,845	$11,692	$29,833
Management Watch	1,017	317	—	—
Substandard	2,807	5,117	50	1,529

Total	191,910	137,279	11,742	31,362

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS (Continued)

		Consumer –	Consumer Auto
	Consumer – Prime	Subprime	– Subprime

Consumer Credit Exposure
Pass	$35,029	$13,093	$18,588
Management Watch	—	—	—
Substandard	217	39	474

Total	35,246	13,132	19,062

A substantial portion of commercial real estate loans are secured by real estate in markets in which the Company is located. These loans are often structured with interest reserves to fund interest costs during the construction and development period. Additionally, certain of these loans are structured with interest-only terms. A portion of the consumer mortgage and commercial real estate portfolios originated through the permanent financing of construction, acquisition and development loans. The prolonged economic downturn has negatively impacted many borrowers’ and guarantors’ ability to make payments under the terms of the loans as their liquidity has been depleted. Accordingly, the ultimate collectability of a substantial portion of these loans and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate values in these areas. Continued economic distress could negatively impact additional borrowers’ and guarantors’ ability to repay their debt which will make more of the Company’s loans collateral dependent.
Age analysis of past due loans by class are presented below as of December 31, 2010:

		60-89
	30-59	Days	Greater				Recorded
	Days	Past	Than	Total		Total	Investment > 90
	Past Due	Due	90 Days	Past Due	Current	Loans	Days and Accruing

Commercial real estate:
Speculative 1-4 Family	$22,267	$1,777	$30,802	$54,846	$151,130	$205,976	$1,758
Construction	14,541	—	26,915	41,456	119,074	160,530	—
Owner Occupied	8,114	1,633	4,137	13,884	211,875	225,759	—
Non-owner Occupied	4,014	5,961	8,814	18,789	392,127	410,916	170
Other	116	865	1,491	2,472	75,152	77,624	18

Residential real estate:
HELOC	747	358	644	1,749	190,161	191,910	—
Mortgage-Prime	1,359	915	1,779	4,053	133,226	137,279	8
Mortgage-Subprime	100	51	98	249	11,493	11,742	—
Other	403	176	566	1,145	30,217	31,362	19
Commercial	2,422	593	3,922	6,937	215,990	222,927	92
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008

		60-89
	30-59	Days	Greater				Recorded
	Days	Past	Than	Total		Total	Investment > 90
	Past Due	Due	90 Days	Past Due	Current	Loans	Days and Accruing

Consumer:
Prime	315	86	108	509	34,737	35,246	29
Subprime	155	64	6	225	12,907	13,132	—
Auto-Subprime	476	166	101	743	18,319	19,062	18
Other	73	—	—	73	1,840	1,913	—

Total	55,102	12,645	79,383	147,130	1,598,248	1,745,378	2,112

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS (Continued)
Non-accrual loans by class as of December 31, 2010 are presented below:

Commercial real estate:
Speculative 1-4 Family	$63,298
Construction	41,789
Owner Occupied	5,511
Non-owner Occupied	18,772
Other	1,865

Residential real estate:
HELOC	1,668
Mortgage-Prime	3,350
Mortgage-Subprime	254
Other	957
Commercial	5,813

Consumer:
Prime	130
Subprime	107
Auto-Subprime	193
Other	—

Total	143,707

Nonperforming loans at December 31 were as follows:

	2010	2009
Loans past due 90 days still on accrual	$2,112	$147
Nonaccrual loans	143,707	75,411

Total	$145,819	$75,558

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and nonaccrual loans. Impaired loans are loans that based upon current information and events it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 3 — LOANS (Continued)
The Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At December 31, 2010, the Company had $49,537 of restructured loans of which $9,597 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $843 on the restructured non-accrual loans as of December 31, 2010. At December 31, 2009, the Company had $16,061 of restructured loans of which $4,429 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $1,743 on the restructured non-accrual loans as of December 31, 2009.
The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $7,848 and $4,936 at year-end 2010 and 2009, respectively. During 2010 and 2009, new loans aggregating approximately $22,124 and $10,545, respectively, and amounts collected of approximately $19,212 and $23,964, respectively, were transacted with such parties.
NOTE 4 — FAIR VALUE DISCLOSURES
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting principles generally accepted in the United States of America (“GAAP”), also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.
Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 4 — FAIR VALUE DISCLOSURES (continued)
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subjected to nonrecurring fair value adjustments as Level 2.
Impaired Loans
The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value, and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2010, substantially all of the impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.
Other Real Estate
Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans and requiring subsequent charge-offs, is reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Other real estate is included in Level 3 of the valuation hierarchy.
Loan Servicing Rights
Loan servicing rights are subject to impairment testing. A valuation model, which utilizes a discounted cash flow analysis using interest rates and prepayment speed assumptions currently quoted for comparable instruments and a discount rate determined by management, is used in the completion of impairment testing. If the valuation model reflects a value less than the carrying value, loan servicing rights are adjusted to fair value through a valuation allowance as determined by the model. As such, the Company classifies loan servicing rights subjected to nonrecurring fair value adjustments as Level 3.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 4 — FAIR VALUE DISCLOSURES (continued)
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Below is a table that presents information about certain assets and liabilities measured at fair value at year-end 2010 and 2009:

				Total
	Fair Value			Carrying	Assets/Liabilities
	Measurement Using			Amount in	Measured
Description	Level 1	Level 2	Level 3	Balance Sheet	at Fair Value
2010
Securities available for sale
U.S. government agencies	$—	$83,299	$—	$83,299	$83,299
States and political subdivisions	—	31,501	—	31,501	31,501
Collateralized mortgage obligations	—	67,575	—	67,575	67,575
Mortgage-backed securities	—	17,964	—	17,964	17,964
Trust preferred securities	—	1,025	638	1,663	1,663
2009
Securities available for sale
U.S. government agencies	$—	$52,048	$—	$52,048	$52,048
States and political subdivisions	—	32,192	—	32,192	32,192
Collateralized mortgage obligations	—	44,677	—	44,677	44,677
Mortgage-backed securities	—	16,892	—	16,892	16,892
Trust preferred securities	—	1,277	638	1,915	1,915
Level 3 Valuations
Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.
Currently the Company has one trust preferred security that is considered Level 3. For more information on this security please refer to Note 2 — Securities.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 4 — FAIR VALUE DISCLOSURES (continued)
The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value for the periods ended December 31, 2010 and 2009 on a recurring basis using significant unobservable inputs.

	2010	2009

Beginning balance	$638	$—
Total gains or (loss) (realized/unrealized)
Included in earnings	(75)	(778)
Included in other comprehensive income	75	(112)
Paydowns and maturities	—	—
Transfers into Level 3	—	1,528

Ending balance	$638	$638

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

				Total Carrying	Assets/Liabilities
	Fair Value Measurement Using			Amount in	Measured at Fair
Description	Level 1	Level 2	Level 3	Balance Sheet	Value
2010
Other real estate	$—	$—	$38,086	$38,086	$38,086
Impaired loans	—	—	129,088	129,088	129,088

Total assets at fair value	$—	$—	$167,174	$167,174	$167,174

2009
Other real estate	$—	$—	$23,508	$23,508	$23,508
Impaired loans	—	—	57,914	57,914	57,914

Total assets at fair value	$—	$—	$81,422	$81,422	$81,422

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 4 — FAIR VALUE DISCLOSURES (Continued)
The carrying value and estimated fair value of the Company’s financial instruments are as follows at year-end 2010 and 2009.

	2010		2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$294,214	$294,214	$221,494	$221,494
Securities available for sale	202,002	202,002	147,724	147,724
Securities held to maturity	465	467	626	638
Loans held for sale	1,299	1,317	1,533	1,552
Loans, net	1,678,548	1,664,126	1,993,646	1,950,684
FHLB and other stock	12,734	12,734	12,734	12,734
Cash surrender value of life insurance	31,479	31,479	30,277	30,277
Accrued interest receivable	7,845	7,845	9,130	9,130

Financial liabilities:
Deposit accounts	$1,976,854	$1,987,105	$2,084,096	$2,095,611
Federal funds purchased and repurchase agreements	19,413	19,413	24,449	24,449
FHLB Advances and notes payable	158,653	166,762	171,999	176,602
Subordinated debentures	88,662	64,817	88,662	70,527
Accrued interest payable	2,140	2,140	2,561	2,561
The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed previously in this note. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, liabilities for repurchase agreements, variable rate loans or deposits that reprice frequently and fully, and accrued interest receivable and payable. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. No adjustment has been made for illiquidity in the market on loans as there is no information from which to reasonably base this estimate. Liabilities for FHLB advances and notes payable are estimated using rates of debt with similar terms and remaining maturities. The fair value of off-balance sheet items is based on the current fees or costs that would be charged to enter into or terminate such arrangements, which is not material. The fair value of commitments to sell loans is based on the difference between the interest rates at which the loans have been committed to sell and the quoted secondary market price for similar loans, which is not material.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 5 — PREMISES AND EQUIPMENT
Year-end premises and equipment follows:

	2010	2009
Land	$18,372	$18,372
Premises	62,474	61,809
Leasehold improvements	3,092	3,061
Furniture, fixtures and equipment	28,057	25,222
Automobiles	103	112
Construction in progress	138	2,162

	112,236	110,738
Accumulated depreciation	(33,442)	(28,920)

	$78,794	$81,818

Annual rent expense for operating leases was $1,013, $1,223, and $1,216, respectively, for the year-end periods 2010, 2009, and 2008, respectively. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present:

2011	$1,243
2012	1,251
2013	1,043
2014	793
2015	433
Thereafter	734

Total	$5,497

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 6 — GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill
The change in the amount of goodwill is as follows:

	2010	2009
Beginning of year	$—	$143,389
Impairment	—	(143,389)
End of year	$—	$—

In conjunction with significant acquisitions, the Company recognized goodwill impairment in 2009 of $143,389. The Company’s goodwill since the 2009 goodwill impairment remains at $0.
Core deposit and other intangible
The change in core deposit and other intangibles is as follows:

Core deposit intangibles	2010	2009
Gross carrying amount	$19,796	$19,796

Accumulated amortization, beginning of year	(10,803)	(8,304)
Amortization	(2,495)	(2,499)

Accumulated amortization, end of year	(13,298)	(10,803)

End of year	$6,498	$8,993

Other intangibles	2010	2009
Gross carrying amount	$745	$745

Accumulated amortization, beginning of year	(403)	(152)
Amortization	(89)	(251)

Accumulated amortization, end of year	(492)	(403)

End of year	$253	$342

Estimated amortization expense for each of the next five years is as follows:

2011	$2,531
2012	2,401
2013	1,701
2014	118
2015	—

Total	$6,751

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 7 — DEPOSITS
Deposits at year-end were as follows:

	2010	2009
Noninterest-bearing demand deposits	$152,752	$177,602
Interest-bearing demand deposits	939,091	837,268
Savings deposits	101,925	86,166
Brokered deposits	1,399	6,584
Time deposits	781,687	976,476

Total deposits	$1,976,854	$2,084,096

Brokered and time deposits of $100 or more were $309,701 and $395,595 at year-end 2010 and 2009, respectively.
Scheduled maturities of brokered and time deposits for the next five years and thereafter were as follows:

2011	$531,829
2012	139,812
2013	52,931
2014	14,822
2015	40,246
Thereafter	3,446
The aggregate amount of deposits of executive officers and directors of the Company and their related interests was approximately $3,679 and $3,611 at year-end 2010 and 2009, respectively.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 8 — BORROWINGS
Federal funds purchased, securities sold under agreements to repurchase and treasury tax and loan deposits are financing arrangements. Securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. Securities sold under agreements to repurchase consist of short-term excess funds and overnight liabilities to deposit customers arising from a cash management program.
Information concerning securities sold under agreements to repurchase at year-end 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Average balance during the year	$22,342	$28,008	$74,881
Average interest rate during the year	0.10%	0.10%	1.57%
Maximum month-end balance during the year	$26,161	$35,935	$98,925
Weighted average interest rate at year-end	0.10%	0.10%	0.10%
FHLB advances and notes payable consist of the following at year-end:

	2010	2009
Short-term borrowings
Fixed rate FHLB advance, 4.44%
Matures December 2011	$15,000	$—

Variable rate FHLB advances at 5.00% to 5.31%
Matured December 2010	—	12,000

Total short-term borrowings	15,000	12,000

Long-term borrowings
Fixed rate FHLB advances, from 1.50% to 3.36%,
Various maturities through June 2023	51,327	50,766
Fixed rate FHLB advances from 4.18% to 6.35%,
Various maturities through 2020	92,326	109,233
Total long term borrowings	143,653	159,999

Total borrowings	$158,653	$171,999

Each advance is payable at its maturity date; however, prepayment penalties are required if paid before maturity. The fixed rate advances include $155,000 of advances that are callable by the FHLB under certain circumstances. The advances are collateralized by a required blanket pledge of qualifying mortgage, commercial, agricultural and home equity lines of credit loans and securities totaling $500,354 and $552,721 at year-end 2010 and 2009, respectively.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 8 — BORROWINGS (Continued)
Scheduled maturities of FHLB advances and notes payable over the next five years and thereafter are as follows:

Total
2011	$15,288
2012	65,278
2013	288
2014	10,296
2015	20,309
Thereafter	47,194

$158,653

At year-end 2010, the Company had approximately $70,000 of federal funds lines of credit available from correspondent institutions of which $10,000 was secured.
In September 2003, the Company formed Greene County Capital Trust I (“GC Trust I”). GC Trust I issued $10,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $10,310 subordinated debentures to the GC Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of GC Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 2.85% adjusted quarterly (3.14% and 3.13% at year-end 2010 and 2009, respectively). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.
In June 2005, the Company formed Greene County Capital Trust II (“GC Trust II”). GC Trust II issued $3,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $3,093 subordinated debentures to the GC Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of GC Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 1.68% adjusted quarterly (1.98% and 1.93% at year-end 2010 and 2009, respectively). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning September 2010 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2035.
In May 2007, the Company formed GreenBank Capital Trust I (“GB Trust I”). GB Trust I issued $56,000 of variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $57,732 subordinated debentures to the GB Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of GB Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 1.65% adjusted quarterly (1.95% and 1.90% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning June 2012 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2037.
Also in May 2007 the Company assumed the liability for two trusts affiliated with the acquisition of Franklin, Tennessee-based Civitas Bankgroup, Inc. (“CVBG”) that the Company acquired on May 18, 2007, Civitas Statutory Trust I (“CS Trust I”) and Cumberland Capital Statutory Trust II (“CCS Trust II”).
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 8 — BORROWINGS (Continued)
In December 2005 CS Trust I issued $13,000 of variable rate trust preferred securities as part of a pooled offering of such securities. CVBG issued $13,403 subordinated debentures to the CS Trust I in exchange for the proceeds of the offering, which debentures represent the sole asset of CS Trust I. The debentures pay interest quarterly at the three-month LIBOR plus 1.54% adjusted quarterly (1.84% and 1.79% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, beginning March 2011 at a price of 100% of face value. The subordinated debentures must be redeemed no later than March 2036.
In July 2001 CCS Trust II issued $4,000 of variable rate trust preferred securities as part of a pooled offering of such securities. CVBG issued $4,124 subordinated debentures to the CCS Trust II in exchange for the proceeds of the offering, which debentures represent the sole asset of CCS Trust II. The debentures pay interest quarterly at the three-month LIBOR plus 3.58% adjusted quarterly (3.87% and 3.86% at year-end 2010 and 2009). Subject to the limitations on repurchases resulting from the Company’s participation in the CPP, the Company may redeem the subordinated debentures, in whole or in part, at a price of 100% of face value. The subordinated debentures must be redeemed no later than July 2031.
Following consultation with the FRB, the Company gave notice on November 9, 2010 to the U.S. Treasury Department that the Company is suspending the payment of regular quarterly cash dividends on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury. Since the dividends are cumulative, the dividends will be reported for the duration of the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes.
Additionally the Company, following consultation with the FRB, has also exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated debentures having an outstanding principal amount of $88,662, relating to outstanding trust preferred securities (TRUPs). Under the terms of the trust documents associated with these debentures, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default. During the period that the Company is deferring payments of interest on these debentures, it may not pay dividends on its common or preferred stock. The regular scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes.
In accordance with ASC 810, GC Trust I, GC Trust II, GB Trust I, CS Trust I and CCS Trust II are not consolidated with the Company. Accordingly, the Company does not report the securities issued by GC Trust I, GC Trust II, GB Trust I, CS Trust I and CCS Trust II as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by each Trust. However, the Company has fully and unconditionally guaranteed the repayment of the variable rate trust preferred securities. These trust preferred securities currently qualify as Tier 1 capital for regulatory capital requirements of the Company, subject to certain limitations and the Company expects that a portion of the trust preferred securities will continue to qualify as Tier 1 capital with the residual qualifying as Tier 2 capital following passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 9 — BENEFIT PLANS
The Company has a profit sharing plan which allows employees to contribute from 1% to 20% of their compensation. The Company contributes an additional amount at a discretionary rate established annually by the Board of Directors. Company contributions to the Plan were $0, $409 and $1,535 for 2010, 2009 and 2008, respectively. Effective July 2009 the Company suspended contributions to the profit sharing plan and will reevaluate re-instating these contributions in the future when the Company returns to a sustained level of profitability.
Directors have deferred some of their fees for future payment, including interest. The amount accrued for deferred compensation was $2,274 and $2,637 at year-end 2010 and 2009. Amounts expensed under the Plan were $133, $27 and $207 during 2010, 2009, and 2008, respectively. During 2009 the Company modified the annual earning crediting rate formula as follows; The annual crediting rate will be 100% of the annual return on stockholders’ equity with a 4% floor and a 12% ceiling, for the year then ended, on balances in the Plan until the director experiences a separation from services, and, thereafter, at a earnings crediting rate based on 75% of the Company’s return on average stockholders’ equity for the year then ending with a 3% floor and a 9% ceiling. During 2008 the Company used a formula which provided an annual earnings crediting rate based on 75% of the annual return on average stockholders’ equity, for the year then ended, on balances in the Plan until the director experiences a separation from service, and, thereafter, at an earnings crediting rate of 56.25% of the Company’s return on average stockholders’ equity for the year then ending. The return on annual shareholders’ equity was negative in 2008 and no earnings were credited for 2008. Also certain officers of the Company are participants under a Supplemental Executive Retirement Plan. The amount accrued for future payments under this Plan was $1,568 and $1,409 at year-end 2010 and 2009, respectively. Amounts expensed under the Plan were $259, $312 and $283 during 2010, 2009 and 2008, respectively. Related to these plans, the Company purchased single premium life insurance contracts on the lives of the related participants. The cash surrender value of these contracts is recorded as an asset of the Company.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 10 — INCOME TAXES
Income tax expense (benefit) is summarized as follows:

	2010	2009	2008
Current — federal	$(10,054)	$(12,906)	$(221)
Current — state	(1,775)	(2,476)	(53)
Deferred — federal	(13,870)	(1,397)	(3,649)
Deferred — state	(2,846)	(257)	(725)
Deferred tax asset — valuation allowance	43,455	—	—

	$14,910	$(17,036)	$(4,648)

Deferred income taxes reflect the effect of “temporary differences” between values recorded for assets and liabilities for financial reporting purposes and values utilized for measurement in accordance with tax laws. The tax effects of the primary temporary differences giving rise to the Company’s net deferred tax assets and liabilities are as follows:

	2010		2009
	Assets	Liabilities	Assets	Liabilities
Allowance for loan losses	$26,214	$—	$19,675	$—
Deferred compensation	2,129	—	1,973	—
REO basis	12,175	—	—	—
Purchase accounting adjustments	—	(1,424)	672	—
Depreciation	—	(1,998)	—	(2,129)
FHLB dividends	—	(1,658)	—	(1,658)
Core deposit intangible	2,189	—	—	(4,860)
Unrealized (gain) loss on securities	—	(645)	—	(122)
NOL carry forward	10,192	—	—	(122)
Other		(1,542)	49	—
Deferred tax asset — valuation allowance		(43,455)	—	—

Total deferred income taxes	$52,899	$(50,722)	$22,369	$(8,769)

A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the second quarter of 2009) as of June 30, 2010.
A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome. The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years and tax planning strategies. Based on management’s calculation, a valuation allowance of $43,455, or 95% of the net DTA, was an adequate estimate as of December 31, 2010. This estimate resulted in a valuation allowance for the net DTA in the income statement of $43,455 for the period end 2010.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 10 — INCOME TAXES (Continued)
A reconciliation of expected income tax expense (benefit) at the statutory federal income tax rate of 35% with the actual effective income tax rates is as follows:

	2010	2009	2008
Statutory federal tax rate	(35.0%)	(35.0%)	(35.0%)
State income tax, net of federal benefit	(4.6)	(1.1)	(5.2)
Tax exempt income	(2.0)	(0.5)	(8.0)
Goodwill impairment	—	26.4	—
Deferred tax asset — valuation allowance	66.1	—	—
Other	(1.8)	(0.5)	—

	(22.7%)	(10.2%)	(46.4%)

The Company recognizes accrued interest and penalties related to uncertain tax positions in tax expense.
The Company’s Federal returns are open and subject to examination for the years of 2007, 2008 and 2009. The Company’s State returns are open and subject to examination for the years of 2007, 2008, and 2009.
At December 31, 2010 the Company had gross federal net operating loss carry-forwards of $24,118. The carry-forwards begin to expire in 2031. At December 31, 2010 the Company had gross state net operating loss carry-forwards of $41,433. Of the total $41,433 in carry-forwards, $18,490 begin to expire in 2025 while the remaining $22,943 begin to expire in 2026.
NOTE 11 — COMMITMENTS AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
Financial instruments with off-balance-sheet risk were as follows at year-end:

	2010	2009
Commitments to make loans — fixed	$3,827	$1,202
Commitments to make loans — variable	2,464	4,718
Unused lines of credit	201,973	239,374
Letters of credit	25,674	30,107
The fixed rate loan commitments have interest rates ranging from 5.49% to 8.75% and maturities ranging from one to fifteen years. Letters of credit are considered financial guarantees under ASC 460.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 12 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.
Based on the most recent notifications from its regulators, the Bank is well capitalized under the regulatory framework for prompt corrective action. However, the Bank has informally committed to its primary regulators that it will maintain a Tier 1 leverage ratio (Tier 1 Capital to Average Assets) in excess of 10% and a Total risk-based capital ratio (Total Capital to Risk Weighted Assets) in excess of 14%.
During the third quarter of 2010, the Bank was subject to a joint examination by the FDIC and the TDFI. Based on initial findings presented to the Bank’s management, the Bank expects that either the FDIC or the TDFI or both will require the Bank to agree to certain improvements in its operations, particularly in relation to asset quality matters. We also believe that the Bank will be required to agree to maintain or increase capital to levels above those required to be considered well capitalized. We do not know at this time what minimum levels of capital the regulators will require. If the requirement to maintain higher capital levels than those required to be well capitalized under the prompt corrective action provisions of the FDICIA is contained in a formal enforcement action of the FDIC, the Bank may be subject to additional limitations on its operations including its ability to pay interest on deposits above proscribed rates, which could adversely affect the Bank’s liquidity and/or operating results. The terms of any such supervisory action that goes beyond the steps we have already taken may have a significant negative effect on our business, operating flexibility and results of operations. Failure by the Bank to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject the Bank to a variety of enforcement remedies available to the federal regulatory authorities.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 12 — CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (continued)
As reflected in the table below, the Bank did not satisfy these higher ratio requirements at December 31, 2010.
Actual capital levels and minimum required levels (in millions) were as follows. Because the Bank’s capital levels at December 31, 2010 were below those that the Bank had informally committed to its primary regulators that it would maintain, the Bank was required to submit a Capital Action Plan to its primary regulators.

					Minimum Amounts
					to be Well
			Minimum Required		Capitalized Under
			for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Actual	Ratio (%)	Actual	Ratio (%)	Actual	Ratio (%)
2010
Total Capital (to Risk Weighted Assets)
Consolidated	$239.7	13.2	$145.2	8.0	$181.6	10.0
Bank	239.6	13.2	145.0	8.0	181.3	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$216.5	11.9	$72.6	4.0	$108.9	6.0
Bank	216.4	11.9	72.5	4.0	108.8	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$216.5	8.9	$97.6	4.0	$122.0	5.0
Bank	216.4	8.9	97.5	4.0	121.8	5.0

2009
Total Capital (to Risk Weighted Assets)
Consolidated	$318.5	14.9	$171.0	8.0	$213.8	10.0
Bank	317.4	14.9	170.7	8.0	213.4	10.0
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	$291.5	13.6	$85.5	4.0	$128.3	6.0
Bank	290.4	13.6	85.4	4.0	128.0	6.0
Tier 1 Capital (to Average Assets)
Consolidated	$291.5	10.7	$108.6	4.0	$135.8	5.0
Bank	290.4	10.7	108.6	4.0	135.7	5.0
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 12- CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (continued)
The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from the Bank. Applicable state laws and the regulations of the Federal Reserve Bank and the Federal Deposit Insurance Corporation regulate the payment of dividends. Under the state regulations, the amount of dividends that may be paid by the Bank to the Company without prior approval of the Commissioner of the Tennessee Department of Financial Institutions is limited in any one year to an amount equal to the net income in the calendar year of declaration plus retained net income for the preceding two years; however, future dividends will be dependent on the level of earnings, capital and liquidity requirements and considerations of the Bank and Company.
In general, the Bank may not declare or pay a dividend to the Company in excess of 100% of its net retained profits for the current year combined with its net retained profits for the preceding two calendar years without prior approval of the Commissioner of the Tennessee Department of Financial Institutions. The Bank’s ability to make capital distributions in the future may require regulatory approval and may be restricted by its regulatory authorities. The Bank’s ability to make any such distributions will also depend on its earnings and ability to meet minimum regulatory capital requirements in effect during future periods. These capital adequacy standards may be higher in the future than existing minimum regulatory capital requirements. The FDIC also has the authority to prohibit the payment of dividends by a bank when it determines such payments would constitute an unsafe and unsound banking practice. In addition, income tax considerations may limit the ability of the Bank to make dividend payments in excess of its current and accumulated tax “earnings and profits” (“E&P”). Annual dividend distributions in excess of E&P could result in a tax liability based on the amount of excess earnings distributed and current tax rates. The Company has informally committed to the FRB-Atlanta that it will not pay dividends on its common or preferred stock (or interest on its subordinated debentures) without the prior approval of the FRB-Atlanta. The Company also informally committed to the FRB-Atlanta that it will not incur any indebtedness without the prior approval of the FRB-Atlanta.
On November 9, 2010, the Company following consultation with the FRB announced that it had suspended preferred stock dividends and interest payments on its junior subordinated debentures associated with its trust preferred securities in order to preserve capital.
On December 23, 2008 the Company entered into a definitive agreement (the “Agreement”) with the U.S. Treasury to participate in the Capital Purchase Program (“CPP”). Pursuant to the Agreement, the Company sold 72,278 shares of Series A preferred stock with an attached warrant to purchase 635,504 shares of our common stock priced at $17.06 per common share, to the U.S. Treasury for an aggregate consideration of $83 million.
NOTE 13 — STOCK-BASED COMPENSATION
The Company maintains a 2004 Long-Term Incentive Plan, as amended (the “Plan”), whereby a maximum of 500,000 shares of common stock may be issued to directors and employees of the Company and the Bank. The Plan provides for the issuance of awards in the form of stock options, stock appreciation rights, restricted shares, restricted share units, deferred share units and performance awards. Stock options granted under the Plan are typically granted at exercise prices equal to the fair market value of the Company’s common stock on the date of grant and typically have terms of ten years and vest at an annual rate of 20%. Shares of restricted stock awarded under the Plan have restrictions that expire within the vesting period of the award which range from 12 months to 60 months. At December 31, 2010, 170,324 shares remained available for future grant. The compensation cost related to options that has been charged against income for the Plan was approximately $295, $387 and $456 for the years ended December 31, 2010, 2009 and 2008, respectively. The compensation cost related to restricted stock that has been charged against income for the Plan was approximately $331, $299, and $303 for the years ended December 31, 2010, 2009, and 2008, respectively. As of December 31, 2010, there was $678 of total unrecognized compensation cost related to non-vested share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 2.3 years.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 13 — STOCK-BASED COMPENSATION (CONTINUED)
Stock Options
The fair market value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company did not grant any incentive stock options for 2010, 2009, or 2008.
A summary of stock option activity under the Plan for the three years ended December 31, 2010 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Stock	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Outstanding at January 1, 2008	452,077	$25.72
Exercised	(9,759)	12.63
Forfeited	(1,565)	30.65
Expired	(16,310)	23.00

Outstanding at December 31, 2008	424,443	$26.10
Forfeited	(1,374)	32.05
Expired	(34,875)	25.58

Outstanding at December 31, 2009	388,194	$26.14
Exercised	—	—
Forfeited	(6,484)	33.12
Expired	—	—

Outstanding at December 31, 2010	381,710	$25.96	3.6 years	$—

Options exercisable at December 31, 2010	344,029	$25.17	3.4 years	$—

During the years-ended December 31, 2010 and 2009, there were no exercised stock options.. The total fair value of stock options vesting during the years ended December 31, 2010 and 2009 was $376 and $450, respectively.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 13 — STOCK-BASED COMPENSATION (CONTINUED)
Stock options outstanding at year-end 2010 were as follows:

	Outstanding			Exercisable
		Weighted	Weighted		Weighted	Weighted
		Average	Average		Average	Average
Range of	Number	Remaining	Exercise	Number	Remaining	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Outstanding	Contractual Life	Price
$12.41 - $15.00	24,142	1.8	$12.95	24,142	1.8	$12.95
$15.01 - $20.00	77,698	1.8	$17.63	77,698	1.8	$17.63
$20.01 - $25.00	50,635	3.1	$23.36	50,635	3.1	$23.36
$25.01 - $30.00	135,476	4.7	$28.00	122,137	4.6	$27.91
$30.01 - $36.32	93,759	4.4	$34.80	69,417	3.8	$34.37

Total	381,710			344,029

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 13 — STOCK-BASED COMPENSATION (CONTINUED)
Restricted Stock
A summary of restricted stock activity under the Plan for the year ended December 31, 2010, 2009, and 2008 is presented below.

		Weighted
		Average
		Price Per
	Shares	Share
Balance at January 1, 2008	—	$—
Granted:
Non-employee Directors	7,852	16.56
Executive officers & management	62,015	19.20
Cancelled:
Non-employee Directors	—	—
Executive officers & management	(8,960)	19.44

Balance at December 31, 2008	60,907	18.83
Granted:
Non-employee Directors	7,060	7.08
Non-executive officers & management	56,934	7.08
Vested:
Non-employee Directors	(7,852)	16.56
Executive officers, non-executive officers & management	(10,584)	19.16
Cancelled:
Non-employee Directors	—	—
Non-executive officers & management	(5,207)	14.98
Balance at December 31, 2009	101,258	$11.74
Granted:
Non-employee Directors	6,548	6.11
Executive officers	18,382	8.16
Vested:
Non-employee Directors	(7,060)	7.08
Executive officers, non-executive officers & management	(20,335)	12.77
Cancelled:
Executive officers	(1,543)	16.56
Non-executive officers & management	(5,968)	11.82

Balance at December 31, 2010	91,282	$10.67

Weighted-average fair value of nonvested stock awards granted during the year ended December 31,
2010	$7.62

2009	$7.08

2008	$18.90

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 13 — STOCK-BASED COMPENSATION (CONTINUED)
Cash Settled Stock Appreciation Rights
During 2010, only non-employee Directors received cash-settled stock appreciation rights (“SAR’s”). During the years ended December 31, 2009 and 2008 the Company granted SAR’s awards to non-employee Directors, executive officers and select employees. During the year ended December 31, 2007 only select employees received SAR’s. Each award, when granted, provides the participant with the right to receive payment in cash, upon exercise of each SAR, for the difference between the appreciation in market value of a specified number of shares of the Company’s Common Stock over the award’s exercise price. The SAR’s vest over the same period as the stock option awards issued and the restricted stock grants and can only be exercised in tandem with the stock option awards or vesting of the restricted stock grants. The per-share exercise price of an SAR is equal to the closing market price of a share of the Company’s common stock on the date of grant. For the year ended December 31, 2010 the Company recorded an expense of $15 and for the year ended December 31, 2009 the Company recognized a recovery in expense of $24 related to outstanding awarded SAR’s. As of December 31, 2010, there was no unrecognized compensation cost related to SAR’s. The cost is measured at each reporting period until the award is settled. As of December 31, 2010, no cash settled SAR’s had been exercised and as such, no share-based liabilities were paid.
A summary of the SAR activity during years ended December 31, 2010, 2009, and 2008 is presented below.

		Weighted
		Average
		Price Per
	SAR’s	Share
Balance at January 1, 2008	19,000	34.63
Granted:
Non-employee Directors	7,852	16.56
Executive officers & management	62,015	19.20
Cancelled/Expired:
Non-employee Directors	—	—
Executive officers & management	(8,960)	19.44

Balance at December 31, 2008	79,907	$22.58
Granted:
Non-employee Directors	7,060	7.08
Non-executive officers & management	56,934	7.08
Cancelled/Expired:
Non-employee Directors	(7,852)	16.56
Non-executive officers & management	(15,817)	17.78

Balance at December 31, 2009	120,232	$15.36
Granted:
Non-employee Directors	6,548	6.11
Non-executive officers & management	—	—
Cancelled/Expired:
Non-employee Directors	(7,060)	7.08
Non-executive officers & management	(27,777)	12.75

Balance at December 31, 2010	91,943	$16.12

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 13 — STOCK-BASED COMPENSATION (CONTINUED)

Weighted-average fair value of cash-settled SAR’s granted during the year ended December 31,
2010	$6.11

2009	$7.08

2008	$18.93

The following table illustrates the assumptions for the Black-Scholes model used in determining the fair value of the SAR’s at the time of grant for the periods ending December 31.

	2010	2009	2008
Risk-free interest rate	0.307%	0.67% – 1.89%	3.81% – 3.85%
Volatility	57.06%	40.18%	29.46% – 32.81%
Expected life	1 year	1 – 5 years	1 – 5 years
Dividend yield	0.00%	7.34%	3.54%
Cash-settled SAR’s awarded in stock-based payment transactions are accounted for under ASC 718 which classifies these awards as liabilities. Accordingly, the Company records these awards as a component of other non-current liabilities on the balance sheet. For liability awards, the fair value of the award, which determines the measurement of the liability on the balance sheet, is remeasured at each reporting period until the award is settled. Fluctuations in the fair value of the liability award are recorded as increases or decreases in compensation cost, either immediately or over the remaining service period, depending on the vested status of the award.
The risk-free interest rate is based upon a U.S. Treasury instrument with a life that is similar to the expected life of the SAR. Expected volatility is based upon the historical volatility of the Company’s common stock based upon prior year’s trading history. The expected term of the SAR is based upon the average life of previously issued stock options and restricted stock grants. The expected dividend yield is based upon current yield on the date of grant. These SAR’s can only be settled in tandem with the vesting of restricted stock awards and only if the value at settlement date is greater than the value at award date.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 14 — EARNINGS (LOSS) PER SHARE
A reconciliation of the numerators and denominators of the earnings (loss) per common share and earnings (loss) per common share assuming dilution computations are presented below.

	2010	2009	2008
Basic Earnings (Loss) Per Share

Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Less: preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Weighted average common shares outstanding	13,093,847	13,068,407	12,932,576

Basic earnings (loss) per share	$(6.54)	$(11.91)	$(0.42)

Diluted Earnings (Loss) Per Share

Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Less: preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

Weighted average common shares outstanding	13,093,847	13,068,407	12,932,576

Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants	—	—	58,214

Weighted average common and dilutive potential common shares outstanding(1) (2)	13,093,847	13,068,407	12,990,790

Diluted earnings (loss) per common share(1) (2)	$(6.54)	$(11.91)	$(0.42)

[1]	Diluted weighted average shares outstanding for 2010 and 2009 excludes 92,979 and 96,971 shares of unvested restricted stock because they are anti-dilutive and is equal to weighted average common shares outstanding.

[2]	Stock options and warrants of 1,017,645, 1,058,992 and 387,121 were excluded from the 2010, 2009 and 2008 diluted earnings per share because their impact was anti-dilutive.
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 15 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
BALANCE SHEETS
Years ended December 31, 2010 and 2009

	2010	2009
Assets
Cash and due from financial institutions	$1,707	$3,081
Investment in subsidiary	228,590	308,831
Other	4,795	4,692

Total assets	$235,092	$316,604

LIABILITIES
Subordinated debentures	$88,662	$88,662
Other liabilities	2,533	1,173

Total liabilities	91,195	89,835

Shareholders’ equity	143,897	226,769

Total liabilities and shareholders’ equity	$235,092	$316,604

STATEMENTS OF INCOME
Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Dividends from subsidiary	$2,500	$3,000	$13,600
Other income	96	180	241
Interest expense	(1,980)	(2,577)	(4,555)
Other expense	(2,002)	(1,718)	(2,022)

Income (loss) before income taxes	(1,386)	(1,115)	7,264
Income tax benefit	(743)	(1,488)	(2,330)
Equity in undistributed net income (loss) of subsidiary	(80,052)	(151,067)	(14,954)

Net income (loss)	(80,695)	(150,694)	(5,360)
Preferred stock dividends and accretion of discount on warrants	5,001	4,982	92

Net income (loss) available to common shareholders	$(85,696)	$(155,676)	$(5,452)

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 15 — PARENT COMPANY CONDENSED FINANCIAL STATEMENTS (Continued)
STATEMENTS OF CASH FLOWS
Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Operating activities
Net income (loss)	$(80,695)	$(150,694)	$(5,360)
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Undistributed (net income) loss of subsidiaries	80,052	151,067	14,954
Stock compensation expense	626	686	759
Change in other assets	104	1,868	(1,413)
Change in liabilities	1,250	(412)	(14)

Net cash provided (used) by operating activities	1,337	2,515	8,926

Investing activities
Capital investment in bank subsidiary	—	—	(77,278)

Net cash used in investing activities	—	—	(77,278)

Financing activities
Preferred stock dividends paid	(2,711)	(3,232)	—
Common stock dividends paid	—	(1,713)	(6,779)
Proceeds from issuance of preferred stock	—	—	72,278
Proceeds from issuance of common stock	—	—	111

Tax benefit resulting from stock options	—	—	5

Net cash provided (used in) financing activities	(2,711)	(4,945)	65,615

Net change in cash and cash equivalents	(1,374)	(2,430)	(2,737)

Cash and cash equivalents, beginning of year	3,081	5,511	8,248

Cash and cash equivalents, end of year	$1,707	$3,081	$5,511

NOTE 16 — OTHER COMPREHENSIVE INCOME
Other comprehensive income components were as follows.

	2010	2009	2008
Unrealized holding gains and (losses) on securities available for sale, net of tax of $523, $1,105 and ($357), respectively	$810	$1,712	$(553)
Reclassification adjustment for losses (gains) realized in net income, net of tax of $0, ($555) and ($1,044), respectively	—	(860)	(1,617)

Other comprehensive income (loss)	$810	$852	$(2,170)

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 17 — SEGMENT INFORMATION
The Company’s operating segments include banking, mortgage banking, consumer finance, subprime automobile lending and title insurance. The reportable segments are determined by the products and services offered, and internal reporting. Loans, mortgage banking, investments, and deposits provide the revenues in the banking operation, loans and fees provide the revenues in consumer finance and subprime lending and insurance commissions provide revenues for the title insurance company. Consumer finance, subprime automobile lending and title insurance do not meet the quantitative threshold for disclosure on an individual basis, and are therefore shown below in “other”. All operations are domestic.
The accounting policies used are the same as those described in the summary of significant accounting policies. Segment performance is evaluated using net interest income and noninterest income. Income taxes are allocated based on income before income taxes and indirect expenses (includes management fees) are allocated based on time spent for each segment. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.

		Other	Holding		Total
2010	Banking	Segments	Company	Eliminations	Segments
Net interest income	$77,246	$8,327	$(1,980)	$—	$83,593
Provision for loan losses	69,568	1,539	—	—	71,107
Noninterest income	31,467	1,899	96	(918)	32,544
Noninterest expense	105,088	4,643	2,002	(918)	110,815
Income tax expense (benefit)	14,068	1,585	(743)	—	14,910

Segment profit (loss)	$(80,011)	$2,459	$(3,143)	$—	$(80,695)

Segment assets	$2,356,543	$42,995	$6,502	$—	$2,406,040

		Other	Holding		Total
2009	Banking	Segments	Company	Eliminations	Segments
Net interest income	$74,628	$8,474	$(2,577)	$—	$80,525
Provision for loan losses	47,483	2,763	—	—	50,246
Noninterest income	30,258	2,127	180	(987)	31,578
Noninterest expense	223,989	4,868	1,717	(987)	229,587
Income tax expense (benefit)	(16,712)	1,164	(1,488)	—	(17,036)

Segment profit (loss)	$(149,874)	$1,806	$(2,626)	$—	$(150,694)

Segment assets	$2,568,926	$42,251	$7,962	$—	$2,619,139

		Other	Holding		Total
2008	Banking	Segments	Company	Eliminations	Segments
Net interest income	$91,900	$7,680	$(4,555)	$—	$95,025
Provision for loan losses	50,074	2,736	—	—	52,810
Noninterest income	32,012	2,231	241	(870)	33,614
Noninterest expense	79,548	5,137	2,022	(870)	85,837
Income tax expense (benefit)	(3,118)	800	(2,330)	—	(4,648)

Segment profit (loss)	$(2,592)	$1,238	$(4,006)	$—	$(5,360)

Segment assets	$2,895,163	$39,846	$9,662	$—	$2,944,671

(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 17 — SEGMENT INFORMATION (continued)
Asset Quality Ratios

As of and for the period ended December 31, 2010	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	8.40%	1.30%	8.35%
Nonperforming assets as a percentage of total assets	8.52%	1.34%	8.56%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.68%	7.33%	3.83%
Allowance for loan losses as a percentage of nonperforming loans	43.80%	562.24%	45.83%
Net charge-offs to average total loans, net of unearned income	2.76%	4.20%	2.84%

As of and for the period ended December 31, 2009	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	3.69%	1.50%	3.70%
Nonperforming assets as a percentage of total assets	5.04%	2.02%	5.07%
Allowance for loan losses as a percentage of total loans, net of unearned income	2.30%	8.05%	2.45%
Allowance for loan losses as a percentage of nonperforming loans	62.29%	538.31%	66.39%
Net charge-offs to average total loans, net of unearned income	2.15%	5.88%	2.25%
(Continued)

GREEN BANKSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)
December 31, 2010, 2009 and 2008
NOTE 18 — SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
Presented below is a summary of the consolidated quarterly financial data:

	For the three months ended
Summary of Operations	3/31/10	6/30/10	9/30/10	12/31/10
Net interest income	$21,659	$21,473	$20,747	$19,714
Provision for loan losses	3,889	4,749	36,823	25,646
Noninterest income	7,686	8,771	9,029	7,058
Noninterest expense	20,546	21,274	27,009	41,986
Income tax expense (benefit)	1,714	1,410	1,098	10,688

Net income (loss)	$3,196	$2,811	$(35,154)	$(51,548)

Net income (loss) available to common shareholders	$1,946	$1,561	$(36,405)	$(52,798)

Comprehensive income	$4,166	$3,705	$(34,583)	$(53,173)

Basic earnings (loss) per common share	$0.15	$0.12	$(2.78)	$(4.03)

Diluted earnings (loss) per common share	$0.15	$0.12	$(2.78)	$(4.03)

Dividends per common share	$0.00	$0.00	$0.00	$0.00
Average common shares outstanding	13,082,347	13,097,611	13,097,611	13,097,611
Average common shares outstanding — diluted	13,172,727	13,192,648	13,097,611	13,097,611

	For the three months ended
Summary of Operations	3/31/09	6/30/09	9/30/09	12/31/09
Net interest income	$19,429	$20,180	$20,338	$20,578
Provision for loan losses	985	24,384	18,475	6,402
Noninterest income	6,943	7,541	9,189	8,134
Noninterest expense	17,831	169,143	22,365	20,477
Income tax expense (benefit)	2,776	(15,656)	(4,815)	659

Net income (loss)	$4,780	$(150,150)	$(6,498)	$1,174

Net income (loss) available to common shareholders	$3,548	$(151,400)	$(7,748)	$(76)

Comprehensive income	$5,668	$(150,557)	$(5,073)	$120

Basic earnings (loss) per common share	$0.27	$(11.58)	$(0.59)	$(0.01)

Diluted earnings (loss) per share	$0.27	$(11.58)	$(0.59)	$(0.01)

Dividends per common share	$0.13	$0.00	$0.00	$0.00
Average common shares outstanding	13,062,881	13,070,216	13,070,216	13,070,216
Average common shares outstanding — diluted	13,141,840	13,070,216	13,070,216	13,070,216
(Continued)

GREEN BANKSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2011 and December 31, 2010
(Amounts in thousands, except share and per share data)
FINANCIAL STATEMENTS

	(Unaudited)
	March 31,	December 31,
	2011	2010*
ASSETS
Cash and due from banks	$323,485	$289,358
Federal funds sold	7,931	4,856

Cash and cash equivalents	331,416	294,214
Interest earning deposits in other banks	—	—
Securities available for sale	226,732	202,002
Securities held to maturity (with a market value of $115 and $467)	115	465
Loans held for sale	960	1,299
Loans, net of unearned interest	1,680,249	1,745,378
Allowance for loan losses	(65,109)	(66,830)
Other real estate owned and repossessed assets	60,033	60,095
Premises and equipment, net	77,814	78,794
FHLB and other stock, at cost	12,734	12,734
Cash surrender value of life insurance	31,758	31,479
Core deposit and other intangibles	6,125	6,751
Deferred tax asset ( net of valuation allowance of $47,563 and $43,455)	6,339	2,177
Other assets	23,528	37,482

Total assets	$2,392,694	$2,406,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Non-interest bearing deposits	$165,927	$152,752
Interest bearing deposits	1,808,309	1,822,703
Brokered deposits	1,399	1,399

Total deposits	1,975,635	1,976,854
Repurchase agreements	18,712	19,413
FHLB advances and notes payable	158,588	158,653
Subordinated debentures	88,662	88,662
Accrued interest payable and other liabilities	18,267	18,561

Total liabilities	$2,259,864	$2,262,143

Shareholders’ equity
Preferred stock: no par, 1,000,000 shares authorized, 72,278 shares outstanding	$68,468	$68,121
Common stock: $2 par, 20,000,000 shares authorized, 13,182,797 and 13,188,896 shares outstanding	26,366	26,378
Common stock warrants	6,934	6,934
Additional paid-in capital	189,022	188,901
Accumulated Deficit	(158,997)	(147,436)
Accumulated other comprehensive income	1,037	999

Total shareholders’ equity	132,830	143,897

Total liabilities and shareholders’ equity	$2,392,694	$2,406,040

*	Derived from the audited consolidated balance sheet, as filed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2011 and 2010
(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)
Interest income
Interest and fees on loans	$24,600	$30,060
Taxable securities	1,401	1,288
Nontaxable securities	305	312
FHLB and other stock	138	138
Federal funds sold and other	181	94

Total interest income	26,625	31,892

Interest expense
Deposits	5,330	8,061
Federal funds purchased and repurchase agreements	4	6
FHLB advances and notes payable	1,543	1,694
Subordinated debentures	481	472

Total interest expense	7,358	10,233

Net interest income	19,267	21,659

Provision for loan losses	13,897	3,889

Net interest income after provision for loan losses	5,370	17,770

Non-interest income
Service charges on deposit accounts	5,830	5,940
Other charges and fees	430	356
Trust and investment services income	515	582
Mortgage banking income	87	118
Other income	765	690

Total non-interest income	7,627	7,686

Non-interest expense
Employee compensation	8,131	7,665
Employee benefits	977	977
Occupancy expense	1,794	1,699
Equipment expense	877	708
Computer hardware/software expense	919	824
Professional services	788	607
Advertising	719	598
OREO maintenance expense	1,155	445
Collection and repossession expense	547	1,287
Loss on OREO and repossessed assets	2,101	509
FDIC Insurance	1,086	851
Core deposit and other intangibles amortization	626	651
Other expenses	3,307	3,725

Total non-interest expenses	23,027	20,546

Income (loss) before income taxes	(10,030)	4,910

Provision for income/(loss) taxes	281	1,714

Net income/(loss)	$(10,311)	$3,196

Preferred stock dividends and accretion of discount	1,250	1,250

Net income/(loss) available to common shareholders	$(11,561)	$1,946

Per share of common stock:
Basic earnings	$(0.88)	$0.15

Diluted earnings	(0.88)	0.15

Dividends	—	—

Weighted average shares outstanding:
Basic	13,108,598	13,082,347

Diluted	13,108,598	13,172,727

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Three Months Ended March 31, 2011
(Unaudited)
(Amounts in thousands, except share and per share data)

				Warrants			Accumulated
				For	Additional		Other	Total
	Preferred	Common Stock		Common	Paid-in	Accumulated	Comprehensive	Shareholders’
	Stock	Shares	Amount	Stock	Capital	(Deficit)	Income	Equity
Balance, December 31, 2010	$68,121	13,188,896	$26,378	$6,934	$188,901	$(147,436)	$999	$143,897

Preferred stock transactions:
Accretion of preferred stock discount	347	—	—	—	—	(347)	—	—
Preferred stock dividends accrued	—	—	—	—	—	(903)	—	(903)
Common stock transactions:
Forfeiture of restricted common shares	—	(6,099)	(12)	—	(52)	—	—	(64)
Compensation expense:
Stock options	—	—	—	—	50	—	—	50
Restricted stock	—	—	—	—	123	—	—	123
Comprehensive income/(loss):
Net (loss)	—	—	—	—	—	(10,311)	—	(10,311)
Change in unrealized gains, net of reclassification and taxes	—	—	—	—	—	—	38	38

Total comprehensive income/(loss)								(10,273)

Balance, March 31, 2011	$68,468	13,182,797	$26,366	$6,934	$189,022	$(158,997)	$1,037	$132,830

See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2011 and 2010
(Amounts in thousands, except share and per share data)

	March 31,	March 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(10,311)	$3,196
Adjustments to reconcile net income / (loss) to net cash provided by operating activities
Provision for loan losses	13,897	3,889
Depreciation and amortization	1,736	1,828
Security amortization and accretion, net	129	59
Net gain on sale of mortgage loans	(78)	(110)
Originations of mortgage loans held for sale	(7,421)	(8,741)
Proceeds from sales of mortgage loans	7,838	9,794
Increase in cash surrender value of life insurance	(279)	(265)
Net losses from sales of fixed assets	203	3
Stock-based compensation expense	109	156
Net loss on other real estate and repossessed assets	2,099	509
Deferred tax benefit	—	(303)
Net changes:
Other assets	9,769	4,970
Accrued interest payable and other liabilities	(1,196)	(5,895)

Net cash provided by operating activities	16,495	9,090

Cash flows from investing activities
Purchase of securities available for sale	(35,782)	(51,525)
Proceeds from maturities of securities available for sale	10,985	27,072
Proceeds from maturities of securities held to maturity	350	10
Net change in loans	43,266	28,763
Proceeds from sale of other real estate	4,322	2,368
Improvements to other real estate	(113)	(332)
Proceeds from sale of fixed assets	7	—
Premises and equipment expenditures	(342)	(566)

Net cash provided by investing activities	22,693	5,790

Cash flows from financing activities
Net change in core deposits	(1,219)	(41,046)
Net change in brokered deposits	—	(5,185)
Net change in repurchase agreements	(702)	(619)
Repayments of FHLB advances and notes payable	(65)	(80)
Preferred stock dividends paid	—	(903)
Common stock dividends paid	—	—

Net cash (used) in financing activities	(1,986)	(47,833)

Net change in cash and cash equivalents	37,202	(32,953)

Cash and cash equivalents, beginning of period	294,214	210,494

Cash and cash equivalents, end of period	$331,416	$177,541

Supplemental disclosures — cash and noncash
Interest paid	$7,044	$10,523
Loans converted to other real estate	6,616	18,540
Unrealized gain on available for sale securities, net of tax	38	970
Loans Originated to finance / sell other real estate	1,020	1,417
See notes to condensed consolidated financial statements.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 1 — PRINCIPLES OF CONSOLIDATION
The accompanying unaudited condensed consolidated financial statements of Green Bankshares, Inc. (the “Company”) and its wholly owned subsidiary, GreenBank (the “Bank”), have been prepared in accordance with accounting principles generally accepted in the United States of America for interim information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X as promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Certain amounts from prior period financial statements have been reclassified to conform to the current year’s presentation.
NOTE 2 — SECURITIES
Securities are summarized as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for Sale
March 31, 2011
U.S. government agencies	$93,966	$138	$(1,031)	$93,073
States and political subdivisions	30,225	845	(271)	30,799
Collateralized mortgage obligations	78,300	1,861	(395)	79,766
Mortgage-backed securities	20,685	749	(30)	21,404
Trust preferred securities	1,850	—	(160)	1,690

	$225,026	$3,593	$(1,887)	$226,732

December 31, 2010
U.S. government agencies	$84,106	$115	$(922)	$83,299
States and political subdivisions	31,192	705	(396)	31,501
Collateralized mortgage obligations	66,043	1,901	(369)	67,575
Mortgage-backed securities	17,168	815	(19)	17,964
Trust preferred securities	1,850	—	(187)	1,663

	$200,359	$3,536	$(1,893)	$202,002

Held to Maturity
March 31, 2011
States and political subdivisions	$115	$—	$—	$115

	$115	$—	$—	$115

December 31, 2010
States and political subdivisions	$215	$1	$—	$216
Other securities	250	1	—	251

	$465	$2	$—	$467

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 2 — SECURITIES (Continued)
Contractual maturities of securities at March 31, 2011 are shown below. Securities not due at a single maturity date, collateralized mortgage obligations and mortgage-backed securities are shown separately.

	Available for Sale	Held to Maturity
	Fair	Carrying	Fair
	Value	Amount	Value
Due in one year or less	$989	$115	$115
Due after one year through five years	4,723	—	—
Due after five years through ten years	64,980	—	—
Due after ten years	54,870	—	—
Collateralized mortgage obligations	79,766	—	—
Mortgage-backed securities	21,404	—	—

Total maturities	$226,732	$115	$115

There were no realized gross gains or (losses) from sales of investment securities for the three month periods ended March 31, 2011 and 2010.
Securities with a carrying value of $164,457 and $135,692 at March 31, 2011 and December 31, 2010, respectively, were pledged for public deposits and securities sold under agreements to repurchase and to the Federal Reserve Bank. The balance of pledged securities in excess of the pledging requirements was $19,381 and $7,983 at March 31, 2011 and December 31, 2010, respectively.
Securities with unrealized losses at March 31, 2011 and December 31, 2010 are as follows:

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss
March 31, 2011
U. S. government agencies	$66,950	$(1,031)	$—	$—	$66,950	$(1,031)
States and political subdivisions	3,798	(58)	1,749	(213)	5,547	(271)
Collateralized mortgage obligations	19,893	(383)	2,790	(12)	22,683	(395)
Mortgage-backed securities	2,986	(27)	6	(3)	2,992	(30)
Trust preferred securities	—	—	1,690	(160)	1,690	(160)

Total temporarily impaired	$93,627	$(1,499)	$6,235	$(388)	$99,862	$(1,887)

December 31, 2010
U. S. government agencies	$65,178	$(922)	$—	$—	$65,178	$(922)
States and political subdivisions	2,488	(114)	1,659	(282)	4,147	(396)
Collateralized mortgage obligations	14,666	(266)	2,699	(104)	17,365	(370)
Mortgage-backed securities	2,821	(17)	8	(2)	2,829	(19)
Trust preferred securities	—	—	1,663	(186)	1,663	(186)

Total temporarily impaired	$85,153	$(1,319)	$6,029	$(574)	$91,182	$(1,893)

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 2 — SECURITIES (Continued)
     The Company reviews its investment portfolio on a quarterly basis judging each investment for other-than-temporary impairment (“OTTI”). Management does not have the intent to sell any of the temporarily impaired investments and believes it is more likely than not that the Company will not have to sell any such securities before a recovery of cost. The OTTI analysis focuses on the duration and amount a security is below book value and assesses a calculation for both a credit loss and a non credit loss for each measured security considering the security’s type, performance, underlying collateral, and any current or potential debt rating changes. The OTTI calculation for credit loss is reflected in the income statement while the non credit loss is reflected in other comprehensive income (loss).
     The Company holds a single issue trust preferred security issued by a privately held bank holding company. The bank holding company deferred its interest payments beginning in the second quarter of 2009, and we have placed the security on non-accrual. The Federal Reserve Bank of St. Louis entered into an agreement with the bank holding company on October 22, 2009 which was made public on October 30, 2009. Among other provisions of the regulatory agreement, the bank holding company must strengthen its management of operations, strengthen its credit risk management practices, and submit a capital plan. As of March 31, 2011 no other communications between the bank holding company and the Federal Reserve Bank of St. Louis have been made public. Our estimated fair value implies a modest unrealized loss of $37, related primarily to illiquidity. The Company did not recognize other-than-temporary impairment on the security during the quarter ended March 31, 2011.
     The Company holds a private label class A21 collateralized mortgage obligation that was analyzed for the quarter ended March 31, 2011 with multiple stress scenarios using conservative assumptions for underlying collateral defaults, loss severity, and prepayments. The security’s estimated fair value implies an unrealized loss of $12, an improvement of $91 compared to December 31, 2010. The Company did not recognize a write-down through non-interest income representing other-than-temporary impairment on the security for the quarter ended March 31, 2011.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 2 — SECURITIES (Continued)
The following table presents more detail on selective Company security holdings as of March 31, 2011. These details are listed separately due to the inherent level of risk for OTTI on these securities.

		Current
		Credit	Book	Fair	Unrealized
Description	Cusip#	Rating	Value	Value	Loss
Collateralized mortgage obligations
Wells Fargo — 2007 - 4 A21	94985RAW2	Caa2	$2,802	$2,790	$(12)

Trust preferred securities
West Tennessee Bancshares, Inc.	956192AA6	N/A	675	638	(37)
The following table presents a roll-forward of the cumulative amount of credit losses on the Company’s investment securities that have been recognized through earnings as of March 31, 2011 and 2010. There were no credit losses on the Company’s investment securities recognized in earnings during the quarter ended March 31, 2011 or the quarter ended March 31, 2010.

	First Quarter	First Quarter
	2011	2010
Beginning balance of credit losses at January 1, 2011 and 2010	$1,069	$976
Other-than-temporary impairment credit losses	—	—

Ending balance of cumulative credit losses recognized in earnings	$1,069	$976

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS
Loans at March 31, 2011 and December 31, 2010 were as follows:

	March 31,	December 31,
	2011	2010
Commercial real estate	$1,028,903	$1,080,805
Residential real estate	379,616	378,783
Commercial	208,496	222,927
Consumer	75,379	75,498
Other	3,139	1,913
Unearned income	(15,284)	(14,548)

Loans, net of unearned income	$1,680,249	$1,745,378

Allowance for loan losses	$(65,109)	$(66,830)

Activity in the allowance for loan losses is as follows:

	March 31,	March 31,
	2011	2010
Beginning balance	$66,830	$50,161
Add (deduct):
Provision for loan losses	13,897	3,889
Loans charged off	(16,404)	(4,733)
Recoveries of loans charged off	786	850

Balance, end of period	$65,109	$50,167

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
Activity in the allowance for loan losses and recorded investment in loans by segment:

	Commercial Real	Residential Real
	Estate	Estate	Commercial	Consumer	Other	Total

2011
Allowance for loan losses:
Beginning balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830
Add (deduct):
Charge-offs	(14,919)	(312)	(728)	(445)	—	(16,404)
Recoveries	196	29	378	183	—	786
Provision	13,886	234	915	(1,138)	—	13,897

Ending balance	$53,366	$4,382	$5,645	$1,708	$8	$65,109

As of December 31, 2010

Allowance for loan losses

Allocation for loans individually evaluated for impairment	$22,939	$1,027	$722	$146	$—	$24,834

Allocation for loans collectively evaluated for impairment	31,264	3,404	4,358	2,962	8	41,996

Ending Balance	$54,203	$4,431	$5,080	$3,108	$8	$66,830

As of March 31, 2011

Allowance for loan losses:

Allocation for loans individually evaluated for impairment	$19,662	$1,120	$1,732	$154	$—	$22,668

Allocation for loans collectively evaluated for impairment	33,704	3,262	3,913	1,554	8	42,441

Ending Balance	$53,366	$4,382	$5,645	$1,708	$8	$65,109

As of December 31, 2010 Loans:
Ending balance: individually evaluated for impairment	$170,175	$8,697	$6,149	$970	$—	$185,991

Ending balance: collectively evaluated for impairment	$910,630	$363,506	$216,778	$66,470	$1,913	$1,559,387

As of March 31, 2011 Loans:
Ending balance: individually evaluated for impairment	$181,082	$9,657	$7,512	$1,286	$—	$199,537

Ending balance: collectively evaluated for impairment	$847,821	$363,266	$200,984	$66,458	$3,139	$1,481,668

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
Impaired loans were as follows:

	March 31,	December 31,
	2011	2010
Loans with no allowance allocated	$95,432	$81,981
Loans with allowance allocated	$104,105	$104,010
Amount of allowance allocated	22,668	24,834
Average impaired loan balance during the year	207,166	212,167
Interest income not recognized during impairment	500	1,105
Impaired loans of $199,537, and $185,991, respectively, at March 31, 2011 and December 31, 2010 are shown net of amounts previously charged off of $36,813, and $36,574, respectively. Interest income actually recognized on these loans at March 31, 2011 and December 31, 2010 was $578, and $4,843, respectively.
Impaired loans by class are presented below as of March 31, 2011:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

Commercial Real Estate:
Speculative 1-4 Family	$75,482	$111,392	$11,085	$79,742	$231
Construction	46,456	65,525	4,379	49,747	71
Owner Occupied	14,782	15,365	543	15,143	18
Non-owner Occupied	43,663	46,035	3,655	44,177	182
Other	699	738	—	706	—

Residential Real Estate:
HELOC	3,199	3,295	—	3,206	15
Mortgage-Prime	6,260	6,801	1,069	6,373	41
Mortgage-Subprime	650	649	51	650	—
Other	102	122	—	103	—
Commercial	7,512	8,702	1,732	7,825	17
Other	—	—	—	—	—
Consumer:
Prime	222	234	—	235	3
Subprime	86	86	90	86	—
Auto-Subprime	424	424	64	424	—
Other	—	—	—	—	—

Total	$199,537	259,368	22,668	208,417	578

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
Impaired loans by class are presented below as of December 31, 2010:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

Commercial Real Estate:
Speculative 1-4 Family	$72,138	$98,141	$11,830	$85,487	$2,292
Construction	56,758	69,355	8,366	63,710	2,565
Owner Occupied	13,590	14,513	851	14,119	644
Non-owner Occupied	25,824	27,561	1,823	28,786	1,375
Other	1,865	2,090	69	2,278	66

Residential Real Estate:
HELOC	2,807	2,894	346	2,603	88
Mortgage-Prime	4,539	4,722	590	4,661	209
Mortgage-Subprime	370	370	57	370	—
Other	981	1,285	34	2,419	47
Commercial	6,149	7,510	722	6,729	171

Consumer:
Prime	217	228	32	252	13
Subprime	228	228	35	228	—
Auto-Subprime	525	525	79	525	—
Other	—	—	—	—	—

Total	185,991	229,422	24,834	212,167	7,470

The Bank manages the loan portfolio by assigning one of nine credit risk ratings based on an internal assessment of credit risk. The credit risk categories are prime, desirable, satisfactory I or pass, satisfactory II, acceptable with care, management watch, substandard, and loss.
Prime credit risk rating: Assets of this grade are the highest quality credits of the Bank. They exceed substantially all the Bank’s underwriting criteria, and provide superior protection for the Bank through the paying capacity of the borrower and value of the collateral. The Bank’s credit risk is considered to be negligible. Included in this section are well-established borrowers with significant, diversified sources of income and net worth, or borrowers with ready access to alternative financing and unquestioned ability to meet debt obligations as agreed. A loan secured by cash or other highly liquid collateral, where the Bank holds such collateral, may be assigned this grade.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
Desirable credit risk rating: Assets of this grade also exceed substantially all of the Bank’s underwriting criteria; however, they may lack the consistent long-term performance of a Prime rated credit. The credit risk to the Bank is considered minimal on these assets. Paying capacity of the borrower is still very strong with favorable trends and the value of the collateral is considered more than adequate to protect the Bank. Unsecured loans to borrowers with above-average earnings, liquidity and capital may be assigned this grade.
Satisfactory I credit risk rating or pass credit rating: Assets of this grade conform to all of the Bank’s underwriting criteria and evidence a below-average level of credit risk. Borrower’s paying capacity is strong, with stable trends. If the borrower is a company, its earnings, liquidity and capitalization compare favorably to typical companies in its industry. The credit is well structured and serviced. Secondary sources of repayment are considered to be good. Payment history is good, and borrower consistently complies with all major covenants.
Satisfactory II credit risk rating: Assets of this grade conform to substantially all of the Bank’s underwriting criteria and evidence an average level of credit risk. However, such assets display more susceptibility to economic, technological or political changes since they lack the above-average financial strength of credits rated Satisfactory Tier I. Borrower’s repayment capacity is considered to be adequate. Credit is appropriately structured and serviced; payment history is satisfactory.
Acceptable with care credit risk rating: Assets of this grade conform to most of the Bank’s underwriting criteria and evidence an acceptable, though higher than average, level of credit risk. However, these loans have certain risk characteristics that could adversely affect the borrower’s ability to repay, given material adverse trends. Therefore, loans in this category require an above-average level of servicing or show more reliance on collateral and guaranties to preclude a loss to the Bank, should material adverse trends develop. If the borrower is a company, its earnings, liquidity and capitalization are slightly below average, when compared to its peers.
Management watch credit risk rating: Assets included in this category are currently protected but are potentially weak. These assets constitute an undue and unwarranted credit risk but do not presently expose the Bank to a sufficient degree of risk to warrant adverse classification. However, Management Watch assets do possess credit deficiencies deserving management’s close attention. If not corrected, such weaknesses or deficiencies may expose the Bank to an increased risk of loss in the future. Management Watch loans represent assets where the Bank’s ability to substantially affect the outcome has diminished to some degree, and thus it must closely monitor the situation to determine if and when a downgrade is warranted.
Substandard credit risk rating: Substandard assets are inadequately protected by the current net worth and financial capacity of the borrower or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of substandard assets, does not have to exist in individual assets classified as Substandard.
Loss credit rating: These assets are considered uncollectible and of such little value that their continuance as assets is not warranted. This classification does not mean that an asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be affected in the future. Losses should be taken in the period in which they are identified as uncollectible.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
Credit quality indicators by class are presented below as of March 31, 2011:

	Speculative 1-4		Owner	Non-Owner
	Family	Construction	Occupied	Occupied	Other

Commercial Real Estate Credit Exposure
Prime	$—	$—	$—	$—	$—
Desirable		1,585	971	173
Satisfactory tier I	2,773	899	29,677	35,754	919
Satisfactory tier II	13,816	18,949	111,367	155,082	6,664
Acceptable with care	60,611	43,092	58,729	185,416	6,850
Management Watch	25,855	15,592	8,985	34,028	2,036
Substandard	78,764	55,190	19,051	52,929	3,146
Loss	—	—	—	—	—

Total	181,819	135,307	228,780	463,382	19,615

Credit quality indicators by class are presented below as of December 31, 2010:

	Speculative 1-4		Owner	Non-Owner
	Family	Construction	Occupied	Occupied	Other

Commercial Real Estate Credit Exposure
Prime	$—	$—	$—	$—	$—
Desirable	—	1,573	968	177	—
Satisfactory tier I	2,836	978	38,623	56,221	4,246
Satisfactory tier II	14,010	34,239	102,383	130,850	17,999
Acceptable with care	69,902	47,093	62,198	159,216	45,597
Management Watch	27,383	15,259	5,298	26,415	2,965
Substandard	91,845	61,388	16,289	38,037	6,817
Loss	—	—	—	—	—

Total	205,976	160,530	225,759	410,916	77,624

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)

	March 31,	December 31,
	2011	2010
	Commercial	Commercial

Commercial Credit Exposure
Prime	$1,418	$1,236
Desirable	6,098	7,951
Satisfactory tier I	31,276	33,859
Satisfactory tier II	85,849	91,505
Acceptable with care	63,295	72,286
Management Watch	8,826	8,511
Substandard	11,734	7,579
Loss	—	—

Total	208,496	222,927

As of March 31, 2011

			Mortgage –
	HELOC	Mortgage	Subprime	Other

Consumer Real Estate Credit Exposure
Pass	$192,083	$151,975	$11,668	$3,932
Management Watch	1,017	2,042	—
Substandard	3,695	6,359	50	102

Total	196,795	160,376	11,718	4,034

As of December 31, 2010

			Mortgage –
	HELOC	Mortgage	Subprime	Other

Consumer Real Estate Credit Exposure
Pass	$188,086	$131,845	$11,692	$29,833
Management Watch	1,017	317	—	—
Substandard	2,807	5,117	50	1,529

Total	191,910	137,279	11,742	31,362

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)

		Consumer –	Consumer Auto
As of March 31, 2011	Consumer – Prime	Subprime	– Subprime

Consumer Credit Exposure
Pass	$33,964	$12,963	$19,468
Management Watch		—	—
Substandard	221	76	96

Total	34,185	13,039	19,564

		Consumer –	Consumer Auto
As of December 31, 2010	Consumer – Prime	Subprime	– Subprime

Consumer Credit Exposure
Pass	$35,029	$13,093	$18,588
Management Watch	—	—	—
Substandard	217	39	474

Total	35,246	13,132	19,062

A substantial portion of commercial real estate loans are secured by real estate in markets in which the Company is located. These loans are often restructured with interest reserves to fund interest costs during the construction and development period. Additionally, certain of these loans are structured with interest-only terms. A portion of the consumer mortgage and commercial real estate portfolios originated through the permanent financing of construction, acquisition and development loans. The prolonged economic downturn has negatively impacted many borrowers’ and guarantors’ ability to make payments under the terms of the loans as their liquidity has been depleted. Accordingly, the ultimate collectability of a substantial portion of these loans and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate values in these areas. Continued economic distress could negatively impact additional borrowers’ and guarantors’ ability to repay their debt which will make more of the Company’s loans collateral dependent.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
Age analysis of past due loans by class are presented below as of March 31, 2011:

							Recorded
							Investment
			Greater				> 90 Days
	30-59 Days	60-89 Days	Than 90	Total Past			and
	Past Due	Past Due	Days	Due	Current	Total Loans	Accruing

Commercial real estate:
Speculative 1-4	$9,179	$3,222	$41,377	$53,778	$128,041	$181,819	$5,518
Family
Construction		248	18,622	18,870	116,437	135,307	—
Owner	4,499	126	11,610	16,235	212,545	228,780	—
Occupied
Non-owner	6,170	3,848	17,675	27,693	435,689	463,382	—
Occupied
Other	835	619	192	1,646	17,969	19,615	—

Residential real estate:
HELOC	1,077	155	1,024	2,256	194,539	196,795	—
Mortgage-Prime	6,196	1,381	2,711	10,288	150,088	160,376	—
Mortgage-Subprime	51	6	72	129	11,589	11,718	—
Other	85	3	81	169	3,865	4,034	—
Commercial	608	267	5,795	6,670	201,826	208,496	72

Consumer:
Prime	201	58	51	310	33,875	34,185	2
Subprime	140	104	53	297	12,742	13,039	—
Auto-Subprime	565	110	125	800	18,764	19,564	—
Other	—	—	—	—	3,139	3,139	—

Total	29,606	10,147	99,388	139,141	1,541,108	1,680,249	5,592

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
Age analysis of past due loans by class are presented below for December 31, 2010:

							Recorded
							Investment
			Greater				> 90 Days
	30-59 Days	60-89 Days	Than 90	Total Past			and
	Past Due	Past Due	Days	Due	Current	Total Loans	Accruing

Commercial real estate:
Speculative 1-4	$22,267	$1,777	$30,802	$54,846	$151,130	$205,976	$1,758
Family
Construction	14,541	—	26,915	41,456	119,074	160,530	—
Owner	8,114	1,633	4,137	13,884	211,875	225,759	—
Occupied
Non-owner	4,014	5,961	8,814	18,789	392,127	410,916	170
Occupied
Other	116	865	1,491	2,472	75,152	77,624	18

Residential real estate:
HELOC	747	358	644	1,749	190,161	191,910	—
Mortgage-Prime	1,359	915	1,779	4,053	133,226	137,279	8
Mortgage-Subprime	100	51	98	249	11,493	11,742	—
Other	403	176	566	1,145	30,217	31,362	19
Commercial	2,422	593	3,922	6,937	215,990	222,927	92

Consumer:
Prime	315	86	108	509	34,737	35,246	29
Subprime	155	64	6	225	12,907	13,132	—
Auto-Subprime	476	166	101	743	18,319	19,062	18
Other	73	—	—	73	1,840	1,913	—

Total	55,102	12,645	79,383	147,130	1,598,248	1,745,378	2,112

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
Non-accrual loans by class are presented below:

	March 31,	December
	2011	31, 2010
Commercial real estate:
Speculative 1-4 Family	$60,024	$63,298
Construction	38,629	41,789
Owner Occupied	14,458	5,511
Non-owner Occupied	30,720	18,772
Other	192	1,865

Residential real estate:
HELOC	2,025	1,668
Mortgage-Prime	4,758	3,350
Mortgage-Subprime	351	254
Other	102	957
Commercial	7,034	5,813

Consumer:
Prime	143	130
Subprime	163	107
Auto-Subprime	217	193
Other	—	—

Total	158,816	143,707

Nonperforming loans were as follows:

	March 31,	December 31,
	2011	2010
Loans past due 90 days still on accrual	$5,592	$2,112
Nonaccrual loans	158,816	143,707

Total	$164,408	$145,819

Nonperforming loans and impaired loans are defined differently. Nonperforming loans are loans that are 90 days past due and still accruing interest and nonaccrual loans. Impaired loans are loans that based upon current information and events it is considered probable that the Company will be unable to collect all amounts of contractual interest and principal as scheduled in the loan agreement. Some loans may be included in both categories, whereas other loans may only be included in one category.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 3 — LOANS (Continued)
The Company may elect to formally restructure a loan due to the weakening credit status of a borrower so that the restructuring may facilitate a repayment plan that minimizes the potential losses that the Company may have to otherwise incur. At March 31, 2011, the Company had $39,944 of restructured loans of which $10,255 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $2,745 on the restructured non-accrual loans as of March 31, 2011. At December 31, 2010, the Company had $47,154 of restructured loans of which $8,469 was classified as non-accrual and the remaining were performing. The Company had taken charge-offs of $1,743 on the restructured non-accrual loans as of December 31, 2010.
The aggregate amount of loans to executive officers and directors of the Company and their related interests was approximately $7,795 and $7,848 at March 31, 2011 and December 31, 2010, respectively.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 4 — EARNINGS PER SHARE OF COMMON STOCK
Basic earnings per share (“EPS”) of common stock is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share of common stock is computed by dividing net income available to common shareholders by the weighted average number of common shares and potential common shares outstanding during the period. Stock options, warrants and restricted common shares are regarded as potential common shares. Potential common shares are computed using the treasury stock method. For the three months ended March 31, 2011, 979,974 options and warrants are excluded from the effect of dilutive securities because they are anti-dilutive; 1,017,645 options are similarly excluded from the effect of dilutive securities for the three months ended March 31, 2010.
The following is a reconciliation of the numerators and denominators used in the basic and diluted earnings per share computations for the three months ended March 31, 2011 and 2010:

	Three Months Ended
	March 31,
	2011	2010
Basic Earnings Per Share

Net income (loss)	$(10,311)	$3,196
Less: preferred stock dividends and accretion of discount on warrants	1,250	1,250

Net income (loss) available to common shareholders	$(11,561)	$1,946

Weighted average common shares outstanding	13,108,598	13,082,347

Basic earnings (loss) per share available to common shareholders	$(0.88)	$0.15

Diluted Earnings Per Share

Net income (loss)	$(10,311)	$3,196
Less: preferred stock dividends and accretion of discount on warrants	1,250	1,250

Net income (loss) available to common shareholders	$(11,561)	$1,946

Weighted average common shares outstanding	13,108,598	13,082,347

Add: Dilutive effects of assumed conversions of restricted stock and exercises of stock options and warrants	—	90,380

Weighted average common and dilutive potential common shares outstanding	13,108,598	13,172,727

Diluted earnings (loss) per share available to common shareholders	$(0.88)	$0.15

NOTE:	Dividends of $3,255 on preferred stock have been accrued as the Company intends to pay.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 5 — SEGMENT INFORMATION
The Company’s operating segments include banking, mortgage banking, consumer finance, automobile lending and title insurance. The reportable segments are determined by the products and services offered, and internal reporting. Loans, investments and deposits provide the revenues in the banking operation; loans and fees provide the revenues in consumer finance and mortgage banking and insurance commissions provide revenues for the title insurance company. Consumer finance, automobile lending and title insurance do not meet the quantitative threshold on an individual basis, and are therefore shown below in “Other Segments”. Mortgage banking operations are included in “Bank”. All operations are domestic.
Segment performance is evaluated using net interest income and non-interest income. Income taxes are allocated based on income before income taxes, and indirect expenses (includes management fees) are allocated based on time spent for each segment. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.

		Other	Holding
Three months ended March 31, 2011	Bank	Segments	Company	Eliminations	Totals
Net interest income (expense)	$17,611	$2,148	$(492)	$—	$19,267
Provision for loan losses	13,627	270	—	—	13,897
Noninterest income	7,379	476	14	(242)	7,627
Noninterest expense	22,115	1,243	(89)	(242)	23,027
Income tax expense (benefit)	(46)	436	(109)	—	281

Segment profit (loss)	(10,706)	$675	$(280)	$—	$(10,311)

Segment assets at March 31, 2011	$2,342,891	$43,322	$6,481	$—	$2,392,694

		Other	Holding
Three months ended March 31, 2010	Bank	Segments	Company	Eliminations	Totals
Net interest income (expense)	$20,068	$2,063	$(472)	$—	$21,659
Provision for loan losses	3,356	533	—	—	3,889
Noninterest income	7,528	371	14	(227)	7,686
Noninterest expense	19,469	1,115	189	(227)	20,546
Income tax expense (benefit)	1,628	309	(223)	—	1,714

Segment profit (loss)	3,143	$477	$(424)	$—	$3,196

Segment assets at March 31, 2010	$2,520,503	$41,663	$7,566	$—	$2,569,732

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 5 — SEGMENT INFORMATION (Continued)
Asset Quality Ratios

As of and for the period ended March 31, 2011	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	9.84%	1.65%	9.78%
Nonperforming assets as a percentage of total assets	9.34%	2.07%	9.38%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.72%	7.25%	3.87%
Allowance for loan losses as a percentage of nonperforming loans	37.81%	439.21%	39.60%
YTD net charge-offs to average total loans, net of unearned income	0.90%	0.61%	0.91%

As of and for the period ended March 31, 2010	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	3.19%	1.23%	3.19%
Nonperforming assets as a percentage of total assets	5.25%	1.37%	5.27%
Allowance for loan losses as a percentage of total loans, net of unearned income	2.36%	8.13%	2.52%
Allowance for loan losses as a percentage of nonperforming loans	73.98%	661.74%	78.85%
YTD net charge-offs to average total loans, net of unearned income	0.17%	1.25%	0.19%

As of and for the year ended December 31, 2010	Bank	Other	Total
Nonperforming loans as percentage of total loans, net of unearned income	8.40%	1.30%	8.35%
Nonperforming assets as a percentage of total assets	8.52%	1.34%	8.56%
Allowance for loan losses as a percentage of total loans, net of unearned income	3.68%	7.33%	3.83%
Allowance for loan losses as a percentage of nonperforming loans	43.80%	562.24%	45.83%
Net charge-offs to average total loans, net of unearned income	2.76%	4.20%	2.84%

Net charge-offs	Bank	Other	Total
For the three month period ended March 31, 2011	$15,347	$270	$15,617
For the three month period ended March 31, 2010	$3,345	$537	$3,882
For the year ended December 31, 2010	$52,615	$1,823	$54,438

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 6 — FAIR VALUE DISCLOSURES
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting principles generally accepted in the United States of America (“GAAP”), also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
Level 1
Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.
Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain U.S. Government and agency mortgage-backed debt securities, corporate debt securities, derivative contracts and residential mortgage loans held-for-sale.
Level 3
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly structured or long-term derivative contracts.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Investment Securities Available-for-Sale
Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.
Loans Held for Sale
Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. As such, the Company classifies loans held for sale subjected to nonrecurring fair value adjustments as Level 2.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 6 — FAIR VALUE DISCLOSURES (continued)
Impaired Loans
The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with GAAP. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At March 31, 2011, substantially all of the total impaired loans were evaluated based on either the fair value of the collateral or its liquidation value. In accordance with GAAP, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3.
Other Real Estate
Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a charge against the allowance for loan losses. Gains or losses on sale and any subsequent adjustments to the value are recorded as a component of foreclosed real estate expense. Other real estate is included in Level 3 of the valuation hierarchy.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 6 — FAIR VALUE DISCLOSURES (continued)
Assets and Liabilities Recorded at Fair Value on a Recurring Basis
Below is a table that presents information about certain assets and liabilities measured at fair value:

				Total Carrying	Assets/Liabilities
	Fair Value Measurement Using			Amount in	Measured at Fair
Description	Level 1	Level 2	Level 3	Balance Sheet	Value
March 31, 2011
Securities available for sale
U.S. government agencies	$—	$93,073	$—	$93,073	$93,073
States and political subdivisions	—	30,799	—	30,799	30,799
Collateralized mortgage obligations	—	79,766	—	79,766	79,766
Mortgage-backed securities	—	21,404	—	21,404	21,404
Trust preferred securities	—	1,052	638	1,690	1,690

December 31, 2010
Securities available for sale
U.S. government agencies	$—	$83,299	$—	$83,299	$83,299
States and political subdivisions	—	31,501	—	31,501	31,501
Collateralized mortgage obligations	—	67,575	—	67,575	67,575
Mortgage-backed securities	—	17,964	—	17,964	17,964
Trust preferred securities	—	1,025	638	1,663	1,663
Level 3 Valuations
Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.
Currently the Company has one trust preferred security that is considered Level 3. For more information on this security please refer to Note 2 — Securities.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 6 — FAIR VALUE DISCLOSURES (continued)
The following table shows a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs.

	March 31,	March 31,
	2011	2010
Beginning balance, January 1	$638	$638
Total gains or (loss) (realized/unrealized)
Included in earnings	—	—
Included in other comprehensive income	—	—
Paydowns and maturities	—	—
Transfers into Level 3	—	—

Ending balance, March 31	$638	$638

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis
The Company may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

				Total Carrying	Assets/Liabilities
	Fair Value Measurement Using			Amount in	Measured at Fair
Description	Level 1	Level 2	Level 3	Balance Sheet	Value
March 31, 2011
Other real estate	$—	$—	$6,008	$6,008	$6,008
Impaired loans	—	—	125,361	125,361	125,361

Total assets at fair value	$—	$—	$131,369	$131,369	$131,369

December 31, 2010
Other real estate	$—	$—	$38,806	$38,806	$38,806
Impaired loans	—	—	129,088	129,088	129,088

Total assets at fair value	$—	$—	$167,174	$167,174	$167,174

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 6 — FAIR VALUE DISCLOSURES (Continued)
The carrying value and estimated fair value of the Company’s financial instruments are as follows at March 31, 2011 and December 31, 2010.

	March 31,		December 31,
	2011		2010
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$331,416	$331,416	$294,214	$294,214
Securities available for sale	226,732	226,732	202,002	202,002
Securities held to maturity	115	115	465	467
Loans held for sale	960	970	1,299	1,317
Loans, net	1,615,140	1,600,794	1,678,548	1,664,126
FHLB and other stock	12,734	12,734	12,734	12,734
Cash surrender value of life insurance	31,758	31,758	31,479	31,479
Accrued interest receivable	7,332	7,332	7,845	7,845

Financial liabilities:
Deposit accounts	$1,975,635	$1,988,676	$1,976,854	$1,987,105
Federal funds purchased and repurchase agreements	18,712	18,712	19,413	19,413
FHLB advances and notes payable	158,588	166,703	158,653	166,762
Subordinated debentures	88,662	62,985	88,662	64,817
Accrued interest payable	2,454	2,454	2,140	2,140
The following methods and assumptions were used to estimate the fair values for financial instruments that are not disclosed previously in this note. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, liabilities for repurchase agreements, variable rate loans or deposits that reprice frequently and fully, and accrued interest receivable and payable. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. No adjustment has been made for illiquidity in the market on loans as there is no information from which to reasonably base this estimate. Liabilities for FHLB advances and notes payable are estimated using rates of debt with similar terms and remaining maturities. The fair value of off-balance sheet items is based on the current fees or costs that would be charged to enter into or terminate such arrangements, which is not material. The fair value of commitments to sell loans is based on the difference between the interest rates at which the loans have been committed to sell and the quoted secondary market price for similar loans, which is not material.

GREEN BANKSHARES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2011
Unaudited
(Amounts in thousands, except share and per share data)
NOTE 7 — SUBSEQUENT EVENTS
Regulatory Matters
On May 2, 2011, the Bank received notice from the Federal Deposit Insurance Corporation (“FDIC”) and Tennessee Department of Financial Institutions (“TDFI”) that, as a result of those agencies’ findings in their most recently completed joint safety and soundness examination, the agencies would be seeking a formal enforcement action against the Bank aimed at strengthening the Bank’s operations and its financial condition, and that accordingly, the FDIC was pursuing the issuance of a consent order against the Bank and the TDFI was pursuing the issuance of a written agreement against the Bank. The Bank is seeking to negotiate the terms of these formal enforcement actions with the FDIC and the TDFI, and while the final terms of the consent order and written agreement are not currently known, the Company believes that they will contain requirements similar to those that the Bank has already informally committed to comply with, including requirements to maintain the Bank’s capital ratios above those levels required to be considered “well-capitalized” under federal banking regulations. If the Company’s transaction with North American is consummated, including the merger of the Bank with and into a bank subsidiary of North American’s, it is possible that these formal enforcement actions will not be issued.
Investment Agreement with North American Financial Holdings, Inc.
On May 5, 2011, the Company and the Bank entered into an Investment Agreement with North American Financial Holdings, Inc. (“North American”) pursuant to which North American has agreed to acquire approximately 120 million shares of the Company’s common stock at a per share purchase price of $1.81, for a total investment of approximately $217 million. The transaction, which is subject to shareholder and regulatory approval, as well as the satisfaction of other customary closing conditions, is expected to be consummated in the third quarter of 2011. In connection with the investment, the Company expects that North American will enter into a binding agreement with the U. S. Department of Treasury to purchase all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and related warrants to purchase shares of the Company’s Common Stock.
In connection with the investment by North American, the Company’s shareholders as of a record date to be fixed near the closing of that transaction will receive a contingent value right, entitling them to cash proceeds of up to $0.75 per share of common stock based on the credit performance of the Bank’s legacy loan portfolio over the five-year period following closing.
Subsequent to the announcement of North American’s planned investment, a class action lawsuit was filed against the Company, the Company’s directors and North American by one of the Company’s shareholders. For additional detail regarding this lawsuit, see “Legal Proceedings” above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. This discussion should be read in conjunction with the (i) condensed consolidated financial statements and notes thereto in this Appendix F and (ii) the financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”). Except for specific historical information, many of the matters discussed in this Appendix F may express or imply projections of revenues or expenditures, plans and objectives for future operations, growth or initiatives, expected future economic performance, or the expected outcome or impact of pending or threatened litigation. These and similar statements regarding events or results which the Company expects will or may occur in the future, are forward-looking statements that involve risks, uncertainties and other factors which may cause actual results and performance of the Company to differ materially from those expressed or implied by those statements. All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these risks, uncertainties and other factors. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies and expectations, are generally identifiable by the use of forward-looking terminology and words such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and expressions.
     Although the Company believes that the assumptions underlying any forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in or implied by the forward-looking statements. Factors and risks that may result in actual results differing from this forward-looking information include, but are not limited to, those contained in the 2010 10-K as Part I, Item 1A thereof and in Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Investment Agreement by and among the Company, the Bank and North American Financial Holdings, Inc., dated as of May 5, 2011 (the “Investment Agreement”); (2) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Investment Agreement; (3) the inability to complete the transactions contemplated by the Investment Agreement due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the transaction, including the receipt of regulatory approval; (4) risks that the proposed transaction contemplated by the Investment Agreement disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction contemplated by the Investment Agreement; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) increased levels of non-performing and repossessed assets and the ability to resolve these may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) rapid fluctuations or unanticipated changes in interest rates; (12) the impact of governmental restrictions on entities participating in the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury; (13) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (14) the results of regulatory examinations including requirements contained in any enforcement action against the Company or the Bank as a result of such examinations; (15) the remediation efforts related to the Company’s material weakness in its internal control over financial reporting; (16) increased competition with other financial institutions in the markets that the Bank serves; (17) the Company’s recording a further valuation allowance related to its deferred tax asset; (18) exploring alternatives available for the future repayment or conversion of the preferred stock issued in the CPP, including in the transaction contemplated by the

Investment Agreement; (19) further deterioration in the valuation of other real estate owned; (20) inability to comply with regulatory capital requirements and to secure any required regulatory approvals for capital actions to raise capital if necessary to comply with any regulatory capital requirements; and (21) the loss of key personnel, as well as other factors discussed throughout this document, including, without limitation the factors described under “Critical Accounting Policies and Estimates” on page F-124 of this Appendix F, or from time to time, in the Company’s filings with the SEC, press releases and other communications.
     Readers are cautioned not to place undue reliance on forward-looking statements made in this document, since the statements speak only as of the document’s date. All forward-looking statements included in this Appendix F are expressly qualified in their entirety by the cautionary statements in this section and to the more detailed risk factors included in the Company’s 2010 10-K and in Part II, Item of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The Company has no obligation and does not intend to publicly update or revise any forward-looking statements contained in or incorporated by reference into this Appendix F, to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the SEC or in its other public disclosures.
     Green Bankshares, Inc. (the “Company”) is the bank holding company for GreenBank (the “Bank”), a Tennessee-chartered commercial bank that conducts the principal business of the Company. The Company is the third largest bank holding company headquartered in Tennessee based on asset size at March 31, 2011 and at that date was also the second largest NASDAQ-listed bank holding company headquartered in Tennessee. The Bank currently maintains a main office in Greeneville, Tennessee and 64 full-service bank branches primarily in East and Middle Tennessee. In addition to its commercial banking operations, the Bank conducts separate businesses through its three wholly-owned subsidiaries: Superior Financial Services, Inc. (“Superior Financial”), a consumer finance company; GCB Acceptance Corporation (“GCB Acceptance”), an automobile lending company; and Fairway Title Co., a title company formed in 1998. The Bank also operates a wealth management office in Sumner County, Tennessee, and a mortgage banking operation in Knox County, Tennessee. All dollar amounts reported or discussed in this Appendix F are shown in thousands, except share and per share amounts.
Investment Agreement with North American Financial Holdings, Inc.
     On May 5, 2011, the Company and the Bank entered into an Investment Agreement with North American Financial Holdings, Inc. (“North American”) pursuant to which North American has agreed to acquire approximately 120 million shares of the Company’s common stock at a per share purchase price of $1.81, for a total investment of approximately $217 million. The transaction, which is subject to shareholder and regulatory approval, as well as the satisfaction of other customary closing conditions, is expected to be consummated in the third quarter of 2011. In connection with the investment, the Company expects that North American will enter into a binding agreement with the U. S. Treasury Department to purchase all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and related warrants to purchase shares of the Company’s common stock. In connection with the investment by North American, the Company’s shareholders as of a record date to be fixed near the closing of that transaction will receive a contingent value right, entitling them to cash proceeds of up to $0.75 per share of common stock based on the credit performance of the Bank’s legacy loan portfolio over the five-year period following closing.
Business Strategy
     The Company expects that over the short term, given the current economic environment and high levels of nonperforming assets, there will be little to no loan growth until the current environment stabilizes in the Company’s markets and the economy begins to improve.
     In the event that North American’s investment is consummated, we believe that the additional capital contributed to the Company in that transaction will facilitate loan growth as well as enable the Company to consider growth opportunities in the form of in-market mergers and acquisitions including acquisitions of both entire financial institutions and selected branches of financial institutions. Following consummation of the North American investment, de novo branching could also be a method of growth, particularly in high-growth and other demographically-desirable markets.

     The Bank focuses its lending efforts predominately on individuals and small to medium-sized businesses while it generates deposits primarily from individuals in its local communities. To aid in deposit generation efforts, the Bank offers its customers extended hours of operation during the week as well as Saturday and Sunday banking in many of its markets. The Bank also offers free online banking along with its High Performance Checking Program which since its inception has generated a significant number of core transaction accounts.
     In addition to the Company’s business model, which is summarized in the paragraphs above and the 2010 10-K, the Company is continuously investigating and analyzing other lines and areas of business. Conversely, the Company frequently evaluates and analyzes the profitability, risk factors and viability of its various business lines and segments and, depending upon the results of these evaluations and analyses, may conclude to exit certain segments and/or business lines. Further, in conjunction with these ongoing evaluations and analyses, the Company may decide to sell, merge or close certain branch facilities.
Overview
     For the three months ended March 31, 2011, the Company reported a net loss available to common shareholders of $11,561 compared with a net loss available to common shareholders of $52,798 for the quarter ended December 31, 2010, and net income available to common shareholders of $1,946 for the first quarter of 2010. The $41,237 improvement versus the quarter ended December 31, 2010 was driven by an $11,749 decline in the loan loss provision, a $19,821 decline in OREO expenses, and $10,407 decline in income tax expense related to a 2010 fourth quarter non-cash charge to record a valuation allowance for deferred tax assets. The $13,507 decline versus the first quarter of 2010 related to a $10,008 increase in loan loss provision, a $1,592 increase in OREO expenses and a $2,392 decline in net interest income due to an approximately 20% decline in average loan balances.
Critical Accounting Policies and Estimates
     The Company’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods.
     Management continually evaluates the Company’s accounting policies and estimates it uses to prepare the consolidated financial statements. In general, management’s estimates are based on historical experience, information from regulators and third party professionals and various assumptions that are believed to be reasonable under the existing facts and circumstances. Actual results could differ from those estimates made by management.
     The Company believes its critical accounting policies and estimates include the valuation of the allowance for loan losses and the fair value of financial instruments and other accounts, including OREO. Based on management’s calculation, an allowance of $65,109, or 3.87% of total loans, net of unearned income, was deemed an adequate estimate of losses inherent in the loan portfolio as of March 31, 2011. This estimate resulted in a provision for loan losses in the income statement of $13,897 for the three months ended March 31, 2011. If the mix and amount of future charge-off percentages differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected.
     The consolidated financial statements include certain accounting and disclosures that require management to make estimates about fair values. Estimates of fair value are used in the accounting for securities available for sale, loans held for sale, goodwill, other intangible assets, OREO and acquisition purchase accounting adjustments. Estimates of fair values are used in disclosures regarding securities held to maturity, stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.

     The Company believes its critical accounting policies and estimates also include the valuation of the allowance for net Deferred Tax Assets (DTA). A valuation allowance is recognized for a net DTA if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire DTA will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the Company entered into a three-year cumulative pre-tax loss position (excluding the goodwill impairment charge recognized in the second quarter of 2009) as of September 30, 2010. A cumulative loss position is considered significant negative evidence in assessing the realizability of a deferred tax asset which is difficult to overcome.
     The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years, pre-tax core operating projections, tax planning strategies, and the longevity of the Company. Based on management’s calculation, a valuation allowance of $47,563, or 88% of the net DTA, was an adequate estimate as of March 31, 2011. If the Company’s financial condition were to deteriorate significantly from those assumptions used by management in making its determination, the valuation allowance for the net DTA and the provision for the net DTA on the income statement could be materially affected. Once profitability has been restored for a reasonable time, generally considered four consecutive quarters, and such profitability is considered sustainable, the valuation allowance would be reversed. Reversal of the valuation allowance requires a great deal of judgment and will be based on the circumstances that exist as of that future date.
     The consolidated financial statements include certain recognized amounts and accounting disclosures that require management to make estimates about fair values. Independent third party valuations are used for securities available for sale and securities held to maturity as well as acquisition purchase accounting adjustments. Estimates of fair value are used in accounting for loans held for sale, goodwill and other intangible assets. Estimates of fair values are used in disclosures regarding stock compensation, commitments, and the fair values of financial instruments. Fair values are estimated using relevant market information and other assumptions such as interest rates, credit risk, prepayments and other factors. The fair values of financial instruments are subject to change as influenced by market conditions.
Changes in Results of Operations
     Net Loss. The Company’s net loss available to common shareholders was $11,561 for the three months ended March 31, 2011, compared to net income available to common shareholders of $1,946 for the three months ended March 31, 2010. The $13,507 decline versus the year ago period reflected a higher loan loss provision, coupled with rising costs associated with maintenance, disposition and revaluation of other real estate owned (OREO) along with continued weakness in economic conditions in our markets. Our 2011 first quarter results reflected a $10,008 increase in loan loss provision, a $1,592 increase in OREO expenses and a $2,392 decline in net interest income in each case as compared to the first quarter of 2010. We incurred an approximately 20% decline in average loan balances between the periods as well.
     Net Interest Income. The largest source of earnings for the Company is net interest income, which is the difference between interest income on earning assets and interest expense on deposits and other interest-bearing liabilities.
     First quarter 2011 net interest income totaled $19,267, down $2,392 or 11% versus the first quarter of 2010. The decline was due to an approximately 20% decline in average performing loans (the combination of movement into non-performing loans coupled with credit worthy borrowers reducing their aggregate loans), partially offset by the Company’s ability to lower average rates paid on interest bearing deposits by 0.57% while achieving a 0.13% increase in average loan yields through pricing discipline. The 3.77% net interest margin in the first quarter of 2011 was down 0.13% versus the first quarter of 2010, due to a shift from loans into lower yielding investment securities and short-term investments. The Company’s average balance for interest-bearing liabilities decreased 3% or $58,424 for the first quarter of 2011 versus the same period of 2010 as the Company reduced its reliance on jumbo time deposits and brokered deposits while focusing on building core deposit levels throughout its branch network.

     The following table sets forth certain information relating to the Company’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. These yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

	Three Months Ended
	March 31,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans(1) (2)	$1,567,761	$24,614	6.37%	$1,954,136	$30,080	6.24%
Investment securities (2)	227,762	2,007	3.57%	169,020	1,906	4.57%
Other short-term investments	294,905	181	0.25%	148,394	94	0.26%

Total interest-earning assets	$2,090,428	$26,802	5.20%	$2,271,550	$32,080	5.73%

Non-interest earning assets	340,868			306,586

Total assets	$2,431,296			$2,578,136

Interest-bearing liabilities:
Deposits:
Interest checking, savings and money market	$1,079,824	$1,811	0.68%	$941,888	$2,398	1.03%
Time deposits	763,967	3,519	1.87%	940,388	5,663	2.44%

Total interest-bearing deposits	$1,843,791	$5,330	1.17%	$1,882,276	$8,061	1.74%

Securities sold under repurchase agreements and short-term borrowings	16,994	4	0.10%	23,615	6	0.10%
Notes payable	158,628	1,543	3.94%	171,946	1,694	4.00%
Subordinated debentures	88,662	481	2.20%	88,662	472	2.16%

Total interest-bearing liabilities	$2,108,075	$7,358	1.42%	$2,166,499	$10,233	1.92%

Non-interest bearing liabilities:
Demand deposits	161,702			163,173
Other liabilities	17,731			18,098

Total non-interest bearing liabilities	179,433			181,271

Total liabilities	2,287,508			2,347,770

Shareholders’ equity	143,788			230,366

Total liabilities and shareholders’ equity	$2,431,296			$2,578,136

Net interest income		$19,444			$21,847

Interest rate spread			3.77%			3.81%

Net yield on interest-earning assets			3.77%			3.90%

[1]	Average loan balances excluded nonaccrual loans for the periods presented.

[2]	Fully Taxable Equivalent (“FTE”) at the rate of 35%. The FTE basis adjusts for the tax benefits of income on certain tax-exempt loans and investments using the federal statutory rate of 35% for each period presented. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

          Provision for Loan Losses. During the three months ended March 31, 2011, loan charge-offs were $16,404 and recoveries of charged-off loans were $786. For the three month period ended March 31, 2010, loan charge-offs were $4,733 and recoveries of charged-off loans were $850. The Company’s provision for loan losses increased to $13,897 for the three months ended March 31, 2011 compared to $3,889 for the same period in 2010. The impact of the continuing challenging economic environment, elevated net charge-offs and increased non-performing assets were the primary reasons for the increase in provision expense in the first quarter of 2011 when compared to the comparable period in 2010. Management continually evaluates the existing portfolio in light of loan concentrations, current general economic conditions and economic trends. On a monthly basis, the Company undertakes an extensive review of every loan in excess of $1 million that is adversely risk graded and every loan regardless of amount graded substandard.
          The Company’s allowance for loan losses increased to $65,109 at March 31, 2011 from $50,167 at March 31, 2010 while the reserve to outstanding loans ratio increased to 3.87% at March 31, 2011 from 2.52% at March 31, 2010. These estimates resulted in a provision for loan losses in the income statement of $13,897 for the three months ended March 31, 2011, versus $3,889 for the three months ended March 31, 2010. If economic conditions, including residential real estate market conditions, loan mix and amount of future charge-off percentages differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected.
          The ratio of allowance for loan losses to nonperforming loans was 39.60% as of March 31, 2011 versus 78.85% as of March 31, 2010. The ratio of nonperforming assets to total assets was 9.38% as of March 31, 2011 versus 5.27% as of March 31, 2010. The ratio of nonperforming loans to total loans, net of unearned interest, was 9.78% as of March 31, 2011 versus 3.19% as of March 31, 2010. Within the Bank, the Company’s largest subsidiary, the ratio of nonperforming assets to total assets was 9.34%, as of March 31, 2011 versus 5.25% as of March 31, 2010. This increase reflects both the rise in absolute levels of non-performing assets, compounded by the Company’s shrinking balance sheet.
          Net charge-offs as a percentage of average loans increased from 0.19% for the three months ended March 31, 2010 to 0.91% (annualized 4.04%) for the three months ended March 31, 2011
          Management believes that credit quality indicators will be driven by the current economic environment and condition of the residential real estate markets. Management continually evaluates the existing portfolio in light of loan concentrations, current general economic conditions and economic trends. During the second quarter of 2010, the Company segregated staffing for its special assets group and transferred additional independent resources into this area in an effort to accelerate problem asset resolution.
          Based on its evaluation of the allowance for loan loss calculation and review of the loan portfolio, management believes the allowance for loan losses is adequate at March 31, 2011. However, the provision for loan losses could further increase based on actions taken by the special assets group to resolve problem loans, and if general economic conditions remain sluggish or weaken further or the residential real estate markets in Nashville, Knoxville or the Company’s other markets or the financial conditions of borrowers deteriorate beyond management’s current expectations, the provision for loan losses would likely remain elevated.
          Non-interest Income. Fee income unrelated to interest-earning assets, consisting primarily of service charges, commissions and fees, is an important component to the Company’s total revenue stream. Total non-interest income for the three months ended March 31, 2011 was $7,627 down 1% versus the same period in 2010.
          Service charges on deposit accounts remain the largest component of total non-interest income and declined 2% from the year ago period to $5,830 for the three months ended March 31, 2011.
          Non-interest Expense. Control of non-interest expense is a critical aspect in enhancing income. Non-interest expense includes personnel, occupancy, and other expenses such as OREO costs, data processing, printing and supplies, legal and professional fees, postage, Federal Deposit Insurance Corporation (“FDIC”) assessment fees and other expenses. Total non-interest expense was $23,027 for the three months ended March 31, 2011, up $2,481 or 12% versus the three months ended March 31, 2010. The increase was principally the result of a $1,592 increase in losses on OREO and repossessed assets, including as a result of revaluation of OREO properties following receipt of updated appraisals, and severance costs of approximately $570 associated with the Company’s reduction in force effected in the first quarter of 2011 given the current business environment and level of business activity.
          Personnel costs are the largest category of recurring non-interest expenses. For the three months ended March 31, 2011, employee compensation and benefits represented $8,131 or 35% of total non-interest expense. This was an increase of $466 versus the year ago quarter. Excluding current period severance costs noted above, personnel costs would be down 1% versus the year ago quarter, despite normal non-executive compensation increases.
          Income Taxes. The effective income tax rate for the three months ended March 31, 2011 was significantly impacted by the valuation allowance for the net DTA. Accounting guidance states that a DTA should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized. The determination of whether a deferred tax asset is realizable is based on weighing all available evidence, including both positive and negative evidence. In making such judgments, significant weight is given to the evidence that can be objectively verified. The most significant negative verifiable evidence for the current quarter is the three year cumulative loss calculation, net of the non-cash goodwill impairment charge of ($143.4) million recognized in the second quarter of 2009. The Company’s estimate of the realization of its net DTA was based on the scheduled reversal of deferred tax liabilities and taxable income available in prior carry back years, pre-tax core operating projections, tax planning strategies, and the longevity of the Company. Based on management’s calculation, an allowance of $47,563, or 88.2% of the net DTA, was an adequate estimate of the portion of the net DTA which is more likely than not to not be realized as of March 31, 2011. The effective income tax rate for the three months ended March 31, 2011 was (2.8%) or 38.2% adjusting for the non-cash DTA valuation allowance of $4,108. For the same period in 2010, which had no DTA valuation allowance, the effective income tax rate was 34.9%.
Changes in Financial Condition
          Total assets at March 31, 2011 were $2,392,694, a decrease of $13,346 or 0.6% from December 31, 2010. The decrease in assets reflects a $65,129 decline in loans, partially offset by an increase of $61,582 in investment securities and liquid assets. Total assets at March 31, 2011 declined $177,038 or 7% from March 31, 2010 reflecting a $313,790 decline in loans, net of unearned income, which was partially offset by an increase of $195,390 in investment securities and liquid assets.
          Non-performing assets (“NPA’s”), which include non-accrual loans, loans past due 90 days or more and still accruing interest and OREO, totaled $224,441 at March 31, 2011 compared with $205,914 at December 31. 2010. NPAs at March 31, 2011 increased $89,075 versus March 31, 2010. The Company expects that the levels of NPA’s will remain elevated for the remainder of 2011.
          Non-performing loans include non-accrual loans and loans 90 or more days past due. All loans that are greater than 90 days past due are considered non-accrual unless they are adequately secured and there is reasonable assurance of full collection of principal and interest. Non-accrual loans that are 120 days past due without assurance of repayment are charged off against the allowance for loan losses. Nonaccrual loans and loans past due 90 days totaled $164,408 at March 31, 2011, representing an increase of $18,589 versus December 31, 2010 and an increase of $100,788 versus March 31, 2010.
          OREO totaled $60,033 at March 31, 2011 essentially unchanged from the December 31, 2010 balance of $60,095, though down $11,713 versus March 31, 2010 as the Company recognized sales and write-downs in excess of recorded foreclosures.
          Impaired loans, which are loans identified as being probable that the Company will not be able to collect all amounts of contractual interest and principal as scheduled in the loan agreement, totaled $198,581 after impairment charges necessary to reflect current fair values at March 31, 2011.
          The Company’s policy requires new appraisals on adversely rated collateral dependent loans and OREO to be obtained at least annually. Each four months, the Company receives a written report from an independent nationally recognized organization which provides updated valuation trends, by price point and by zip code, for each of the major markets in which the Company is conducting business. The information obtained is then used in the Company’s impairment analysis of collateral dependent loans. If actual losses exceed the amount of the allowance for loan losses, earnings of the Company could be adversely affected.
          At March 31, 2011, the ratio of the Company’s allowance for loan losses to non-performing loans (which include non-accrual loans) was 39.6% compared to 78.9% at March 31, 2010.
          The Company maintains an investment portfolio to provide liquidity and earnings. Investments at March 31, 2011 with an amortized cost of $225,141 had a market value of $226,847. At December 31, 2010, investments with an amortized cost of $200,824 had a market value of $202,469. At March 31, 2010, investments with an amortized cost of $172,425 had a market value of $174,344.
Liquidity and Capital Resources
          Liquidity. Liquidity refers to the ability or the financial flexibility to meet the needs of depositors and borrowers and fund operations. Maintaining appropriate levels of liquidity allows the Company to have sufficient funds available for reserve requirements, customer demand for loans, withdrawal of deposit balances and maturities of deposits and other liabilities.
          As of March 31, 2011, the Bank’s liquidity reserves included $263,140 of surplus cash with the Federal Reserve, $7,931 of federal funds sold to upstream correspondent banks, and $63,000 of unpledged securities.
          The Company’s primary source of liquidity is dividends paid by the Bank. Applicable Tennessee statutes and regulations impose restrictions on the amount of dividends that may be declared by the Bank. Under Tennessee law, the Bank can only pay dividends to the Company in an amount equal to or less than the total amount of its net income for that year combined with retained net income for the preceding two years. Payment of dividends in excess of this amount requires the consent of the Commissioner of the Tennessee Department of Financial Institutions (“TDFI”), FDIC, and the Federal Reserve Bank of Atlanta (“FRB”). Further, any dividend payments are subject to the continuing ability of the Bank to maintain compliance with minimum federal regulatory capital requirements, or any higher requirements that the Bank may be subject to, like those that the Bank informally committed to the FDIC and TDFI it would maintain in 2010, and to retain its characterization under federal regulations as a “well-capitalized” institution. Because of the Bank’s losses in 2009, 2010 and year-to-date 2011, dividends from the Bank to the holding company, including funds for payment of dividends on preferred stock and trust preferred, including the preferred stock issued to the U.S. Treasury, and interest on trust preferred securities to the extent that the Company does not have sufficient cash available at the holding company level, will require prior approval of the TDFI, FDIC and FRB.
          Supervisory guidance from the FRB indicates that bank holding companies that are experiencing financial difficulties generally should eliminate, reduce or defer dividends on Tier 1 capital instruments including trust preferred securities, preferred stock or common stock, if the holding company needs to conserve capital for safe and sound operation and to serve as a source of strength to its subsidiaries. The Company has informally committed to the FRB that it will not (1) declare or pay dividends on the Company’s common or preferred stock, including the preferred shares owned by the U.S. Treasury Department (2) make any distributions on subordinated debentures or trust preferred securities or (3) incur any additional indebtedness without in each case, the prior written approval of the FRB.
          Following consultation with the FRB the Company gave notice on November 9, 2010 to the U.S. Treasury Department that the Company was suspending the payment of regular quarterly cash dividends on the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the U.S. Treasury Department. The dividends, which are cumulative, will continue to be accrued for payment in the future and will be reported for the duration of the deferral period as a preferred dividend requirement that is deducted from net income for financial statement purposes. Additionally the Company, following consultation with the FRB, has also exercised its rights to defer regularly scheduled interest payments on all of its issues of junior subordinated debentures having an outstanding principal amount of $88.6 million, relating to outstanding trust preferred securities (TRUPs). Under the terms of the trust documents associated with these debentures, the Company may defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. The regular scheduled interest payments will continue to be accrued for payment in the future and reported as an expense for financial statement purposes. Together, the deferral of interest payments on TRUPs and suspension of dividend payments to the U.S. Treasury Department will preserve approximately $5.1 million per year in Bank level capital.
          For the three months ended March 31, 2011, operating activities of the Company provided $16,495 of cash flows. The net loss of $10,311 comprised a substantial portion of the cash generated from operations after removing various non-cash items, including $13,897 in provision for loan losses and $1,736 of depreciation and amortization. A decline in other assets added $4,609.
          Maturities of $11,335 in investment securities, proceeds from the net change in loans of $43,266 and proceeds of $4,322 from the sale of OREO were the primary components of inflows from investing activities. These were offset in part by $35,782 in purchases of investment securities available for sale for a net increase in net cash provided from investing activities of $22,693.
          The net cash used in financing activities totaled $1,986.
          Capital Resources. The Company’s capital position is reflected in its shareholders’ equity, subject to certain adjustments for regulatory purposes. Shareholders’ equity, or capital, is a measure of the Company’s net worth, soundness and viability.
          As a result of the first quarter 2011 loss, the Bank’s capital ratios declined. Shareholders’ equity on March 31, 2011 was $132,830, a decline of $11,067 or 7.7% since December 31, 2010 and a decline of $97,359 or 42.3% since March 31, 2010.
          During the second quarter of 2009 the Company suspended common stock dividends and on November 9, 2010 the Company announced that it had suspended preferred stock dividends and interest payments on its junior subordinated debentures associated with its trust preferred securities in order to preserve capital.
          Risk-based capital regulations adopted by the Board of Governors of the FRB and the FDIC require bank holding companies and banks, respectively, to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure Tier 1 Capital and Total Capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk-weighting after conversion to balance sheet equivalent amounts. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1, capital (consisting of common equity, retained earnings, and a limited amount of qualifying perpetual preferred stock and trust preferred securities, net of goodwill and other intangible assets and accumulated other comprehensive income). These guidelines also specify that bank holding companies that are experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels.
          At March 31, 2011, capital ratios for the Bank and the Company remained above the statutory minimums necessary to be deemed a well-capitalized financial institution. However, they fell below the Tier 1 leverage ratio of 10.0% and the Total risk-based capital ratio of 14.0% that the Bank had informally committed to its regulators that it would maintain, as discussed further in the 2010 10-K. As described above in “Note 7 — Subsequent Events,” the Bank has been notified by the FDIC and the TDFI that those agencies intend to seek a formal enforcement action against the Bank in the form of a consent order and written agreement, respectively. Although the terms of the consent order and written agreement are not yet finalized, it is likely that the order and agreement, if issued, would contain a requirement for the Bank to maintain capital levels above those levels required to be considered “well-capitalized” under federal banking regulations, and those levels may be as high as those levels that the Bank has already informally committed to the FDIC and TDFI.

	Required	Required
	Minimum	to be
	Ratio	Well Capitalized	Bank	Company
Tier 1 risk-based	4.00%	6.00%	11.83%	9.36%
capital
Total risk-based capital	8.00%	10.00%	13.11%	13.03%
Leverage Ratio	4.00%	5.00%	8.55%	6.78%
As described above, the Company recently announced that it has entered into a definitive agreement to raise approximately $217 million in new capital through the sale of newly issued common shares to North American. The transaction, which is subject to shareholder and regulatory approval, as well as the satisfaction of other customary closing conditions, is expected to be consummated in the third quarter of 2011. In connection with the investment, the Company expects that North American will enter into a binding agreement with the U. S. Department of Treasury to purchase all of the outstanding shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and related warrants to purchase shares of the Company’s common stock. The recapitalization will strengthen the Company’s and the Bank’s capital ratios and balance sheet.
Off-Balance Sheet Arrangements
          At March 31, 2011, the Company had outstanding unused lines of credit and standby letters of credit totaling $261,936 and unfunded loan commitments outstanding of $3,559. Because these commitments generally have fixed expiration dates and most will expire without being drawn upon, the total commitment level does not necessarily represent future cash requirements. If needed to fund outstanding commitments, as noted in “Liquidity and Capital Resources — Liquidity”, as of March 31, 2011, the Company had various liquidity reserves, including $263,140 of surplus cash at the Federal Reserve, the ability to liquidate $7,931 of Federal funds sold, and $63,000 of unpledged investment securities. The following table presents additional information about the Company’s off-balance sheet commitments as of March 31, 2011:

	Less than 1_			More than 5_
	Year	1-3 Years	3-5 Years	Years	Total
Commitments to make loans — fixed	$272	$862	$744	$152	$2,030
Commitments to make loans — variable	606	225	—	698	1,529
Unused lines of credit	126,883	22,888	14,379	72,492	236,642
Letters of credit	17,532	7,762	—	—	25,294

Total	$145,293	$31,737	$15,123	$73,342	$265,495

Disclosure of Contractual Obligations
In the ordinary course of operations, the Company enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises and equipment. The following table summarizes the Company’s significant fixed and determinable contractual obligations as of March 31, 2011:

	Less than 1_			More than 5_
	Year	1-3 Years	3-5 Years	Years	Total
Certificates of deposits	$527,774	$142,656	$56,445	$3,448	$730,323
FHLB advances and notes payable	15,291	75,570	20,611	47,115	158,587
Subordinated debentures	—	—	—	88,662	88,662
Operating lease obligations	1,292	2,284	1,093	648	5,317
Deferred compensation	1,515	—	264	2,131	3,910
Purchase obligations	—	—	—	—	—

Total	$545,872	$220,510	$78,413	$142,004	$986,799

          Additionally, the Company routinely enters into contracts for services. These contracts may require payment for services to be provided in the future and may also contain penalty clauses for early termination of the contract. Management is not aware of any additional commitments or contingent liabilities which may have a material adverse impact on the liquidity or capital resources of the Company.
Effect of New Accounting Standards
          FASB — ASU — 2011-1 — In January 2011, the FASB issued ASU No. 2011-1 “Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20.” ASU 2011-1 temporarily delays the effective date of the disclosures about troubled debt restructurings in Update 2010-20 for public entities. Accordingly, management has not included such disclosures in Note 3 (Loans footnote) of the interim financial statements. Management will implement the disclosures required by this standard beginning with the Company’s June 30, 2011 interim financial statements.
          FASB — ASU —2011-2 In April 2011, the FASB issued ASU No. 2011-2 “Receivables (Topic 310) - A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” ASU 2011-2 provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. In conjunction with ASU 2011-1, the effective date of the disclosures has been temporarily delayed. Therefore, management has not included such disclosures in Note 3 (Loans footnote) of the financial statements. Management will implement the disclosures required by this standard beginning with the Company’s June 30, 2011 interim financial statements.

Appendix G
CERTAIN INFORMATION REGARDING NAFH BANK
North American Financial Holdings, Inc.
Unaudited Consolidated Financial Statements for the Three Months Ended
March 31, 2010 and 2011

NORTH AMERICAN FINANCIAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars and shares in thousands, except per share data)	March 31, 2011	December 31, 2010
Assets
Cash and due from banks	$719,804	$886,925

Trading securities	602	—
Investment Securities held to maturity	250	250
Investment securities available for sale	764,550	479,466

Loans held for sale	1,424	—

Loans, net of deferred loan costs and fees	2,939,768	1,742,747
Less: Allowance for loan losses	2,287	753

Loans, net	2,937,481	1,741,994

Other real estate owned	84,533	70,817
Indemnification asset	77,597	91,467
Receivable from FDIC	45,095	46,585
Premises and equipment, net	71,165	44,078
Goodwill	67,610	36,616
Intangible assets, net	19,340	15,154
Deferred income tax asset	68,929	16,789
Accrued interest receivable and other assets	92,758	66,850

Total Assets	$4,951,138	$3,496,991

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$463,206	$295,713
Interest-bearing	3,075,516	1,964,384

Total deposits	3,538,722	2,260,097

Federal Home Loan Bank (FHLB) advances	280,151	243,067
Short-term borrowings	50,650	61,969
Long-term borrowings	97,358	22,887
Accrued interest payable and other liabilities	43,953	27,735

Total liabilities	4,010,834	2,615,755

Shareholders’ equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	—	—
Common stock—Class A $0.01 par value: 200,000 shares authorized, 20,889 and 21,384 shares issued and outstanding, respectively	209	214
Common stock—Class B $0.01 par value: 200,000 shares authorized, 25,261 and 23,736 shares issued and outstanding, respectively	252	237
Additional paid in capital	878,485	865,673
Retained earnings	12,338	11,938
Accumulated other comprehensive loss	(97)	(2,759)
Noncontrolling interest	49,117	5,933

Total shareholders’ equity	940,304	881,236

Total Liabilities and Shareholders’ Equity	$4,951,138	$3,496,991

See accompanying notes to consolidated financial statements

NORTH AMERICAN FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010
Interest and dividend income
Loans, including fees	$35,551	$—
Investment securities:
Taxable interest income	3,693	—
Tax-exempt interest income	207	—
Dividends	13	—
Interest-bearing deposits in other banks	710	725
Federal Home Loan Bank stock	131	—

Total interest and dividend income	40,305	725

Interest expense
Deposits	5,926	—
Federal Home Loan Bank advances	623	—
Short-term borrowings	35	—
Long-term borrowings	882	—

Total interest expense	7,466	—

Net interest income	32,839	725

Provision for loan losses	1,545	—

Net interest income after provision for loan losses	31,294	725

Non-interest income
Service charges on deposit accounts	1,919	—
Fees on mortgage loans originated and sold	531	—
Investment advisory and trust fees	387	—
Other income	1,721	—
Investment securities losses, net	(57)	—

Total non-interest income	4,501	—

Non-interest expense
Salaries and employee benefits	15,093	851
Net occupancy and equipment expense	5,338	15
Foreclosed asset related expense	1,178	—
Conversion expenses	3,737	—
Organizational expenses	—	2,100
Other expense	9,694	148

Total non-interest expense	35,040	3,114

Income (loss) before income taxes	755	(2,389)

Income tax expense (benefit)	405	(1,008)

Net income (loss) before attribution of noncontrolling interests	350	(1,381)

Net loss attributable to noncontrolling interests	50	—

Net income (loss) attributable to North American Financial Holdings, Inc.	$400	$(1,381)

Basic and diluted earnings (loss) per share	$0.01	$(0.04)

See accompanying notes to consolidated financial statements

NORTH AMERICAN FINANCIAL HOLDINGS, INC.
Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)
(Dollars and shares in thousands, except per share data)

	Shares		Shares				Accumulated
	Common		Common		Additional		Other		Total
	Stock	Class A	Stock	Class B	Paid in	Retained	Comprehensive	Noncontrolling	Shareholders’
	Class A	Stock	Class B	Stock	Capital	Earnings	Loss	Interest	Equity
Balance, January 1, 2011	21,384	$214	23,736	$237	$865,673	$11,938	$(2,759)	$5,933	$881,236
Comprehensive income:
Net income						400		(50)	350
Other comprehensive income, net of tax
Net market valuation adjustment on securities available for sale							2,611	269	2,880
Less: reclassification adjustment for gains included in net income							(7)	—	(7)

Other comprehensive income, net of tax expense of $1,761							2,604	269	2,873

Comprehensive income									3,223
Conversion of shares	(1,525)	(15)	1,525	15					—
Restricted stock grants	1,030	10			(10)				—
Stock based compensation					408				408
Origination of noncontrolling interest								43,785	43,785
Rights offerings of subsidiaries					12,414		58	(820)	11,652

Balance, March 31, 2011	20,889	$209	25,261	$252	$878,485	$12,338	$(97)	$49,117	$940,304

	Shares		Shares				Accumulated
	Common		Common		Additional		Other		Total
	Stock	Class A	Stock	Class B	Paid in	Accumulated	Comprehensive	Noncontrolling	Shareholders’
	Class A	Stock	Class B	Stock	Capital	deficit	Loss	Interest	Equity
Balance, January 1, 2010	19,181	$192	8,726	$87	$526,133	$(92)	$—	$—	526,320
Net loss						(1,381)			(1,381)
Issuance of common stock	3,114	31	1,073	11	79,158				79,200

Balance, March 31, 2010	22,295	$223	9,799	$98	$605,291	$(1,473)	$—	$—	$604,139

NORTH AMERICAN FINANCIAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
(Unaudited)
(Dollars in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2011	March 31, 2010
Cash flows from operating activities:
Net income (loss)	$350	$(1,381)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Accretion of acquired loans	(29,916)	—
Depreciation and amortization	197	—
Provision for loan losses	1,545	—
Deferred income tax expense (income)	(734)	(887)
Investment securities net realized gains	(57)	—
Net amortization of investment premium/discount	1,983	—
Stock-based compensation	545	—
Gain on sales of OREO	(105)	—
OREO valuation adjustments	131	—
Other	(127)	—
Mortgage loans originated for sale	(10,790)	—
Proceeds from sales of mortgage loans originated for sale	18,739	—
Fees on mortgage loans sold	(353)	—
Change in accrued interest receivable and other assets	16,373	50
Change in accrued interest payable and other liabilities	5,603	101

Net cash provided by (used in) operating activities	3,384	(2,117)

Cash flows from investing activities:
Purchases of investment securities available for sale	(105,870)	—
Sales of investment securities available for sale	6,635	—
Repayments of principal and maturities of investment securities available for sale	33,811	—
Cash acquired through acquisition of Capital Bank Corp.	27,955	—
Principal repayments on loans, net of loans originated or acquired	(44,632)	—
Purchases of premises and equipment	(1,161)	—
Proceeds from sales of loans	—	—
Proceeds from sale of OREO	14,358	—

Net cash used in investing activities	(68,904)	—

Cash flows from financing activities:
Issuance of common stock	—	79,200
Net increase in demand, money market and savings accounts	111,337	—
Net decrease in time deposits	(184,178)	—
Net decrease in federal funds purchased and securities sold under agreements to repurchase	(11,320)	—
Net decrease short term FHLB advances	(10,000)	—
Repayment of long term FHLB advances	(19,030)	—
Net proceeds from common stock rights offering	11,590	—

Net cash (used in) provided by financing activities	(101,601)	79,200

Net decrease in cash and cash equivalents	(167,121)	77,083
Cash and cash equivalents at beginning of period	886,925	526,711

Cash and cash equivalents at end of period	$719,804	$603,794

Supplemental disclosures of cash paid:
Interest	$9,103	$—
Income taxes	5,200	—

Supplemental information:
Transfer of loans to OREO	12,842	—
See accompanying notes to consolidated financial statements

North American Financial Holdings, Inc.
Notes to Consolidated Financial Statements
March 31, 2011 and 2010
(dollars in thousands)
Note 1—Basis of Presentation & Accounting Policies
     North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiaries, NAFH National Bank (“NAFH NB”), TIB Financial Corp. (“TIBB”; parent company of TIB Bank and Naples Capital Advisors, Inc.), and Capital Bank Corporation (parent company of Capital Bank) (collectively referred to as the Company’s subsidiary banks or the “Banks”). All significant inter-company accounts and transactions have been eliminated in consolidation. As of March 31, NAFH had a total of eighty-one full service banking offices located in Florida, South Carolina and North Carolina.
     The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information and an additional description of the Company’s accounting policies, refer to the Company’s consolidated financial statements for the year ended December 31, 2010.
     The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.
Critical Accounting Policies
Allowance for Loan Losses
     The Company maintains an allowance for loan losses to absorb losses incurred in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated incurred losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of charge offs, net of recoveries. The Company’s methodology for assessing the appropriateness of the allowance consists of several key elements, which include the formulaic allowance and the specific allowance for impaired loans. Management develops and documents its systematic methodology for determining the allowance for loan losses by first dividing its portfolio into segments—commercial mortgage, residential mortgage, construction and vacant land, commercial and agricultural, indirect auto, home equity and other consumer loans. The Company further divides the portfolio segments into classes based on initial measurement attributes, risk characteristics or its method of monitoring and assessing credit risk. The classes for the Company are as follows:
•	Commercial mortgage—owner occupied, office building, hotel or motel, guest houses, retail, multi-family, farmland, and other;

•	Residential mortgage—primary residence, second residence and investment;

•	Construction and vacant land;

•	Commercial and agricultural

•	Indirect auto—prime and sub-prime;

•	Home equity; and

•	Other consumer
     The allowance is calculated by applying loss factors to outstanding loans. Loss factors are based on the Company’s historical loss experience and may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. The Company derives the loss factors for all segments from pooled loan loss factors. Such pooled loan loss factors (for loans not individually graded) are based on expected net charge off ranges.
     Loan loss factors, which are used in determining the allowance, are adjusted quarterly primarily based upon the changes in the level of historical net charge offs and parameter updates by management. Management estimates probable incurred losses in the portfolio based on a historical loss look-back period. The look-back period is representative of management’s expectations of relevant historical loss experience.
     Furthermore, based on management’s judgment, the Company’s methodology permits adjustments to any loss factor used in the computation of the allowance for significant factors, which affect the collectability of the portfolio as of the evaluation date, but are not reflected in the loss factors. By assessing the probable estimated incurred losses in the loan portfolio on a quarterly basis, management is able to adjust specific and inherent loss estimates based upon the most recent information that has become available. This includes changing the number of periods that are included in the calculation of the loss factors and adjusting qualitative factors to be representative of the economic cycle that management expects will impact the portfolio. Updates of the loss confirmation period are done when significant events cause management to reexamine data.

     At March 31, 2011, the majority of the Company’s loans are purchased credit-impaired loans. Estimates of cash flows expected to be collected for purchased credit-impaired loans are updated each reporting period. If the Company has probable decreases in expected cash flows to be collected after acquisition, the Company charges the provision for loan losses and establishes an allowance for loan losses.
     The Company individually evaluates for impairment larger commercial and agricultural, construction and vacant land, and commercial mortgage loans. Residential mortgage and consumer loans are not individually evaluated for impairment unless they become delinquent and exceed $500 in recorded investment or represent troubled debt restructurings. Loans are considered impaired when the individual evaluation of current information regarding the borrower’s financial condition, loan collateral, and cash flows indicates that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including interest payments. Impaired loans are carried at the lower of the recorded investment in the loan, the present value of expected future cash flows discounted at the loan’s effective rate, the loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. Excluded from the impairment analysis are large groups of smaller balance homogeneous loans such as consumer, indirect auto and residential mortgage loans, which are evaluated on a pool basis. The Company’s policy for recognition of interest income, charge offs of loans, and application of payments on impaired loans is the same as the policy applied to nonaccrual loans.
     Significant risk characteristics considered in estimating the allowance for credit losses include the following:
•	Commercial and agricultural—industry specific economic trends and individual borrower financial condition

•	Construction and vacant land, farmland and commercial mortgage loans—type of property (i.e., residential, commercial, industrial) and geographic concentrations and risks and individual borrower financial condition

•	Residential mortgage, indirect auto and consumer—historical charge-offs and current trends in borrower’s credit, property collateral, and loan characteristics
     Loans are charged off in whole or in part when they are considered to be uncollectible. For commercial and agricultural, construction and vacant land and commercial mortgage loans, they are generally considered uncollectible based on an evaluation of borrower financial condition as well as the value of any collateral. For residential mortgage and consumer loans, this is generally based on past due status as discussed above, as well as an evaluation of borrower creditworthiness and the value of any collateral. Recoveries of amounts previously charged off are recorded as a recovery to the allowance for loan losses.
Purchased Credit-Impaired Loans
     Loans acquired in a transfer, including business combinations and transactions similar to the acquisitions of TIBB and Capital Bank, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. This guidance provides that the excess of the cash flows initially expected to be collected over the fair value of the loans at the acquisition date (i.e., the accretable yield) is accreted into interest income over the estimated remaining life of the purchased credit-impaired loans using the effective yield method, provided that the timing and amount of future cash flows is reasonably estimable. Accordingly, such loans are not classified as nonaccrual and they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments. The difference between the contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference.
     The Company periodically evaluates the relationship of any material changes in estimated future cash flows in contrast to changes in the recorded investment in the PCI loans, to determine the need to record a provision for loan losses, reverse any previous allowance for loan losses, or increase the accretable yield to be recognized prospectively. The impact of changes in variable interest rates is recognized prospectively as adjustments to interest income. The accounting pools of acquired loans are defined as of the date of acquisition of a portfolio of loans and are comprised of groups of loans with similar collateral types and credit risk.
FDIC Indemnification Asset
     Pursuant to purchase and assumption agreements with the FDIC, NAFH NB has entered into loss share agreements in which the FDIC will reimburse the Company for certain amounts related to certain acquired loans and other real estate owned should the Company experience a loss, an indemnification asset is also recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflects the present value of future cash flows expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk.

     Subsequent to initial recognition, the indemnification asset continues to be measured on the same basis as the related indemnified loans and the loss share receivable is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the loss share receivable, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the indemnification asset, with such decrease being amortized into income over 1) the life of the loan or 2) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset. Fair value accounting incorporates into the fair value of the indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.
     Upon the determination of an incurred loss the indemnification asset will be reduced by the amount owed by the FDIC. A corresponding claim receivable is recorded until cash is received from the FDIC.
Goodwill and Other Intangible Assets
     Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. Other intangible assets include core deposit base premiums, customer relationship intangibles and mortgage servicing rights arising from acquisitions and are initially measured at fair value. Long-lived intangible assets with definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such an asset is determined to be impaired when comparing undiscounted future cash flows to net book value, the impairment loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. The primary estimates which would be inherent in the impairment evaluation include fair market value, general market conditions, and projections of future operating results.
Stock Based Compensation
     The Company maintains various equity-based compensation plans. These plans provide for the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, and stock bonus awards. The Company values equity-based awards at the grant date fair value and recognizes expense over the requisite service period taking into account retirement eligibility.
Earnings (Loss) Per Common Share
     Basic earnings (loss) per share is net income (loss) attributable to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options and unvested restricted shares computed using the treasury stock method.
     Earnings (loss) per share have been computed based on the following for the periods ended:

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2011	2010
Weighted average number of common shares outstanding:
Basic	45,120	31,117
Dilutive effect of options outstanding	—	—
Dilutive effect of restricted shares	130	—

Diluted	45,250	31,117

     The dilutive effect of stock options and unvested restricted shares are the only common stock equivalents for purposes of calculating diluted earnings per common share.

     Weighted average anti-dilutive stock options and unvested restricted shares excluded from the computation of diluted earnings per share are as follows:

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2011	2011
Anti-dilutive stock options	397	—
Anti-dilutive restricted shares	—	—
Income Taxes
     Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.
     A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.
Recent Accounting Pronouncements
     In April 2011, the Financial Accounting Standards Board (the “FASB”) issued new guidance impacting receivables. The new guidance amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring. The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance is effective for interim and annual reporting periods beginning after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Management is currently evaluating the impact the standard will have on the consolidated financial statements.
     In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations, to amend ASC Topic 805, Business Combinations. The amendments in this update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.
     In July 2010, the FASB issued ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend ASC Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption of this update did not have a material impact on the Company’s consolidated financial statements.
Note 2—Business Combinations and Acquisitions
     On January 28, 2011, Capital Bank Corporation completed the issuance and sale of 71,000 shares of its common stock to NAFH for $181,050 in cash. As a result of this NAFH investment and the Rights Offering on March 11, 2011, NAFH currently owns approximately 83% of the Capital Bank Corporation’s common stock. In connection with the NAFH investment in Capital Bank Corporation, each shareholder as of January 27, 2011 received one contingent value right per share (“CVR”) that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Capital Bank Corporation’s existing loan portfolio.
     Also in connection with the NAFH investment, Capital Bank Corporation’s Series A Preferred Stock and warrant to purchase shares of common stock issued by Capital Bank Corporation to the U.S. Treasury in connection with the Troubled Asset Relief Program (“TARP”) were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly, Capital Bank Corporation is no longer subject to the restrictions imposed by the terms of the Series A Preferred Stock or certain regulatory provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) that are imposed on TARP recipients.

     Pursuant to the NAFH investment, shareholders as of January 27, 2011 received non-transferable rights to purchase a number of shares of Capital Bank Corporation’s common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to certain limitations. Capital Bank Corporation issued 1,613 shares of common stock in exchange for $4,113 upon completion of the Rights Offering on March 11, 2011. Direct offering costs of $300 were recorded as a reduction to the proceeds of the Rights Offering.
     Also in connection with the closing of the NAFH investment, Capital Bank Corporation amended its Supplemental Executive Retirement Plan (the “Executive Plan” or “SERP”) to waive, with respect to unvested amounts only, any change in control provision and corresponding entitlement to change in control benefits that would otherwise be triggered by the NAFH investment or any subsequent transaction or series of transactions that result in an affiliate of NAFH holding Capital Bank Corporation’s outstanding voting securities or total voting power. On January 28, 2011, Capital Bank Corporation received written waivers from each of the participants in the Executive Plan pursuant to which such executives waived the previously described change in control benefits under the SERP and the accelerated vesting of their outstanding unvested stock options in connection with the transactions contemplated by the NAFH investment. Cash payments made to participants in the Executive Plan upon change in control related to vested benefits totaled $1,119. The Supplemental Retirement Plan for Directors was not amended, and cash payments made to participants upon change in control pursuant to terms of this plan totaled $3,156.
     Capital Bank Corporation determined push-down accounting to be appropriate for this transaction in accordance with SEC guidance, and as such, has applied the acquisition method of accounting due to NAFH’s acquisition of 85% of the Company’s outstanding common stock on January 28, 2011 (subsequently reduced to 83% following the Rights Offering on March 11, 2011).
     The following table summarizes the NAFH investment and Capital Bank Corporation’s preliminary opening balance sheet:

As of January 28, 2011
(Dollars in thousands)	(Unaudited)
Fair value of assets acquired:
Cash and cash equivalents	$208,255
Investment securities	225,336
Mortgage loans held for sale	2,569
Loans	1,135,164
Goodwill	30,994
Other intangible assets	5,004
Deferred tax assets	55,391
Other assets	66,663

Total assets acquired	1,729,376

Fair value of liabilities assumed:
Deposits	1,351,467
Borrowings	123,837
Subordinated debt	19,392
Other liabilities	10,595

Total liabilities assumed	1,505,291

Net assets acquired	224,085
Less: non-controlling interest at fair value	(43,785)

180,300
Underwriting and legal costs	750

Purchase price	$181,050

     The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available. The Company believes that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may result in changes to the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.

     The following table reflects the pro forma total net interest income, non interest income and net loss for periods presented as though the acquisition of Capital Bank Corporation had taken place at the beginning of each period. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on the first day of the respective periods, nor of future results of operations.

	Pro Forma (Unaudited)
	Three-Months Ended March 31,
	2011	2010
Net interest income	$36,798	$13,275
Non-interest income	$5,333	$2,531
Net income (loss)	$996	$(6,715)
Note 3—Investment Securities
     The amortized cost, estimated fair value and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities held to maturity and available for sale at March 31, 2011 and December 31, 2010 are presented below:

	March 31, 2011
	Amortized	Unrealized	Unrealized	Estimated Fair
Held to Maturity	Cost	Gains	Losses	Value
Foreign government	$250	$—	$—	$250

	$250	$—	$—	$250

	March 31, 2011
	Amortized	Unrealized	Unrealized	Estimated
Available for Sale	Cost	Gains	Losses	Fair Value
U.S. Government agencies and corporations	$62,564	$26	$385	$62,205
States and political subdivisions—tax exempt	26,234	966	116	27,084
States and political subdivisions—taxable	7,229	6	104	7,131
Marketable equity securities	1,833	37	9	1,861
Mortgage-backed securities—residential	662,494	2,545	2,955	662,084
Corporate bonds	3,220	174	—	3,394
Collateralized debt obligation	803	—	12	791

	$764,377	$3,754	$3,581	$764,550

	December 31, 2010
	Amortized	Unrealized	Unrealized	Estimated
Held to Maturity	Cost	Gains	Losses	Fair Value
Foreign government	$250	$—	$—	$250

	$250	$—	$—	$250

	December 31, 2010
	Amortized	Unrealized	Unrealized	Estimated
Available for Sale	Cost	Gains	Losses	Fair Value
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Marketable equity securities	102	—	28	74
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Corporate bonds	2,104	1	—	2,105
Collateralized debt obligation	807	—	12	795

	$483,929	$1,010	$5,473	$479,466

     Proceeds from sales and calls of securities available for sale was $17,988 for the three months ended March 31, 2011. Gross gains of approximately $7 were realized on these sales and calls during the three months ended March 31, 2011.

     The estimated fair value of investment securities available for sale at March 31, 2011 by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

March 31, 2011
Due in one year or less	$2,285
Due after one year through five years	35,920
Due after five years through ten years	27,427
Due after ten years	34,973
Marketable equity securities	1,861
Mortgage-backed securities—residential	662,084

$764,550

     Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
March 31, 2011	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Government agencies and corporations	$15,868	$385	—	—	$15,868	$385
States and political subdivisions—tax exempt	4,723	116		—	4,723	116
States and political subdivisions—taxable	5,744	104	—	—	5,744	104
Marketable equity securities	1,722	9	—	—	1,722	9
Mortgage-backed securities—residential	246,999	2,955	—	—	246,999	2,955
Collateralized debt obligation	791	12	—	—	791	12

Total temporarily impaired	$275,847	$3,581	$—	$—	$275,847	$3,581

	Less than 12 Months		12 Months or Longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
December 31, 2010	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Government agencies and corporations	$20,725	$382	—	—	$20,725	$382
States and political subdivisions—tax exempt	5,191	128		—	5,191	128
States and political subdivisions—taxable	8,198	227	—	—	8,198	227
Marketable equity securities	74	28	—	—	74	28
Mortgage-backed securities—residential	255,676	4,696	—	—	255,676	4,696
Corporate bonds	—	—	—	—	—	—
Collateralized debt obligation	795	12	—	—	795	12

Total temporarily impaired	$290,659	$5,473	$—	$—	$290,659	$5,473

     As of March 31, 2011, the Company’s security portfolio consisted of 197 securities, 71 of which were in an unrealized loss position. As of December 31, 2010, the Company’s security portfolio consisted of 106 securities, 77 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s mortgage-backed securities.
     The mortgage-backed securities at March 31, 2011 and December 31, 2010, were issued by U.S. government-sponsored entities and agencies, institutions which the government has affirmed its commitment to support. Unrealized losses associated with these securities are attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is not more likely than not that it will be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at March 31, 2011 or December 31, 2010.

Note 4—Loans
     Major categories of loans are as follows:

	March 31, 2011	December 31, 2010
Real estate mortgage loans:
Commercial	$1,512,703	$1,042,211
Residential	497,712	318,977
Construction and vacant land	404,755	130,019
Commercial and agricultural loans	279,232	103,524
Indirect auto loans	40,653	28,038
Home equity loans	183,590	104,955
Other consumer loans	19,479	14,807

Total loans	2,938,124	1,742,531

Net deferred loan costs	1,644	216

Loans, net of deferred loan costs	$2,939,768	$1,742,747

     Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired (“PCI”), and (ii) non PCI loans. Loans originated by the Company and loans acquired through the acquisition of TIBB and Capital Bank are excluded from the loss sharing agreements and are classified as “not covered”. Additionally, certain consumer loans acquired through the acquisition of failed banks from the FDIC are specifically excluded from the loss sharing agreements.
     Loans acquired are recorded at fair value in accordance with acquisition accounting, exclusive of the loss sharing agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, the Company accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:
•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.
     From these pools, the Company used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each loan pool. The Company evaluates, at each balance sheet date, whether the present value of the cash flows from the loan pools, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.
     Resulting from the acquisition of Capital Bank Corp., purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

Contractually required payments	$1,318,702
Nonaccretable difference	(98,777)

Cash flows expected to be collected at acquisition	1,219,925
Accretable yield	(163,892)

Fair value of acquired loans at acquisition	$1,056,033

     Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Three Months Ended
March 31, 2011
Balance, beginning of period	$292,805
New loans purchased	163,892
Accretion of income	(29,916)
Reclassifications from nonaccretable difference	—
Disposals	—

Balance, end of period	$426,781

     The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to acquisition by the Company. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial recorded investment in the PCI loans, which was their fair value at the time of the acquisition. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:
•	the estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	the estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	indices for PCI loans with variable rates of interest.
     For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.
     Because of the loss protection provided by the FDIC, the risks of NAFH NB’s loans and foreclosed real estate are significantly different from those assets not covered under the loss share agreement. Accordingly, the Company presents loans subject to the loss share agreements as “covered loans” in the information below and loans that are not subject to the loss share agreement as “noncovered loans.”

Non-covered Loans
The following is a summary of the major categories of non-covered loans outstanding as of March 31, 2011 and December 31, 2010:

			Total
		Non PCI	Noncovered
March 31, 2011	PCI Loans	Loans	Loans
Real estate mortgage loans
Commercial	$1,047,649	$79,747	$1,127,396
Residential	372,240	39,973	412,213
Construction and vacant land	305,904	13,540	319,444
Commercial and agricultural loans	194,997	53,817	248,814
Indirect auto loans	18,325	22,328	40,653
Home equity loans	25,347	87,936	113,283
Other consumer loans	7,924	11,555	19,479

Total loans	1,972,386	308,896	2,281,282
Net deferred loan costs	—	1,644	1,644

Loans, net of deferred loan costs	$1,972,386	$310,540	$2,282,926

			Total
		Non PCI	Noncovered
December 31, 2010	PCI Loans	Loans	Loans
Real estate mortgage loans
Commercial	$599,820	$18,043	$617,863
Residential	213,982	15,918	229,900
Farmland	12,083	—	12,083
Construction and vacant land	38,956	1,864	40,820
Commercial and agricultural loans	55,741	15,633	71,374
Indirect auto loans	21,743	6,295	28,038
Home equity loans	4,353	27,010	31,363
Other consumer loans	8,805	6,001	14,806

Total loans	955,483	90,764	1,046,247
Net deferred loan costs	—	216	216

Loans, net of deferred loan costs	$955,483	$90,980	$1,046,463

Covered Loans
The following is a summary of the major categories of covered loans outstanding as of March 31, 2011 and December 31, 2010:

		Non PCI	Total Covered
March 31, 2011	PCI Loans	Loans	Loans
Real estate mortgage loans
Commercial	$385,307	$—	$385,307
Residential	85,499	—	85,499
Construction and vacant land	85,311	—	85,311
Commercial and agricultural loans	28,136	2,282	30,418
Home equity loans	—	70,307	70,307

Total loans	$584,253	$72,589	$656,842

		Non PCI	Total Covered
December 31, 2010	PCI Loans	Loans	Loans
Real estate mortgage loans
Commercial	$412,266	$—	$412,266
Residential	89,077	—	89,077
Construction and vacant land	89,199	—	89,199
Commercial and agricultural loans	29,592	2,558	32,150
Home equity loans	—	73,592	73,592

Total loans	$620,134	$76,150	$696,284

     The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of March 31, 2011 by class of loans:

Greater than 90 Days
Past Due and Still
	30-89 Days Past Due		Accruing/Accreting		Nonaccrual
Non-purchased credit impaired		Non-		Non-		Non-
loans	Covered	Covered	Covered	Covered	Covered	Covered	Total
Commercial real estate:
Land, lot and construction	$—	$—	$—	$—	$—	$—	$—
Real estate—non-owner occupied	—	—	—	—	—	—	—
Real estate—owner occupied	—	—	—	—	—	—	—
Consumer real estate:
Residential mortgage	—	—	—	—	—	—	—
Home equity lines	1,300	516	2,505	—	—	—	4,321
Commercial and industrial	20	—	90	—	—	—	110
Prime indirect auto loans	—	—	—	—	—	—	—
Sub-prime indirect auto loans	—	—	—	—	—	—	—
Other consumer loans	—	65	—	—	—	—	65

Total loans	$1,320	$581	$2,595	$—	$—	$—	$4,496

			Greater than 90 Days
			Past Due and Still
	30-89 Days Past Due		Accruing/Accreting		Nonaccrual
		Non-		Non-		Non-
Purchased credit impaired loans	Covered	Covered	Covered	Covered	Covered	Covered	Total
Commercial real estate:
Land, lot and construction	$455	$14,822	$54,920	$61,243	$—	$—	$131,440
Real estate—non-owner occupied	4,256	16,057	26,832	17,638	—	—	64,783
Real estate—owner occupied	5,681	8,439	9,526	31,730	—	—	55,376
Consumer real estate:
Residential mortgage	4,380	6,760	30,536	16,939	—	—	58,615
Home equity lines	1,244	529	1,267	1,239	—	—	4,279
Commercial and industrial	702	7,224	3,586	3,565	—	—	15,077
Prime indirect auto loans	—	118	—	60	—	—	178
Sub-prime indirect auto loans	—	260	—	56	—	—	316
Other consumer loans	—	178	—	236	—	—	414

Total loans	$16,718	$54,387	$126,667	$132,706	$—	$—	$330,478

     Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.
     There were no troubled debt restructurings as of March 31, 2011.
Credit Quality Indicators
     The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:
•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•	Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•	Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•	Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
     The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at March 31, 2011:

		Special
	Pass	Mention	Substandard	Doubtful	Total
Commercial real estate:
Land, lot and construction	$13,483	$74	$45	$—	$13,602
Real estate- non-owner occupied	32,225	—	—	—	32,225
Real estate—owner occupied	41,647	—	2,115	—	43,762
Consumer real estate:
Residential mortgage	45,439	—	—	—	45,439
Home equity lines	152,047	1,589	4,593	—	158,229
Commercial and industrial	52,633	17	382	—	53,032
Prime indirect auto loans	22,281	—	—	—	22,281
Sub-prime indirect auto loans	47	—	—	—	47
Other consumer loans	12,343	20	505	—	12,868

Total loans	$372,145	$1,700	$7,640	$—	$381,485

     The credit impact of purchased impaired loans is primarily determined by estimates of expected cash flows. Such estimates are influenced by a number of credit related items which may include, but are not limited to, estimated real estate values, payment patterns, economic environment, LTV ratios and origination dates.
Note 5—FDIC Indemnification Asset
     The following is a summary of the year to date activity in the FDIC indemnification asset.

Balance, December 31, 2010	$91,467
Increase due to acquisitions	—
Accretion	318
Reimbursable losses claimed	(14,188)

Balance, March 31, 2011	$77,597

Note 6—Allowance for Loan Losses
     Activity in the allowance for loan losses for the three months ended March 31, 2011 and 2010 follows:

	Three Months	Three Months
	Ended March 31, 2011	Ended March 31, 2010
Balance, beginning of period	$753	$—
Provision for loan losses charged to expense	1,545	—
Loans charged off	(11)	—
Recoveries of loans previously charged off	—	—

Balance, end of period	$2,287	$—

     Activity in the allowance for loan losses for the three months ended March 31, 2011 is as follows:

	December 31,
	2010	Provision	Net Charge-offs	March 31, 2011
Real estate mortgage loans:
Commercial	$149	$610	$—	$759
Residential	215	236	—	451
Construction and vacant land	25	190	—	215
Commercial and agricultural loans	133	417	—	550
Indirect auto loans	184	44	(11)	217
Home equity loans	33	37	—	70
Other consumer loans	14	11	—	25

Total loans	$753	$1,545	$(11)	$2,287

	Allowance for Loan Losses			Loans
	Individually	Collectively		Individually
	Evaluated	Evaluated	Purchased	Evaluated	Collectively	Purchased
	for	for	Credit-	for	Evaluated for	Credit-
March 31, 2011	Impairment	Impairment	Impaired	Impairment	Impairment(1)	Impaired
Real estate mortgage loans:
Commercial	$—	$759	$—	$—	$79,747	$1,432,956
Residential	—	451	—	—	39,973	457,739
Construction and vacant land	—	215	—	—	13,540	391,215
Commercial and agricultural	—	550	—	—	56,099	223,133
Indirect auto loans	—	217	—	—	22,328	18,325
Home equity loans	—	70	—	—	158,243	25,347
Other consumer loans	—	25	—	—	11,555	7,924

Total loans	$—	$2,287	$—	$—	$381,485	$2,556,639

Note 7—Capital Adequacy
     The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements result in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Banks to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Banks must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At March 31, 2011 and December 31, 2010 the Banks maintained capital ratios exceeding the requirement to be considered adequately capitalized. These minimum ratios along with the actual ratios for the Company, TIBB, Capital Bank Corp. and the Banks as of March 31, 2011 and December 31, 2010 are presented in the following table.

	Well	Adequately
	Capitalized	Capitalized	March 31, 2011	December 31,
	Requirement	Requirement	Actual	2010 Actual
Tier 1 Capital (to Average Assets)
Consolidated	N/A	≥ 4.0%	19.2%	24.3%
TIBB	N/A	≥ 4.0%	9.0%	8.2%
Capital Bank Corp.	N/A	≥ 4.0%	10.0%	N/A
TIB Bank	≥ 5.0%	≥ 4.0%	8.4%	8.1%
NAFH NB Bank	≥ 5.0%	≥ 4.0%	12.7%	12.1%
Capital Bank	≥ 5.0%	≥ 4.0%	8.8%	N/A

Tier 1 Capital (to Risk Weighted Assets)
Consolidated	N/A	≥ 4.0%	30.8%	41.8%
TIBB	N/A	≥ 4.0%	14.2%	13.4%
Capital Bank Corp.	N/A	≥ 4.0%	13.2%	N/A
TIB Bank	≥ 6.0%	≥ 4.0%	13.2%	13.1%
NAFH NB Bank	≥ 6.0%	≥ 4.0%	45.8%	17.1%
Capital Bank	≥ 6.0%	≥ 4.0%	11.6%	N/A

Total Capital (to Risk Weighted Assets)
Consolidated	N/A	≥ 8.0%	31.1%	41.9%
TIBB	N/A	≥ 8.0%	14.3%	13.4%
Capital Bank Corp.	N/A	≥ 8.0%	13.6%	N/A
TIB Bank	≥ 10.0%	≥ 8.0%	13.3%	13.1%
NAFH NB Bank	≥ 10.0%	≥ 8.0%	46.2%	17.1%
Capital Bank	≥ 10.0%	≥ 8.0%	12.0%	N/A
     Management believes, as of March 31, 2011, that the Company, TIBB, Capital Bank Corp. and the Banks meet all capital requirements to which they are subject. Tier 1 Capital for the Company, TIBB and Capital Bank Corp. includes trust preferred securities to the extent allowable.
     The ability of the Banks to pay dividends to the Company is restricted under state banking laws. Declaration of dividends by TIB Bank in 2010 would have required regulatory approval. During 2011 and 2010, no dividends were declared by the Banks.
Note 8—Fair Value Measurements
     ASC 820-10 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
     Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
     Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
     Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Valuation of Investment Securities
     The fair values of securities available for sale are determined by: 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs); 2) matrix pricing, which is a mathematical technique widely used in the financial markets to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs); and 3) for collateralized debt obligations, certain corporate debt securities that are not actively traded and certain other assets and liabilities recorded at fair value in connection with the application of the acquisition method of accounting, custom discounted cash flow modeling (Level 3 inputs).
     As of March 31, 2011, the Company owned a collateralized debt security where the underlying collateral is comprised primarily of trust preferred securities of banks and insurance companies and certain corporate debt securities which are not actively traded. The inputs used in determining the estimated fair value of these securities are Level 3 inputs. In determining their estimated fair value, management utilizes a discounted cash flow modeling valuation approach. Discount rates utilized in the modeling of these securities are estimated based upon a variety of factors including the market yields of publicly traded trust preferred securities of larger financial institutions and other non-investment grade corporate debt. Additionally, cash flows utilized in the modeling of the collateralized debt obligation security were based upon actual default history of the underlying issuers and issuer specific assumptions of estimated future defaults of the underlying issuers.
Mortgage Loans Held for Sale
     Mortgage loans held for sale are carried at the lower of cost or estimated fair value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustment for mortgage loans held for sale is classified as nonrecurring Level 2.
Valuation of Impaired Loans and Other Real Estate Owned
     The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals and other available observable market information. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis
     Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at March 31, 2011
		Using
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Other	Unobservable
		Identical Assets	Observable	Inputs
	March 31, 2011	(Level 1)	Inputs (Level 2)	(Level 3)
Assets:
Trading securities	$602	$602	$—	$—

Available for sale securities
U.S. Government agencies and corporations	$62,205	$—	$62,205	$—
States and political subdivisions—tax exempt	27,084	—	27,084	—
States and political subdivisions—taxable	7,131		7,131
Marketable equity securities	1,861	1,861	—	—
Mortgage-backed securities—residential	662,084	—	662,084	—
Corporate bonds	3,394	—	2,287	1,107
Collateralized debt obligations	791	—	—	791

Available for sale securities	$764,550	$1,861	$760,791	$1,898

		Fair Value Measurements at December 31, 2010
		Using
		Quoted Prices
		in Active	Significant	Significant
		Markets for	Other	Unobservable
		Identical Assets	Observable	Inputs
	December 31, 2010	(Level 1)	Inputs (Level 2)	(Level 3)
Assets:
U.S. Government agencies and corporations	$49,133	$—	$49,133	$—
States and political subdivisions—tax exempt	5,792	—	5,792	—
States and political subdivisions—taxable	9,354	—	9,354	—
Marketable equity securities	74	—	74	—
Mortgage-backed securities—residential	412,213	—	412,213	—
Corporate bonds	2,105	—	2,105	—
Collateralized debt obligations	795	—	—	795

Available for sale securities	$479,466	$—	$478,671	$795

     The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2011 and held at March 31, 2011. No assets were measured at fair value using Level 3 inputs during the three months ended March 31, 2010.

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Three Months Ended March 31, 2011
		Collateralized Debt
	Corporate Bonds	Obligations
Beginning balance, January 1,	$—	$795
Acquired through acquisition of Capital Bank Corporation	1,107	—
Included in earnings—other than temporary impairment	—	—
Included in other comprehensive income	—	(4)
Transfer in to Level 3	—	—

Ending balance March 31,	$1,107	$791

Assets and Liabilities Measured on a Non-Recurring Basis
     Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

Fair Value Measurements at March 31, 2011 Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Other real estate owned	$—	$—	$77,636
Other repossessed assets	—	108	—

Fair Value Measurements at December 31, 2010 Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Other real estate owned	$—	$—	$70,817
Other repossessed assets	—	137	—
The carrying amounts and estimated fair values of financial instruments, at March 31, 2011 and December 31, 2010 are as follows:

	March 31, 2011		December 31, 2010
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Financial assets:
Cash and cash equivalents	$719,804	$719,804	$886,925	$886,925
Investment securities	765,402	765,402	479,716	479,716
Loans, net	2,938,905	2,947,097	1,741,994	1,781,181
FDIC indemnification asset	77,597	77,597	91,467	91,467
Federal reserve, federal home loan bank and independent bankers’ bank stock	30,735	30,735	23,465	23,465
Accrued interest receivable	14,107	14,107	8,286	8,286

Financial liabilities:
Non-contractual deposits	$1,507,529	$1,507,529	$906,742	$906,742
Contractual deposits	2,031,193	2,034,276	1,353,510	1,355,099
Federal Home Loan Bank Advances	280,151	279,278	243,067	242,522
Short-term borrowings	50,650	50,649	61,969	61,969
Long term borrowings	55,899	55,899	—	—
Subordinated debentures	41,459	41,704	22,887	25,267
Accrued interest payable	9,055	9,055	9,334	9,334
     The methods and assumptions used to estimate fair value are described as follows:
     Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, noncontractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Reserve, Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair values of long-term debt are based on current rates for similar financing. The fair value of off-balance sheet items that includes commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.

Note 9—Other Real Estate Owned
     Activity in other real estate owned is as follows:

		Three Months
	Three Months Ended	Ended March 31,
	March 31, 2011	2010
Balance, beginning of period	$70,817	$—
Increase due to acquisitions	15,118	—
Real estate acquired	13,713	—
Property sold	(15,115)	—

Balance, end of period	$84,533	$—

Note 10—Stock-Based Compensation
     As of March 31, 2011, the Company had one compensation plan under which shares of its common stock are issuable in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards and stock bonus awards. This is its 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan was effective December 22, 2009 and expires on December 22, 2019, the tenth anniversary of the effective date. The maximum number of shares of common stock of the Company that may be optioned or awarded through the 2019 expiration of the plan is 5,750 shares (limited to 10% of outstanding shares of common stock) of which up to 70% may be granted pursuant to stock options and up to 30% may be granted pursuant to restricted stock and restricted stock units. If any awards granted under the Plan are forfeited or any option terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of stock shall again be available for awards under the Plan. As of December 31, 2010, no awards had been granted.
     The following table summarizes the components and classification of stock-based compensation expense for the three months ended March 31, 2011. As there were no outstanding, unvested equity awards prior to the first quarter of 2011, no stock-based compensation expense was recorded in prior periods.

Three Months Ended
March 31, 2011
Stock options	$376
Restricted stock	169

Total stock-based compensation expense	$545

Salaries and employee benefits	$470
Other expense	75

Total stock-based compensation expense	$545

     The tax benefit related to stock-based compensation expense arising from restricted stock awards and non-qualified stock options was approximately $210 for the three months ended March 31, 2011.
Stock Options
     Under the 2010 Plan, the exercise price for common stock must equal at least 100 percent of the fair market value of the stock on the day an option is granted. The exercise price under an incentive stock option granted to a person owning stock representing more than 10 percent of the common stock must equal at least 110 percent of the fair market value at the date of grant, and such option is not exercisable after five years from the date the incentive stock option was granted. The Board of Directors may, at its discretion, provide that an option not be exercised in whole or in part for any period or periods of time as specified in the option agreements. No option may be exercised after the expiration of ten years from the date it is granted. Stock options granted during the first quarter of 2011 vest over a service period of approximately 2 years.

     The fair value of each option is estimated as of the date of grant using the Black-Scholes Option Pricing Model. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The assumptions for the current period grants were developed based on ASC 718 and SEC guidance contained in Staff Accounting Bulletin (SAB) No. 107, “Share-Based Payment.” The following table summarizes the weighted average assumptions used to compute the grant-date fair value of options granted during the three months ended March 31, 2011.

Three Months Ended
March 31, 2011
Dividend yield	0.00%
Risk-free interest rate	2.55%
Expected option life	5 years
Volatility	33%
Weighted average grant-date fair value of options granted	$4.61
•	The dividend yield assumption is consistent with management expectations of dividend distributions based upon the Company’s business plan. An increase in dividend yield will decrease stock compensation expense.

•	The risk-free interest rate was developed using the U.S. Treasury yield curve for periods equal to the expected life of the options on the grant date. An increase in the risk-free interest rate will increase stock compensation expense.

•	The expected option life for the current period grants was estimated using the vesting period, the term of the option and estimates of future exercise behavior patterns. An increase in the option life will increase stock compensation expense.

•	The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.
     ASC 718 requires the recognition of stock-based compensation for the number of awards that are ultimately expected to vest. During the three months ended March 31, 2011, stock based compensation expense was recorded based upon estimates that we would experience no forfeitures. Our estimate of forfeitures will be reassessed in subsequent periods based on historical forfeiture rates and may change based on new facts and circumstances. Any changes in our estimates will be accounted for prospectively in the period of change.
     As of March 31, 2010, unrecognized compensation expense associated with stock options was $10,029 which is expected to be recognized over a weighted average period of approximately 2 years.
     A summary of the stock option activity in the 2010 plan is as follows:

		Weighted
		Average
		Exercise Price
	Shares	Per Share
Balance, January 1, 2011	—	$—
Granted	2,236	20.00
Exercised	—	—
Expired or forfeited	—	—

Balance, March 31, 2011	2,236	$20.00
     The weighted average remaining term for outstanding stock options was approximately 9 years at March 31, 2011. The aggregate intrinsic value at March 31, 2011 was $0 for stock options outstanding and $0 for stock options exercisable. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the market price of the Company’s common stock as of the reporting date. There were no options exercisable at March 31, 2011 or December 31, 2010.

     Options outstanding at March 31, 2011 were as follows:

	Outstanding Options			Options Exercisable
		Weighted	Weighted
		Average	Average		Weighted
		Remaining	Exercise		Average
		Contractual	Price Per		Exercise
Exercise Prices	Number	Life	Share	Number	Price
$20.00	2,236	8.73 years	$20.00	—	N/A

Restricted Stock
     Restricted stock provides the grantee with voting, dividend and anti-dilution rights equivalent to common shareholders, but is restricted from transfer until vested, at which time all restrictions are removed. Vesting for restricted shares is based upon the performance of the Company’s common stock. The terms of the restricted stock awards granted during the first quarter of 2011 provide for vesting upon the achievement of stock price goals as follows: 1) 33% at $25.00 per share; 2) 33% at $28.00 per share; and 3) 33% at $32.00 per share. Achievement of stock price goals is generally defined as the average closing price of the shares for any consecutive 30-day trading period exceeding the applicable price target.
     The fair value of each restricted stock award is estimated as of the date of grant using a risk-neutral Monte Carlo simulation model that projected the Company’s stock price over 10,000 random scenarios in order to assess the stock price along those paths where vesting conditions are met. The value of the restricted stock award is equal to the weighted average present value of the terminal projected stock price of all 10,000 paths, where paths are set to $0 when vesting conditions are not met or the awards are forfeited. This model requires the input of subjective assumptions that will usually have a significant impact on the fair value estimate. The following table summarizes the weighted average assumptions used to compute the grant-date fair value of restricted stock awards granted during the three months ended March 31, 2011.

Three Months Ended
March 31, 2011
Starting share price (based upon most recent trade)	$17.00
Risk-free interest rate	Forward Treasury Curve
Market risk premium	0.00%
Volatility (annual/monthly)	33% / 9.4%
Annual forfeiture estimate	5.00%
Weighted average grant-date fair value of restricted stock awards granted	$10.56
•	An increase in the risk-free interest rate will increase stock compensation expense.

•	The volatility was estimated using a peer group assessment for periods approximating the expected option life. Appropriate weight is attributed to financial theory, according to which the volatility of an institution’s equity should be related to the volatility of its assets and the entity’s financial leverage. An increase in the volatility will increase stock compensation expense.

•	An increase in the annual forfeiture estimate will decrease stock compensation expense.
     The value of the restricted stock is being amortized on a straight-line basis over the implied service periods. No restricted stock awards vested during the three months ended March 31, 2011.
     A summary of the restricted stock activity in the plan is as follows:

		Weighted
		Average
		Grant-Date
		Fair Value Per
	Shares	Share
Balance, January 1, 2011	—	$—
Granted	1,030	10.56
Vested	—	—
Expired or forfeited	—	—

Balance, March 31, 2011	1,030	$10.56
     As of March 31, 2011, unrecognized compensation expense associated with restricted stock awards was $11,522, which is expected to be recognized over a weighted average period of approximately 4 years.

Acquired Institutions’ Equity Incentive Plans
     As of March 31, 2011, the Company’s subsidiary, Capital Bank Corp. has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is the Capital Bank Corporation Equity Incentive Plan (the “Capital Plan”), which was approved by its shareholders. Under the Capital Plan, the Board of Directors of Capital Bank Corp. may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee. The maximum number of shares of common stock of Capital Bank Corp. that may be optioned or awarded through the expiration of the plan is 1,150 shares. If options or awards granted under the Capital Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At March 31, 2011, shares available for grant under the Capital Plan were 605.
     As of March 31, 2011, the Company’s subsidiary, TIB Financial Corp. has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “TIB Plan”), which was approved by its shareholders. Under the TIB Plan, the Board of Directors of TIB Financial Corp. may grant nonqualified stock–based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee. The maximum number of shares of common stock of TIB Financial Corp. that may be optioned or awarded through the 2014 expiration of the plan is 250 shares, no more than 200 of which may be issued pursuant to awards granted in the form of restricted shares. If options or awards granted under the TIB Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At March 31, 2011, shares available for grant under the TIB Plan were 243.
     As the awards outstanding under the equity incentive plans of acquired subsidiaries have exercise prices which exceed the current respective stock prices, management believes these outstanding options to be immaterial to the Company’s consolidated financial statements.
Note 11—Subsequent Events
     Effective April 29, 2011, the Company merged its subsidiary TIB Bank, (the “Merger”) with and into NAFH National Bank (“NAFH Bank”), a national banking association.
On May 5, 2011, the Company entered into an Investment Agreement with GreenBankshares, Inc. (“GreenBank”) pursuant to which NAFH has agreed to acquire approximately 120,000 shares of the Company’s common stock at a per share purchase price of $1.81, for a total investment of approximately $217,000. The transaction, which is subject to shareholder and regulatory approval, as well as the satisfaction of other customary closing conditions, is expected to be consummated in the third quarter of 2011. Subsequent to the announcement of the GreenBank investment, a class action lawsuit was filed against the Company, GreenBank and its directors by one of GreenBank’s shareholders. The complaint alleges that the individual defendants breached their fiduciary duties by accepting a sale price for the shares to be sold to NAFH that was unfair to GreenBank’s shareholders. The complaint also alleges that GreenBank and NAFH aided and abetted these breaches of fiduciary duty. It seeks injunctive relief and/or rescission of the proposed investment by NAFH and fees and expenses in an unspecified amount. The Company and the individual defendants collectively intend to vigorously defend themselves against these class action allegations.

North American Financial Holdings, Inc.
Consolidated Financial Statements as of and for the Year Ended
December 31, 2010 and as of December 31, 2009 and for the Period from November 30, 2009 to December 31, 2009

Report of Independent Registered Certified Public Accounting Firm
To the Board of Directors and Shareholders of
North American Financial Holdings, Inc.
In our opinion, based on our audit and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders’ equity and cash flows present fairly, in all material respects, the financial position of North American Financial Holdings, Inc. and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for the year ended December 31, 2010 and the period from November 30, 2009 (date of inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of TIB Financial Corp., a 98.7% owned subsidiary, which statements reflect total assets (in thousands) of $1,756,866 as of December 31, 2010 and total net interest income after provision for loan losses (in thousands) of $12,030 for the three months then ended. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for North American Financial Holdings, Inc., is based solely on the report of the other auditors. We conducted our audit of these statements in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
June 23, 2011
Ft. Lauderdale, Florida

North American Financial Holdings, Inc.
Consolidated Balance Sheets
December 31, 2010 and 2009

(dollars and shares in thousands, except per share data)	2010	2009
Assets
Cash and due from banks	$886,925	$526,711
Investment securities held to maturity (estimated fair value $250)	250	—
Investment securities available for sale (amortized cost $483,929)	479,466	—

Loans, net of deferred loan costs and fees	1,742,747	—
Less: Allowance for loan losses	753	—

Loans, net	1,741,994	—

Other real estate owned	70,817	—
Receivable from FDIC	46,585	—
Indemnification asset	91,467	—
Premises and equipment, net	44,078	—
Goodwill	36,616	—
Intangible assets, net	15,154	—
Deferred income tax asset	16,789	50
Accrued interest receivable and other assets	66,850	—

Total assets	$3,496,991	$526,761

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing demand	$295,713	$—
Interest-bearing	1,964,384	—

Total deposits	2,260,097	—

Federal Home Loan Bank (FHLB) advances	243,067	—
Short-term borrowings	61,969	—
Long-term borrowings	22,887	—
Accrued interest payable and other liabilities	27,735	441

Total liabilities	2,615,755	441

Shareholders’ Equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	—	—
Common stock-Class A $0.01 par value: 200,000 shares authorized, 21,384 and 19,181 shares issued and outstanding	214	192
Common stock-Class B $0.01 par value: 200,000 shares authorized, 23,736 and 8,726 shares issued and outstanding	237	87
Additional paid in capital	865,673	526,133
Retained earnings (accumulated deficit)	11,938	(92)
Accumulated other comprehensive loss	(2,759)	—
Noncontrolling interest	5,933	—

Total shareholders’ equity	881,236	526,320

Total Liabilities and Shareholders’ Equity	$3,496,991	$526,761

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.
Consolidated Statements of Income
Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to
December 31, 2009

(dollars in thousands)	2010	2009
Interest and dividend income
Loans, including fees	$36,429	$—
Investment securities	2,713	—
Interest-bearing deposits in other banks	3,462	72
Federal Home Loan Bank stock	141	—

Total interest and dividend income	42,745	72

Interest expense
Deposits	4,656	—
Long-term debt-subordinated debentures	458	—
Federal Home Loan Bank advances	931	—
Borrowings	189	—

Total interest expense	6,234	—

Net interest income	36,511	72
Provision for loan losses	753	—

Net interest income after provision for loan losses	35,758	72

Noninterest income
Service charges on deposit accounts	1,992	—
Fees on mortgage loans originated and sold	449	—
Investment advisory and trust fees	354	—
Gain on acquisition of banks	15,175	—
Other income	1,645	—

Total noninterest income	19,615	—

Noninterest expense
Salaries and employee benefits	17,229	40
Net occupancy and equipment expense	4,629	—
Professional fees	11,721	—
Other expense	10,798	174

Total noninterest expense	44,377	214

Income (loss) before income taxes	10,996	(142)
Income tax benefit	1,041	50

Net income before attribution of noncontrolling interests	12,037	(92)
Net income attributable to noncontrolling interests	7	—

Net income attributable to North American Financial Holdings, Inc.	$12,030	$(92)

Basic and diluted income (loss) per share	$0.31	$(0.01)

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.
Statements of Changes in Shareholders’ Equity
Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009

	Shares		Shares			Retained	Accumulated
	Common		Common		Additional	Earnings	Other
	Stock	Class A	Stock	Class B	Paid in	(Accumulated	Comprehensive	Noncontrolling	Total
(dollars and shares in thousands)	Class A	Stock	Class B	Stock	Capital	Deficit)	Loss	Interest	Equity
Balance, November 30, 2009 (Inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	19,181	192	8,726	87	526,133				526,412
Net loss						(92)			(92)

Balance, December 31, 2009	19,181	192	8,726	87	526,133	(92)	—	—	526,320
Comprehensive income
Net income						12,030		7	12,037
Other comprehensive loss
Net market valuation adjustment on securities available for sale, net of $1,327 tax benefit
Other comprehensive loss							(2,759)	(29)	(2,788)

Comprehensive income									9,249

Issuance of common stock	2,203	22	15,010	150	339,540			—	339,712
Origination of noncontrolling interest								5,955	5,955

Balance, December 31, 2010	21,384	$214	23,736	$237	$865,673	$11,938	$(2,759)	$5,933	$881,236

The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.
Consolidated Statements of Cash Flow
Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to
December 31, 2009

(dollars in thousands)	2010	2009
Cash flows from operating activities
Net income (loss)	$12,037	$(92)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Accretion of acquired loans	(30,480)	—
Depreciation and amortization	(980)	—
Provision for loan losses	752	—
Deferred income tax benefit (loss)	(159)	—
Net amortization of investment premium/discount	1,931	—
Net deferred loan costs	(216)	—
Gain on acquisition of banks	(15,175)	—
Mortgage loans originated for sale	(22,194)	—
Proceeds from sales of mortgage loans held for sale, net of fees	18,493	—
Change in accrued interest receivable and other asset	1,336	(50)
Change in accrued interest payable and other liabilities	(7,090)	441

Net cash (used in) provided by operating activities	(41,745)	299

Cash flows from investing activities
Purchases of investment securities available for sale	(211,775)	—
Sales of investment securities available for sale	22,204	—
Repayments of principal and maturities of investment securities available for sale	87,173	—
Cash received on TIB Financial Corp. acquisition	54,665	—
Cash paid on FNB acquisition, net of cash acquired	(29,751)	—
Cash received on Metro bank acquisition, net of cash paid	75,076	—
Cash received on Turnberry acquisition	57,279	—
Net purchase of FHLB and Federal Reserve stock	(2,849)	—
Principal repayments on loans, net of loans originated or acquired	54,338	—
Purchases of premises and equipment	(1,277)	—
Proceeds from sales of OREO	12,253	—

Net cash provided by investing activities	117,336	—

Cash flows from financing activities
Net increase in demand, money market and savings accounts	31,062	—
Net decrease in time deposits	(58,427)	—
Net decrease in brokered time deposits	(314)	—
Net increase in federal funds purchased and securities sold under agreements to repurchase	4,430	—
Net decrease in long term repurchase agreements	(10,000)	—
Net repayment of long term FHLB advances	(21,840)	—
Net proceeds from issuance of common shares	339,712	526,412

Net cash provided by financing activities	284,623	526,412

Net increase in cash and cash equivalents	360,214	526,711

Cash and cash equivalents
Beginning of period	526,711	—

End of period	$886,925	$526,711

Supplemental disclosures of cash paid
Interest paid	$7,387	$—
Income taxes paid	$500	$—
Supplemental disclosures of noncash transactions
Other real estate acquired from borrowers	$20,009	$—
The accompanying notes are an integral part of these financial statements.

North American Financial Holdings, Inc.
Notes to Consolidated Financial Statements
December 31, 2010 and 2009
(dollars and shares in thousands)
1.	Summary of Significant Accounting Policies
Principles of Consolidation and Nature of Operations
North American Financial Holdings, Inc. (“NAFH” or the “Company”) is a bank holding company incorporated in Delaware and headquartered in Florida whose business is conducted primarily through our subsidiaries, NAFH National Bank (“NAFH NB”) and TIB Financial Corp. (“TIBB”; parent company of TIB Bank and Naples Capital Advisors, Inc.) (collectively referred to as the Company’s subsidiary banks or the “Banks”). All significant inter-company accounts and transactions have been eliminated in consolidation. As of December 31, 2010, NAFH had a total of fifty full service banking offices located in southern Florida and throughout South Carolina.
On July 16, 2010, NAFH NB acquired the operations and certain assets and liabilities from the Federal Deposit Insurance Corporation (“FDIC”) as receiver of three failed banks: the former Metrobank of Dade County, the former Turnberry Bank and the former First National Bank of the South. On September 30, 2010, NAFH acquired a controlling interest in TIB Financial Corp. See Note 2—Acquisitions for information about the Company’s acquired operations. On January 28, 2011, the Company acquired a controlling interest in Capital Bank Corporation, see Note 20. The Company’s subsidiary banks offer a wide range of commercial and retail banking and financial services to businesses and individuals. Account services include checking, interest-bearing checking, money market, certificates of deposit and individual retirement accounts. The Banks offers all types of commercial loans, including: owner-operated commercial real estate; acquisition, development and construction; income-producing properties; working capital; inventory and receivable facilities; and equipment loans. Consumer loan products include residential real estate, installment loans, home equity, home equity lines and auto and boat loans.
The accounting and reporting policies conform to accounting principles generally accepted in the United States of America. The following is a summary of the more significant of these policies.

Operating Segments
While the chief decision-makers monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company wide basis. As operating results for all segments are similar, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates and Assumptions
To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change include the determination of the allowance for loan losses, determination of fair value, determination of impairment of financial instruments, goodwill and intangible assets and the determination of deferred income tax assets and liabilities. Changes in assumptions or in market conditions could significantly affect the fair value estimates. Due to the acquisitions discussed in more detail in Note 2-Acquisitions, the measurement of assets acquired and liabilities assumed at their estimated fair values represent material estimates which are subject to change during the measurement period.

Cash and Cash Equivalents
For purposes of the consolidated statement of cash flows, cash and cash equivalents include cash on hand and items with an original maturity of three months or less, including amounts due from banks, federal funds sold, and interest-bearing deposits at the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Atlanta. Net cash flows are reported for customer loan and deposit transactions and short term borrowings.

Investment Securities and Other than Temporary Impairment
Investment securities which may be sold prior to maturity are classified as available for sale and are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost and are included in other assets on the balance sheets. Investment securities where the Company has both the intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are realized on the trade date and determined using the specific identification method based on the amortized cost of the security sold.
Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds fair value, the duration of that market decline, the financial health of and specific prospects for the issuer(s) and our ability and intention with regard to holding the security.
Management evaluates securities for other-than-temporary impairment (“OTTI”) at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.
In determining OTTI under accounting guidance, management considers many factors, including but not limited to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.
When OTTI occurs, the amount of the impairment recognized in earnings depends on whether management intends to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss. If management intends to sell or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, less any current-period credit loss, the impairment is required to be recognized in earnings equal to the entire difference between the investment’s amortized cost basis and its fair value at the balance sheet date. If management does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current-period loss, the impairment is separated into the amount representing the credit loss and the amount related to all other factors. The amount of impairment related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the impairment related to other factors is recognized in other comprehensive income, net of applicable taxes. The previous amortized cost basis less the OTTI recognized in earnings becomes the new amortized cost basis of the investment.
Future declines in the fair value of securities may result in impairment charges which may be material to the financial condition and results of operations of the Company.

Originated Loans
Loans that management has the intent and ability to hold are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. If the collectibility of interest appears doubtful, the accrual of interest is discontinued and all unpaid interest is reversed. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Nonaccrual Loans
The majority of loans are placed on nonaccrual status when it is probable that principal or interest is not fully collectible, or generally when principal or interest becomes 90 days past due, whichever occurs first. Certain loans past due 90 days or more may remain on accrual status if management determines that it does not have concern over the collectability of principal and interest. Generally, when loans are placed on nonaccrual status, accrued interest receivable is reversed against interest income in the current period. Interest payments received thereafter are generally applied as a reduction to the remaining principal balance as long as concern exists as to the ultimate collection of the principal. Loans are generally removed from nonaccrual status when they become current as to both principal and interest and concern no longer exists as to the collectability of principal and interest. NAFH’s policies related to when loans are placed on nonaccrual status conform to guidelines prescribed by bank regulatory authorities.

Accounting for Acquired Loans
The Company accounts for its acquisitions using the acquisition method of accounting. All identifiable assets acquired, including loans, are recorded at fair value. No allowance for loan losses related to the acquired loans is recorded on the acquisition date as the fair value of the loans acquired incorporates assumptions regarding credit risk. Loans acquired are recorded at fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows.
Loans acquired in a transfer, including business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments, are accounted for under accounting guidance for purchased credit-impaired (“PCI”) loans. NAFH has generally aggregated the purchased loans into pools of loans with common risk characteristics. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. The Company evaluates at each balance sheet date whether the estimated cash flows and corresponding present value of its loans, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life. For further discussion of the Company’s acquisitions and loan accounting, see Notes 2 and 5 to the consolidated financial statements.

FDIC Indemnification Asset
Because the FDIC will reimburse the Company for certain amounts related to certain acquired loans and other real estate owned should the Company experience a loss, an indemnification asset is also recorded at fair value at the acquisition date. The indemnification asset is recognized at the same time as the indemnified loans, and measured on the same basis, subject to collectability or contractual limitations. The indemnification asset on the acquisition date reflect the reimbursements expected to be received from the FDIC, using an appropriate discount rate, which reflects counterparty credit risk and other uncertainties.
Subsequent to initial recognition, the indemnification asset continues to be measured on the same basis as the related indemnified loans and the loss share receivable is impacted by changes in estimated cash flows associated with these loans. Deterioration in the credit quality on expected cash flows of the loans (immediately recorded as an adjustment to the allowance for loan losses) would immediately increase the loss share receivable, with the offset recorded through the consolidated statement of income. Increases in the credit quality or cash flows of loans (reflected as an adjustment to yield and accreted into income over the remaining life of the loans) decrease the basis of the indemnification asset, with such decrease being amortized into income over 1) the life of the loan or 2) the life of the shared loss agreements, whichever is shorter. Loss assumptions used in the basis of the indemnified loans are consistent with the loss assumptions used to measure the indemnification asset. Fair value accounting incorporates into the fair value of the indemnification asset an element of the time value of money, which is accreted back into income over the life of the shared loss agreements.
Upon the determination of an incurred loss the indemnification asset will be reduced by the amount owed by the FDIC. A corresponding claim receivable is recorded until cash is received from the FDIC.

Loans Held for Sale
Certain residential fixed rate mortgage loans originated by the Company are sold servicing released to third parties immediately. Certain of these sales are subject to temporary recourse provisions. The recourse provisions may require the repurchase of the outstanding balance of loans which default within a limited period of time subsequent to the sale of the loan. The recourse periods vary by investor and extend up to seven months subsequent to the sale of the loan. All origination fees are recognized as income at the time of the sale. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. As of December 31, 2010, the Company had mortgage loans originated for sale of $10,492 classified within the caption “Other assets” in the consolidated balance sheet. The Company and its acquired operations have not historically experienced significant losses resulting from the recourse provisions described above. Accordingly, management believes that no such provision or allowance is necessary as of December 31, 2010.

Allowance for Loan Losses
The allowance for loan losses is a valuation allowance for probable incurred credit losses, which is increased by the provision for loan losses and decreased by charge-offs less recoveries. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required based on factors including past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.
The allowance consists of specific and general components. The specific component relates to loans that are individually internally classified as impaired. The general component covers nonimpaired loans and is based on subjective factors and historical loss experience adjusted for current factors.
A loan is considered impaired when it is probable that not all principal and interest amounts will be collected according to the loan contract or when the loan contract terms have been modified resulting in a concession of terms and where the borrower is experiencing financial difficulty. Generally, individual commercial, commercial real estate and residential loans exceeding $500 are individually evaluated for impairment. If a loan is considered to be impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the lesser of the recorded investment in the loan or the fair value of collateral if repayment is expected solely from the collateral. Generally, large groups of smaller balance homogeneous loans, such as consumer, indirect, and residential real estate loans (other than those evaluated individually), are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment
Land is carried at cost. Premises and equipment are reported at cost less accumulated depreciation. For financial reporting purposes, premises and equipment are depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. For Federal income tax reporting purposes, depreciation is computed using primarily accelerated methods.

Operating Leases
Rent expense for the Company’s operating leases is recorded on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. It is common for lease agreements to contain various provisions for items such as step rent or other escalation clauses and lease concessions, which may offer a period of no rent payment. These types of items are considered by the Company and are recorded into expense on a straight line basis over the minimum lease terms. Certain leases require the Company to pay property taxes, insurance and routine maintenance.

Foreclosed Assets
Assets acquired through, or in lieu of, loan foreclosure or repossession are generally held for sale and are initially recorded at the lesser of their recorded investment or fair value less cost to sell when acquired, establishing a new cost basis. If fair value subsequently declines, a valuation allowance is recorded through expense so that the asset is reported at the lower of cost or fair value less cost to sell. Costs incurred after acquisition are generally expensed.

Goodwill
Goodwill represents the future economic benefits arising from other assets acquired that are not individually identified and separately recognized. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but tested for impairment annually or more frequently when events or circumstances indicate impairment may have occurred.
Goodwill impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value, which is determined through a two-step impairment test. Step 1 includes the determination of the carrying value of a reporting unit, including the existing goodwill and intangible assets, and estimating the fair value of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, we are required to perform a second step to the impairment test. Step 2 of the goodwill impairment test is performed to measure the impairment loss. Step 2 requires that the implied fair value of the reporting unit goodwill be compared to the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is required to be recognized in an amount equal to that excess.

Long-lived Assets and Other Intangible Assets
Long-lived assets, including premises and equipment, core deposit base premiums arising from acquisitions and other intangible assets, are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are written down to fair value.
Intangible assets with definite useful lives are amortized over their estimated useful lives to their estimated residual values. The only intangible asset with an indefinite life on the Company’s balance sheet is goodwill. Other intangible assets include core deposit base premiums arising from acquisitions and are initially measured at fair value. Amortization expense associated with intangible assets is recognized in other expense on the income statement using the straight-line method over estimated lives of four to ten years, which is consistent with the use of the assets.

Loan Commitments and Related Financial Instruments
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Company Owned Life Insurance
The Company’s owns life insurance polices on certain current and former directors and employees of its subsidiaries. These policies are recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement, if applicable.

Income Taxes
Income tax expense (or benefit) is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.
A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. As of December 31, 2010, management considered the need for a valuation allowance and, based upon its assessment of the relative weight of the positive and negative evidence available at the time of the analysis, concluded that a valuation allowance was not necessary.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Earnings (Loss) Per Common Share
Basic earnings (loss) per share is net income (loss) allocated to common shareholders divided by the weighted average number of common shares and vested restricted shares outstanding during the period. Diluted earnings per share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and restricted shares computed using the treasury stock method.
Since there were no dilutive stock options, restricted stock awards or warrants outstanding during the periods reported, earnings (loss) per share has been computed based on 38,206 and 8,244 basic and diluted shares for the year ended December 31, 2010 and the period ended December 31, 2009, respectively.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.
Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase
Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized lending and borrowing transactions, respectively, and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The fair value of collateral either received from or provided to a third party is regularly monitored, and additional collateral is obtained, provided or requested to be returned as appropriate.

Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are currently any such matters that will have a material effect on the financial statements.

Fair Value of Financial Instruments
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates include uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

2.	Business Combinations and Acquisitions
FDIC-Assisted Purchase and Assumption of Assets and Liabilities of First National Bank of the South, Metro Bank of Dade County and Turnberry Bank
NAFH NB entered into three purchase and assumption agreements with loss share arrangements with the FDIC as receiver during 2010. As part of these agreements, the FDIC also granted NAFH NB an option to purchase at appraised value the premises, furniture, fixtures, and equipment of the acquired institutions and assume the leases associated with these offices.
On July 16, 2010 (the “Transaction Date”), NAFH NB acquired certain assets, assumed all of the deposits, and assumed certain other liabilities of First National Bank of the South (“FNB”), Metro Bank of Dade County (“Metro”) and Turnberry Bank (“Turnberry”) from the FDIC in whole-bank acquisitions.

Each acquisition was accounted for separately under the purchase method of accounting. Both the purchased assets and liabilities assumed were recorded at their respective acquisition date fair values. Identifiable intangible assets, including goodwill, core deposit intangible assets, customer relationships, tradenames and mortgage servicing rights, were recorded at fair value. Because the fair value of assets acquired and intangible assets created as a result of the acquisitions exceeded the fair value of liabilities assumed on the Metro Bank and Turnberry acquistions, the Company recorded gains resulting from the acquisitions in its consolidated statements of income for the year ended December 31, 2010. These gains totaled $15,175. As the fair value of consideration paid in the FNB acquisition exceeded the estimated fair value of net assets acquired, goodwill of $6,616 was recorded.
Certain loans and other real estate owned acquired in these acquisitions are covered by loss share agreements between NAFH NB and the FDIC which afford NAFH NB significant protection against future losses. Under the agreements, the FDIC will cover 80% of losses on the disposition of loans and other real estate owned up to certain thresholds presented in the following table. The term for loss sharing on single-family residential real estate loans is ten years, while the term for loss sharing on nonresidential loans is five years and NAFH NB reimbursement to the FDIC for a total of eight years for recoveries. The reimbursable losses from the FDIC are based on the book value of the relevant loans as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the provisions of the loss share agreements. As part of the acquisition, NAFH NB has recorded an indemnification asset that represents the estimated fair value of the FDIC’s portion of the losses that are expected to be incurred and reimbursed. The indemnification asset related to incurred losses at December 31, 2010 was $46,585 of which $45,678 was collected through April 18, 2011. The following table also presents the value of the indemnification asset at the acquisition date.

			Value of
	Loss	80% of Loss	Indemnification
	Threshold	Threshold	Asset
FNB	$123,000	$98,400	$71,386
Metro	81,000	64,800	44,191
Turnberry	28,000	22,400	21,739

	$232,000	$185,600	$137,316

NAFH NB has agreed to make a true-up payment, also known as clawback liability, to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses thereunder fail to reach expected levels, not to exceed ten years from the Transaction Date. The estimated fair value of the true-up payment as of the acquisition date was $979.
The acquired assets and liabilities are presented in the following table at fair value at the acquisition date.

	FNB	Metro	Turnberry	Total
Assets
Cash	$64,728	$79,267	$40,353	$184,348
Investment securities	40,564	30,333	3,495	74,392
Loans	389,603	226,826	152,125	768,554
Other real estate owned	20,832	7,547	5,439	33,818
Core deposit and other intangible assets	2,214	1,400	600	4,214
Goodwill	6,616	—	—	6,616
Indemnification asset	71,386	44,191	21,739	137,316
Other assets	6,315	3,921	4,392	14,628

Total assets	602,258	393,485	228,143	1,223,886

Liabilities
Interest-bearing deposits	409,614	263,110	161,209	833,933
Noninterest-bearing deposits	38,718	73,271	14,192	126,181
Borrowings	57,579	31,981	59,024	148,584
Other liabilities	1,868	10,312	6,089	18,269

Total liabilities	507,779	378,674	240,514	1,126,967

Net assets acquired	94,479	14,811	(12,371)	96,919
Consideration paid (received)	94,479	4,191	(16,926)	81,744

Gains on acquisitions of banks	$—	$10,620	$4,555	$15,175

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the Transaction Date and the Company believes that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.
As these acquisitions are FDIC-assisted purchases and assumptions of assets and liabilities of failed institutions, the presentation of pro forma information of the acquired institutions is impracticable.

NAFH Inc. Investment in TIBB
On September 30, 2010, the Company acquired a controlling interest in TIBB for aggregate consideration of $175,000. The consideration was comprised of approximately $162,840 in cash and approximately $12,160 in the form of the contribution to TIBB of all 37,000 shares of preferred stock issued by TIBB to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of TIBB’s Common Stock which the Company purchased directly from the Treasury.
Immediately following the acquisition, the Company controlled 98.7% of the voting securities of TIBB. The following table summarizes the acquisition:

Fair value of assets acquired
Cash and cash equivalents	$229,665
Securities available for sale	309,320
Loans	1,017,842
Goodwill and intangible assets, net	41,769
Other real estate owned	29,531
Bank officer life insurance—cash surrender value	10,842
Premises and equipment	43,632
Other assets	54,582

Total assets acquired	1,737,183

Fair value of liabilities assumed
Deposits	1,327,663
Long-term debt and other borrowings	208,783
Other liabilities	22,239

Total liabilities assumed	1,558,685

Net assets	178,498
Less: Noncontrolling interest at fair value	5,955

172,543
Underwriting, due diligence and legal costs	2,457

Purchase consideration	$175,000

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the acquisition date and the Company believe that information provides a reasonable basis for estimating the fair values. However, the Company may obtain additional information and evidence during the measurement period that may impact the estimated fair value amounts. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable.
There were no indemnification assets identified in this business combination, nor were there any contingent consideration assets or liabilities to be recognized.

The following table reflects the pro forma total net interest income, non interest income and net loss for 2010 presented as though the acquisition of TIB Financial Corp. had taken place at the beginning of the period. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition actually taken place on the first day of the respective periods, nor of future results of operations. As the inception of the Company’s operations was November 30, 2009, pro forma information for the period from inception to December 31, 2009 was deemed not material for presentation.

Pro Forma
(Unaudited)
Year Ended
December 31, 2010
Net interest income	$69,393
Non-interest income	$28,941
Net loss	$(40,775)
3.	Cash and Due From Banks
The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank to meet regulatory reserve and clearing requirements. The reserve requirement at December 31, 2010 for NAFH NB was $500. The regulatory reserve and clearing balance requirements for TIB Bank was $2,393 at December 31, 2010.
4.	Investment Securities
As of December 31, 2010, the Company’s security portfolio consisted of 106 securities positions, 77 of which were in an unrealized loss position. The majority of unrealized losses are related to the Company’s collateralized debt obligation, corporate bonds and mortgage-backed and other securities, as discussed below.
The amortized cost, estimated fair value, and the related gross unrealized gains and losses recognized in accumulated other comprehensive income of investment securities at December 31, 2010 are presented below:

	Amortized	Unrealized	Unrealized	Estimated
Held to Maturity	Cost	Gains	Losses	Fair Value
Foreign government	$250	$—	$—	$250

	$250	$—	$—	$250

	Amortized	Unrealized	Unrealized	Estimated
Available for Sale	Cost	Gains	Losses	Fair Value
U.S. Government agencies and corporations	$49,497	$18	$382	$49,133
States and political subdivisions—tax exempt	5,918	2	128	5,792
States and political subdivisions—taxable	9,540	41	227	9,354
Mortgage-backed securities—residential	415,961	948	4,696	412,213
Marketable equity securities	102	—	28	74
Corporate bonds	2,104	1	—	2,105
Collateralized debt obligations	807	—	12	795

	$483,929	$1,010	$5,473	$479,466

Securities with unrealized losses not recognized in income, and the period of time they have been in an unrealized loss position as of December 31, 2010, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
Available for Sale	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
U.S. Government agencies and corporations	$20,725	$382	$—	$—	$20,725	$382
States and political subdivisions—tax exempt	5,191	128	—	—	5,191	128
States and political subdivisions—taxable	8,198	227	—	—	8,198	227
Mortgage-backed securities—Residential	255,676	4,696	—	—	255,676	4,696
Marketable equity securities	74	28	—	—	74	28
Corporate bonds	—	—	—	—	—	—
Collateralized debt obligations	795	12	—	—	795	12

	$290,659	$5,473	$—	$—	$290,659	$5,473

The mortgage-backed securities in an unrealized loss position at December 31, 2010, were issued by U.S. government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is more likely than not that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2010.
The estimated fair value of investment securities available for sale at December 31, 2010, by contractual maturity, are shown as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held to		Available
	Maturity	Yield	for Sale	Yield
Due in one year or less	$250	5.10%	$2,290	1.08%
Due after one year through five years	—		18,409	0.74%
Due after five years through ten years	—		26,104	1.41%
Due after ten years	—		20,376	3.83%
Marketable equity securities	—		74	N/A
Mortgage-backed securities	—		412,213	2.46%

	$250		$479,466

At December 31, 2010, securities with a fair value of approximately $44,784 are subject to call during 2011.
Sales of available for sale securities were as follows:

Year Ended
December 31,
2010
Proceeds	$22,204
Gross gains	—
Gross losses	—
Proceeds from the maturities, principal repayments, and calls of investment securities available for sale during 2010 were $87,173.
Investment securities having carrying values of approximately $145,338 at December 31, 2010 were pledged to secure public funds on deposit, securities sold under agreements to repurchase, and for other purposes as required by law.
5.	Loans
Major classifications of loans are as follows:

Real estate mortgage loans
Commercial	$1,020,921
Residential	318,977
Farmland	21,290
Construction and vacant land	130,019
Commercial and agricultural loans	103,524
Indirect auto loans	28,038
Home equity loans	104,955
Other consumer loans	14,807

Total loans	1,742,531
Net deferred loan costs	216

Loans, net of deferred loan costs	$1,742,747

Covered loans represent loans acquired from the FDIC subject to the loss sharing agreements. Covered loans are further broken out into (i) loans acquired with evidence of credit impairment, which we call purchased credit impaired, and (ii) non PCI loans. Loans originated by the Company and loans acquired through the purchase of TIBB are excluded from the loss sharing agreements and are classified as “not covered”. Additionally, certain consumer loans acquired through the acquisition of failed banks from the FDIC are specifically excluded from the loss sharing agreements.

Loans acquired are recorded at fair value in accordance with the fair value, exclusive of the shared-loss agreements with the FDIC. The fair value estimates associated with the loans include estimates related to expected prepayments and the amount and timing of undiscounted expected principal, interest and other cash flows. At the time of acquisition, the Company accounted for the impaired purchased loans by segregating each portfolio into loan pools with similar risk characteristics, which included:
•	Whether the loan was performing according to contractual terms at the time of acquisition;

•	The loan type based on regulatory reporting guidelines, namely whether the loan was a mortgage, consumer, or commercial loan; and

•	The nature of collateral.
From these pools, the Company used certain loan information, including outstanding principal balance, estimated expected losses, weighted average maturity, weighted average term to re-price (if a variable rate loan), weighted average margin, and weighted average interest rate to estimate the expected cash flow for each loan pool. Over the life of the acquired loans, the Company continues to estimate cash flows expected to be collected on each loan pool. The Company evaluates, at each balance sheet date, whether the present value of the cash flows from the loan pools, determined using the effective interest rates, has decreased and if so, recognizes a provision for loan loss in its consolidated statement of income. For any increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.
Purchased credit-impaired loans for which it was probable at acquisition that all contractually required payments would not be collected are as follows:

	NAFH NB	TIBB	Total
Cash flows expected to be collected at acquisition	$737,605	$1,250,636	$1,988,241
Accretable yield	(46,570)	(276,715)	(323,285)

Fair value of acquired loans at acquisition	$691,035	$973,921	$1,664,956

Accretable yield, or income expected to be collected, related to purchased credit-impaired loans is as follows:

Balance, December 31, 2009	$—
New loans purchased	323,285
Accretion of income	(30,480)
Reclassifications from nonaccretable difference	—
Disposals	—

Balance, December 31, 2010	$292,805

The contractually required payments represent the total undiscounted amount of all uncollected contractual principal and contractual interest payments both past due and scheduled for the future, adjusted for the timing of estimated prepayments and any full or partial charge-offs prior to acquisition by NAFH. Nonaccretable difference represents contractually required payments in excess of the amount of estimated cash flows expected to be collected. The accretable yield represents the excess of estimated cash flows expected to be collected over the initial fair value of the PCI loans, which is their fair value at the time of acquisition by NAFH. The accretable yield is accreted into interest income over the estimated life of the PCI loans using the level yield method. The accretable yield will change due to changes in:
•	The estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

•	The estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

•	Indices for PCI loans with variable rates of interest.
PCI loans accounted for using the cost recovery method amounted to $124,650 as of December 31, 2010. Each of these loans is on nonaccrual status. PCI loans that have an accretable difference are not included in disclosures of nonperforming balances even though the borrower may be contractually past due.
For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time.

Because of the loss protection provided by the FDIC, the risks of NAFH NB’s loans and foreclosed real estate are significantly different from those assets not covered under the loss share agreement. Accordingly, the Company presents loans subject to the loss share agreements as “covered loans” in the information below and loans that are not subject to the loss share agreement as “noncovered loans.”
Noncovered Loans
The following is a summary of the major categories of noncovered loans outstanding as of December 31, 2010:

			Total Noncovered
	PCI Loans	Non PCI Loans	Loans
Real estate mortgage loans
Commercial	$599,820	$18,043	$617,863
Residential	213,982	15,918	229,900
Farmland	12,083	—	12,083
Construction and vacant land	38,956	1,864	40,820
Commercial and agricultural loans	55,741	15,633	71,374
Indirect auto loans	21,743	6,295	28,038
Home equity loans	4,353	27,010	31,363
Other consumer loans	8,805	6,001	14,806

Total loans	955,483	90,764	1,046,247
Net deferred loan costs	—	216	216

Loans, net of deferred loan costs	$955,483	$90,980	$1,046,463

The Bank had no troubled debt restructurings (“TDR”) or nonaccrual loans in its noncovered loan portfolio at December 31, 2010.
Covered Loans
The following is a summary of the major categories of covered loans outstanding as of December 31, 2010:

			Total Covered
	PCI Loans	Non PCI Loans	Loans
Real estate mortgage loans
Commercial	$403,059	$—	$403,059
Residential	89,077	—	89,077
Farmland	9,207	—	9,207
Construction and vacant land	89,199	—	89,199
Commercial and agricultural loans	29,592	2,558	32,150
Home equity loans	—	73,592	73,592

Total loans	$620,134	$76,150	$696,284

     The following table presents the aging of the recorded investment in past due loans, based on contractual terms, as of December 31, 2010 by class of loans:

			Greater than 90 Days
			Past Due and Still
	30-89 Days Past Due		Accruing/Accreting		Nonaccrual
Non-purchased credit impaired loans	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered	Total
Commercial real estate:
Land, lot and construction	$—	$—	$—	$—	$—	$—	$—
Real estate- non-owner occupied	—	—	—	—	—	—	—
Real estate—owner occupied	—	—	—	—	—	—	—
Consumer real estate:
Residential mortgage	—	—	—	—	—	—	—
Home equity lines	1,237	405	2,868	636	—	—	5,146
Commercial and industrial	135	266	—	—	—	—	401
Prime indirect auto loans	—	—	—	—	—	—	—
Sub-prime indirect auto loans	—	—	—	—	—	—	—
Other consumer loans	—	15	—	—	—	—	15

Total loans	$1,372	$686	$2,868	$636	$—	$—	$5,562

			Greater than 90 Days
			Past Due and Still
	30-89 Days Past Due		Accruing/Accreting		Nonaccrual
Purchased credit impaired loans	Covered	Non-Covered	Covered	Non-Covered	Covered	Non-Covered	Total
Commercial real estate:
Land, lot and construction	$5,978	$1,776	$51,075	$8,217	$—	$—	$67,046
Real estate—non-owner occupied	7,601	9,221	33,615	12,020	—	—	62,457
Real estate—owner occupied	9,905	2,237	12,696	22,616	—	—	47,454
Consumer real estate:
Residential mortgage	5,704	1,713	33,416	12,263	—	—	53,096
Home equity lines	1,039	—	1,675	8	—	—	2,722
Commercial and industrial	1,168	1,175	1,916	400	—	—	4,659
Prime indirect auto loans	—	191	—	49	—	—	240
Sub-prime indirect auto loans	—	534	—	83	—	—	617
Other consumer loans	—	367	—	265	—	—	632

Total loans	$31,395	$17,214	$134,393	$55,921	$—	$—	$238,923

     Purchased credit-impaired loans are not classified as nonaccrual as they are considered to be accruing because their interest income relates to the accretable yield recognized under accounting for purchased credit-impaired loans and not to contractual interest payments.
     There were no troubled debt restructurings as of December 31, 2010.
Credit Quality Indicators
     The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis is performed on a monthly basis. The Company uses the following definitions for risk ratings:
•	Pass—These loans range from superior quality with minimal credit risk to loans requiring heightened management attention but that are still an acceptable risk and continue to perform as contracted.

•	Special Mention—Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

•	Substandard—Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•	Doubtful—Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
     The following table summarizes loans, excluding purchased credit-impaired loans, monitored for credit quality based on internal ratings at December 31, 2010:

		Special
	Pass	Mention	Substandard	Doubtful	Total
Real estate mortgage loans:
Commercial	$18,043	$—	$—	$—	$18,043
Residential	15,918	—	—	—	15,918
Construction and vacant land	1,535	162	167	—	1,864
Commercial and agricultural	15,547	127	2,517	—	18,191
Indirect auto loans	6,295	—	—	—	6,295
Home equity loans	76,058	9,818	9,784	4,942	100,602
Other consumer loans	5,914	—	87	—	6,001
Total loans	$139,310	$10,107	$12,555	$4,942	$166,914
6.	FDIC Indemnification Asset
The following is a summary of the year to date activity in the FDIC indemnification asset.

Balance, December 31, 2009	$—
Increase due to acquisitions	137,316
Accretion	736
Reimbursable losses claimed	(46,585)

Balance, December 31, 2010	$91,467

7.	Allowance for Loan Losses
Activity in the allowance for loan losses is as follows:

Balance, December 31, 2009	$—
Provision for loan losses charged to expense	753
Loans charged off	—
Recoveries of loans previously charged off	—

Balance, December 31, 2010	$753

     The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2010:

	Allowance for Loan Losses			Loans
	Individually	Collectively		Individually
	Evaluated	Evaluated	Purchased	Evaluated	Collectively	Purchased
	for	for	Credit-	for	Evaluated for	Credit-
	Impairment	Impairment	Impaired	Impairment	Impairment(1)	Impaired
Real estate mortgage loans:
Commercial	$—	$149	$—	$—	$18,043	$1,024,169
Residential	—	215	—	—	15,918	303,059
Construction and vacant land	—	25	—	—	1,864	128,155
Commercial and agricultural	—	133	—	—	18,191	85,333
Indirect auto loans	—	184	—	—	6,295	21,744
Home equity loans	—	33	—	—	100,602	4,353
Other consumer loans	—	14	—	—	6,001	8,804

Total loans	$—	$753	$—	$—	$166,914	$1,575,617

(1)	Loans collectively evaluated for impairment include $97,987 of acquired home equity loans, $5,827 of commercial and agricultural loans and $4,935 of other consumer loans which are presented net of unamortized purchase discounts of $(25,025), (279), and (46), respectively.
     There were no loans individually evaluated for impairment at December 31, 2010 or during the three months ended December 31, 2010, due to substantially all loans being accounted for as purchased credit-impaired loans as a result of the Company’s recent acquisitions. No allowance for loan losses was recorded for those purchased credit-impaired loans disclosed above during the three months ended December 31, 2010.
8.	Premises and Equipment
A summary of the cost and accumulated depreciation of premises and equipment follows:

	Balance as of
	December 31,	Estimated
	2010	Useful Life
Land	$13,891
Buildings and leasehold improvements	25,133	3 to 40 years
Furniture, fixtures and equipment	5,595	1 to 40 years
Construction in progress	259

	44,878
Less: Accumulated depreciation	(800)

Premises and equipment, net	$44,078

The Company is obligated under operating leases for office and banking premises which expire in periods varying from one to twenty-two years. Future minimum lease payments, before considering renewal options that generally are present, are as follows at December 31, 2010:

Years Ending December 31,
2011	$3,062
2012	1,996
2013	1,689
2014	1,655
2015	1,244
Thereafter	15,145

$24,791

Rental expense for the year ended December 31, 2010 was $1,351.
9.	Goodwill and Intangible Assets
The ending balance of goodwill as of December 31, 2010 is $36,616 of which $30,000 and $6,616 is related to the Company’s 2010 acquisitions of TIBB and FNB, respectively.
The Company applied “acquisition accounting” for all of its acquisitions during 2010. Acquisition accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported at fair value being recorded as goodwill.
Changes in intangible assets during the year ended December 31, 2010 consist of the following:

	Gross
	Carrying	Accumulated	Net Book
	Amount	Amortization	Value
Balance, December 31, 2009	$—	$—	$—
Core deposit intangible due to acquisition of NAFH NB	4,100	454	3,646
Mortgage servicing right due to acquisition of NAFH NB	114	12	102
Core deposit intangible due to acquisition of TIBB	7,500	188	7,312
Customer relationship intangible due to acquisition of TIBB	3,500	87	3,413
Trade names due to acquisition of TIBB	770	89	681

Balance, December 31, 2010	$15,984	$830	$15,154

All of the identified intangible assets are amortized as noninterest expense over their estimated lives.
Estimated amortization expense for each of the next five years is as follows:

Years ending December 31,
2011	$2,509
2012	2,420
2013	2,154
2014	1,686
2015	1,100

$9,869

10.	Other Real Estate Owned
The activity within Other Real Estate Owned for the year ended December 31, 2010 was as follows:

Balance, December 31, 2009	$—
OREO acquired through acquisitions	63,349
Real estate acquired from borrowers	19,721
Property sold	(12,253)

Balance, December 31, 2010	$70,817

11.	Time Deposits
Time deposits of $100 or more were $703,567 at December 31, 2010.
At December 31, 2010, the scheduled maturities of time deposits are as follows:

Years Ending December 31,
2011	$1,004,708
2012	248,638
2013	70,882
2014	5,234
2015	24,048

$1,353,510

12.	Short-Term Borrowings and Federal Home Loan Bank Advances
Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, and a Treasury, tax and loan note option.
As of December 31, 2010, TIB Bank had an unsecured overnight federal funds purchased line with a maximum accommodation of $30,000 from a correspondent bank. Additionally, TIB Bank has agreements with various financial institutions under which securities can be sold under agreements to repurchase. The Banks also have securities sold under agreements to repurchase with commercial account holders whereby the Banks sweep the customer’s accounts on a daily basis and pay interest on these amounts. These agreements are collateralized by investment securities chosen by the Banks.
TIB Bank accepts Treasury, tax and loan deposits from certain commercial depositors and remits these deposits to the appropriate government authorities. TIB Bank can hold up to $1,700 of these deposits more than a day under a note option agreement with its regional Federal Reserve Bank and pays interest on those funds held. TIB Bank pledges certain investment securities against this account.
As of December 31, 2010, TIB Bank’s collateral availability under its agreement with the Federal Reserve Bank of Atlanta (“FRB”) provided for up to approximately $39,653 of borrowing availability from the FRB discount window.
NAFH NB assumed an agreement with another financial institution in which securities had been sold which would be repurchased at a future date. The interest rates on these repurchase agreements are fixed for the remaining term of the agreement. The outstanding fair value amount at December 31, 2010 was $10,015, matured in January 2011, and had a fixed interest rate of 5.16%. As of December 31, 2010, $11,203 of securities of the United States Government or its agencies were pledged to collateralize these borrowings.

The Banks have securities sold under agreements to repurchase with customers whereby the Banks sweep the customers’ accounts on a daily basis and pay interest on these amounts. These agreements are collateralized by investment securities of the United States Government or its agencies which are chosen by the Banks.
The Banks invest in Federal Home Loan Bank stock for the purpose of establishing credit lines with the Federal Home Loan Bank. The credit availability to the Banks is based on a percentage of each Bank’s total assets as reported on the most recent quarterly financial information submitted to the regulators subject to the pledging of sufficient collateral. At December 31, 2010, in addition to $25,150 in letters of credit used in lieu of pledging securities to the State of Florida, TIB Bank had $125,000 in advances outstanding with a carrying value of $131,116. NAFH Bank had FHLB advances outstanding with a face value of $105,833 and a carrying value of $111,951. The advances for both Banks consist of the following:

				Contractual
	Contractual			Rate at
Carrying	Outstanding		Repricing	December 31,
Amount	Amount	Maturity Date	Frequency	2010
NAFH Bank
$5,001	$5,000	February 2011	Fixed	0.51%
3,011	3,000	March 2011	Fixed	2.12%
3,013	3,000	May 2011	Fixed	1.65%
5,102	5,000	June 2011(a)	Fixed	4.95%
5,106	5,000	June 2011(a)	Fixed	5.04%
5,058	5,000	July 2011(a)	Fixed	2.81%
1,547	1,250	September 2011	Fixed	2.99%
1,077	1,250	September 2011	Fixed	3.58%
465	357	October 2011	Fixed	3.91%
5,203	5,000	January 2012(a)	Fixed	4.56%
571	476	April 2012	Fixed	4.70%
5,265	5,000	May 2012(a)	Fixed	4.59%
7,695	7,500	March 2013	Fixed	2.29%
4,308	4,000	March 2013	Fixed	4.58%
5,155	5,000	June 2013(a)	Fixed	2.27%
5,528	5,000	May 2014(a)	Fixed	4.60%
5,552	5,000	June 2014(a)	Fixed	4.66%
5,215	5,000	February 2015	Fixed	2.83%
5,391	5,000	June 2015	Fixed	3.71%
5,426	5,000	July 2015(a)	Fixed	3.57%
5,734	5,000	June 2017(a)	Fixed	4.58%
5,523	5,000	November 2017(b)	Fixed	3.93%
5,613	5,000	July 2018(a)	Fixed	3.94%
5,198	5,000	July 2018(a)	Fixed	2.14%
5,194	5,000	July 2018(a)	Fixed	2.12%
TIB Bank
53,502	50,000	April 2013(a)	Fixed	3.80%
51,790	50,000	December 2011(a)	Fixed	4.18%
10,586	10,000	September 2012(a)	Fixed	4.05%
10,009	10,000	March 2011	Fixed	0.61%
5,229	5,000	March 2012(a)	Fixed	4.29%

$243,067	$230,833

(a)	These advances have quarterly conversion dates. If the FHLB chooses to convert the advance, the Bank has the option of prepaying the entire balance without penalty. Otherwise, the advance will convert to an adjustable rate, repricing on a quarterly basis. If the FHLB does not convert the advance, it will remain at the contracted fixed rate until the maturity date.

(b)	This advance has a one-time conversion option in November 2012.
The Banks’ collateral with the FHLB consists of a blanket floating lien pledge of the Banks’ respective residential 1-4 family mortgage and commercial real estate secured loans. The amount of eligible collateral at December 31, 2010 was $187,722 and $121,840 for TIB Bank and NAFH Bank, respectively.

13.	Long Term Borrowings

Subordinated Debentures
Through its acquisition of TIBB, the Company acquired three separate pooled offerings of trust preferred securities. The Company is not considered the primary beneficiary of the trusts (variable interest entities), therefore the trusts are not consolidated in the Company’s consolidated financial statements, but rather the subordinated debentures are presented as a liability.
TIBB formed three wholly-owned statutory trust subsidiaries for the purpose of issuing the trust preferred securities. The Trusts used the proceeds from the issuance of trust preferred securities to acquire junior subordinated deferrable interest debentures of TIBB. The trust preferred securities essentially mirror the debt securities, carrying a cumulative preferred dividend equal to the interest rate on the debt securities. The debt securities and the trust preferred securities each have 30-year lives. The trust preferred securities and the debt securities are callable by TIBB or the Trust, at their respective option after a period of time outlined below, and at varying premiums and sooner in specific events, subject to prior approval by the Federal Reserve Board (“FRB”), if then required. Pursuant to a request from the FRB, the Company’s subsidiary TIBB, prior to its acquisition by the Company, elected to defer interest payments on these trust preferred securities beginning with the payments due in October 2009. As of December 31, 2010, the Company remained in an elective deferral period. Deferral of the trust preferred securities is allowed for up to 60 months without being considered an event of default.

	Face	Carrying	Interest		Maturity
Date of Offering	Amount	Amount	Rate	Call Date	Date
September 7, 2000	$8,000	$8,865	10.6% Fixed	September 7, 2010	September 7, 2030
July 31, 2001	5,000	3,674	3.87% (3 Month LIBOR plus 358 basis points)	July 31, 2006	July 31, 2031
June 23, 2006	20,000	10,348	1.84% (3 Month LIBOR plus 155 basis points)	June 23, 2011	June 23, 2036
At December 31, 2010, the maturities of long-term borrowings were as follows:

	Fixed Rate	Floating Rate	Total
Due in 2011	$—	$—	$—
Due in 2012	—	—	—
Due in 2013	—	—	—
Due in 2014	—	—	—
Thereafter	8,865	14,022	22,887

Total long-term debt	$8,865	$14,022	$22,887

14.	Income Taxes
Income tax expense (benefit) from continuing operations was as follows:

	2010	2009
Current income tax provision
Federal	$4,491	$—
State	550	—

	5,041	—

Deferred tax benefit
Federal	(4,949)	(41)
State	(1,133)	(9)

	(6,082)	(50)

	$(1,041)	$(50)

A reconciliation of income tax computed at applicable Federal statutory income tax rates to total income taxes reported is as follows:

	2010	2009
Pretax income from continuing operations	$10,996	$(142)

Income taxes computed at Federal statutory tax rate Effect of:	3,849	50
Purchase Accounting Gain	(5,371)	—
TCA Legal Costs	860	—
Tax-exempt income, net	(77)	—
State income taxes, net	(423)	—
Other, net	121	—

Total income tax expense (benefit)	$(1,041)	$50

The details of the net deferred tax asset as of December 31, 2010 and 2009 are as follows:

	2010	2009
Clawback Reserve Liability	$394	$—
Goodwill	7,910	—
OREO Write Down Allowance	7,850	—
FHLB Borrowings	2,397	—
CD Premium	1,207	—
Allowance for loan losses	290	—
Purchase accounting adjustment	30,428	—
Net operating loss and AMT carryforward	5,319	50
Recognized impairment of other real estate owned	—	—
Acquisition related intangibles	2,372	—
Net unrealized losses on securities available for sale	1,716	—
Other	—	—

Total gross deferred tax assets	$59,883	$50

FDIC Indemnification Assets	$(35,284)	$—
Deferred loan costs	(83)	—
Acquisition related intangibles	(1,957)	—

Other	(5,770)	—

Total gross deferred tax liabilities	$(43,094)	$—

Net temporary differences	16,789	—
Valuation allowance	—	—

Net deferred tax asset	$16,789	$50

A valuation allowance related to deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized. In assessing the need for a valuation allowance, management considered various factors including projections of future operating results as well as the significant cumulative losses incurred by the operations acquired from the FDIC in recent years. These factors represent the most significant positive and negative evidence that management considered in concluding that no valuation allowance was necessary at December 31, 2010.
At December 31, 2010, the Company had Federal and state net operating loss carryforwards of $13,737, which expire in 2030 if unused. These net operating loss carryforwards resulted from the acquisition of TIBB and are subject to an annual limitation estimated to be $723.
The Company and its subsidiaries are subject to U.S. federal income tax, as well as income tax of the states of Florida, South Carolina and North Carolina.
At December 31, 2010, the Company had no amounts recorded for uncertain tax positions. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.

15.	Employee Benefit Plans
TIBB maintains an Employee Stock Ownership Plan with 401(k) provisions that covers all employees who are qualified as to age and length of service. Three types of contributions can be made to the Plan by the Company and participants: basic voluntary contributions which are discretionary contributions made by all participants; a matching contribution, whereby the Company will match 50 percent of salary reduction contributions up to 5 percent of compensation; and an additional discretionary contribution which may be made by the Company and allocated to the accounts of participants on the basis of total relative compensation. The Company contributed $83 during 2010 to the plan.
TIB Bank entered into salary continuation agreements with several of its executive officers. The plans are nonqualified deferred compensation arrangements that were designed to provide supplemental retirement income benefits to participants. In 2010, following the investment by NAFH Inc. and the TARP repayment, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement. The Bank has purchased single premium life insurance policies on several of these individuals. In 2010, following the acquisition by the Company, the salary continuation agreements were terminated and the executives each received a lump sum distribution of their respective accrued benefit earned under their agreement resulting in a total payout of $1,305. Cash value income (net of related insurance premium expense) totaled $66 for 2010.
In 2001, TIB Bank established a nonqualified retirement benefit plan for eligible Bank directors. Under the plan, the Bank pays each participant, or their beneficiary, the amount of directors fees deferred and interest in 120 equal monthly installments, beginning the month following the director’s normal retirement date. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances. The Company expensed $9 in 2010 for the accrual of the retirement benefits. The Company owns single premium split dollar life insurance policies on these individuals. Cash value income (net of related insurance premium expense) totaled $38 during 2010. In 2011 the director deferred agreements were terminated and the directors participating in the plan each received a lump sum distribution of their respective deferral account balances resulting in a total payout of $431 by the Company.
16.	Shareholders’ Equity and Minimum Regulatory Capital Requirements
The Company (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements results in certain discretionary and required actions by regulators that could have an effect on the Company’s operations. The regulations require the Company and the Banks to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Capital Adequacy and Ratios
To be considered well capitalized and adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Banks must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios. At December 31, 2010 the Banks maintained capital ratios exceeding the requirements to be considered well capitalized. These minimum amounts and ratios along with the actual amounts and ratios for the Company, TIBB and the Banks at December 31, 2010 are presented in the following table.

	Well Capitalized		Adequately Capitalized
	Requirement		Requirement		Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 Capital (to Average Assets)
Consolidated	N/A	N/A	≥ $137,767	≥ 4.0%	$838,475	24.3%
TIBB	N/A	N/A	≥ 67,763	≥ 4.0%	139,596	8.2%
TIB Bank	≥ $84,285	≥ 5.0%	≥ 67,428	≥ 4.0%	136,764	8.1%
NAFH NB	≥ 60,119	≥ 5.0%	≥ 48,095	≥ 4.0%	145,632	12.1%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	N/A	N/A	$80,201	≥ 4.0%	$838,475	41.8%
TIBB	N/A	N/A	41,750	≥ 4.0%	139,596	13.4%
TIB Bank	≥ $62,616	≥ 6.0%	41,744	≥ 4.0%	136,764	13.1%
NAFH NB	≥ 51,167	≥ 6.0%	34,112	≥ 4.0%	145,632	17.1%
Total Capital (to Risk Weighted Assets)
Consolidated	N/A	N/A	≥ $160,402	≥ 8.0%	$839,280	41.9%
TIBB	N/A	N/A	83,501	≥ 8.0%	140,027	13.4%
TIB Bank	≥ $104,360	≥ 10.0%	≥ 83,488	≥ 8.0%	137,195	13.1%
NAFH NB	≥ 85,279	≥ 10.0%	≥ 68,223	≥ 8.0%	146,006	17.1%
Management believes, as of December 31, 2010, that the Company, TIBB and the Banks meet all capital requirements to which they are subject.
Under state banking law, regulatory approval will be required if the total of all dividends declared in any calendar year by a bank exceeds the bank’s net profits to date for that year combined with its retained net profits for the preceding two years. Declaration of any dividends by TIB Bank in 2010 would have required regulatory approval. During 2010, no dividends were declared by the Banks.
17.	Stock-Based Compensation
As of December 31, 2010, the Company has one compensation plan under which shares of its common stock are issuable in the form of stock options, stock appreciation rights, restricted stock restricted stock units, stock awards and stock bonus awards. This is its 2010 Equity Incentive Plan (the “2010 Plan”). The 2010 Plan was effective December 22, 2009 and expires on December 22, 2019, the tenth anniversary of the effective date. The maximum number of shares of common stock of the Company that may be optioned or awarded through the 2019 expiration of the plan is 5,750 shares of which up to 70% may be granted pursuant to stock options and up to 30% may be granted pursuant to restricted stock and restricted stock units. If any awards granted under the Plan are forfeited or any option terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of stock shall again be available for awards under the Plan. As of December 31, 2010 no awards had been granted.
As of December 31, 2010, TIBB has one compensation plan under which shares of its common stock are issuable in the form of stock options, restricted shares, stock appreciation rights, performance shares or performance units. This is its 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by TIBB’s shareholders at the May 25, 2004 annual meeting. Previously, TIBB had granted stock options under the 1994 Incentive Stock Option and Nonstatutory Stock Option Plan (the “1994 Plan”) as amended and restated as of August 31, 1996. Under the 2004 Plan, the Board of Directors of the Company may grant nonqualified stock-based awards to any director, and incentive or nonqualified stock-based awards to any officer, key executive, administrative, or other employee including an employee who is a director of the Company. At the May 25, 2010 annual meeting, the shareholders approved an amendment to the 2004 Plan increasing the maximum number of shares of common stock of the Company that may be optioned or awarded through the 2014 expiration of the plan to 250 shares, no more than 200 of which may be issued pursuant to awards granted in the form of restricted shares. Such shares may be treasury, or authorized but unissued, shares of common stock of the Company. If options or awards granted under the Plan expire or terminate for any reason without having been exercised in full or released from restriction, the corresponding shares shall again be available for option or award for the purposes of the Plan as long as no dividends have been paid to the holder in accordance with the provisions of the grant agreement. At December 31, 2010 there were 7 exercisable options outstanding under the Plan with a weighted average remaining contractual life of 4.91 years, weighted average exercise price of $688.80 and exercise price range from $158.42 to $1,489.52. Shares available for grant as of December 31, 2010 were 243.
18.	Loan Commitments and Other Related Activities
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.
The contractual amount of financial instruments with off-balance-sheet risk was as follows at December 31, 2010:

	Fixed Rate	Variable Rate
Commitments to make loans	$42,236	$16,627
Unfunded commitments under lines of credit	21,179	99,850
Commitments to make loans are generally made for periods of 30 days. As of December 31, 2010, the fixed rate loan commitments have interest rates ranging from 2.94% to 11.00% and maturities ranging from 1 year to 30 years.
As of December 31, 2010 the Banks were subject to letters of credit totaling $2,080.
19.	Fair Values of Financial Instruments
Accounting guidance establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:
Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.
Level 2	Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The fair values of securities available for sale can be determined by 1) obtaining quoted prices on nationally recognized securities exchanges when available (Level 1 inputs), 2) matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs) and 3) custom discounted cash flow or other internal modeling (Level 3 inputs).
Valuation of Impaired Loans and Other Real Estate Owned
The fair value of collateral dependent impaired loans with specific allocations of the allowance for loan losses and other real estate owned is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Assets and Liabilities Measured on a Recurring Basis
Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements Using
		Quoted Prices in
		Active Markets	Significant	Significant
		for Identical	Other Observable	Unobservable
		Assets	Inputs	Inputs
		(Level 1)	(Level 2)	(Level 3)
Assets
U.S. Government agencies and corporations	$49,133	$—	$49,133	$—
States and political subdivisions—tax exempt	5,792	—	5,792	—
States and political subdivisions—taxable	9,354	—	9,354	—
Mortgage-backed securities—residential	412,213	—	412,213	—
Marketable equity securities	74	—	74	—
Corporate bonds	2,105	—	2,105	—
Collateralized debt obligations	795	—	—	795

Available for sale securities	$479,466	$—	$478,671	$795

Assets and Liabilities Measured on a Nonrecurring Basis
Assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices in
	Active Markets	Significant	Significant
	for Identical	Other Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets
Other real estate owned	$—	$—	$70,817
Other repossessed assets	—	137	—
Other real estate owned which is measured at the lesser of fair value less costs to sell or the Company’s recorded investment in the foreclosed loan had a carrying amount of $70,817 as of December 31, 2010. Other repossessed assets are primarily comprised of repossessed vehicles and equipment and are measured at fair value as of the date of repossession.
Carrying amount and estimated fair values of financial instruments were as follows:

	2010		2009
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Financial Assets
Cash and cash equivalents	$886,925	$886,925	$526,711	$526,711
Investment securities available for sale	479,466	479,466	—	—
Investment securities held to maturity	250	250	—	—
Loans, net	1,741,994	1,781,181	—	—
FDIC indemnification asset	91,467	91,467	—	—
Federal reserve, federal home loan bank and independent bankers’ bank stock	23,465	23,465	—	—
Accrued interest receivable	8,286	8,286	—	—

Financial Liabilities
Noncontractual deposits	$906,742	$906,742	$—	$—
Contractual deposits	1,353,510	1,355,099	—	—
Federal home loan bank advances	243,067	242,522	—	—
Short-term borrowings	61,969	61,969	—	—
Subordinated debentures	22,887	25,267	—	—
Accrued interest payable	9,334	9,334	—	—

The methods and assumptions used to estimate fair value are described as follows:
Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, noncontractual demand deposits and certain short-term borrowings. As it is not practicable to determine the fair value of Federal Reserve, Federal Home Loan Bank stock and other bankers’ bank stock due to restrictions placed on its transferability, the estimated fair value is equal to their carrying amount. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer including estimates of discounted cash flows when necessary. For fixed rate loans or contractual deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life, adjusted for the allowance for loan losses. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of long-term debt is based on current rates for similar financing. The fair value of off-balance sheet items that includes commitments to extend credit to fund commercial, consumer, real estate construction and real estate-mortgage loans and to fund standby letters of credit is considered nominal.
20.	Condensed Financial Information of North American Financial Holdings, Inc.
Condensed Balance Sheets
Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009
(Parent Only)

	2010	2009
Assets
Cash and due from banks	$546,995	$526,711
Investment in bank subsidiary	155,515	—
Investment in bank holding company subsidiary	170,817	—
Accrued interest receivable and other assets	3,749	50

Total assets	$877,076	$526,761

Liabilities and Shareholders’ Equity
Accrued interest payable and other liabilities	1,773	441
Shareholders’ equity	875,303	526,320

Total Liabilities and Shareholders’ Equity	$877,076	$526,761

Condensed Statements of Income
Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009
(Parent Only)

	2010	2009
Operating income
Interest-bearing deposits in other banks	$3,175	$72

Total operating income	3,175	72

Operating expense
Salaries	3,635	40
Other expense	10,757	174

Total operating expense	14,392	214

Income (loss) before income tax benefit and equity in undistributed earnings of subsidiaries	(11,217)	(142)
Income tax benefit	3,699	50

Loss before equity in undistributed earnings of subsidiaries	(7,518)	(92)
Equity in income of subsidiaries	19,548	—

Net income	$12,030	$(92)

Condensed Statements of Cash Flows
Year Ended December 31, 2010 and Period From November 30, 2009 (Inception) to December 31, 2009
(Parent Only)

	2010	2009
Cash flows from operating activities
Net income (loss)	$12,030	$(92)
Equity in income of subsidiaries	(19,548)	—
Increase (decrease) in net income tax obligation	(3,699)	(50)
Change in accrued interest receivable and other assets	1,332	—
Change in accrued interest payable and other liabilities	(1)	441

Net cash (used in) provided by operating activities	(9,886)	299

Cash flows from investing activities
Investment in bank subsidiary	(137,000)	—
Investment in bank holding company subsidiary	(172,543)	—

Net cash used by investing activities	(309,543)	—

Cash flows from financing activities
Net proceeds from issuance of common shares	339,713	526,412

Net cash provided by financing activities	339,713	526,412

Net increase in cash and cash equivalents	20,284	526,711
Cash and cash equivalents
Beginning of period	526,711	—

End of period	$546,995	$526,711

21.	Supplemental Financial Data
Components of other expense in excess of 1 percent of total interest and non-interest income are as follows:

	2010	2009
Conversion expenses	$1,991	—
FDIC & state assessments	2,097	—
Computer services	2,098	—
Amortization of intangibles	818	—
Insurance non-building	640	—
Foreclosed asset related expense	701	—
Travel	382	35
Organizational Expense	—	91
22.	Quarterly Financial Data (Unaudited)
The following is a summary of unaudited quarterly results for 2010 and 2009:

	2010				2009
	Fourth	Third	Second	First	Fourth
Condensed income statements:

Interest income	$29,773	$11,416	$831	$725	$72
Net interest income	24,747	10,208	831	725	72
Provision for loan losses	753	—	—	—	—
Purchase accounting gain	—	15,175	—	—	—
Net Income (loss)	(167)	14,607	(1,022)	(1,381)	(92)
Net income (loss) allocated to common shareholders	(174)	14,607	(1,022)	(1,381)	(92)

Basic and diluted earnings (loss) per common share	$—	$0.33	$(0.03)	$(0.04)	$(0.01)

23.	Subsequent Events
The Company’s investment in TIBB was subsequently reduced to approximately 94% as a result of a shareholder rights offering which closed on January 18, 2011.
The Company closed on an investment in Capital Bank Corp. on January 28, 2011 to purchase 71,000,000 shares of common stock for $181,050,000 in cash. Subsequent to the investment, the Company owned approximately 85% of Capital Bank Corp. The Company’s investment in Capital Bank Corp. was subsequently reduced to approximately 83% as a result of a shareholder rights offering which closed on March 11, 2011.

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GREEN BANKSHARES, INC.
REVOCABLE PROXY FOR THE SPECIAL MEETING
OF SHAREHOLDERS
September 7, 2011
     The undersigned hereby constitutes and appoints Stephen M. Rownd and Robert K. Leonard, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Special Meeting of Shareholders of Green Bankshares, Inc. (the “Company”) to be held at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee on Wednesday, September 7, 2011 at 9:00 a.m., local time, and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote, upon the following matters.
     If the undersigned has a beneficial interest in shares held in the Green Bankshares, Inc. 401(k) Profit Sharing Plan, voting instructions with respect to such plan shares may be provided by completing and returning this proxy card by mail, telephone or Internet. The plan trustee will vote the shares in the undersigned’s account in accordance with the instructions provided. The instructions must be received by 11:59 p.m., Eastern Time, on Thursday, September 1, 2011. If the instructions are not timely provided, the plan trustee will act in accordance with the employee benefit plan documents.
     This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4, 5, 6, 7 and 8. The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of the Shareholders and Proxy Statement, and hereby revokes any proxy heretofore given. This proxy may be revoked at any time before its exercise.
     This proxy is solicited by and on behalf of the Board of Directors for the Special Meeting of Shareholders to be held on Wednesday, September 7, 2011.
Please sign and date on the reverse side.

GREEN BANKSHARES, INC.
YOUR VOTE IS IMPORTANT
Please take a moment now to vote your shares of Green Bankshares, Inc.
common stock for the upcoming Special Meeting of Shareholders.
YOU CAN VOTE TODAY IN ONE OF THREE WAYS:
1.	Vote by Telephone — Call toll-free from the U.S. or Canada at 1 (866)-287-0485, on a touch-tone telephone. Please follow the simple instructions provided.
OR
2.	Vote by Internet — Please access https://www.proxyvotenow.com/grnb, and follow the simple instructions provided. Please note you must type an “s” after http.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
OR
3.	Vote by Mail — If you do not have access to a touch-tone telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Green Bankshares, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.
▼ TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN AND RETURN IN THE ENVELOPE PROVIDED ▼

The Company’s Board of Directors recommends a vote “FOR” each of the proposals.
1.	Approval of the original issuance and certain subsequent issuances of shares of the Company’s Common Stock under the terms of the Investment Agreement, dated May 5, 2011, among Green Bankshares, Inc., GreenBank and North American Financial Holdings, Inc.
FOR ☐                      AGAINST ☐                      ABSTAIN ☐
2.	Approval of the amendment to the Company’s Charter to increase the number of authorized shares of the Company’s Common Stock from twenty million (20,000,000) to three hundred million (300,000,000).
FOR ☐                      AGAINST ☐                      ABSTAIN ☐

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3.	Approval of the amendment to the Company’s Charter to decrease the par value of the Company’s Common Stock from $2.00 per share to $0.01 per share.
FOR ☐                      AGAINST ☐                      ABSTAIN ☐
4.	Approval of the amendment to the Company’s Charter to exempt North American Financial Holdings, Inc. and its affiliates and associates from Section 9 of the Charter.
FOR ☐                      AGAINST ☐                      ABSTAIN ☐
5.	Approval of the amendment to the Company’s Charter to remove Section 8(j) of the Charter so that the Tennessee Control Share Acquisition Act will not apply to the Company and its shareholders.
FOR ☐                      AGAINST ☐                      ABSTAIN ☐
6.	Approval of the merger of GreenBank with and into a subsidiary of North American Financial Holdings, Inc.
FOR ☐                      AGAINST ☐                      ABSTAIN ☐
7.	Approval, on an advisory and non-binding basis, of the compensation to be received by the Company’s named executive officers in connection with the issuance of shares of Common Stock to North American Financial Holdings, Inc. under the terms of the Investment Agreement.
FOR ☐                      AGAINST ☐                      ABSTAIN ☐
8.	Approval of grant of discretionary authority to vote to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in the event that there are not sufficient affirmative votes present at the Special Meeting to approve the proposals that may be considered and acted upon at the Special Meeting.
FOR ☐                      AGAINST ☐                      ABSTAIN ☐

Date:

Signature:

Signature:

Title(s):

Please mark, date and sign as your name appears hereon. If acting as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signor is a corporation, please sign the full name by duly appointed officer. If a partnership, please sign in partnership name by authorized person. If shares are held jointly, each shareholder named should sign.

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